As Filed: June 18, 1996                     SEC File No. 333-3243
=================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                    Form S-4

                               Amendment No. 1 to

                          Registration Statement Under
                           the Securities Act of 1933
                          SURGICAL TECHNOLOGIES, INC.
                          ---------------------------

             (Exact name of registrant as specified in its charter)


          Utah                5047                     87-0468225

          (State or other     (Primary Standard        (IRS Employer
          jurisdiction of     Industrial               Identification No.)
          incorporation or    Classification
          organization)       Code Number)

    2801 South Decker Lake Lane, Salt Lake City, Utah  84119  (801) 974-5555
    ------------------------------------------------------------------------

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

   Todd B. Crosland, 2801 South Decker Lake Lane, Salt Lake City, Utah  84119
   --------------------------------------------------------------------------

                                 (801) 974-5555
                                 --------------



 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

      James R. Kruse                         Peter A. Basilevsky
KRUSE, LANDA & MAYCOCK, L.L.C.       SATTERLEE STEPHENS BURKE & BURKE LLP
50 West Broadway, Eighth Floor                 230 Park Avenue
Salt Lake City, Utah  84101-2034        New York, New York 10169-0079
Telephone  (801)  531-7090                Telephone  (212) 818-9200
 Telecopy  (801) 359-3954               Telecopy (212)  818-9606, 9607

     Approximate date of commencement of proposed sale to the public: The Common Stock being registered hereby will be delivered as soon as practicable after the effective date of this registration statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                                                  --

                                                  CALCULATION OF REGISTRATION FEE
                                                  -------------------------------


         Title of Each Class                 Amount        Proposed Maximum   Proposed Maximum      Amount of
            of Securities                    to be          Offering Price        Aggregate       Registration
           to be Registered              Registered(1)       Per Unit(2)       Offering Price          Fee


Common Stock, par value $0.01(3)          11,771,112         $ 1.75              $20,655,952      $   7,127
Warrants to purchase Common Stock and
  Common Stock issuable on the
  exercise thereof                         1,135,554         $11.00              $12,491,094      $   4,307

                  Totals                  12,406,666                             $33,147,046      $  11,434

[FN]
(1) There are also registered pursuant to rule 416 such additional number of securities as may be issuable under the antidilution provisions of the securities registered above.

(2) Solely to estimate the aggregate offering price for the purpose of calculating the registration fee, the offering price of the Common Stock issued in the merger is equivalent to the book value of the securities of 4Health to be cancelled in the transaction as of March 31, 1996 (rule 457(f)), the closing sale price of the Registrant's Common Stock to be cancelled in the transaction as reported on the Nasdaq Stock Market, National Market System, on May 2, 1996, of $3.875 (rule 457(c) and (f)), and the price of the warrants and the Common Stock issuable on exercise of the warrants is the exercise price of the warrants (rule 457(g)).

(3) Consists of 9,000,004 shares issuable in exchange for all of the issued and outstanding stock of 4Health, Inc., 500,000 shares contingently issuable on the occurrence of certain events, and 2,271,108 shares issuable to the stockholders of the registrant on conversion of its issued and outstanding common stock.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                          SURGICAL TECHNOLOGIES, INC.
        Cross Reference Sheet Pursuant to Item 501(b) of Regulation S-K

     Cross-reference between items of part I of form S-4 and the proxy statement/prospectus filed by Surgical Technologies, Inc., as part of the registration statement.

REGISTRATION STATEMENT ITEM NUMBER                    PROSPECTUS
AND HEADING                                           HEADING
- -----------                                           -------

  1.  Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus..........Front Cover

  2.  Inside Front and Outside Back Cover Pages
      of Prospectus...................................Inside Front Cover and
                                                      Outside Back Cover

  3.  Risk Factors, Ratio of Earnings to Fixed
      Charges, and Other Information..................RISK FACTORS and
                                                      SUMMARY

  4.  Terms of the Transaction........................THE MERGER

  5.  Pro Forma Financial Information.................UNAUDITED PRO FORMA
                                                      CONDENSED COMBINED
                                                      FINANCIAL STATEMENTS

  6.  Material Contracts with the Company Being
      Acquired........................................BUSINESS OF 4HEALTH and
                                                      CERTAIN TRANSACTIONS

  7.  Additional Information Required for
      Reoffering by Persons and Parties Deemed
      to be Underwriters..............................Not Applicable

  8.  Interests of Named Experts and Counsel..........Not Applicable

  9.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities.....................................Not Applicable

10.   Information with Respect to S-3 Registrants.....Not Applicable

11.   Incorporation of Certain Information by
      Reference.......................................Not Applicable

12.   Information with Respect to S-2 or S-3
      Registrants.....................................Not Applicable

13.   Incorporation of Certain Information by
      Reference.......................................Not Applicable

14.   Information with Respect to Registrants
      Other than S-3 or S-2 Registrants or that Otherwise Elect to Comply With this Item in
      Lieu of Item 10 or 12

      (a)   Description of Business (Item 101 of
            Regulation S-K)...........................BUSINESS OF SURGICAL

      (b)   Description of Property (Item 102 of
            Regulation S-K)...........................BUSINESS OF SURGICAL

      (c)   Description of Legal Proceedings
            (Item 103 of Regulation S-K)..............BUSINESS OF SURGICAL:
                                                      Litigation

      (d)   Where common equity securities are
            being issued, market price of and
            dividends on the registrant's common
            equity and related stockholder matters
            (Item 201 of Regulation S-K)..............MARKET PRICE OF
                                                      SECURITIES

      (e)   Financial statements and information
            meeting the requirements of Regulation
            S-X, as well as financial information
            required by Rule 3-05 and Article 11 of
            Regulation S-X with respect to
            transactions other than that pursuant
            to which the securities being registered
            are to be issued..........................INDEX TO FINANCIAL
                                                      STATEMENTS

      (f)   Selected financial data (Item 301 of
            Regulation S-K)...........................BUSINESS OF SURGICAL:
                                                      Selected Financial Data

      (g)   Supplemental financial information
            (Item 302 of Regulation S-K)..............INDEX TO FINANCIAL
                                                      STATEMENTS

      (h)   Management's discussion and analysis
            of financial condition and results of
            operations (Item 303 of Regulation S-K)...BUSINESS OF SURGICAL:



                                                      Management's Discussion
                                                      and Analysis of
                                                      Financial Condition
                                                      and Results of Operations

      (i)   Changes in and disagreements with
            accountants on accounting and financial
            disclosure (Item 304 of Regulation S-K)...Not Applicable

15.   Information with Respect to S-3 Companies.......Not Applicable

16.   Information with Respect to S-2 or S-3
      Companies.......................................Not Applicable

17. Information with Respect to Companies Other than S-2 or S-3 Companies

      (a)   The company being acquired is subject
            to reporting requirements of Sections
            13(a) or 15(d) of the Exchange Act........Not Applicable

      (b)   The company being acquired is not
            subject to reporting requirements of
            Sections 13(a) or 15(d) of the
            Exchange Act

            (1)   A brief description of the
                  business done by the company
                  which indicates the general
                  nature and scope of the business....BUSINESS OF 4HEALTH

            (2)   Market price of and dividends on
                  the registrant's common equity
                  and related stockholder matters
                  (Item 201 of Regulation S-K)........COMPARISON OF SECURITIES

            (3)   Selected financial data (Item 301
                  of Regulation S-K)..................BUSINESS OF 4HEALTH:
                                                      Selected Financial Data

            (4)   Supplementary financial information
                  (Item 302 of Regulation S-K)........INDEX TO FINANCIAL
                                                      STATEMENTS

            (5)   Management's discussion and
                  analysis of financial condition
                  and results of operations
                  (Item 303 of Regulation S-K)........BUSINESS OF 4HEALTH:
                                                      Management's Discussion
                                                      and Analysis of
                                                      Financial Condition
                                                      and Results of Operations

            (6)   Changes in and disagreements with
                  accountants on accounting and
                  financial disclosure (Item 304
                  of Regulation S-K)..................Not Applicable

            (7)   Financial statements as would have
                  been required to be included in an
                  annual report furnished to
                  security holders pursuant to
                  Rules 14a-3(b)(1) and (b)(2) or
                  14c-3(a)(1) and (a)(2)..............INDEX TO FINANCIAL
                                                      STATEMENTS

            (8)   The quarterly financial and other
                  information as would have been
                  required had the company being
                  acquired been required to file
                  Part I of Form 10-Q for the most
                  recent quarter......................INDEX TO FINANCIAL
                                                      STATEMENTS

            (9)   Schedules required by Rules 12-15,
                  28 and 29 of Regulation S-X.........INDEX TO FINANCIAL
                                                      STATEMENTS

18.   Information if Proxies, Consents, or
      Authorizations are to be Solicited

      (a)   If proxies, consents, or authorizations
            are to be solicited, furnish the
            following information, except as provided by paragraph (b) of this Item:

            (1)   Date, time, and place information
                  (Item 1 of Schedule 14A)............NOTICE OF MEETING;
                                                      SUMMARY; and
                                                      THE MERGER

            (2)   Revocability of proxy (Item 2 of
                  Schedule 14A).......................THE MERGER

            (3)   Dissenters' rights of appraisal
                  (Item 3 of Schedule 14A)............THE MERGER:
                                                      Dissenters' Rights
                                                      of Appraisal

            (4)   Persons making the solicitation
                  (Item 4 of Schedule 14A             SUMMARY

            (5)   With respect to both the registrant
                  and the company being acquired,
                  the information required by:

            SURGICAL:

                  (i)   Interest of certain persons
                        in matters to be acted upon
                        (Item 5 of Schedule 14A)......SUMMARY and
                                                      CERTAIN TRANSACTIONS


                  (ii)  Voting securities and
                        principal holders thereof
                        (Item 6 of Schedule 14A)......PRINCIPAL STOCKHOLDERS:
                                                      Surgical

            4HEALTH:

                  (i)   Interest of certain persons
                        in matters to be acted upon
                        (Item 5 of Schedule 14A)......SUMMARY and
                                                      CERTAIN TRANSACTIONS

                  (ii)  Voting securities and
                        principal holders thereof
                        (Item 6 of Schedule 14A)......PRINCIPAL STOCKHOLDERS:
                                                      4Health

            (6)   Vote required for approval
                  (Item 21 of Schedule 14A)...........THE MERGER

            (7)   With respect to each person who
                  will serve as a director or an
                  executive officer of the surviving
                  or acquiring company, the
                  information required by:

                  (i)   Directors and executive
                        officers (Item 401 of
                        Regulation S-K)...............MANAGEMENT

                  (ii)  Executive compensation
                        (Item 402 of Regulation S-K)..MANAGEMENT

                  (iii) Certain relationships and
                        related transactions
                        (Item 404 of Regulation S-K)..CERTAIN TRANSACTIONS

      (b)   If the registrant or the company being
            acquired meets the requirements for use
            of Form S-2 or S-3, any information
            required by paragraphs (a)(5)(ii) and
            (7) of this Item with respect to such
            company may be incorporated by reference
            from its latest annual report on Form
            10-K......................................Not Applicable

19.   Information if Proxies, Consents, or
      Authorizations are not to be Solicited or in
      an Exchange Offer...............................Not Applicable



                                    SURGICAL
                               TECHNOLOGIES, INC.
                          2801 South Decker Lake Lane
                           Salt Lake City, Utah 84119
                                 (801) 974-5555
                                 (801) 974-5511
[current date]


Dear Stockholder:

     We are pleased to send you the enclosed Joint Proxy Statement/Prospectus relating to the proposed merger of Surgical Technologies, Inc. ("Surgical"), with 4health Inc., a Boulder, Colorado-based supplier and formulator of nutritional supplements ("4Health").


     In the merger, 4Health will be merged with and into Surgical, with the shares of outstanding common and preferred stock of 4Health converted into an aggregate of approximately 9,000,000 shares of common stock of the surviving corporation ("New Common Stock"), subject to certain adjustments, and each four shares of common stock of Surgical issued and outstanding prior to the Effective Time of the merger converted into two shares of New Common Stock and one warrant to purchase a share of New Common Stock exercisable at $11.00 per share. As a result of these actions, the current shareholders of 4Health will own approximately 80% of the combined company, while the current shareholders of Surgical will own the remaining approximately 20%. As part of the merger, five nominees of 4Health and two current directors of Surgical will be elected to the board of directors of the combined company, the name of Surgical will be changed to "4Health, Inc.," and certain amendments to the articles of incorporation of the surviving corporation will be adopted. In connection with the merger transaction, you will also be asked to approve a Long-Term Stock Incentive Plan.

     The proposed merger with 4Health is the culmination of the program that Surgical initiated during 1995 to liquidate certain of its operating assets and operations as a basis for entering into other business opportunities that would provide the potential for greater value to its stockholders. Pursuant to this plan, during the last year Surgical has disposed of its disposable surgical pack and drape manufacturing product lines as well as its specialty metals fabrication business segment, leaving Surgical with the business and assets related to its Transflator(R) device, its sole remaining operation, and cash and other liquid assets.

     Completion of the proposed merger and other proposals submitted to the stockholders depends on approval by the holders of a majority of the issued and outstanding common stock of Surgical and on the fulfillment of a number of other terms and conditions set forth in detail in the attached Joint Proxy Statement/Prospectus. Directors, executive officers, and certain stockholders of Surgical holding an aggregate of 2,278,329 shares, or approximately 50.2% of the shares issued and outstanding, have delivered their irrevocable proxies to vote in favor of the Merger and have committed to voting in favor of the adoption of the LTSIP, so that the vote of no other stockholders will be required to approve the proposals.

     The board of directors of Surgical has unanimously approved the merger and other matters to be submitted to the stockholders, and recommends that the Surgical stockholders vote to approve the merger and each of the matters set forth in the attached Notice of Special Meeting in Lieu of Annual Meeting to be submitted to the stockholders for their consideration at the meeting. As discussed in the enclosed Joint Proxy Statement/Prospectus certain members of the board of directors are subject to conflicts of interest in connection with the proposed merger that should be considered by stockholders in connection with their vote.

     The enclosed Joint Proxy Statement/Prospectus sets forth details respecting the proposed merger and other matters to be submitted to the stockholders for consideration. We urge you to read and study it carefully. So that your stock ownership may be represented at the stockholders' meeting, please complete, sign, date, and return the enclosed form of proxy promptly. By doing so, you are assured of representation irrespective of whether you attend the meeting.

     Subsequent to the merger, the transfer agent will mail a letter of transmittal to each stockholder of record with specific instructions as to the procedure for exchanging certificates representing Surgical common stock for certificates representing New Common Stock and warrants. The name, address, and telephone number of the transfer agent is Zions First National Bank, N.A., Corporate Trust Department, Third Floor, 10 East South Temple, Salt Lake City, Utah 84111, telephone number (801) 524-4624.


     Please complete, sign, date, and return the enclosed form of proxy in the postage prepaid envelope provided for your convenience. No postage is required if mailed in the United States.

                                   Sincerely,

                                   Surgical Technologies, Inc.




                                   Rex Crosland, President




                                  4health Inc.
                              5485 Conestoga Court
                            Boulder, Colorado 80301
                                Ph: 303-546-6303
                                Fax 303-546-0409


                                 [Current date]


Dear Stockholder:

     We are pleased to send you the enclosed Joint Proxy Statement/Prospectus relating to the proposed merger of 4health Inc. ("4Health"), with and into Surgical Technologies, Inc. ("Surgical"), a publicly traded Utah corporation whose principal assets consist of cash and other current assets and assets related to its angioplasty device.


     In the merger, 4Health will be merged with and into Surgical, with the shares of outstanding common and preferred stock of 4Health converted into an aggregate of approximately 9,000,000 shares of common stock of the surviving corporation ("New Common Stock"), subject to certain adjustments, and each four shares of common stock of Surgical issued and outstanding prior to the Effective Time of the merger converted into two shares of New Common Stock and one warrant to purchase a share of New Common Stock exercisable at $11.00 per share. As part of the merger, five nominees of 4Health and two of the current directors of Surgical will be elected to the board of directors of Surgical, and the name of Surgical will be changed to "4Health, Inc."

     The board of directors of 4Health believes that the proposed merger with Surgical is an important step in obtaining additional capital to fund our accelerated expansion effort; enhancing 4Health's ability to complete acquisitions (should one be identified in the future) with stock, thus conserving cash; gaining access to the equity markets for future capital needs; and providing long-term liquidity to our stockholders through the ownership of stock in a publicly traded company.

     Completion of the proposed merger depends on approval by the holders of a majority of the issued and outstanding shares of Common Stock and a majority of the issued and outstanding Series A Convertible Preferred Stock of 4Health and on the fulfillment of a number of other terms and conditions set forth in detail in the attached Joint Proxy Statement/Prospectus. Directors, executive officers, and certain stockholders of 4Health holding an aggregate of 4,448,833 shares of Common Stock, or approximately 74.4% of the shares issued and outstanding, and all of the 4Health Series A Convertible Preferred Stock outstanding, have delivered their irrevocable proxies to vote in favor of the proposed merger so that the vote of no additional shares of 4Health Common Stock or 4Health Series A Convertible Preferred Stock will be required to approve the merger.

     The board of directors of 4Health has unanimously approved the merger and recommends that the 4Health stockholders vote to approve the merger and each of the matters set forth in the attached Notice of Special Meeting in Lieu of an Annual Meeting to be submitted to the stockholders for their consideration at the meeting.

     Subsequent to the merger, the transfer agent will mail a letter of transmittal to each stockholder of record with specific instructions as to the procedure for exchanging certificates representing 4Health common stock and preferred stock for certificates representing New Common Stock. The name, address, and telephone number of the transfer agent is Zions First National Bank, N.A., Corporate Trust Department, Third Floor, 10 East South Temple, Salt Lake City, Utah 84111, telephone number (801) 524-4624.

     The enclosed Joint Proxy Statement/Prospectus sets forth details respecting the proposed merger and other matters to be submitted to the stockholders for consideration. We urge you to read and study it carefully. So that your stock ownership may be represented at the stockholders' meeting, please complete, sign, date, and return the enclosed form of proxy promptly. By doing so, you are assured of representation irrespective of whether you attend the meeting.


     Please complete, sign, date, and return the enclosed form of proxy in the postage prepaid envelope provided for your convenience. No postage is required if mailed in the United States.

                                   Sincerely

                                   4health Inc.



                                   R. Lindsey Duncan, Chairman and
                                      Chief Executive Officer




                                    SURGICAL
                               TECHNOLOGIES, INC.

      NOTICE OF SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS


To the Stockholders of Surgical Technologies, Inc.:

     Notice is hereby given that a special meeting in lieu of an annual meeting of the stockholders of Surgical Technologies, Inc., a Utah corporation ("Surgical"), will be held on <meeting date>, 1996, at 2:00 p.m., Mountain time, at <meeting place>, Salt Lake City, Utah, to consider and take action upon the following matters:

          1. Approval of an Agreement and Plan of Merger (the "Merger Agreement"), between 4health Inc., a California corporation ("4Health") and Surgical, pursuant to which 4Health will be merged with and into Surgical (the "Merger") and, in connection therewith, (a) the shares of common stock, no par value, of 4Health ("4Health Common Stock") and the shares of Series A Convertible Preferred Stock, par value $1.00 per share, of 4Health ("4Health Series A Stock") issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) will be converted at the Effective Time, into the right to receive an aggregate of approximately 9,000,000 shares of common stock of the surviving corporation in the Merger ("New Common Stock"), with the effect that each share of outstanding 4Health Common Stock will be converted into 1.50467 shares of New Common Stock and each share of 4Health Series A Stock will be converted into 25.07782 shares of New Common Stock, subject to certain adjustments and subject to the rights of dissenting holders of such shares of 4Health Common Stock to seek an appraisal of the fair value thereof as provided in section 1300 of the General Corporation Law of the State of California, (b) each four shares of common stock, $0.01 par value per share of Surgical ("Surgical Stock") issued and outstanding immediately prior to the Effective Time will be converted at the Effective Time into two shares of New Common Stock and one warrant to purchase a share of New Common Stock exercisable at $11.00 per share, subject to certain adjustments and subject to the right of dissenting holders of such shares of Surgical Stock to seek an appraisal of the fair value thereof as provided in part 13 of the Utah Revised Business Corporation Act, (c) R. Lindsey Duncan, Richard B. Carlock, Cheryl M. Wheeler, Henry S. Stone, David A. Melman, Todd B. Crosland, and Rockwell D. Schutjer shall be elected to the board of directors of Surgical, as the surviving corporation, and (d) the articles of incorporation of Surgical will be amended to (i) change its name to "4Health, Inc.," (ii) increase the authorization of New Common Stock to 30,000,000 shares, (iii) add a "fair price" provision in the event of certain corporate transactions, and (iv) restrict the use of written consents of stockholders in lieu of meetings;

          2.   Adoption of the 1996 Long-Term Stock Incentive Plan;

          3. If the transaction contemplated by the Merger Agreement is not completed for any reason, to elect Todd B. Crosland and Rockwell D. Schutjer as directors to serve until the 1999 annual meeting and until their successors are elected and qualified; and

          4. Transaction of such other business as may properly come before the meeting.

     Your board of directors unanimously recommends a vote "for" all of the above proposals. Certain of the Surgical directors have conflicts of interest in connection with the proposed merger, which are described in more detail in the accompanying Joint Proxy Statement/Prospectus.

     Only stockholders of record as of the close of business on June 5, 1996 (the "Record Date") are entitled to notice of and to vote at the meeting. The attendance at and/or vote of each stockholder at the meeting is important, and each stockholder is encouraged to attend.

                                   By Order of the Board of Directors



                                   Jana K. Meyer, Secretary
Salt Lake City, Utah
<Joint Proxy Statement/Prospectus date> 1996



                                  4HEALTH INC.


      NOTICE OF SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS


To the Stockholders of 4health Inc.:


     Notice is hereby given that a special meeting in lieu of an annual meeting of the stockholders of 4health Inc., a California corporation ("4Health"), will be held on <meeting date>, 1996, at 1:30 p.m., Mountain time, at <meeting location>, to consider and take action upon the following matters:

          1. Approval of an Agreement and Plan of Merger (the "Merger Agreement"), between 4Health and Surgical Technologies, Inc., a Utah corporation ("Surgical"), pursuant to which 4Health will be merged with and into Surgical (the "Merger") and, pursuant thereto, (a) the shares of common stock, no par value, of 4Health ("4Health Common Stock") and the shares of Series A Convertible Preferred Stock, par value $1.00 per share, of 4Health ("4Health Series A Stock") issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) will be converted at the Effective Time, into the right to receive an aggregate of approximately 9,000,000 shares of common stock of the surviving corporation in the Merger ("New Common Stock"), with the effect that each share of outstanding 4Health Common Stock will be converted into 1.50467 shares of New Common Stock, and each share of 4Health Series A Stock will be converted into 25.07782 shares of New Common Stock, subject to certain adjustments and subject to the rights of dissenting holders of such shares of 4Health Common Stock to seek an appraisal of the fair value thereof as provided in section 1300 of the General Corporation Law of the State of California, (b) each four shares of common stock, $0.01 par value per share of Surgical ("Surgical Stock") issued and outstanding immediately prior to the Effective Time will be converted at the Effective Time into two shares of New Common Stock and a warrant to purchase a share of New Common Stock exercisable at $11.00 per share, subject to certain adjustments and subject to the right of dissenting holders of such shares of Surgical Stock to seek an appraisal of the fair value thereof as provided in part 13 of the Utah Revised Business Corporation Act, (c) R. Lindsey Duncan, Richard B. Carlock, Cheryl M. Wheeler, Henry S. Stone, David A. Melman, Todd B. Crosland, and Rockwell D. Schutjer shall be elected to the board of directors of Surgical, as the surviving corporation, and (d) the articles of incorporation of Surgical will be amended to (i) change its name to "4Health, Inc.," (ii) increase the authorization of New Common Stock to 30,000,000 shares, (iii) add a "fair price" provision in the event of certain corporate transactions, and (iv) restrict the use of written consents of stockholders in lieu of meetings; and

          2. To transact such other business as may properly come before the meeting.

     Your board of directors unanimously recommends a vote "for" all of the above proposals, which are described in more detail in the accompanying Joint Proxy Statement/Prospectus.

     Only stockholders of record as of the close of business on June 12, 1996 (the "Record Date") are entitled to notice of and to vote at the meeting. The attendance at and/or vote of each stockholder at the meeting is important, and each stockholder is encouraged to attend.


                                   By Order of the Board of Directors



                                   Cheryl Wheeler, Secretary
Boulder, Colorado
<Joint Proxy Statement/Prospectus date> 1996



                                    Preliminary Joint Proxy Statement/Prospectus

                                                            Dated June    , 1996
                                                                       ---

                           Joint Proxy Statement for
         Special Meeting in Lieu of Annual Meetings of Stockholders of

                          SURGICAL TECHNOLOGIES, INC.
                                      and
                                  4HEALTH INC.
                                 Prospectus for

                          SURGICAL TECHNOLOGIES, INC.
         Common Stock to be Issued in the Acquisition of 4health Inc.,
   Common Stock Purchase Warrants to be Issued to Surgical Technologies, Inc.
    Stockholders, and Common Stock Issuable on the Exercise of Such Warrants


     The stockholders of Surgical and 4Health should consider the matters set forth under "RISK FACTORS."

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE OR OTHER REGULATORY
     AUTHORITY, NOR HAS THE COMMISSION OR ANY STATE OR REGULATORY AUTHORITY PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ENDORSED THE
       MERITS OF THIS OFFERING.  ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.




                                   IMPORTANT
Regardless of whether you plan to attend the stockholders' meeting in person, please fill in, sign, date, and return the enclosed proxy promptly in the self-addressed, stamped envelope provided. No postage is required if mailed in the United States.


                                SPECIAL REQUEST
If your shares are held in the name of a brokerage firm, nominee, or other institution, only it can vote your shares. Please contact promptly the person responsible for your account and give instructions for your shares to be voted.



       The date of this Joint Proxy Statement/Prospectus is <Joint Proxy
                       Statement/Prospectus date>, 1996.


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                             AVAILABLE INFORMATION

     Surgical is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, has filed reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected at the principal offices of the Commission at Room 2104, 450 Fifth Street, N.W., Washington, D.C., 20549, as well as the regional offices of the Commission at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center (13th Floor), 26 Federal Plaza, New York, New York 10048. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, on the payment of prescribed rates for reproduction.

     Additional information regarding Surgical and the securities offered hereby is contained in the registration statement, and exhibits thereto, of which this Joint Proxy Statement/Prospectus forms a part (the "Registration Statement") filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Joint Proxy Statement/Prospectus omits certain information contained in the Registration Statement. For further information, reference is made to the Registration Statement and to the exhibits and other schedules filed therewith. Statements contained in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and where such contract or other document is an exhibit to the Registration Statement, each such statement is deemed to be qualified and amplified in all respects by the provisions of the document. Copies of the complete Registration Statement, including exhibits, may be examined, or copies obtained from, the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, on the payment of prescribed rates for reproduction.

     No person has been authorized to give any information or to make any representations in connection with the transactions described in this Joint Proxy Statement/Prospectus, other than those contained in this Joint Proxy Statement/Prospectus and, if given or made, such other information or representations must not be relied upon as having been authorized by Surgical. The delivery of this Joint Proxy Statement/Prospectus shall not, under any circumstances, create any implication that there has been no change in the information set forth herein since the date hereof.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Surgical's annual report on Form 10-K for the fiscal year ended March 31, 1995, as amended, its current report on form 8-K dated April 10, 1996, and its quarterly reports on form 10-Q for the fiscal quarters ended June 30, September 30, and December 31, 1995, are hereby incorporated by reference into this Joint Proxy Statement/Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.


     Surgical will provide, without charge, to each person to whom a copy of this Joint Proxy Statement/Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this Joint Proxy Statement/Prospectus, other than certain exhibits to such documents. Requests for such copies should be directed to Stockholder Relations, Surgical Technologies, Inc., 2801 South Decker Lake Lane, Salt Lake City, Utah 84119; telephone (801) 974-5555.


                               TABLE OF CONTENTS
INTRODUCTION....................................................7
SUMMARY.........................................................6
DEFINITIONS.....................................................9
RISK FACTORS...................................................15
THE MERGER.....................................................30
MARKET PRICE FOR SURGICAL STOCK................................42
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS....46
DESCRIPTION OF SECURITIES.......................................1
COMPARISON OF SECURITIES........................................6
BUSINESS OF SURGICAL...........................................21
BUSINESS OF 4HEALTH.............................................8
BUSINESS OF THE SURVIVING CORPORATION FOLLOWING THE MERGER......5
MANAGEMENT......................................................7
EXECUTIVE COMPENSATION..........................................3
CERTAIN TRANSACTIONS............................................1
PRINCIPAL STOCKHOLDERS..........................................7
TAX CONSEQUENCES................................................1
OTHER SURGICAL STOCKHOLDER MATTERS..............................8
EXPERTS........................................................16
VALIDITY OF NEW COMMON STOCK AND WARRANTS......................17
INDEX TO FINANCIAL STATEMENTS..................................18

INDEX TO APPENDICES

     A.   Agreement and Plan of  Merger
     B.   Form of Warrant Agreement and Form of Warrant
     C.   Form of Sale Restriction Agreement
     D.   Form of Articles of Merger with Plan of Merger attached
     E. Copy of California Law relating to Dissenting 4Health Stockholders' dissenters' rights of appraisal
     F. Copy of Utah Law relating to Dissenting Surgical Stockholders' dissenters' rights of appraisal
     G.   1996 Long-Term Stock Incentive Plan





                        JOINT PROXY STATEMENT/PROSPECTUS



 SURGICAL TECHNOLOGIES, INC.                4HEALTH INC.
2801 South Decker Lake Lane            5485 Conestoga Court
 Salt Lake City, Utah 84119          Boulder, Colorado 80301
  Telephone (801) 974-5555           Telephone (303) 546-6306
 Telecopy:  (801) 974-5511          Telecopy:  (303) 546-6416


                                  INTRODUCTION

     This Joint Proxy Statement and Prospectus (this "Joint Proxy Statement/Prospectus") serves as a joint proxy statement for the special meetings in lieu of annual meetings of the stockholders of Surgical Technologies, Inc., a Utah corporation ("Surgical"), and 4health Inc., a California corporation ("4Health"), at which the stockholders of Surgical and 4Health will consider approval of an Agreement and Plan of Merger (the "Merger Agreement"), between 4Health and Surgical, pursuant to which 4Health will be merged with and into Surgical (the "Merger") and, in connection therewith, (a) the shares of common stock, no par value, of 4Health ("4Health Common Stock") and the shares of Series A Convertible Preferred Stock, par value $1.00 per share, of 4Health ("4Health Series A Stock") issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) will be converted at the Effective Time, into the right to receive an aggregate of approximately 9,000,000 shares of common stock of the surviving corporation in the Merger ("New Common Stock"), with the effect that each share of outstanding 4Health Common Stock will be converted into 1.50467 shares of New Common Stock (the "4Health Common Stock Conversion Ratio"), and each share of 4Health Series A Stock will be converted into 25.07782 shares of New Common Stock (the "4Health Series A Conversion Ratio"), subject to certain adjustments and subject to the rights of certain holders of such shares of 4Health Common Stock (each a "Dissenting 4Health Common Stockholder") to seek an appraisal of the fair value thereof as provided in section 1300 of the General Corporation Law of the State of California ("California Law"), (b) each four shares of common stock, $0.01 par value per share of Surgical ("Surgical Stock") issued and outstanding immediately prior to the Effective Time will be converted at the Effective Time into two shares of New Common Stock and a warrant to purchase a share of New Common Stock exercisable at $11.00 per share, subject to certain adjustments (the "Surgical Conversion Ratio"), subject to the right of certain holders of such shares of Surgical Stock (each a "Dissenting Surgical Stockholder") to seek an appraisal of the fair value thereof as provided in part 13 of the Utah Revised Business Corporation Act ("Utah Law"), (c) R. Lindsey Duncan, Richard B. Carlock, Cheryl M. Wheeler, Henry S. Stone, David A. Melman, Todd B. Crosland, and Rockwell D. Schutjer shall be elected to the board of directors of Surgical, as the surviving corporation (the "Surviving Corporation"), and (d) the articles of incorporation of Surgical will be amended to (i) change its name to "4Health, Inc.," (ii) increase the authorization of New Common Stock to 30,000,000 shares,
(iii) add a "fair price" provision in the event of certain corporate transactions, and (iv) restrict the use of written consents of stockholders in lieu of meetings.

     The warrants (the "Warrants") to be issued to the holders of Surgical Stock will entitle the holder of each Warrant to purchase one share of New Common Stock at any time within 18 months after the completion of the Merger (the "Closing Date"), exercisable at $11.00 per share. The Warrants may be redeemed by the Surviving Corporation at $0.01 per Warrant on 30 days' prior written notice to the Warrant holders, subject to exercise during the notice period; provided that, the average closing price for the New Common Stock on its principal trading market for at least 30 consecutive trading days ending within 10 days prior to the notice of redemption is at least $13.75 per share. See "DESCRIPTION OF SECURITIES."

     Pursuant to the Merger, outstanding options to purchase 4Health Common Stock will be exchanged into options of like tenor to purchase New Common Stock, appropriately adjusted to give effect to the 4Health Common Stock Conversion Ratio and outstanding options to purchase Surgical Stock will be adjusted to give effect to the Surgical Conversion Ratio.

     The number of shares of New Common Stock issuable to the holders of 4Health Common Stock and Series A Stock (collectively, the "4Health Stockholders") shall be adjusted in the event that the Surviving Corporation does not realize at least $2,000,000 in earnings, before interest and income taxes ("IDT Earnings"), within 12 months of the Closing Date from the exploitation of Surgical's angioplasty inflation device ("Transflator(R)") technology ("ID Technology"), the sale of products based on its ID Technology, or joint venture income based on the ID Technology, by increasing the number of shares of New Common Stock issuable to the former 4Health Stockholders, on a pro rata basis based on the number of shares of New Common Stock issued to them in the Merger, in an amount equal to the quotient calculated by dividing (a) the amount by which $2,000,000 exceeds the IDT Earnings by (b) $4.00 (the "Contingent Shares").

     In addition to the Merger and the related amendments to the articles of incorporation, the stockholders of Surgical will consider the proposal to adopt the 1996 Long-Term Stock Incentive Plan.

     The completion of the Merger involves certain risks.  See "'RISK FACTORS."

     The Surgical Stock is traded in the over-the-counter market and is included in the Nasdaq National Market ("NNM") under the symbol "SGTI." On June 13, 1996, the closing sales price for the Surgical Stock as reported by NNM was $6.875. Surgical has applied to have the New Common Stock included, upon issuance, in the NNM system under the symbol "HHHH," and to have the Warrants included, upon issuance, under the symbol "HHHHW," but there is no assurance that such stock and Warrants will be so included.

     This Joint Proxy Statement/Prospectus is first being provided to stockholders of Surgical and 4Health on <mailing date>, 1996.


                                    SUMMARY


     The following is a brief summary and is intended merely to highlight certain information included in this Joint Proxy Statement/Prospectus. The summary is incomplete and is qualified in its entirety by the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus. Capitalized terms and other words used in the summary have the meanings set forth elsewhere and under the caption "Definitions."


The Parties

  Surgical Surgical was, until 1995, engaged in the manufacture and marketing of a variety of pre-packaged sterile surgical products for angiography and angioplasty procedures, medical devices used in interventional catheterization procedures, and drapes and similar items for use in various diagnostic, surgical, and medical procedures. It also engaged in specialty metals fabrication. Since September 30, 1995, Surgical has disposed of its disposable surgical pack and drape manufacturing product lines as well as its specialty metals fabrication business segment, retaining the technology and operations related to its angioplasty inflation device marketed under the name Transflator(R) as its sole remaining operation. Currently, Surgical's principal assets are the ID Technology assets and operations and cash and other current assets. See "BUSINESS OF SURGICAL."

  4Health 4Health was organized in February 1993, and formulates and supplies nutritional supplements which are available nationwide through an estimated 5,000 health food stores and health care providers. See "BUSINESS OF 4HEALTH."

The Merger        The Merger Agreement between Surgical and 4Health provides for the merger of 4Health with and into Surgical, pursuant to which:



                         (a) the shares of 4Health Common Stock and the shares of 4Health Series A Stock issued and outstanding immediately prior to the Effective Time will be converted at the Effective Time into the right to receive an aggregate of approximately 9,000,000 shares of New Common Stock, with the effect that each share of outstanding 4Health Common Stock will be converted into 1.50467 shares of New Common Stock and each share of 4Health Series A Stock will be converted into 25.07782 shares of New Common Stock, subject to the possible issuance of additional Contingent Shares and subject to the right of Dissenting 4Health Common Stockholders to seek an appraisal of the fair market value thereof as provided in section 1300 of the California Law;

                         (b) each four shares of Surgical Stock issued and outstanding immediately prior to the Effective Time will be converted at the Effective Time into two shares of New Common Stock and one Warrant, subject to the right of Dissenting Surgical Stockholders to seek an appraisal of the fair market value thereof as provided in part 13 of Utah Law;

                         (c) the board of directors of Surgical, as the surviving corporation (the "Surviving Corporation"), will be reconstituted to include five designees of 4Health, R. Lindsey Duncan, Richard B. Carlock, Cheryl M. Wheeler, Henry S. Stone, and David A. Melman, and two designees of Surgical, Todd B. Crosland and Rockwell D. Schutjer; and


                         (d) the articles of incorporation of Surgical will be amended to (i) change its name to "4Health, Inc.," (ii) increase the authorization of New Common Stock to 30,000,000 shares, (iii) add a "fair price" provision in the event of certain corporate transactions, and (iv) restrict the use of written consents of stockholders in lieu of meetings. See "THE MERGER: Special Articles of Incorporation Provisions."

                  No fractional shares of New Common Stock or Warrants will be issued to stockholders of either Surgical or 4Health, but in lieu thereof the Surviving Corporation will pay the value thereof in cash.

                  As part of the Merger, outstanding options to purchase an aggregate of 121,000 shares of Surgical Stock at a weighted average price of $3.22 per share will be adjusted in accordance with the Surgical Conversion Ratio, to options to purchase an aggregate of 60,500 shares of New Common Stock at a weighted average price of $6.44 per share, and options to purchase an aggregate of 265,000 shares of Surgical Stock at $4.00 per share awarded to two directors of Surgical under the 1996 Long-Term Stock Incentive Plan (the "LTSIP") will become effective on the approval of the LTSIP by the Surgical Stockholders. See "EXECUTIVE COMPENSATION: Surgical-Options to Executive Officers, Directors, and Others."

                  As part of the Merger, outstanding options to purchase an aggregate of 599,999 shares of 4Health Common Stock at a weighted average price of $6.70 per share will be exchanged for options to purchase an aggregate of 902,800 shares of New Common Stock at a weighted average price of $4.45 per share, after giving effect to the 4Health Common Stock Conversion Ratio. If the 1996 Long-Term Stock Incentive Plan (the "LTSIP") is approved by the Surgical Stockholders at the Stockholders' Meeting, such options will be exchanged for new options of like tenor issued under the LTSIP ("New LTSIP Options"). See "EXECUTIVE COMPENSATION: 4Health-Options to Executive Officers, Directors, and Others."

                  The number of shares of New Common Stock issuable to the holders of 4Health Common Stock and Series A Stock shall be adjusted in the event that the Surviving Corporation, within a 12 months period following the Closing Date, does not realize at least $2,000,000 in earnings, before interest and income taxes, computed in accordance with generally accepted accounting principles, from exploitation of Surgical's ID Technology, the sale of products based on its ID Technology, or joint venture income based on the ID Technology, by increasing the number of shares of New Common Stock issuable to the former 4Health Stockholders, on a pro rata basis based on the number of shares of New Common Stock issued to them in the Merger, in an amount equal to the quotient calculated by dividing (a) the amount by which $2,000,000 exceeds the IDT Earnings by (b) $4.00.

                  The complete terms and conditions of the Merger are set forth in the Merger Agreement between Surgical and 4Health dated April 10, 1996, as amended June 4, 1996, a copy of which is included as Appendix "A" and incorporated herein by this reference. See "THE MERGER."

Certificates for
  New Common Stock
  and Warrants    Record Holders of Surgical Stock, 4Health Common Stock, and
                  4Health Series A Stock will, subsequent to the Effective
                  Date, receive a transmittal letter from the transfer agent of the Surviving Corporation, Zions First National Bank, N.A.
                  (the "Transfer Agent"), providing instructions for submitting certificates representing the Surgical Stock, the 4Health
                  Common Stock, or the 4Health Series A Stock, as the case may be, to be exchanged for certificates representing the New
                  Common Stock and, if appropriate, Warrants. Stockholders who would otherwise be entitled to a fractional share of New
                  Common Stock will also receive cash consideration in lieu of such fractional share.

Management of the
  Surviving



  Corporation     Following the Merger, the officers of 4Health will become the officers of the Surviving Corporation and the board of directors of the Surviving Corporation will consist of five designees of 4Health and two designees of Surgical. See "THE
                  MERGER:  Management of the Surviving Corporation."

Surgical Stockholders'
  Meeting

  Record Date
    and Time Stockholders of record of Surgical Stock as of the close of business on June 5, 1996 (the "Surgical Record Date"), are entitled to notice of, and to vote at, the meeting of the Surgical Stockholders to be held at 2:00 p.m., local time, on
                  <meeting date>, 1996, at <meeting place>, Salt Lake City,
                  Utah.

  Purpose of
    Meeting At the meeting, the Surgical Stockholders will be asked to consider and take action upon the following:

                     1.  The proposed Merger;
                     2.  Adoption of the 1996 Long-Term Stock Incentive Plan;
                     3. If the Merger is not completed for any reason, the election of Todd B. Crosland and Rockwell D. Schutjer as directors; and
                     4. The transaction of such other business as may properly come before meeting;


                  all as more particularly set forth in the official Notice of Meeting accompanying this Joint Proxy Statement/Prospectus.

  Vote Required   The Merger must be approved by the holders of a majority of the issued and outstanding Surgical Stock. The holders of 2,278,329 shares of Surgical Stock, or approximately 50.2% of the issued and outstanding Surgical Stock, have delivered their irrevocable proxies to vote their shares in favor of the Merger, so no additional votes will be required. The vote of the holders of a majority of a quorum of the shares entitled to vote and represented in person or by proxy at the Surgical Stockholders' Meeting is required to approve the LTSIP. The holders of the same shares have committed to vote their shares in favor of such approval, but have not delivered proxies for this purpose. The vote of a plurality of the shares represented at the meeting, in person or by proxy, is required to elect directors. The bylaws of Surgical require that at least one-half of the issued and outstanding Surgical Stock be represented in person or by proxy at the Surgical Stockholders' Meeting in order to constitute a quorum for conducting business.

  Representative
    of AccountantsIt is anticipated that a representative of Arthur Andersen
                  LLP will be in attendance at the Meeting to respond to appropriate questions from the Surgical Stockholders and, if so desired, to made a statement.


4Health Stockholders'
  Meeting

  Record Date
    and Time Stockholders of record of 4Health Common Stock and Series A Stock as of the close of business on June 12, 1996 (the "4Health Record Date") are entitled to notice of, and to vote at, the meeting of the 4Health Stockholders to be held at 1:30 p.m., local time, on <meeting date>, 1996, at <meeting location>.

  Purpose of
    Meeting At the meeting, the 4Health Stockholders will be asked to consider and take action upon the following:

                     1.  The proposed Merger; and
                     2. The transaction of such other business as may properly come before meeting;

                  all as more particularly set forth in the official Notice of Meeting accompanying this Joint Proxy Statement/Prospectus.

  Vote Required   The Merger must be approved by the holders of a majority of the issued and outstanding 4Health Common Stock and a majority of the issued and outstanding 4Health Series A
                  Stock. The holder of all of the 4Health Series A Stock and the holders of 4,448,833 shares of the 4Health Common Stock, or approximately 77.6% of the issued and outstanding 4Health
                  Common Stock, have delivered their irrevocable proxies to vote their shares in favor of the Merger, so that the vote of no additional shares will be required. The bylaws of 4Health require that at least a majority of the issued and outstanding 4Health Common Stock and 4Health Series A Stock be represented in person or by proxy at the 4Health
                  Stockholders' Meeting in order to constitute a quorum for conducting business.

  Representative
    of AccountantsIt is anticipated that a representative of Arthur Andersen
                  LLP will be in attendance at the Meeting to respond to appropriate questions from the 4Health Stockholders and, if so desired, to made a statement.

Principal
  Conditions      The Merger is conditioned upon the approval of the Merger
                  Agreement by the holders of the majority of the issued and outstanding Surgical Stock and of a majority of the issued and outstanding 4Health Common Stock and 4Health Series A
                  Stock, voting separately as classes; the compliance by each of the parties with their respective representations, warranties, and covenants set forth in the Merger Agreement, unless waived by the other party; the absence of any material adverse change in the condition of either party; the absence of material regulatory limitations or prohibitions on the consummation of the transaction or the continuation of the business of the combined enterprise thereafter; the receipt by each of the parties of opinions of their respective counsel dated as of the Effective Time regarding certain federal income tax consequences of the Merger to substantially the same effect as the opinions described under "TAX CONSEQUENCES"; the receipt of letters from the independent certified public accountants of both Surgical and 4Health containing certain negative assurances respecting the financial condition of the respective companies as of the Effective Time; the continued listing of Surgical Stock on the NNM, a national securities exchange, or the Nasdaq
                  SmallCapSM Market; and certain other miscellaneous conditions. See "THE MERGER: Principal Conditions."

                  The Merger could be terminated even after approval by the Surgical Stockholders and 4Health Stockholders if one or more of the other conditions is not satisfied or waived by the parties. If the Merger fails to close as a result of either Surgical or 4Health failing to satisfy certain required conditions, the party failing to meet such conditions shall pay the other party a fee of $100,000, which shall include the other party's costs.

                  No federal or state regulatory requirements must be met as a condition to completion of the Merger.

Dissenters' Rights
  of Appraisal


  Surgical Holders of Surgical Stock have the right to dissent from the Merger and obtain payment of the fair market value of their shares on compliance with applicable procedures as provided in part 13 of the Utah Law. The Merger Agreement provides that it may be terminated at the election of 4Health if stockholders of Surgical owning more than 225,000 shares of the issued and outstanding Surgical Stock perfect their dissenters' rights. 4Health has the right to waive this condition. The holders of 2,278,329 shares of Surgical Stock have delivered their irrevocable proxies to vote their shares in favor of the Merger and, therefore, will be deemed to have elected not to exercise their dissenters' rights. See "THE
                  ACQUISITION:  Appraisal Rights of Dissenting Stockholders."

  4Health Holders of 4Health Common Stock have the right to dissent from the Merger and obtain payment of the fair market value of their shares on compliance with applicable procedures as provided in section 1300 of the California Law. The Merger Agreement provides that it may be terminated at the election of Surgical if stockholders of 4Health owning more than 5% of the issued and outstanding 4Health Common Stock perfect their dissenters' rights. The holders of 4Health Series A Stock and 4,448,833 shares of 4Health Common Stock have delivered their irrevocable proxies to vote their shares in favor of the Merger and, therefore, will be deemed to have elected not to exercise their dissenters' rights. See "THE ACQUISITION:
                  Appraisal Rights of Dissenting 4Health Stockholders."


Description of
   Securities Offered

  New Common
    Stock Each share of New Common Stock is entitled to one vote, without cumulative voting rights. Holders of New Common Stock will have no preemptive rights to acquire additional shares of New Common Stock, and all holders of New Common Stock are entitled to share equally in liquidation of the Surviving Corporation and in dividends, if any, which the Surviving Corporation may declare. 4Health Stockholders will have different rights as stockholders of the Surviving Corporation than they had as 4Health Stockholders, because Surgical is a Utah corporation while 4Health is a California corporation, and because of differences in the articles of incorporation and bylaws of the two companies, including amendments to the articles of incorporation of Surgical to be effected in connection with the Merger. See "THE MERGER:
                  Special Article Provisions." and "COMPARISON OF SECURITIES."

  Warrants Each Warrant will entitle the holder to purchase one share of New Common Stock at any time within 18 months after the Closing Date of the Merger, exercisable at $11.00 per share, subject to adjustment to prevent dilution in the event of certain stock dividends, subdivisions, reclassifications, conversions, recapitalizations, splits, combinations, exchanges of shares, or similar events. The Warrants may be redeemed by the Surviving Corporation at $0.01 per Warrant on 30 days' prior written notice to the Warrant holders, provided that the average closing price for the New Common Stock on its principal trading market for at least 30 consecutive days ending within 10 days prior to the notice of redemption is at least $13.75 per share. The Warrants may be exercised during the notice period. See "DESCRIPTION OF SECURITIES."

                  The complete terms of the Warrants are set forth in the form of Warrant Agreement and form of Warrant included as Appendix "B" and incorporated herein by this reference.

Reasons for, Advantages, and
   Disadvantages of the Merger

  Surgical The principal reason for Surgical to enter into the Merger is to use its cash and other assets to enter into a business activity with the potential for long-term growth and favorable operating margins to contribute to long-term stockholder value.

                  As a result of the Merger, the current stockholders of Surgical will suffer substantial and immediate dilution to the net book value of their shares and a reduction of their percentage ownership and control of Surgical. The percentage ownership by the current stockholders of Surgical and the current stockholders of 4Health before and after the Merger is set forth below:

                                             Percentage          Percentage
                                             Ownership of        Ownership
                                             Surgical            of Surviving
                                             Prior to            Corporation
                                             Merger(1)           Subsequent
                                             ---------

                                                                 to Merger(1)
                                                                 ------------

                  Officer, Directors, and
                    Principal Shareholders
                    of Surgical                 40.1%                8.1%

                  Nonaffiliated Stockholders
                    of Surgical                 59.9%               12.1%

                  Officers, Directors, and
                    Principal Shareholders
                    of 4Health                     0                52.5%

                  Nonaffiliated Stockholders
                    of 4Health                     0                27.3%

                                    Total        100%               100%

                  (1) Does not include the potential exercise of options or Warrants.



  4Health The principal benefits to 4Health in entering into the Merger are to obtain additional capital to fund an accelerated expansion effort; enhance 4Health's ability to complete acquisitions (should one be identified in the future) with stock, thus conserving cash; gain access to the equity markets for future capital needs; and provide long-term liquidity to 4Health's stockholders through owning stock in a publicly traded company. See "THE MERGER: Reasons for the Merger-Advantages and Disadvantages."

Conflicts of
  Interest Substantial conflicts of interest were involved in the determination of the terms of the Merger, including the 4Health Common Stock and Series A Conversion Ratios and the Surgical Conversion Ratio.

                  The terms of the Merger and such conversion ratios were negotiated by management of Surgical and 4Health and approved unanimously by their boards of directors. In connection with finalizing the Merger terms, 4Health did not object to Surgical's grant to Rockwell D. Schutjer and Todd B. Crosland of five-year options to purchase 265,000 shares each (subject to stockholder approval) of Surgical Stock at $2.00 per share and the transfer to Rex Crosland, Rockwell D. Schutjer, and Todd B. Crosland of automobiles owned and maintained by Surgical for their benefit with an aggregate fair market value of $107,450. At the Effective Time, the Surviving Corporation will enter into a new three-year employment agreement with Rockwell D. Schutjer that provides for an annual base salary of $80,000. Rockwell D. Schutjer and Todd
                  B. Crosland will be elected to the board of directors of the Surviving Corporation. See "THE MERGER: Determination of Terms" and "Conflicts of Interest."


Comparative
  Historical and
  Pro Forma Per
  Share
  Information     The following table presents certain comparative per share data of Surgical and 4Health on a historical and pro forma basis. The data should be read in conjunction with the historical and pro forma financial information and the notes thereto contained elsewhere in this Joint Proxy
                  Statement/Prospectus.

                                           March 31, 1996
                        ------------------------------------------------------
                           Surgical   4Health     Pro Forma  Pro Forma Equivalent(1)
                           Historical Historical  Combined   Surgical(2)  4Health(3)
                           ---------- ----------  --------   -----------  ----------
Book value per share of
   Common Stock(4)          $1.29        $0.27       $0.81      $0.40      $1.21

Cash dividends per share
   of Common Stock, year
   ended March 31, 1996        --           --          --         --         --

Income (loss) from
   continuing operations
   per common share, year
   ended March 31, 1996    $(0.57)       $0.10       $0.05      $0.03      $0.08



[FN]
(1) The pro forma information includes an adjustment for the receipt of gross proceeds of $610,000 and the issuance of shares of Surgical Stock on the exercise of previously issued options to acquire 305,000 shares of Surgical Stock on April 10, 1996. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."
(2) The Surgical pro forma equivalent information represents the amount attributable to one share of Surgical Stock, based on the Surgical Conversion Ratio of two shares of New Common Stock for each four shares of Surgical Stock held prior to the Merger, without ascribing any value to the Warrants, i.e. the "Pro Forma Combined" amount divided by two.
(3) The 4Health pro forma equivalent information represents the amount attributable to one share of 4Health Common Stock, based on the 4Health Common Stock Conversion Ratio of 1.50467, i.e. the "Pro Forma Combined" amount multiplied by 1.50467.

(4) After deducting the preference on liquidation of 4Health Series A Stock of $1,500,000.
Market Value of
Surgical
Securities        The Surgical Stock is traded on NNM under the symbol "SGTI."
                  The following table sets forth the closing sales price for the Common Stock, as reported by NNM, as of the date preceding public announcement of the proposed Merger, April
                  11, 1996, the date the execution of the Merger Agreement was announced, and as of June 13, 1996, immediately prior to the date of this Joint Proxy Statement/Prospectus.

                    Surgical Stock        4 Health Pro Forma Equivalent
                                          -----------------------------

                    Closing Sales Price   Common Stock(1)         Series A
                    -------------------   ------------            --------

Stock(2)
- -----

February 16, 1996        $  2.00             $   6.02             $ 100.31
April 11, 1996           $  4.00             $  12.04             $ 200.62
June 13, 1996            $ 6.875             $  20.69             $ 344.82

[FN]

(1) Equivalent to one share of 4Health Common Stock, based on the issuance of two shares of New Common Stock for each four shares of Surgical Stock outstanding and the 4Health Common Stock Conversion Ratio of 1.50467 shares of New Common Stock for each share of 4Health Common Stock.
(2) Equivalent to one share of 4Health Series A Stock, based on the issuance of two shares of New Common Stock for each four shares of Surgical Stock outstanding and the 4Health Series A Conversion Ratio of 25.07782 shares of New Common Stock for each share of 4Health Series A Stock.


Risk Factors      Completion of the Merger and the exchange of Surgical Stock,
                  4Health Common Stock and 4 Health Series A Stock for shares of New Common Stock and Warrants is subject to certain risks
                  (see "RISK FACTORS"), including the following:

                  o Conflicts of interest in the negotiation of the transaction for certain directors of Surgical.

                  o No assurance of adequate value for the 4Health Common Stock and 4Health Series A Stock

                  o Potential market overhang if the Surviving Corporation elects to give a notice of redemption with respect to the Warrants

                  o No assurance as to the trading market for the New Common Stock and Warrants

                  o Lack of an independent opinion regarding the fairness of the terms of the Merger and the Conversion Ratios

                  o Substantial and immediate dilution in book value for the Surgical Stockholders

                  o Loss of liquidation preference for the holders of 4Health Series A Stock

                  o  Loss of voting control by Surgical Stockholders

                  o Potential adverse effect of the Surgical Conversion Ratio on the market price for Surgical Stock

                  o The additional dilutive effect of the issuance of the Contingent Shares

                  o  Risk that no trading market will develop for the Warrants

                  o  Potential redemption of the Warrants

                  o Negative effects of the proposed amendments to the articles of incorporation that will govern the Surviving Corporation

                  o The potential dilutive effect of the significant number of shares of New Common Stock that will be subject to existing options and option plans

                  o The risks associated with the recent organization of the business of 4Health in 1993

                  o Possible adverse consequences of changes in governmental regulations concerning 4Health's products

                  o Risks associated with the planned expansion of 4Health's targeted markets

                  o The market concentration of 4Health's sales and reliance on certain major customers

                  o  Reliance of 4Health on a limited number of products

                  o  Competition in 4Health's area of business

                  o Dependence on certain key members of 4Health's management, especially R. Lindsey Duncan

                  o Lack of long-term contracts with 4Health's manufacturers and distributors

                  o 4Health's policy with respect to returns and customer warranties

                  o  Potential trademark infringements


Vote Required for
  Approval-Control
  by Officers and
  Directors

  Surgical Completion of the Merger is subject to approval by the holders of a majority of the issued and outstanding shares of Surgical Stock. Directors, executive officers, and certain stockholders of Surgical holding an aggregate of 2,278,329 shares, or approximately 50.2% of the shares issued and outstanding, have delivered their irrevocable proxies to vote in favor of the proposals to be submitted to the stockholders for their consideration, so that the vote of no other stockholders will be required to approve the proposals, including the Merger.

  4Health Completion of the Merger is subject to approval by the holders of a majority of the issued and outstanding 4Health Common Stock and of the 4Health Series A Stock. Directors, executive officers, and certain stockholders of 4Health holding an aggregate of 4,448,833 shares of Common Stock, or approximately 74.4% of the shares of 4Health Common Stock issued and outstanding, as well as all of the shares of 4Health Series A Stock outstanding have delivered their irrevocable proxies to vote in favor of the Merger so that the vote of no other stockholder will be required to approve the Merger.

Accounting
  Treatment       The Merger will be accounted for as a purchase of Surgical by
                  4Health. It is anticipated that the board of directors of the Surviving Corporation will, as permitted by the bylaws, change the fiscal year of the Surviving Corporation to a calendar year to match 4Health's current fiscal year. See
                  "THE MERGER:  Accounting for the Merger."

Tax Consequences  Surgical and 4Health will not obtain a private revenue ruling from the Internal Revenue Service regarding the federal income tax consequences of the Merger with respect to any person, but instead will rely on opinions of tax counsel. Opinions of tax counsel are not binding on the Internal Revenue Service. See "TAX CONSEQUENCES."

     Surgical In the opinion of 4Health's tax counsel, Satterlee Stephens Burke & Burke LLP, the Merger will, subject to certain restrictions and qualifications set forth in the tax opinion, qualify as a tax-free reorganization under section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and Surgical will be party to the reorganization within the meaning of section 368(b) of the Code. As such, no gain or loss will be recognized by Surgical on the completion of the Merger.

                  In the opinion of Surgical's tax counsel, Kruse, Landa & Maycock, L.L.C., the exchange of Surgical Stock for New Common Stock and Warrants by the Surgical Stockholders will qualify as a tax-free reorganization under section 368(a) of the Code. Accordingly, no gain or loss will be recognized by Surgical Stockholders on their exchange of four shares of Surgical Stock for two shares of New Common Stock and one Warrant so long as the Warrants have a zero fair market value and except for any cash payments made in lieu of the receipt of fractional shares. If the Warrants have a fair market value, Surgical Stockholders will recognize gain in an amount equal to the lesser of the gain realized on the exchange or the fair market value of Warrants received in the exchange.

                  In the opinion of Surgical tax counsel, Surgical Stockholders will have a tax basis in the shares of New Common Stock that they receive equal to their basis in the shares of Surgical Stock exchanged, after giving appropriate effect to the Surgical Conversion Ratio, less the fair market value, if any, of the Warrants received. The Warrants will have a basis equal to the amount of any gain recognized on the transaction or, if no gain is recognized, a zero basis. The holding period for the New Common Stock for tax purposes will include the period during which the Surgical Stockholders have held their Surgical Stock. In order to give effect to the Surgical Conversion Ratio, each share of New Common Stock received by a Surgical Stockholder will have a basis equivalent to two shares of Surgical Stock held by them prior to the Effective Time, assuming the Warrants have no fair market value and, consequently, no basis is ascribed to the Warrants.

                  Surgical Stockholders who exercise and perfect their dissenters' rights will generally recognize gain or loss on the transaction as if it constituted a sale of their Surgical Stock.

     4Health In the opinion of 4Health tax counsel, Satterlee Stephens Burke & Burke LLP, the Merger will, subject to certain restrictions and qualifications set forth in the tax opinion, qualify as a "tax-free" reorganization under section 368(a) of the Code, and 4Health will be a party to the reorganization within the meaning of section 368(b) of the Code. As such, no gain or loss will be recognized by 4Health on the completion of the Merger.

                  No gain or loss will be recognized by 4Health Stockholders on completion of the Merger or on their exchange of shares of 4Health Common Stock and 4Health Series A Stock into shares of New Common Stock (including Contingent Shares) except for any cash payments made in lieu of the receipt of fractional shares.

                  In the opinion of 4Health tax counsel, 4Health Stockholders will have in the aggregate a tax basis in the shares of New Common Stock (including Contingent Shares) equal to their aggregate basis in the shares of 4Health Common Stock or 4Health Series A Stock exchanged, after giving appropriate effect to the 4Health Common Stock and 4Health Series A Stock Conversion Ratios. Until the final distribution of Contingent Shares has been made, the interim basis of each share of New Common Stock received by the 4Health Stockholders will be determined as though the maximum number of Contingent Shares had been issued to the 4Health Stockholders. The holding period for the New Common Stock for tax purposes will include the period during which they held their 4Health Common Stock or 4Health Series A Stock, as the case may be.

                  4Health Stockholders who exercise and perfect their dissenters' rights will generally recognize gain or loss on the transaction as if it constituted a sale of their 4Health Common Stock or 4Health Series A Stock.

Restrictions on
  Resale of New
  Common Stock    Except for shares issued to "affiliates" of Surgical and
                  4Health, as such term is defined in Rule 144 promulgated by the Commission, all shares of New Common Stock to be issued to holders of Surgical Stock and 4Health Common Stock and 4Health Series A Stock will be transferable without further registration under the Securities Act.

                  In addition to the restrictions on resales by "affiliates" set forth in Rule 145(d), certain stockholders owning beneficially 5% or more of the issued and outstanding Surgical Stock or 4Health Common Stock at the Effective Time will be precluded contractually from selling New Common Stock for 180 days following the Effective Time of the Merger and thereafter limited to selling amounts not exceeding the lesser of (a) the volume limitation specified in Rule 145(d) promulgated under the Securities Act, or (b) an amount of shares equal to 2% of the total number of shares of issued and outstanding New Common Stock in cumulative sales effective during the preceding 12 months, except in certain limited "block transactions." Sales by affiliates of Surgical or 4Health not owning beneficially 5% or more of the issued and outstanding Surgical Stock or 4Health Common Stock at the Effective Time and certain other named 4Health Stockholders may not sell in excess of the volume limitation specified in Rule 145(d) promulgated under the Securities Act, or, in the case of certain other named 4Health Stockholders, in excess of a specified number of shares. The foregoing restrictions applicable to certain stockholders of Surgical and 4Health will remain in effect for a period of 12 months following the Effective Time. See "THE MERGER:
                  Restrictions on Transfer of New Common Stock and Warrant Shares."



                                  DEFINITIONS

     As used in this Joint Proxy Statement/Prospectus, the following terms have the meanings indicated below:


     Closing-The closing of the Merger, to occur on a date to be selected by Surgical and 4Health that is within 20 days after the last to occur of: (a) the requisite approval of the Surgical Stockholders at the Surgical Stockholders' Meeting and the 4Health Stockholders at the 4Health Stockholders' Meeting; (ii) the final date prescribed by any state or federal regulatory agency pursuant to any state or federal law, rule, or regulation prior to which the Merger may not be effectuated; (iii) the satisfaction of any requirements of the Commission or any state agency respecting the consummation of the Merger; or (iv) the satisfaction of certain other conditions precedent to Closing.

     Closing Date-The date as of which the Closing occurs.

     Code-The Internal Revenue Code of 1986, as amended.

     Commission-The United States Securities and Exchange Commission.

     Contingent Shares-Shares of New Common Stock that may be issued to the holders at the Effective Time of 4Health Common Stock and Series A Stock in an amount equal to the quotient calculated by dividing (a) the amount by which $2,000,000 exceeds the IDT Earnings by (b) $4.00.

     Effective Time-A date to be selected by Surgical and 4Health subsequent to Closing and the satisfaction or waiver of all the conditions to the Merger set forth in this Joint Proxy Statement/Prospectus, on which the Merger of 4Health with and into Surgical will be completed.

     Exchange Act-The Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     4Health Common Stock Conversion Ratio-The ratio set forth in the Merger Agreement pursuant to which each share of 4Health Common Stock outstanding immediately prior to the Effective Time and not held by a stockholder perfecting his or her dissenter's rights will be converted into 1.50467 shares of New Common Stock.


     4Health Series A Stock-The issued and outstanding 4Health series of preferred stock, par value $1.00 per share, with each share; having a liquidation preference of $100 per share; convertible into 16.67 shares of 4Health Common Stock, subject to adjustment for certain events of dilution; non-redeemable; with no right to receive dividends, except in certain cases; and entitled to cast the number of votes equal to the number of shares of 4Health Common Stock issuable on conversion in addition to certain special class voting rights.


     4Health Series A Stock Conversion Ratio-The ratio set forth in the Merger Agreement pursuant to which each share of 4Health Series A Stock outstanding immediately prior to the Effective Time and not held by a stockholder perfecting his or her dissenter's rights will be converted into 25.07782 shares of New Common Stock.


     4Health Record Date-June 12, 1996, the date set for taking a record of the 4Health Stockholders entitled to notice of and to vote at the 4Health Stockholders' Meeting.

     4Health Stockholders' Meeting-The special meeting in lieu of an annual meeting of 4Health Stockholders to be held <meeting date>, 1996, for the purpose of voting on the Merger and other matters.


     4Health Stockholders-The stockholders of record of 4Health.

     ID Technology-Surgical's proprietary technology related to an angioplasty inflation device marketed under the name "Transflator(R)," including all products based thereon.

     IDT Earnings-The earnings, before interest and federal and state income taxes, computed in accordance with generally accepted accounting principles, from the exploitation of Surgical's Transflator(R) technology, the sale of products based on its ID Technology, or licensing, royalty, or joint venture income related to the ID Technology.


     LTSIP-The 1996 Long-Term Stock Incentive Plan to be submitted to the Surgical Stockholders for their approval at the Surgical Stockholders' Meeting and, if approved, under which options to purchase certain shares of New Common Stock are to be issued to executive officers and directors of the Surviving Corporation after the Merger and other persons as provided in the Merger Agreement.


     Merger-The merger of 4Health with and into Surgical, with Surgical as the Surviving Corporation.


     Merger Agreement-The Agreement and Plan of Merger between 4Health and Surgical, dated April 10, 1996, as amended June 4, 1996.

     Nasdaq and NNM-The Nasdaq Stock Market and the Nasdaq National Market, respectively.


     New Common Stock-The common stock of the Surviving Corporation, par value $0.01 per share, to be issued to the holders of 4Health Common Stock, 4Health Series A Stock, and Surgical Stock at the Effective Time.

     Registration Statement-The registration statement filed on Form S-4 by Surgical with the Commission, under the Securities Act, of which this Joint Proxy Statement/Prospectus forms a part.

     Securities Act-The Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     Surgical Conversion Ratio-The ratio set forth in the Merger Agreement pursuant to which each four shares of Surgical Stock outstanding at the Effective Time and not held by a Surgical Stockholder perfecting his or her dissenter's rights will be converted into two shares of New Common Stock and one Warrant.


     Surgical Record Date-June 5, 1996, the date set for taking a record of the Surgical Stockholders entitled to notice of and to vote at the Surgical Stockholders' Meeting.

     Surgical Stockholders' Meeting-The special meeting in lieu of an annual meeting of Surgical Stockholders to be held <meeting date>, 1996, for the purpose of voting on the Merger and other matters.

     Surgical Stockholders-The stockholders of record of Surgical.

     Surviving Corporation-Surgical, as the survivor of the Merger, will continue in existence subsequent to the Effective Time under the name 4Health, Inc.


     Transfer Agent-Zions First National Bank, N.A., Corporate Trust Department, Third Floor, 10 East South Temple, Salt Lake City, Utah 84111. The telephone number of the Transfer Agent is (801) 524-4624.

     Warrants-The Warrants to be issued to Surgical Stockholders entitling the holder of each Warrant to purchase one share of New Common Stock at an exercise price of $11.00 per share at any time prior to 18 months after the Closing Date.
Each holder of four shares of Surgical Stock as of          , 1996, will receive
                                                   ---------
one Warrant. The Warrants are redeemable by the Surviving Corporation for $0.01 per share on 30 days prior written notice at any time that the closing price for the New Common Stock on its principal trading market exceeds $13.75 per share for at least 30 consecutive days. The Warrants are exercisable during the notice period.


     Warrant Shares-The shares of New Common Stock issuable on exercise of the Warrants.



                                  RISK FACTORS

     The Merger involves certain risks to Surgical and 4Health Stockholders, who should consider the following cautionary statements, in addition to any negative implications in the materials set forth elsewhere in this Joint Proxy Statement/Prospectus, in considering the Merger.

Risks Related to the Merger


     Conflicts of Interest in Determining Terms of the Transaction

     The terms of the transaction were determined through negotiations with 4Health by Surgical management, including Rex Crosland, Rockwell D. Schutjer, and Todd B. Crosland. In connection with finalizing the Merger terms, 4Health did not object to Surgical's grant to Rockwell D. Schutjer and Todd B. Crosland of options to purchase 265,000 shares each (subject to stockholder approval, for which irrevocable proxies representing in excess of 50% of the issued and outstanding Surgical Stock have been delivered) of Surgical Stock at $2.00 per share and to the transfer to Rex Crosland, Rockwell D. Schutjer, and Todd B. Crosland of automobiles currently owned by Surgical and maintained for their benefit with an aggregate fair market value of $107,450. The Surviving Corporation will enter into a new three-year employment agreement with Rockwell
D. Schutjer that provides for an annual base salary of $80,000. Rex Crosland is a principal stockholder of Surgical and is the father of Todd B. Crosland and the father-in-law of Rockwell D. Schutjer. As a result, these individuals, all of whom comprise the management of Surgical, were subject to substantial conflicts of interest in negotiating the terms of the Merger. Therefore, the determination of the Surgical Conversion Ratio and the other terms of the Merger were not the result of arm's length negotiation on behalf of Surgical. The terms of the Merger have been approved unanimously by the board of directors of Surgical, including the non-employee directors. See "THE MERGER: Determination of Terms" and "Conflicts of Interest."

     4Health Conversion Ratio; No Assurance of Value of New Common Stock

     The 4Health Common Stock Conversion Ratio and Series A Stock Conversion Ratio represent determinations merely for the purpose of calculating the number of shares of New Common Stock to be issued in exchange for each outstanding share of 4Health Common Stock and 4Health Series A Stock as of the Effective Time. Such calculations do not, and are not intended to, represent the price at which the New Common Stock could be sold by the former stockholders of 4Health following the Merger; the value of 4Health, either before or after giving effect to the Merger; or the amount that could be realized following the Merger on the sale by the former 4Health Stockholders of the New Common Stock received by them in the Merger. See "THE MERGER: Determination of Terms."



     Potential Market Overhang from Notice of Redemption

     In the event that the Surviving Corporation elects to redeem the Warrants and gives the required 30 days' prior written notice of such redemption, the holders of the Warrants will have the right, during such 30-day period, to exercise the Warrants. In such circumstances, stockholders may seek to sell immediately the Warrant Shares being received upon such exercise or other shares of New Common Stock already held by them in order to raise funds with which to pay the Warrant exercise price. In such circumstances, the sale or potential sale of a significant number of shares into the trading market could have a depressive effect on trading prices, thereby precluding the stockholders from realizing gain on the exercise of the Warrants and the immediate resale of the Warrant Shares. In addition, any decline in the market prices for New Common Stock resulting from the notice of redemption and effort by Warrant holders to sell shares would correspondingly reduce the liquidity for and price of shares of New Common Stock held by all stockholders.


     Potential Lack of NNM Trading Market for New Common Stock and Warrants

     Surgical's Common Stock is traded in the over-the-counter market and included on NNM under the symbol "SGTI." Surgical has applied to NNM to have the New Common Stock and Warrants of the Surviving Corporation included on NNM, as of the Effective Time, under the symbols "HHHH" and "HHHHW," respectively. There can be no assurance that Surgical's application will be granted. If the New Common Stock and Warrants are not included on the NNM system, Surgical believes that they will be included for trading on the Nasdaq SmallCapSM Market. The lack of inclusion of the New Common Stock on NNM may adversely affect the price and liquidity of New Common Stock or Warrants, as the case may be. 4Health's obligation to complete the Merger is conditioned on, among other things, Surgical maintaining the NNM listing for the Surgical Stock or obtaining a listing on a national securities exchange or the Nasdaq SmallCapSM Market.

     Lack of an Independent Opinion Regarding Fairness

     Neither Surgical nor 4Health has obtained an opinion from any qualified independent expert regarding the fairness of the Merger from a financial point of view to either Surgical or 4Health or their respective stockholders. No such opinion has been obtained in the absence of a requirement to do so due to the substantial costs involved in obtaining such an evaluation, including the costs involved in compensating such an expert for the related liability that would be incurred by such expert in expressing an opinion, and a reliance by the parties on the disclosures set forth herein as a basis for the exercise of independent judgment by each Surgical and 4Health Stockholder regarding approval of the Merger.

     Substantial and Immediate Dilution to Surgical Stockholders

     Dilution to the Surgical Stockholders following the Merger will result from the difference between the net tangible book value of the Surgical Stock prior to the Merger and the book value of the New Common Stock following the Merger, after giving effect to the Surgical Conversion Ratio and without considering the issuance of Contingent Shares or ascribing any value to the Warrants. As of March 31, 1996, Surgical had a net tangible book value of $4,787,802, or approximately $1.05 per share. On a pro forma basis after the Merger, assuming that no Surgical or 4Health Stockholders exercise their dissenters' rights, that no Contingent Shares are issued, and that no value is ascribed to the Warrants, the Surviving Corporation would have a net tangible book value of $7,986,834, or approximately $0.71 per share. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS." Inasmuch as, in accordance with the Surgical Conversion Ratio, each four shares of Surgical Stock outstanding prior to the Effective Time will be converted into two shares of New Common Stock at the Effective Time, Surgical Stockholders will convert four shares that had a combined net tangible book value as of March 31, 1996, of $4.22 to two shares of New Common Stock with a pro forma combined net tangible book value per share of $1.42, or a dilution of approximately 66%, from the interest of such Surgical Stockholders. Issuance of Contingent Shares of New Common Stock to the 4Health Stockholders would further dilute the interest of such Surgical Stockholders. See "THE
MERGER:  Dilution and Comparative Data."

     The 4Health Stockholders following the Merger will benefit from an increase in the net tangible book value per share of the 4Health Common Stock prior to the Merger relative to the net tangible book value per share of the New Common Stock following the Merger, after giving effect to the 4Health Conversion Ratio, without regard to the issuance of any Contingent Shares. As of March 31, 1996, after deducting the liquidation preference of $1,500,000 on the outstanding Series A Stock, 4Health had a net tangible book value attributable to the 4Health Common Stock of $1,525,668, or approximately $0.27 per share. On a pro forma basis after the Merger, assuming that no Surgical or 4Health Stockholders exercise their dissenters' rights, that no Contingent Shares are issued, and that no value is ascribed to the Warrants, the Surviving Corporation would have a net tangible book value of $7,986,834, or approximately $0.71 per share of New Common Stock. Inasmuch as, in accordance with the 4Health Common Stock Conversion Ratio each share of 4Health Common Stock will be converted into
1.50467 shares of New Common Stock, the 4Health Stockholders immediately prior to the Effective Time will convert shares that had a net tangible book value as of March 31, 1996, of $0.27 per share to 1.50467 shares of New Common Stock with a pro forma combined net tangible book value of $1.07 per share, or a benefit of $0.80 per share, or approximately a 295% increase in the net tangible book value per share. Issuance of Contingent Shares of New Common Stock to the 4Health Stockholders at the Effective Time would reduce the increase in net tangible book value per share of New Common Stock received by such stockholders. See "THE MERGER: Dilution and Comparative Data."

     Loss of Preference on Liquidation to Holders of 4Health Series A Stock

     Holders of 4Health Series A Stock are now entitled to a preference on liquidation of 4Health of $100 per share, or an aggregate of $1,500,000 for the 15,000 shares of 4Health Series A Stock outstanding as of the 4Health Record Date, as well as certain other special class rights. As a result of the conversion of such shares of 4Health Series A Stock to New Common Stock in the Merger, the holders of such shares of 4Health Series A Stock will no longer have any preference on liquidation of the Surviving Corporation or such other special class rights. In accordance with the 4Health Series A Conversion Ratio, each share of 4Health Series A Stock outstanding immediately prior to the Effective Time will be converted into 25.07782 shares of New Common Stock, with aggregate pro forma net tangible book value as of March 31, 1996, of $17.77, which will result in a dilution of $82.23, or approximately 82%, from the liquidation preference per share of 4Health Series A Stock.

     Loss of Voting Control by Surgical Stockholders

     The Surgical Stockholders who currently hold all of the issued and outstanding Surgical Stock and who are entitled to elect directors and to vote on such other actions presented to the Surgical Stockholders will, upon and as a result of the Merger and the Surgical and 4Health Conversion Ratios, hold only approximately 20% of the issued and outstanding New Common Stock of the Surviving Corporation. The ownership of the Surgical Stockholders will be reduced even further if the Contingent Shares are issued. Consequently, the Surgical Stockholders will suffer a substantial dilution to their voting power and, subsequent to the Merger, will not be able to elect any representatives to the board of directors of the Surviving Corporation or to control the vote with respect to any other matter submitted to the shareholders.

     Potential Adverse Effect of Surgical Conversion Ratio on Market Price

     As a result of the Surgical Conversion Ratio, each four shares of Surgical Stock issued and outstanding prior to the Effective Time will be converted into two shares of New Common Stock and one Warrant. This is, in effect, a two-to-one reverse split of the issued and outstanding Surgical Stock, and there can be no assurance that the market price at which one share of New Common Stock trades following the Merger will be equal to or greater than the equivalent value of two shares of Surgical Stock issued and outstanding prior to the Merger.

     Dilutive Effects of Issuance of Contingent Shares

     Pursuant to the terms of the merger, Surgical is required to issue up to 500,000 additional shares of New Common Stock to the former stockholders of record of 4Health immediately prior to the Effective Time in the event that the Surviving Corporation realizes less than $2,000,000 in IDT Earnings within 12 months after the Closing Date. The issuance of all or a portion of the Contingent Shares would correspondingly reduce the percentage interests of such former Surgical Stockholders in the Surviving Corporation and would increase the dilution to the net tangible book value of the shares held by the Surgical Stockholders as a result of the Merger.

     Risk of Lack of Market for the Warrants

     The Warrants to be issued pursuant to the Merger to the current Surgical Stockholders have a period of exercise and exercise price negotiated as a part of the Merger. Because of the conflict of interest of principal executive officers participating in such negotiations on behalf of Surgical, the terms of the Warrants cannot be deemed the result of arm's length negotiations, although such terms have been approved unanimously by the board of directors of Surgical, including non-employee directors. See "THE MERGER: Conflicts of Interest." No value has been ascribed to the Warrants, which expire 18 months subsequent to the Closing Date and which have an exercise price of $11.00 per share, and, while the Warrants will be registered under the Securities Act, there can be no assurance that a market will develop in the Warrants or that the shares of New Common Stock will be traded following the Merger at any price that will enable any Surgical Stockholder to realize any gain on exercise of the Warrants and reselling the underlying Warrant Shares.

     Possible Redemption of Warrants

     The Warrants are redeemable by the Surviving Corporation at any time that the average closing price for the New Common Stock in its principal trading market for 30 days ending within 10 days of the date of the notice of redemption exceeds $13.75 per share. It may be in the best interest of the Surviving Corporation following the Merger to redeem the Warrants at any time that the trading market for the New Common Stock exceeds such trigger price because such redemption may promote the exercise of the Warrants to raise additional capital, may reduce any potential overhang over the trading market, or the Surviving Corporation may be able to raise additional equity on terms more favorable to it than provided in the Warrants. If the Surviving Corporation were to redeem the Warrants, it would preclude the Warrant holders from participating in any further increases in trading prices for the New Common Stock without paying the exercise price of the Warrants. There can be no assurance that the trading price for the New Common Stock will increase.

     The Surviving Corporation's right of redemption will enable it to place the holders of such Warrants in a position in which they must either sell their Warrants at a possible discount to the spread between the then market price for the New Common Stock and the $11.00 exercise price (provided a market for such Warrants then exists) or pay the Surviving Corporation the cash purchase price for the Warrant Shares to exercise the Warrants and bear the economic risk of owning the Warrant Shares or have the Warrants redeemed and forego any possible benefit from any future increases in the price of the Warrant Shares.


     Negative Effects of Certain Proposed Amendments to the Articles of Incorporation

     Pursuant to the Merger Agreement, the approval of the Merger will also effect certain amendments to the articles of incorporation of the Surviving Corporation (the "Proposed Amendments") that would specify certain procedures relating to the removal of certain directors, add provisions designed to assure that all stockholders of the Surviving Corporation will receive substantially the same price for their shares in transactions in which the Surviving Corporation is acquired in two or more steps (the "Fair Price Provision"), restrict the use of written consents of stockholders in lieu of meetings, and require a 67% majority vote to amend or repeal the foregoing provisions. The overall effect of these provisions may be to discourage a third party from making a tender offer for a portion or all of the Surviving Corporation's securities, hostile or otherwise (including an offer at a substantial premium over the then prevailing market value of the Surviving Corporation's equity securities), or otherwise attempting to obtain a substantial position in the equity securities of the Surviving Corporation in order to commence a proxy contest or engage in other takeover-related action, even though some or a majority of the Surviving Corporation's stockholders might believe such actions to be beneficial. To the extent that any third party potential acquirers are deterred by the Proposed Amendments, such provisions may have the effect of preserving the incumbent directors in office. The Proposed Amendments may also serve to benefit incumbent directors by making it more difficult to remove directors, even when the only reason for the proposed change of control or stockholder action may the unsatisfactory performance of the present directors. Takeovers or changes in the board of directors of the Surviving Corporation that are proposed and effected without prior consultation and negotiation with the Surviving Corporation may not necessarily be detrimental to the Surviving Corporation and its stockholders. Neither 4Health nor Surgical are aware of any such takeover proposals. See "TERMS OF THE MERGER: Special Article Provisions."

     Additional Shares that May be Offered for Sale

     Following completion of the Merger, the Surviving Corporation will have an authorized capitalization of 5,000,000 shares of Preferred Stock, none of which will be outstanding, and 30,000,000 shares of Common Stock, of which 11,271,112 shares will be issued and outstanding, 1,228,300 will be reserved for issuance on the exercise of outstanding options, 1,135,554 shares will be reserved for issuance on the potential exercise of the Warrants, and 500,000 shares will be reserved for the potential issuance of Contingent Shares. Accordingly, the Surviving Corporation will have 5,000,000 shares of Preferred Stock and 15,865,034 shares of Common Stock available for issuance upon such terms and conditions as the board of directors may determine in accordance with Utah Law. There is no requirement to obtain stockholder approval for the issuance of additional shares, except under certain limited circumstances provided in the rules required to maintain inclusion of the New Common Stock on the NNM, if such shares are then listed on the NNM. It should be noted that the availability of additional shares could render more difficult or discourage a takeover attempt. For example, the issuance of additional common stock or preferred stock convertible into common stock in a public or private sale, merger, or similar transaction would increase the number of Surgical's outstanding shares of common stock and thereby could dilute the proportionate interest of a party attempting to gain control of Surgical.

Risks Related to the Business of 4Health and the Surviving Corporation

     Limited Operating History

     Since 4Health was organized in February 1993, it has introduced a number of its products and established initial marketing outlets through health food stores and health care providers. These activities, to be conducted by the Surviving Corporation following the Merger, are anticipated to be expanded substantially, utilizing the capital provided by Surgical in the Merger to expand current distribution channels, introduce new products, enter new markets, and in general to expand its activities and operations. Because of the nature and extent of any such expansion, the accompanying results of operations for previous periods may not necessarily be indicative of the results of operations in the future. While 4Health has been successful in expanding its market and distributors to date, it has been in operation for a limited amount of time, and there can be no assurance that it will be able to successfully continue to expand in the future. See "BUSINESS OF 4HEALTH" and "BUSINESS OF THE SURVIVING CORPORATION FOLLOWING THE MERGER."

     Governmental Regulation

     The processing, formulation, packaging, labeling and advertising of 4Health's products are subject to regulation by one or more federal agencies. Although Congress has recently recognized the potential impact of dietary supplements in promoting the health of US citizens by enacting the Dietary Supplemental Health Education Act of 1994 ("DSHEA") which severely limits the Food and Drug Administration's jurisdiction in regulating dietary supplements, there is no way to predict the potential effect of DSHEA. Further, because of the technical requirements imposed by DSHEA, it is difficult for any company manufacturing or marketing dietary supplements to remain in strict compliance. The Food and Drug Administration ("FDA") has recently proposed regulations with the purpose of implementing DSHEA and proposals have been made to modify or change the provisions of DSHEA. It is impossible to predict whether those regulations or proposed changes will become law or the effect that such regulations or proposed changes, if implemented, will have on the business and operations of 4Health and the Surviving Corporation following the Merger. See "BUSINESS OF 4HEALTH: Government Regulation."

     Expanded 4Health Marketing Effort

     4Health is launching an expanded marketing effort to increase the level of awareness of nutritional supplements in general and 4Health's products in particular, to increase the number of specialty health food stores and health care providers that carry its products, and to introduce new products into additional distribution channels. 4Health and, after the Merger, the Surviving Corporation, will devote substantial management and financial resources to this marketing expansion, and there can be no assurance that this marketing effort will result in sufficient increases in revenues to overcome related costs or result in a financial return to 4Health. See "BUSINESS OF 4HEALTH" and "BUSINESS OF THE SURVIVING CORPORATION FOLLOWING THE MERGER."


     Concentration of Customers

     4Health received approximately 13% of its revenues from a single customer during 1995, General Nutritional Centers ("GNC"). 4Health does not have any long-term contractual relationship with GNC or any other customer. The loss of this customer would have a serious adverse impact on the business of 4Health.

     Reliance on Limited Number of Products

     4Health currently offers approximately 20 products and derived more than 50% of is revenues during 1995 from the sale of one product, the Ultimate CleanseTM. As a result of the limited number of products from which it derives its revenue, the risks associated with 4Health's business increase since a decline in market demand for one or more products, for any reason, could have a significant adverse impact on 4Health.

     Competition

     Competition in the nutritional supplement industry is vigorous with a large number of businesses engaged in the industry. In connection with an anticipated expansion into the mass market of drug store and grocery store retail outlets, 4Health will face competition from vitamin and other health related products that will be competing for the same shelf space. Many of the competitors have established reputations for successfully developing and marketing nutritional supplement products. Many of such companies have greater financial, managerial, and technical resources than 4Health, which may put it at a competitive disadvantage. For example, such channels of distribution also often require the expenditure of significant up front capital to capture shelf space, which may put 4Health at a competitive disadvantage to better capitalized firms. If 4Health is not successful in competing in this market, it may not be able to recognize its business objectives. See "BUSINESS OF 4HEALTH" and "BUSINESS OF SURVIVING CORPORATION FOLLOWING THE MERGER."

     Dependence on Management

     4Health is dependent on its management, particularly R. Lindsey Duncan, founder and chief executive officer, for all of its business activities, including the development of new products and the advancement of 4Health's identity and recognition in the nutritional supplement industry. Except for an intellectual property and non-compete agreement with Mr. Duncan, 4Health has no long-term agreement with any executive officer or key employee. 4Health maintains a key-man life insurance policy on the life of Mr. Duncan in the amount of $5,000,000. See "MANAGEMENT: 4Health." The loss of the services of Mr. Duncan could have a material adverse effect on the business of the Surviving Corporation.

     No Long-Term Contracts with Manufacturers or Distributors

     4Health purchases all of its products from third-party manufacturers pursuant to purchase orders issued from time to time by 4Health but without any long-term manufacturing agreements. In the event that a current manufacturer is unable to meet 4Health's manufacturing and delivery requirements at some time in the future, 4Health may suffer interruptions of delivery of certain products while it establishes an alternative source. The selection of alternative manufacturing sources may be delayed while 4Health completes a review of the proposed manufacturer's quality control, raw material sources, and manufacturing capabilities.

     Customer Guaranty of Satisfaction; Right of Return

     In an effort to build customer confidence and satisfaction, 4Health warrants satisfaction and grants to its customers the right to return for full credit any product that is unsatisfactory to the customer or that is shelf-worn or stale merchandise. Although 4Health has had this policy since its inception and experienced product returns of only approximately 2.8% of sales in 1995, there can be no assurance that such a policy will not result in additional product returns in the future as 4Health substantially expands and enters new markets. See "BUSINESS OF 4HEALTH: Product Warranties and Returns."


     Potential Trademark Infringement

     The conduct of 4Health's business, in common with other sellers of branded consumer products, may involve from time to time potential liability for trademark infringement. While 4Health seeks to minimize its exposure to such liability, there can be no assurance that 4Health will not suffer adverse financial consequences as a result of legally established third party claims to first use of trade or service marks used by 4Health. See "BUSINESS OF 4HEALTH:
Trademarks and Service Marks."



                                   THE MERGER
Terms of the Merger

     On April 10, 1996, Surgical and 4Health executed the Merger Agreement that provides for the merger of 4Health with and into Surgical. The Merger Agreement was negotiated and signed in accordance with the general terms set forth in an exchange of correspondence culminating in a final letter of intent dated February 14, 1996, from 4Health and accepted by Surgical on February 15, 1996. The Merger Agreement was approved by the board of directors of Surgical by their unanimous consent dated March 29, 1996, and by the board of directors of 4Health at a special meeting held on April 4, 1996. Effective June 4, 1996, the Merger Agreement was amended to extend the date by which the Merger must be completed from June 30, 1996, to September 30, 1996. The full text of the Merger Agreement, as amended, is attached to this Joint Proxy Statement/Prospectus as Appendix "A" and incorporated herein by reference. Surgical and 4Health Stockholders are urged to review that document for detailed information as to the terms, covenants, and conditions of the Merger. The information set forth in this Joint Proxy Statement/Prospectus is a summary of the material terms of the Merger Agreement and is qualified in its entirety by the specific language of the Merger Agreement.

     Under the Merger Agreement, 4Health will be merged with and into Surgical, with the effect that 4Health, a California corporation, will be dissolved and Surgical will continue as the surviving corporate entity, with its name changed to "4Health, Inc."


     At the Effective Time, all 5,731,381 shares of 4Health Common Stock and all 15,000 shares of 4Health Series A Stock outstanding will be converted into an aggregate of approximately 9,000,000 shares of New Common Stock in accordance with the 4Health Common Stock Conversion Ratio, which provides that 1.50467 shares of New Common Stock will be issued for each share of 4Health Common Stock outstanding at the Effective Time and the 4Health Series A Conversion Ratio, which provides that 25.07782 shares of New Common Stock will be issued for each share of 4Health Series A Stock outstanding at the Effective Time, plus, in each case, the right to receive a pro rata portion of the Contingent Shares.

     At the Effective Time, each four shares of Surgical Stock issued and outstanding will be converted into two shares of New Common Stock and one Warrant. See "DESCRIPTION OF SECURITIES."

     No fractional shares of New Common Stock or Warrants will be issued to stockholders of either Surgical or 4Health, but in lieu thereof the Surviving Corporation will pay the value of such fractional shares in cash.


     As part of the Merger, outstanding options to purchase an aggregate of 121,000 shares of Surgical Stock at a weighted average price of $3.22 per share will be converted, in accordance with the Surgical Conversion Ratio, into options to purchase an aggregate of 60,500 shares of New Common Stock at an weighted average price of $6.44 per share, and options to purchase an aggregate of 265,000 shares of New Common Stock at an exercise price of $4.00 per share will be granted to two directors of Surgical under the LTSIP. See "EXECUTIVE
COMPENSATION:  Surgical-Options to Executive Officers, Directors, and Others."

     As part of the Merger, outstanding options to purchase an aggregate of 599,999 shares of 4Health Common Stock at a weighted average price of $6.70 per share will be converted, in accordance with the 4Health Conversion Ratio, into options to purchase an aggregate of 902,800 shares of New Common Stock at an exercise price of $4.45 per share. If the LTSIP is approved by the Surgical Stockholders at the Stockholders' Meeting, such options will be granted under the LTSIP as New LTSIP Options. See "OTHER SURGICAL STOCKHOLDER MATTERS."

     The number of shares of New Common Stock issuable to the registered holders of 4Health Common Stock and Series A Stock immediately prior to the Effective Time shall be adjusted in the event that the Surviving Corporation does not realize at least $2,000,000 in IDT Earnings within the 12 months subsequent to the Closing Date by increasing the number of shares of New Common Stock issuable to the former 4Health Stockholders, on a pro rata basis based on the number of shares of New Common Stock issued to them in the Merger, in an amount equal to the quotient calculated by dividing (a) the amount by which $2,000,000 exceeds the IDT Earnings by (b) $4.00.

     As part of the Merger, the articles of incorporation of Surgical will be amended to (i) change its name to "4Health, Inc.," (ii) increase the authorization of New Common Stock to 30,000,000 shares, (iii) add a "fair price" provision in the event of certain corporate transactions, and (iv) restrict the use of written consents of stockholders in lieu of meetings. See "THE MERGER:
Terms of the Merger-Special Article Provisions."

     The board of directors of the Surviving Corporation will consist of five designees of 4Health and two designees of Surgical.

     A description of the New Common Stock and the Warrants is set forth below under the caption "DESCRIPTION OF SECURITIES."

     A discussion of the differences between the rights of holders of New Common Stock and the rights of holders of 4Health Common Stock and 4Health Series A Stock is set forth below under the caption "COMPARISON OF SECURITIES."

     Following the Merger, the Surviving Corporation will concentrate its activities on the accelerated expansion of its nutritional supplement activities, while it pursues the most effective course of action respecting Surgical's Transflator(R) device. See "BUSINESS OF THE SURVIVING CORPORATION AFTER THE MERGER."

     For a discussion of the principal federal income tax consequences of the Merger to Surgical, 4Health, and their respective Stockholders, see "TAX CONSEQUENCES."

Background of the Merger

     Surgical

     Since entering the medical products business during its fiscal year ended March 31, 1992, Surgical from time to time reviewed the possibility of additional acquisitions to complement its existing product lines or to seek additional products within the medical industry with greater operating margins than its existing products. In early 1995, Surgical intensified this search for new products or technologies in development as well as those being marketed by other companies, including complete operating businesses, focusing on possible opportunities within the medical products industry that had demonstrated growth potential, strong marketing presence, and the basis for continuing profitability. At that time, Surgical concluded that, where warranted in order to acquire a larger and more profitable business, it would commit its current liquid assets, leverage its current operations and assets through additional borrowings, dispose of one or more of its current activities, seek additional debt or equity financing, or enter into other transactions to fund a desired acquisition or expansion. As part of that effort, Surgical began an evaluation of the possible disposition of its prepackaged disposable kits, drape manufacturing, and ID Technology or Transflator(R) product lines, either separately or as an entire medical products segment. Management of Surgical also began to consider the disposition of its specialty metals fabrication segment if management were to determine that the proceeds from the sale could be used to fund an acquisition with the potential for greater economic return to stockholders. Pursuant to that conclusion, Surgical formally engaged a business broker to sell its specialty metals fabrication segment.

     In June 1995, Surgical engaged the Corporate Finance Group of Arthur Andersen LLP ("Arthur Andersen"), an international accounting and financial advisory firm, to assist Surgical in completing a strategic acquisition, again focusing on the medical products industry. In conjunction with Arthur Andersen, Surgical developed the following factors to which management would give preference in selecting a possible acquisition (in no particular priority):

     .    An operating company with historical revenue growth
     .    Historical profitability
     .    High gross margins, preferably in excess of 60%
     .    Principal activities concentrated in a growth industry
     .    The potential for 20 to 25% annual growth over a period of approximately five years
     .    Strong management team


     During the last half of 1995 and early 1996, Surgical management reviewed a number of possible acquisition candidates, most of which were in the medical products segment, but others of which were in unrelated industries. Surgical initiated preliminary exploratory discussions with several potential candidates, but none of these preliminary discussions resulted in either Surgical or the potential candidates making a firm offer.

     As Surgical proceeded with this effort to explore a possible acquisition, it determined that it would be in the best interests of Surgical and its stockholders to proceed with the sale or other disposition of its current operating segments in order to generate cash or assets readily convertible to cash in order to maximize Surgical's acquisition opportunities. On September 15, 1995, Surgical's board of directors formally concluded that it was in the best interests of Surgical to discontinue the medical products and specialty metals fabrications divisions. Pursuant to that plan, in September 1995, a committee of independent directors of Surgical approved the sale of the specialty metals fabrication division to Todd B. Crosland, an officer, director, stockholder, and son of Rex Crosland, Surgical's principal stockholder, for a sales price of $3.6 million, noting that the business broker engaged several months earlier had been unable to elicit from any purchaser a firm offer at any price or sufficient interest to commence serious negotiations. In the sale of the specialty metals fabrication segment, closed in January 1996, Surgical received $2,776,000 in cash, $224,000 in the assumption of liabilities, and the balance of approximately $600,000 in other consideration convertible to cash by January 1997. As a result of the sale, Surgical's specialty metals fabrication segment was discontinued.

     In separate transactions with unrelated parties completed in November 1995 and February 1996, Surgical disposed of its drape manufacturing and surgical pack product lines for aggregate consideration of $825,000, retaining its angioplasty inflation device based on the ID Technology as the only component of its medical products segment. As a result of these transactions, Surgical's previous operating assets have been converted principally to cash or cash items or assets convertible to cash within the current or following fiscal year.

     As the above developments were publicly reported, Surgical received a number of inquiries from third parties respecting a variety of business transactions, but no specific discussions were initiated. Then, in December 1995, Richard K. Steele, President of Rockefeller, Rothschild & Steele, a Beverly Hills, California, investment banking firm, telephoned Mr. Todd B. Crosland to introduce a company formulating and marketing nutritional supplements that was considering a number of financial alternatives to fund an accelerated growth program, provide long-term liquidity for its stockholders, and obtain possible access to the public equity markets. Mr. Steele identified the company as 4Health, orally provided a financial overview of 4Health, and invited Surgical to consider a possible transaction with 4Health. Mr. Steele again contacted Mr. Crosland in early January 1996, and 4Health thereafter provided Mr. Crosland a copy of the then current version of 4Health's business plan, historical financial information, and certain other product, marketing, and financial forecasts.

     Based on a review by Surgical management of the 4Health information initially provided, representatives of Surgical management had a number of preliminary, general telephone conversations with 4Health management representatives to explore the parameters of a possible transaction between Surgical and 4Health, leading to a meeting between them on January 29, 1996, in Boulder, Colorado, to tour 4Health's offices and facilities, meet additional members of 4Health's management team, review more detailed information, and discuss in general the outline of a possible business transaction. This meeting as well as a number of telephone conversations thereafter led to an exchange of correspondence constituting a letter of intent concluded on February 14, 1996, that set forth the general terms and conditions of the Merger. Immediately following execution of the letter of intent, each of the parties proceeded with dispatch to complete a legal, financial, and business review of the other party; the negotiation of a definitive Merger Agreement with related agreements, schedules, and exhibits; and the preparation of the registration statement of which this Joint Proxy Statement/Prospectus forms a part.

     4Health

     In mid-1995, 4Health began to develop a strategic expansion plan, including launching a new line of products for mass marketing. This strategic planning process resulted in the development of a budget indicating an anticipated requirement of approximately $5 million in cash to support the expansion effort. Management of 4Health considered alternative sources for this required capital, including an initial public offering. 4Health rejected these alternatives, however, due to the number of variables involved, particularly the risk that 4Health would be required to incur substantial costs before it could be certain of the price at which the securities would be sold through an underwriter, the dilution to be suffered by the existing stockholders, and the other principal financial terms of an initial public offering that may not have been advantageous to 4Health and its stockholders. Therefore, management also reviewed the feasibility of combining with an existing publicly-traded company that could provide the requisite cash and liquid assets to finance 4Health's proposed expansion. Management concluded that such a corporate reorganization could enable 4Health to agree to the principal economic terms of such a transaction and, therefore, to make a business decision on what it anticipated to be the net cost of the capital required, before risking the expenditure of substantial costs associated with the transaction.


     Based on these conclusions, on November 6, 1995, 4Health's board of directors authorized management to initiate a search for a publicly-traded reorganization candidate that might provide 4Health with the financial resources required for its proposed growth plans. Thereafter, management indicated 4Health's interest in a possible reorganization to various people in the investment and business community in connection with management's day-to-day activities. One such contact during the fourth quarter of 1995, was Richard K. Steele of Rockefeller, Rothschild & Steele, whom R. Lindsey Duncan, president and chief executive officer of 4Health, had met in 1994 in connection with 4Health's previous fundraising efforts but with whom 4Health had not completed any business transactions.

     In early January 1996, Mr. Steele telephoned Richard Carlock, chief financial officer of 4Health, to indicate that Mr. Steele thought he had identified a potential reorganization candidate and on January 11, 1996, 4Health and Rockefeller, Rothschild & Steele entered into a finder's agreement, subsequently amended, pursuant to which the identity of Surgical was revealed to 4Health. Pursuant to such agreement, 4Health has agreed to pay such firm a fee of $180,000 upon successful consummation of the Merger. During the next approximately two weeks, Surgical and 4Health exchanged certain business and financial information, held preliminary telephone conversations regarding each party's condition and goals, and in general explored the possibility of a business transaction. On January 29, 1996, 4Health hosted representatives of Surgical at 4Health's offices in Boulder, Colorado, to tour facilities, meet management and other personnel, and discuss the details of a possible business transaction. Following the meeting, the exchange of additional information and further telephonic conversations culminated in the execution of a letter of intent dated February 14, 1996, after which the parties proceeded to prepare the necessary documentation to complete the Merger.


Reasons for the Merger-Advantages and Disadvantages

     Surgical

     Surgical is entering into the Merger to participate in what its management and board of directors believe to be 4Health's potential for substantial growth in sales with favorable operating margins. Management and the board of directors of Surgical have based this conclusion on 4Health's rate of growth and its operating margins to date, the distribution channels that it has established for its products, its acknowledgment of the importance of developing new product formulations, its program of entering new markets, and other factors. In addition, management and the board of directors of Surgical believe that the nutritional supplement industry has the potential for substantial growth based upon a general societal emphasis on healthy lifestyle and the general need to improve the diet of people who are impacted by the harmful effects of modern industrialization, including processed foods, stress, and environmental toxins. In addition, management and the board of directors of Surgical believe that the nutritional supplement industry is relatively immature and fragmented, with a large number of relatively small manufacturers selling a wide variety of products, which may provide opportunities for substantial growth. Further, on analysis of the results of operations and trading prices for other publicly-held nutritional supplement companies, management and the board of directors of Surgical believe that the potential profitability of such companies is reflected by the investment community in trading prices for their securities at favorable price to earnings ratios.

     The board of directors of Surgical has determined that the Merger is in the best interests of Surgical and the Surgical Stockholders. The board of directors has unanimously approved the adoption of the Merger Agreement and the transactions contemplated thereby. Management and the board of directors of Surgical believe that the Surgical Stockholders will realize potential advantages from the Merger by participating in a company with previous earnings and with the potential for further growth in revenues and earnings in an expanding industry.

     Disadvantages to the Surgical Stockholders of the Merger include substantial dilution of the book value of their shares, dilution of their percentage ownership in the Surviving Corporation and their influence on its continuing policies, practices, and management; the concentration of control in the current 4Health management, directors, and principal stockholders; the potential for further dilution resulting from the possible issuance of the Contingent Shares; and the business, operating, and regulatory risks associated with 4Health's business. See "BUSINESS OF 4HEALTH." Management and a majority of the board of directors of Surgical were subject to certain conflicts of interest in connection with negotiating the terms of the Merger. See "THE
MERGER:  Conflicts of Interest."

     4Health

     The board of directors of 4Health has determined that the Merger is in the best interests of 4Health and the 4Health Stockholders. The board of directors of 4Health has unanimously ratified the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

     In considering the Merger, 4Health's board of directors noted that the combination of 4Health with Surgical, which has a strong capital position, would assist 4Health in meeting its short-term capital needs in connection with its currently planned expansion into new mass market channels of distribution. In this regard, 4Health's board of directors noted Surgical's existing cash position and the issuance of the Warrants in connection with the Merger from which the Surviving Corporation could potentially derive additional gross proceeds of approximately $12.5 million, if the Warrants are exercised, as to which no assurance can be given. In addition, 4Health's board of directors noted that Surgical's status as a company whose securities are publicly traded would increase the general visibility of its business, which indirectly could be helpful in marketing its products, and would also afford the Surviving Corporation the opportunity to utilize authorized but unissued securities to attempt to acquire other compatible businesses that may be identified, rather than expend its cash resources for such purposes. 4Health has not identified any business for possible acquisition as of the date of this Joint Proxy Statement/Prospectus, and there can be no assurance that any acquisition target will be identified or that any such acquisition will be attempted or completed.

     The potential disadvantages to the 4Health Stockholders include the dilution in their stock position in the Surviving Corporation, the added financial and regulatory burdens associated with becoming a publicly traded company and, for the holders of 4Health Series A Stock, the loss of their benefits as holders of preferred stock, including the preference on liquidation of $100 per share, the right to vote on certain corporate matters separately as a class, the right to elect a member of the board of directors, and certain other benefits. See "COMPARISON OF SECURITIES."


Determination of Terms

     At the time of the negotiations between the parties, 4Health had relatively recently (August 31, 1995) concluded a private placement of its Series A Stock for cash consideration of $1,500,000, or $100 per share. This placement was negotiated at arm's length with a foreign institutional investor. (See "PRINCIPAL STOCKHOLDERS: 4Health.") Under the terms of the Series A Stock, it is convertible at any time into shares of 4Health Common Stock at a rate equal to $100 divided by $6.00, subject to certain adjustments. This transaction in effect placed a per share valuation on the 4Health Common Stock of $6.00, which, together with the trading price for the Surgical Stock, became the starting point for the negotiations between Surgical and 4Health.

     Surgical Conversion Ratio

     The Surgical Conversion Ratio to be utilized in calculating the number of shares of New Common Stock and Warrants to be issued to each Surgical Stockholder in the Merger provides that each four shares of Surgical Stock outstanding immediately prior to the Effective Time will be converted at the Effective Time into the right to receive two shares of New Common Stock and one Warrant. The Surgical Conversion Ratio has been approved unanimously by the board of directors of Surgical.

     In negotiating the Surgical Conversion Ratio with 4Health, Surgical's management and board of directors considered the net assets of Surgical as reported on its financial statements, the estimated fair market value of the retained ID Technology as compared to its carrying value, and the intangible value attributable to the status of Surgical as a publicly-held and traded company, all as compared to the book value of 4Health and its profitability to date, management's evaluation of 4Health's forecasted future growth, the perceived expansion of the nutritional supplement industry, 4Health's management team, and other miscellaneous factors. In addition, Surgical considered the potential impact on the trading market of Surgical Stock from the Surgical Conversion Ratio which, in effect, is a two-to-one reverse split of Surgical's issued and outstanding shares. Further, Surgical considered the potential value of the Warrants based on management's evaluation of the potential for the future growth and profitability of the Surviving Corporation.

     Because of the benefits to be received by Rex Crosland, Rockwell D. Schutjer, and Todd B. Crosland, executive officers of Surgical engaged in the negotiation of the Surgical Conversion Ratio with 4Health and a majority Surgical's board of directors, such persons were subject to substantial conflicts of interest in negotiating the terms of the Merger, including the Surgical Conversion Ratio. See "Conflicts of Interest" below.

     4Health Conversion Ratios

     The 4Health Common Stock Conversion Ratio and the 4Health Series A Conversion Ratio to be utilized in calculating the number of shares of New Common Stock to be issued in the Merger to each holder of 4Health Common Stock and Series A Stock have been approved unanimously by the board of directors of 4Health.

     In accordance with the Merger Agreement, the shares of 4Health Common Stock and the shares of 4Health Series A Stock issued and outstanding immediately prior to the Effective Time of the Merger will be converted at the Effective Time into the right to receive an aggregate of approximately 9,000,000 shares of New Common Stock. Specifically, each share of 4Health Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive 1.50467 shares of New Common Stock, and each share of 4Health Series A Stock outstanding immediately prior to the Effective Time will be converted into the right to receive 25.07782 shares of New Common Stock.


     The 4Health Common Stock and Series A Stock Conversion Ratios were determined through negotiations between 4Health and Surgical and were based on 4Health's evaluation of its financial condition and forecasted revenue and profit growth, the desire to provide to its stockholders liquidity for their investment, and the advantages of potential access to the equity markets, all as compared to the amount of Surgical's cash and assets to be converted into cash, 4Health's estimate of the value of Surgical's broad stockholder base with a history of public trading in its securities, an evaluation of the potential utilization for federal income tax purposes of a portion of the net operating loss carryforwards of Surgical, and other miscellaneous factors. After reviewing the foregoing factors, the board of directors of 4Health concluded that the effective price of $6.00 per share of 4Health Common Stock in the recent sale of $1,500,000 of 4Health Series A Stock still fairly reflected the value of 4Health Common Stock. The anti-dilution formula of the conversion provisions of the 4Health Series A Preferred Stock requires a reduction in the conversion price if 4Health sells Common Stock at less than $6.00 per share, the initial conversion price of the 4Health Series A Stock. Based on 4Health management's evaluation that the Merger was an effective sale of 4Health Common Stock at approximately $6.00 per share, management of 4Health informally proposed to the holder of the outstanding shares of 4Health Series A Stock a conversion ratio of 25.07782, which was accepted.

Dilution and Comparative Data

     The following table sets forth certain information about Surgical and 4Health, their respective net tangible book values, as well as the net tangible book value of the Surviving Corporation after giving effect to the Merger, the relative ownership of Surgical and 4Health Stockholders in the Surviving Corporation, and certain other information, all based upon the historical financial information of Surgical and 4Health and the pro forma unaudited consolidated financial information of the Surviving Corporation as of March 31, 1996, without ascribing any value to the Warrants or giving effect to any cash payments in respect of fractional shares or to the issuance of Contingent Shares and without giving effect to any changes in the financial condition of either Surgical or 4Health after such date. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

                                                                                 Surviving
                                                                                Corporation
                                                                                 Unaudited
                                              March 31, 1996                     Pro Forma

                                 Surgical        4Health       Adjustments       Combined
Net tangible book value          $4,787,802      $3,025,668        $173,364      $8,291,019
 contributed
Percentage gross
 contribution without                 61.3%           38.7%              --              --
 adjustments in
 consolidation
Shares outstanding prior to       4,542,216    5,981,381(2)              --              --
 Merger
Net tangible book value
 contributed per share                $1.05           $0.51              --              --
Net tangible book value
 contributed per share,
 adjusted to give effect to           $2.11           $0.34              --              --
 Conversion Ratios
Shares of New Common Stock
 held after the Merger            2,271,108       9,000,004              --      11,271,112
Percentage of Surviving
 Corporation ownership                20.1%           79.9%              --            100%
Per share net income (loss)
 from continuing operations         $(0.57)           $0.10              --           $0.05
 for 12 months ended March
 31, 1996
Per share dividends for 12
 months ended March 31, 1996             --              --              --              --

[FN]
(1)  Includes the $1,500,000 liquidation preference for the 4Health Series A
  Stock.
(2) Gives effect to the conversion of the 4Health Series A Stock into 250,000 shares of 4Health Common Stock at a conversion ratio of 16.667 shares of 4Health Common Stock for each share of 4Health Series A Stock.


     Exercise of Warrants

     In accordance with the Surgical Conversion Ratio, the holders of Surgical Stock will receive an aggregate of 1,135,554 Warrants as a result of the Merger, assuming no Surgical Stockholder exercises dissenters' rights of appraisal. The following table illustrates the dilution below the $11.00 Warrant exercise price that would be suffered by the Warrant holders if all Warrants were exercised, based on the pro forma combined net tangible book value of the Surviving Corporation as of March 31, 1996, giving effect to the Merger but without giving effect to the issuance of any Contingent Shares or any cash payments in respect of any fractional shares or any changes to the financial condition of the Surviving Corporation subsequent to such date.

                                                                        Aggregate(1)    Per Share(1)
Pro forma net tangible book value attributable to New Common Stock
  of Surviving Corporation as of March 31, 1996                        $ 7,986,834       $ 0.71

Increase in net tangible book value attributable to New Common
  Stock of Surviving Corporation after giving effect to exercise of
  1,135,554 Warrants at an exercise price of $11.00 per share          $12,491,094       $11.00

Net tangible book value attributable to New Common Stock of
  Surviving Corporation after giving effect to exercise of
  1,135,554 Warrants                                                   $20,477,928       $ 1.65

Per share increase to holders of New Common Stock immediately prior
  to exercise of Warrants                                                                $ 0.94

Per share dilution to holders of New Common Stock issued on
  exercise of Warrants below $11.00 per share                                            $ 9.35

[FN]
(1)Assumes 11,271,112 shares of New Common Stock of the Surviving Corporation issued and outstanding as if the Merger had been effected March 31, 1996, and the issuance of an additional 1,135,554 shares of New Common Stock on exercise of Warrants at an exercise price of $11.00 per share. Does not give effect to any costs that might be incurred by the Surviving Corporation in connection with the exercise of the Warrants or to the potential issuance of Contingent Shares.

Conflicts of Interest

     The principal terms of the Merger were negotiated on behalf of Surgical by Rockwell D. Schutjer and Todd B. Crosland, executive officers and directors of Surgical, who will also benefit personally from the Merger. In connection with finalizing the terms of the Merger, 4Health did not object to Surgical's grant to Rockwell D. Schutjer and Todd B. Crosland of five-year options to purchase 265,000 shares each at $2.00 per share (which, at the Effective Time, will be adjusted so that they will each have the right to each purchase 132,500 shares at $4.00 per share) and the transfer to Rex Crosland, Rockwell D. Schutjer, and Todd Crosland of automobiles with fair market values of $51,150, $24,475, and $31,825, respectively. In addition, on the effectiveness of the Merger, the Surviving Corporation will enter into a three-year employment agreement with Mr. Schutjer at an initial base salary of $80,000 per annum. Under the Merger Agreement, Rockwell D. Schutjer and Todd B. Crosland will be elected to the board of directors of the Surviving Corporation for terms expiring at the 1999 annual meeting of the Surviving Corporation's stockholders. See "OTHER MATTERS TO BE CONSIDERED BY SURGICAL STOCKHOLDERS."


     As a result of the foregoing economic benefit to be received by Messrs. Schutjer, Rex Crosland, and Todd Crosland, if the Merger is completed, such persons had a substantial conflict of interest in negotiating the terms of the Merger on behalf of Surgical. The Merger has been approved unanimously by Surgical's board of directors, including its independent non-employee directors.

Management of Surviving Corporation

     Pursuant to the terms of the Merger Agreement, the approval of the Merger by the Surgical Stockholders shall constitute the election of the following persons to the board of directors of the Surviving Corporation, each to serve for the term indicated and thereafter until his or her successor is elected and qualified:

                                   Term Expires
            Name                 Annual Meeting in

R. Lindsey Duncan(1)(2)                1999
Richard B. Carlock(2)                  1997
Cheryl Wheeler(1)(2)                   1998
Henry Stone(1)                         1998
David Melman(1)                        1997
Rockwell D. Schutjer(3)                1999
Todd B. Crosland(3)                    1999

[FN]
(1)  Current director of 4Health.
(2)  Current executive officer of 4Health.
(3)  Current executive officer and director of Surgical.
     For biographical information for each of the above nominees, see "MANAGEMENT."


     The newly constituted board of directors of the Surviving Corporation will appoint officers to serve at the pleasure of such board. It is anticipated that the current officers of 4Health will be appointed to corresponding positions in the Surviving Corporation. See "MANAGEMENT: 4Health." In addition, it is anticipated that Richard B. Carlock, David Melman, and Todd B. Crosland will be appointed to serve as the audit committee for the Surviving Corporation.


Special Article Provisions

     General Effect

     The board of directors of Surgical believes, and the board of directors of 4Health agrees, that in connection with the Merger it would be in the best interests of the stockholders of the Surviving Corporation that Surgical amend certain provisions in its articles of incorporation (the "Proposed Amendments") as set forth in the form of Articles of Merger with related Plan of Merger attached hereto as Appendix "D" which may have the effect of reducing the possibility that a third party could effect a sudden or surprise change of majority control of the Surviving Corporation's board of directors or successfully complete a takeover of the Surviving Corporation without the support of the incumbent board of directors. The following discussion of the Proposed Amendments is qualified in its entirety by the provisions of the Proposed Amendments attached hereto as Appendix "D."

     Certain provisions of the Proposed Amendments may have significant effects on the ability of the stockholders of the Surviving Corporation to change the composition of the incumbent board of directors and to benefit from certain transactions that are opposed by the incumbent board of directors.


     In connection with the Merger, Surgical proposes to adopt a number of provisions in its articles of incorporation that might discourage certain types of transactions that involve an actual or threatened change of control of the Surviving Corporation. The Proposed Amendments may make it more difficult and time-consuming to change majority control of the board of directors, and thus reduce the possibility of success of an unsolicited offer to acquire the Surviving Corporation, particularly an offer that does not contemplate the acquisition of all of the Surviving Corporation's outstanding shares. As more fully described below, the Surgical and 4Health boards of directors believe that, as a general rule, such unsolicited offers are not in the best interests of the Surviving Corporation and its stockholders.

     The boards of directors of Surgical and 4Health believe that the threat of removal of the Surviving Corporation's board, in the case of a takeover bid, severely curtails the Surviving Corporation's ability to negotiate effectively with a potential purchaser of the Surviving Corporation or its subsidiaries. In such a situation, the board is deprived of the time and information necessary to evaluate the takeover proposal, to study alternative proposals, and to help ensure that the best transaction involving the Surviving Corporation is ultimately undertaken. The boards of directors believe that generally the takeover of the Surviving Corporation without prior negotiation with the Surviving Corporation's board would be detrimental to the Surviving Corporation and it stockholders. Consequently, Surgical's and 4Health's boards of directors have determined that the benefits of protecting the Surviving Corporation's ability to negotiate with the proponent of an unfriendly or unsolicited proposal to takeover or restructure the Surviving Corporation outweigh the disadvantages of discouraging such proposals.

     However, the changes also limit the ability of the stockholders of the Surviving Corporation to obtain a premium for their shares in the case of a takeover bid or tender offer from a third party, and may serve to discourage or prevent transactions that would benefit stockholders. The Proposed Amendments make it more difficult for a holder of a substantial block of Common Stock to acquire control of, or to remove, the incumbent board of directors of the Surviving Corporation and could thus have the effect of entrenching incumbent board members. At the same time, the anti-takeover provisions help ensure that the board of directors of the Surviving Corporation, if confronted by a surprise proposal from a third party who has recently acquired a block of Common Stock, will have sufficient time to review the proposal and alternatives to it and seek potentially better proposals for its stockholders, employees, suppliers, customers, and others.


     Fair Price Provision

     The purchaser in corporate takeovers often pays cash to acquire a controlling equity interest in a corporation and then arranges a transaction to acquire the balance of the shares for a lower price or less desirable consideration (frequently securities of the purchaser that do not have an established trading market at the time of issue) or both. This practice is known as "two-tier pricing" and tends (and may be designed) to cause stockholders to accept the initial offer for fear of becoming minority stockholders in a controlled corporation or being forced to accept a lower price or less favorable consideration for their shares. To alleviate this problem, Surgical and 4Health propose to amend the articles of incorporation of the Surviving Corporation to include a provision (the "Fair Price Provision") designed to assure that all stockholders of the Surviving Corporation will receive substantially the same price for their shares in transactions in which the Surviving Corporation is acquired in two or more steps.

     The Fair Price Provision discourages two-step acquisitions of the Surviving Corporation by requiring that mergers and certain other business combinations involving the Surviving Corporation and any person who becomes an Interested Stockholder (as hereinafter defined) after the Effective Time either (1) meet certain minimum price and procedural requirements, (2) be approved by a majority of the members of the Surviving Corporation's board of directors who are unaffiliated with such Interested Stockholder and who were directors before the Stockholder became an Interested Stockholder, (3) be approved by the favorable vote of at least 67% of the voting power of the Voting Stock (as hereinafter defined) and a majority of the outstanding shares of Voting Stock held by persons who are neither Interested Stockholders nor affiliates of Interested Stockholders, or (4) be approved by the holders of at least 80% of the outstanding shares of Voting Stock.

     The Fair Price Provision is designed to prevent a purchaser from utilizing two-tier pricing and similar tactics in an attempted takeover of the Surviving Corporation. It also has the overall effect of making it more difficult to acquire and exercise control of the Surviving Corporation and may provide incumbent officers and directors with enhanced ability to retain their position in the event of a takeover bid. It is not designed to prevent or discourage all tender offers for control of the Surviving Corporation. The Fair Price Provision does not preclude an offeror from making a tender offer for some of the shares of the Surviving Corporation's stock without proposing a Business Combination (as defined below) in which the remaining shares of stock are purchased or from making a tender offer in cash for all the outstanding shares of the Surviving Corporation. Except for the restrictions on Business Combinations, the Fair Price Provision will not prevent a holder of a controlling interest of the Common Stock from exercising control over the Surviving Corporation or increasing its interest in the Surviving Corporation. The board of directors of the Surviving Corporation will support or oppose any future takeover proposal, whether or not the proposal satisfies the fair price requirements for the Fair Price Provision, if the board of directors determines that its support or opposition is in the best interests of the Surviving Corporation's stockholders.

     The Fair Price Provision will not limit the ability of a third party to effect a Business Combination, as long as such third party owns (or can obtain the affirmative votes of) at least 80% of the Voting Stock.

     Certain Definitions Used in the Fair Price Provision

     An "Interested Stockholder" is defined in the Fair Price Provision as anyone who acquires beneficial ownership after the Effective Time of 20% or more of the issued and outstanding shares of all classes of capital stock of the Surviving Corporation entitled to vote generally in the election of directors (the "Voting Stock"), and includes any person who, in a transaction not involving a public offering, is an assignee of or has succeeded to any shares of Voting Stock of the Surviving Corporation that were at any time within the prior two year period beneficially owned by an Interested Stockholder. The term "beneficial owner" includes persons directly and indirectly owning or having the right to acquire or vote the stock. The board of directors of the Surviving Corporation considers that a 20% holding, which is four times the minimum ownership requirement imposed in connection with various reporting requirements under the Exchange Act for stockholders of public companies, is appropriate to define an Interested Stockholder. While Mr. R. Lindsey Duncan will own in excess of 20% of the Voting Stock upon consummation of the Merger, he will not be deemed to be an "Interested Stockholder" for purposes of the Fair Price Provision.


     A "Business Combination" includes the following transactions: (1) a merger or consolidation of the Surviving Corporation or any subsidiary with an Interested Stockholder or with any other company or entity that is, or after such merger or consolidation would be, an affiliate of an Interested Stockholder, (2) the sale or other disposition by the Surviving Corporation or a subsidiary or assets having an aggregate fair market value equal to 10% or more of the net assets of the Surviving Corporation if an Interested Stockholder (or an affiliate thereof) is a party to the transaction, (3) the issuance or transfer of stock or other securities of the Surviving Corporation or of a subsidiary to a person or entity that, immediately before such issuance, is an Interested Stockholder (or an affiliate thereof) in exchange for cash or property (including stock or other securities) having an aggregate fair market value equal to 10% or more of the net assets of the Surviving Corporation, (4) the adoption of any plan or proposal for the liquidation of the Surviving Corporation proposed by or on behalf of an Interested Stockholder or affiliate; or (5) any reclassification or recapitalization of outstanding stock (or securities convertible into stock) of any class of the Surviving Corporation or any of its subsidiaries owned by an Interested Stockholder or affiliate.

     A "Disinterested Director" is a member of the board of directors of the Surviving Corporation who is not affiliated with or a nominee of an Interested Stockholder and was a director of the Surviving Corporation immediately before the time the Interested Stockholder became an Interested Stockholder, and any successor to such Disinterested Director who is not affiliated with or a nominee of an Interested Stockholder and was recommended for nomination or election to the board of directors by a majority of the Disinterested Directors then on the board of directors.

     Requirements for Certain Business Combinations Without the Fair Price Provision


     If the Surviving Corporation's articles of incorporation did not include the Fair Price Provision, mergers, consolidations, the sale of substantially all of the assets of the Surviving Corporation, the adoption of a plan of dissolution of the Surviving Corporation, and reclassification of securities and recapitalizations of the Surviving Corporation involving amendments to the articles of incorporation would require approval by the holders of a majority of the voting power of the Voting Stock. Certain other transactions, such as sales of less than substantially all of the assets of the Surviving Corporation, certain mergers involving a wholly-owned subsidiary of the Surviving Corporation, and recapitalizations and reclassifications not involving amendments to the articles of incorporation would not require stockholder approval.


     Requirements for Certain Business Combinations Under the Fair Price
Provision

     Under the Fair Price Provision, it will be a condition to a Business Combination with an Interested Stockholder that the transaction either (1) meet certain price criteria and procedural requirements (discussed below), (2) be approved by a majority of the Disinterested Directors, or (3) be approved by the favorable vote of at least 67% of the voting power of the Voting Stock and a majority of the outstanding shares of Voting Stock held by persons who are neither Interested Stockholders nor affiliates of Interested Stockholders, or
(4) be approved by the favorable vote of at least 80% of the voting power of the Voting Stock. If the minimum price criteria and procedural requirements are not met and the requisite approval of the Disinterested Directors is not obtained, and the requisite vote of stockholders not affiliated with the Interested Stockholder is not obtained, then a Business Combination with an Interested Stockholder will require an 80% stockholder vote. One consequence of the Fair Price Provision, therefore, is that additional time and expense would be required to effect certain Business Combinations due to the need to hold a special stockholders' meeting.

     Exceptions to Higher Vote Requirements under the Fair Price Provision


     The 80% affirmative stockholder vote contemplated by the Fair Price Provision will be required only if (1) the minimum price criteria and procedural requirements described under (a) and (b) below are not satisfied, and (2) the transaction is not approved by a majority of the Disinterested Directors, and
(3) the requisite vote of stockholders not affiliated with the Interested Stockholder is not obtained.


     (a) Minimum Price Criteria. In a Business Combination involving cash or other consideration paid to the Surviving Corporation's stockholders, the consideration must be either cash or the same type of consideration used by the Interested Stockholder in acquiring the largest portion of its Voting Stock before the first public announcement of the terms of the proposed Business Combination (the "Announcement Date"). In addition, the fair market value (calculated in accordance with the Fair Price Provision) of the consideration to be paid on the date the Business Combination was consummated (the "Consummation Date") must meet certain minimum price criteria described herein.

     In the case of payments to holders of Common Stock and the Surviving Corporation's Preferred Stock, the fair market value per share of such payments must be at least equal in value to the higher of (1) the highest price per share (including brokerage commissions, transfer taxes, and soliciting dealers' fees) paid by the Interested Stockholder in acquiring any shares of such class or series of stock during the two years before the Announcement Date (even if the Interested Stockholder was not an Interested Stockholder at the time of any such acquisitions) or in the transaction in which it became an Interested Stockholder (whichever is higher), or (2) the fair market value per share of such class or series of stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date"), whichever is higher; provided, however, the holders of Preferred Stock shall be entitled to receive an amount at least equal to the highest preferential amount payable upon dissolution, liquidation, or winding-up of the Surviving Corporation applicable thereto if the Interested Stockholder has not previously purchased shares of Preferred Stock or such price paid for Preferred Stock is lower than such preferential amount. If the Interested Stockholder purchased any shares of Common Stock during the two-year period before the Announcement Date, then the minimum price could be set as of such earlier date. If the Interested Stockholder did not purchase any shares of Common Stock during the two-year period before the Announcement Date or in the transaction on the Determination Date in which it became an Interested Stockholder (e.g., if it became an Interested Stockholder through the acquisition of shares of another class of Voting Stock), the minimum price would be as determined under (2) above.

     For example, if the acquisition by an Interested Stockholder of its Common Stock interest was by cash purchases in open market transactions and the highest price paid per share of Common Stock during the previous two years (including the transaction in which it became an Interested Stockholder) was $2, and assuming that the fair market values per share of Common Stock on the Determination Date and on the Announcement Date were $1 and $1.50, respectively, the amount required to be paid to the holders of Common Stock would be the amount per share in cash equal to the higher of (1) $2 (the highest price paid), or (2) $1.50 (fair market value on the Announcement Date). Accordingly, in order to comply with the Fair Price Provision's minimum price criteria, the Interested Stockholder would be required to pay at least $2 per share in cash to holders of Common Stock in the Business Combination. If the Interested Stockholder previously acquired shares for other than cash consideration, the form of consideration to be paid would be cash or the form of consideration previously used to acquire the largest block of stock. All such prices shall be subject to an appropriate adjustment in the event of any stock dividend, stock split, subdivision, combination of shares, or similar event.

     In the case of payments to holders of any class or series of the Surviving Corporation's Voting Stock other than Common Stock, the fair market value per share of such payments must be at least equal to the higher of (a) the highest price per share determined with respect to such class or series or stock in the same manner as described in clauses (1) and (2) of the preceding paragraph, or
(b) the highest preferential amount per share to which the holders of such class or series of Voting Stock are entitled in the event of a voluntary or involuntary liquidation of the Surviving Corporation.

     Under the minimum price requirements, the fair market value of non-cash consideration to be received by holders of shares of any class of Voting Stock in a Business Combination is to be determined in good faith by the board of directors of the Surviving Corporation.

     Under the Fair Price Provision, the Interested Stockholder is required to meet the minimum price with respect to each class of stock before proposing the Business Combination. If the minimum price criteria and the procedural requirements (discussed below) are not met with respect to each class of Voting Stock, then an 80% vote of stockholders will be required to approve the Business Combination unless the transaction is approved by the favorable vote of at least 67% of the voting power of the Voting Stock and a majority of the outstanding shares of Voting Stock held by persons who are neither Interested Stockholders nor affiliates of Interested Stockholders, or by a majority of the Disinterested Directors.

     If the proposed Business Combination does not involve receipt by the other stockholders of the Surviving Corporation of cash or other property, such as a sale of assets or an issuance of the Surviving Corporation's securities to an Interested Stockholder, then the price criteria discussed above will not apply and an 80% vote of stockholders will be required unless the transaction is approved by the favorable vote of at least 67% of the voting power of the Voting Stock and a majority of the outstanding shares of Voting Stock held by persons who are neither Interested Stockholders nor affiliates of Interested Stockholders, or by a majority of the Disinterested Directors.

     (b) Procedural Requirements. Under the Fair Price Provision, unless the Business Combination is approved by a majority of the Disinterested Directors, the Business Combination will be subject to the 80% stockholder vote requirement, even if it satisfies the minimum price criteria, in each of the following situations:

          (1) if the Surviving Corporation, after the Interested Stockholder became an Interested Stockholder, (i) reduced the rate of dividends paid on the Common Stock (unless such reduction was necessary to reflect any subdivision of the Common Stock), or (ii) failed to increase the rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization, or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock, unless such reduction was approved by a majority of the Disinterested Directors. This provision is designed to prevent an Interested Stockholder from attempting to depress the market price of the Common Stock before proposing a Business Combination by reducing dividends on the Common Stock, and thereby reducing the consideration required to be paid pursuant to the minimum price provisions of the Fair Price Provision.

          (2) if the Interested Stockholder acquired any additional shares of Voting Stock except in the transaction pursuant to which it became an Interested Stockholder. This provision is intended to prevent an Interested Stockholder from purchasing additional shares of Voting Stock without compliance with the provisions of the Fair Price Provision.

          (3) if the Interested Stockholder, at any time after it became an Interested Stockholder, whether in connection with the proposed Business Combination or otherwise, received the benefits of any loss or other financial assistance or tax advantage provided by the Surviving Corporation (other than proportionately as a stockholder). This provision is intended to deter an Interested Stockholder from self-dealing or otherwise taking advantage of its equity position in the Surviving Corporation by using the Surviving Corporation's resources to finance the proposed Business Combination or otherwise for its own purposes in a manner not proportionately available to all stockholders.

     Under the Fair Price Provision, unless the business Combination is approved by a majority of the Disinterested Directors, to avoid the 80% stockholder vote requirement even if the other conditions described above are met, a proxy or information statement disclosing the terms and conditions of the proposed Business Combination and complying with the requirements of the proxy rules promulgated under the Exchange Act would have to be mailed to all stockholders of the Surviving Corporation at least 30 days before the consummation of a Business Combination. This provision is intended to ensure that the Surviving Corporation's stockholders will be fully informed of the terms and conditions of the proposed Business Combination even if the Interested Stockholder is not otherwise legally required to disclose such information to stockholders.

     NONE OF THE MINIMUM PRICE OR PROCEDURAL REQUIREMENTS DESCRIBED ABOVE WILL APPLY IN THE CASE OF A BUSINESS COMBINATION APPROVED BY A MAJORITY OF THE DISINTERESTED DIRECTORS OR THE FAVORABLE VOTE OF 67% OF THE OUTSTANDING SHARES AND A MAJORITY OF THE SHARES HELD BY PERSONS WHO ARE NEITHER THE INTERESTED STOCKHOLDER NOR AFFILIATES OF THE INTERESTED STOCKHOLDER, AND, IN THE ABSENCE OF SUCH APPROVAL, ALL OF SUCH REQUIREMENTS WILL HAVE TO BE SATISFIED TO AVOID THE 80% STOCKHOLDER VOTE REQUIREMENT.

     Classified Board

     While Surgical's current articles of incorporation provide for a classified board divided into three classes of directors, each of whom can be removed by stockholders with or without cause, serving staggered three-year terms, with one class of directors to be elected at each annual meeting of stockholders to hold office until the end of their term or until their successors have been elected and qualified, the proposed articles of incorporation provide that the directors whose term expires at the 1999 annual meeting of the Surviving Corporation Stockholders may not be removed without cause except upon the affirmative vote of the holders of 67% of the outstanding shares of Voting Stock. This provision makes it more difficult to remove Rockwell D. Schutjer and Todd B. Crosland, the two incumbent Surgical directors who will continue to serve on the board of the Surviving Corporation, thus providing continuing representation of the Surgical Stockholders.

     No Cumulative Voting

     The articles of incorporation will not permit cumulative voting. Thus, a purchaser of a block of New Common Stock representing less than a majority of the outstanding shares will have no assurance of proportional representation on the board of directors.

     No Action by Stockholder Consent

     Utah law provides that, unless a corporation's certificate of incorporation denies the right, stockholders may act by a written consent executed by the holders of a majority of the outstanding shares of voting stock without holding a special or annual meeting of stockholders. The Surviving Corporation's articles of incorporation will prohibit action that is required or permitted to be taken at any annual or special meeting of stockholders of the Surviving Corporation from being taken by the written consent of stockholders without a meeting, except with respect to the removal, with or without cause, of no more than up to three directors in any fiscal year of the Surviving Corporation or unless authorized by a majority of the Disinterested Directors. The intent of this provision is to provide an open forum at a stockholders meeting for all stockholders to have a chance to attend and be heard. This provision could have an anti-takeover effect and tend to entrench management by forcing the holder or holders of a majority of the outstanding stock to exercise their prerogatives of majority ownership only by voting at a stockholders meeting rather than by written consent.

     Supermajority Voting

     The Fair Price Provision may be altered, amended, or repealed only if the holders of 80% or more of the outstanding shares of Voting Stock entitled to vote thereon or 67% or more of the outstanding shares voting together with a majority of the outstanding shares held by persons other than the Interested Stockholder and its affiliates, vote in favor of such action. The other anti-takeover provisions in the articles of incorporation may be altered, changed, amended, or repealed only if the holders of 67% or more of the outstanding shares of voting stock of the Surviving Corporation entitled to vote thereon vote in favor of such action. Without this supermajority voting, the beneficial effects of the provisions requiring such greater percentage of vote could be nullified by subsequent amendments approved by a vote of the holders of only a majority of Common Stock.

Voting and Revocation of Proxy

     Surgical

     Shares of Surgical Stock that are represented by a proxy properly executed and received prior to the vote at the Surgical Stockholders' Meeting will be voted at the Stockholders' Meeting in the manner directed on the proxy card, unless such proxy is revoked in advance of such vote. If the proxy is returned to Surgical without a specific direction, the proxy will be voted in favor of all the proposals of management submitted to the Surgical Stockholders, including the Merger, thereby waiving dissenters' rights.

     Inasmuch as the Merger requires the affirmative vote of a majority of all outstanding shares of Surgical Stock entitled to vote, failure to return a properly executed proxy card or to vote in person at the Surgical Stockholders' Meeting will have the practical effect of a vote against the Merger. Similarly, an abstention will have the same legal effect as a vote against the Merger.

     Under the rules of the New York Stock Exchange, which are generally observed by brokers that are not members of such Exchange as well as those that are, brokers that hold shares in street or nominee names for a customer do not have the authority to vote on items such as the Merger when they have not received instructions from beneficial owners. Therefore, brokers that do not receive instruction from beneficial owners are not entitled to vote on the Merger. Accordingly, under Utah Law, a broker non-vote, while effective to establish a quorum, will have the same effect as a vote against the Merger.

     Any Surgical Stockholder giving a proxy may revoke it at any time prior to the call for the vote at the Surgical Stockholders' Meeting by delivering to Surgical, to the attention of the corporate secretary, 2801 South Decker Lake Lane, Salt Lake City, Utah 84119, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares, or by attending the Surgical Stockholders' Meeting and voting in person. Attendance at the Surgical Stockholders' Meeting will not in itself constitute the revocation of a proxy.

     4Health

     Shares of 4Health Common Stock and Series A Stock that are represented by a proxy properly executed and received prior to the vote at the 4Health Stockholders' Meeting will be voted at the Stockholders' Meeting in the manner directed on the proxy card, unless such proxy is revoked in advance of such vote. If the proxy is returned to 4Health without a specific direction, the proxy will be voted in favor of all proposals submitted to the 4Health Stockholders, including the Merger, thereby waiving dissenters' rights.

     Inasmuch as the Merger requires the affirmative vote of a majority of all outstanding shares of 4Health Common Stock and 4Health Series A Stock entitled to vote, voting as separate classes, failure to return a properly executed proxy card or to vote in person at the 4Health Stockholders' Meeting will have the practical effect of a vote against the Merger. Similarly, an abstention will have the same legal effect as a vote against the Merger.

     Any 4Health Stockholder giving a proxy may revoke it at any time prior to the call for the vote at the 4Health Stockholders' Meeting by delivering to 4Health, to the attention of the corporate secretary, 5485 Conestoga Court, Boulder, Colorado 80301, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares, or by attending the 4Health Stockholders' Meeting and voting in person. Attendance at the 4Health Stockholders' Meeting will not in itself constitute the revocation of a proxy.


Solicitation of Proxies

     Surgical

     Surgical will bear its own costs of soliciting proxies. Proxies will initially be solicited by mail, but executive officers, directors, and selected other employees of Surgical may also solicit proxies in person or by telephone or facsimile. Such persons who solicit proxies will not be specially compensated for such services. Nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

     Holders of Surgical Stock are requested to complete, date, and sign the accompanying Surgical Stockholders' proxy card and return it promptly in the enclosed envelope to Surgical at 2801 South Decker Lake Lane, Salt Lake City, Utah 84119. No postage is required if mailed within the United States.

     4Health

     4Health will bear its own costs of soliciting proxies. Proxies will initially be solicited by mail, but executive officers, directors, and selected other employees of 4Health may also solicit proxies in person or by telephone or facsimile. Such persons who solicit proxies will not be specially compensated for such services. Nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

     Holders of 4Health Common Stock are requested to complete, date, and sign the accompanying proxy card and return it promptly in the enclosed envelope to 4Health at, 5485 Conestoga Court, Boulder, Colorado 80301. No postage is required if mailed within the United States.

Vote Required

     Surgical

     Pursuant to Utah Law, the Merger must be approved by holders of a majority of the shares of Surgical Stock outstanding on the Surgical Record Date. The adoption of the LTSIP must be approved by a majority of a quorum in attendance at the Surgical Stockholders' Meeting, either in person or by proxy. The election of directors requires a plurality of the votes at a meeting at which a quorum is present. The bylaws of Surgical require that at least one-half of the Surgical Stock issued and outstanding as of the Surgical Record Date be represented, in person or by proxy, at the Surgical Stockholders' Meeting in order to constitute a quorum for the conducting of business.

     Directors, executive officers, and certain stockholders of Surgical holding an aggregate of 2,278,329 shares of Surgical Stock, or approximately 50.2% of the shares of Surgical Stock issued and outstanding, have delivered their irrevocable proxies to vote in favor of the Merger and have committed to vote in favor of adopting the LTSIP.

     4Health

     Pursuant to California Law, the Merger must be approved by the holders of a majority of the 4Health Common Stock outstanding on the 4Health Record Date as well as the holders of a majority of the 4Health Series A Stock outstanding on the 4Health Record Date.

     Directors, executive officers, and certain stockholders of 4Health holding an aggregate of 4,448,833 shares, or approximately 74.4% of the 4Health Common Stock issued and outstanding, and all shares of 4Health Series A Stock issued and outstanding, have delivered their irrevocable proxies to vote in favor of the proposals to be submitted to the stockholders for their consideration, so that the vote of no additional shares of 4Health Common or Series A Stock will be required to approve the Merger.


Attendance of Representative of Accountants

     It is anticipated that a representative of Arthur Andersen LLP will be in attendance at both the Surgical and the 4Health Stockholder' Meetings in order to answer appropriate questions from the Stockholders and, if they so desire, to make a statement to the Stockholders.

Stockholder Proposals

     If the Merger is completed, it is anticipated that the board of directors of the Surviving Corporation will adopt the calendar year as the fiscal year of the corporation as permitted by the bylaws. In such event, it is anticipated that the next annual meeting of stockholders will be held in late May or June 1997. Stockholders may present proposals for inclusion in the proxy statement to be mailed in connection with the next annual meeting of stockholders; provided that, such proposals are received by the Surviving Corporation no later than February 28, 1997, and are otherwise in compliance with applicable laws and regulations and the governing provisions of the articles of incorporation and bylaws of the Surviving Corporation.

     If for any reason the Merger is not completed, it is anticipated that the next annual meeting of Surgical Stockholders will be held during August 1997. Stockholders may present proposals for inclusion in the proxy statement to be mailed in connection with the 1997 annual meeting of stockholders if such proposals are received by Surgical no later than April 15, 1997, and are otherwise in compliance with applicable laws and regulations and the governing provisions of the articles of incorporation and bylaws of Surgical.


Rights of Dissenting Stockholders

     Surgical

     Dissenting Surgical Stockholders who oppose the proposed Merger will have the right to receive payment for the value of their shares of Surgical Stock held as set forth in part 13 of the Utah Law ("Part 13"), a copy of which is attached as Appendix "F." Any obligations that Surgical may have to Dissenting Surgical Stockholders as set forth below will continue as obligations of the Surviving Corporation subsequent to the Merger. The following summary is qualified in its entirety by the more detailed referenced provisions of the Utah Law that are attached; in the event of any inconsistency, such provisions of the Utah Law shall prevail.

     Under Part 13, a Dissenting Surgical Stockholder wishing to assert dissenters' rights:

          (a) must cause Surgical to receive, before the vote of the Surgical Stockholders in regard to the proposed Merger is taken at the Surgical Stockholders' Meeting, written notice of his or her intent to demand payment for shares of Surgical Stock held if the Merger is approved and effected; and

          (b) may not vote any of the shares of Surgical Stock held in favor of the Merger.


     In order for a Dissenting Surgical Stockholder to be entitled to payment for shares of Surgical Stock held, such stockholder must have been a stockholder of Surgical with respect to the shares of Surgical Stock for which payment is demanded as of the date the Merger Agreement is approved by the Surgical Stockholders at the Surgical Stockholders' Meeting. A Dissenting Surgical Stockholder who does not satisfy the above conditions is not entitled to demand payment for his or her shares of Surgical Stock. As used herein, a "Dissenting Surgical Stockholder" means a record holder of the dissenting shares of Surgical Stock and any appropriate transferee of record.

     If the Merger is approved by a majority of the shares of Surgical Stock issued and outstanding at the Surgical Record Date and any Dissenting Surgical Stockholders have caused Surgical to receive the written notice indicated above and did not vote his or her shares of Surgical Stock held in favor of the Merger, Surgical shall provide written notice to all such Dissenting Surgical Stockholders who satisfy the foregoing conditions and who, therefore, are entitled to demand payment for their shares of Surgical Stock. Such written dissenters' notice from Surgical shall be sent no later than ten (10) days after the Effective Time and shall:

          (a) state that the Merger was authorized and approved by holders of a majority of the outstanding shares of Surgical Stock and give notice of the proposed Effective Time of the Merger;

          (b) state the address at which Surgical will receive payment demands and the address at which certificates for shares of Surgical Stock must be deposited;

          (c) supply a form for Dissenting Surgical Stockholders to demand payment, which form requests a Dissenting Surgical Stockholder to state an address to which payment is to be made;

          (d) set a date by which Surgical must receive the payment demand and by which certificates for dissenting shares must be deposited at the address indicated, which dates may not be fewer than 30 nor more than 70 days after the date the dissenters' notice is given; and

          (e)  be accompanied by a copy of Part 13.

     A Dissenting Surgical Stockholder who is given dissenters' notice as provided above and wishes to assert dissenters' rights must, in accordance with the terms of the dissenters' notice, cause Surgical to receive a payment demand in the same form referred to above or in another writing and must timely deposit certificates for dissenting shares of Surgical Stock as provided above. A Dissenting Surgical Stockholder who demands payment in accordance with this paragraph retains all rights as a stockholder of Surgical except the right to transfer the shares until the Effective Time and thereafter has only the right to receive payments for such shares. A Dissenting Surgical Stockholder who does not meet the provisions of this paragraph is not entitled to payment for shares pursuant to dissenters' rights.


     Upon compliance by the Dissenting Surgical Stockholder with all the requirements described above and in Part 13, Surgical shall pay the amount Surgical estimates to be the fair value of the Dissenting Surgical Stockholders' shares of Surgical Stock, except for any shares acquired by the Dissenting Surgical Stockholder after the date of the notice of the Surgical Stockholders' Meeting, to which special provisions not summarized here apply, accompanied by Surgical's balance sheet as of the end of the most recent fiscal year; an income statement for that year; statements of changes in stockholders' equity and cash flows for that year; and the latest available interim financial statements, if any. Such financial statements need not be audited. Payment shall also be accompanied by a statement of Surgical's estimate of the fair value of the dissenting shares of Surgical Stock and the amount of interest payable with respect to such shares, a statement of a dissatisfied dissenters' right to demand payment, as discussed below, and a copy of Part 13.

     If the Merger Agreement is not effected, or is not effected within 60 days after the date set by Surgical as the date by which Surgical must receive payment demands, notwithstanding approval by the Surgical Stockholders holding a majority of the issued and outstanding shares of Surgical Stock, Surgical is required to return to all Dissenting Surgical Stockholders the deposited stock certificates, and the Dissenting Surgical Stockholders shall thereafter have all rights of a stockholder of Surgical as if no demand for payment had been made.

     If the Effective Time occurs more than 60 days after the date set by Surgical as the date by which Surgical must receive payment demands, then Surgical shall send a new dissenters' notice and the provisions of Part 13 shall again be applicable.

     A Dissenting Surgical Stockholder may notify Surgical of his or her own estimate of the value of his or her shares of Surgical Stock held and demand that Surgical pay such amount if the dissenter believes that the amount paid by Surgical is less than the fair value of the shares; if Surgical fails to make payment within 60 days after the date set by it as the date by which it must receive the payment demand; or if Surgical, having not effected the Merger Agreement, fails to return timely the Dissenting Surgical Stockholder's shares of Surgical Stock. A dissenter waives the right to demand payment according to this paragraph unless such Dissenting Surgical Stockholder causes Surgical to receive notice of his or her estimate within 30 days after Surgical has made payment for the shares of Surgical Stock.


     If a demand for payment by the dissenter remains unresolved, Surgical shall commence a proceeding in the Third District Court of Salt Lake County, Utah, within 60 days after receiving the payment demand from the dissenter and petition the court to determine the fair value of the shares. If Surgical fails to commence such proceeding within such 60 days, it shall pay to each dissenter whose demand remains unresolved the amount demanded. Each such Dissenting Surgical Stockholder is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by Surgical or the amount Surgical elected to withhold payment under special provisions applicable to shares acquired after the date of the notice of the Surgical Stockholders Meeting of Surgical's Stockholders. The court is required to assess court costs, counsel fees, and appraisal costs against Surgical, unless the court determines that the Dissenting Surgical Stockholder acted arbitrarily, vexatiously, or not in good faith.

     4Health

     Dissenting 4Health Common Stockholders who oppose the proposed Merger Agreement will have the right to receive payment for the value of the shares of 4Health Common Stock held as set forth in chapter 13 of California Law ("Chapter 13"), a copy of which is attached as Appendix "E". Any obligations that 4Health may have to Dissenting 4Health Common Stockholders as set forth below, will be assumed by the Surviving Corporation as a result of the Merger. The following summary is qualified in its entirety by the more detailed referenced provisions of the California Law that are attached; in the event of any inconsistency, the provisions of the California Law shall prevail.

     Under Chapter 13, a Dissenting 4Health Common Stockholder wishing to assert dissenters' rights may require 4Health to purchase for cash, at fair market value, the shares of 4Health Common Stock held by such Dissenting 4Health Stockholder. The fair market value of such shares shall be determined as of the day before the first announcement of the Merger, excluding any appreciation or depreciation in consequence of the Merger, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective after such announcement. Holders of all of the issued and outstanding shares of 4Health Series A Stock have delivered their irrevocable proxies to vote the shares in favor of the Merger and, therefore, will be deemed to have elected not to exercise their dissenters' rights.


     In order for a Dissenting 4Health Common Stockholder to be entitled to payment for shares of 4Health Common Stock held by him or her, the Dissenting 4Health Common Stockholder's shares must have been outstanding as of the 4Health Record Date for determining the shares entitled to vote at the 4Health Stockholders' Meeting and must not have been voted in favor of the Merger. In addition, a Dissenting 4Health Common Stockholder must properly demand 4Health to purchase the shares held and submit such shares for endorsement as described below, all in accordance with Chapter 13. As used herein, a Dissenting 4Health Common Stockholder means a record holder of dissenting shares of 4Health Common Stock and any appropriate transferee of record.

     If the Merger is approved by the 4Health Common Stockholders at the 4Health Stockholders' Meeting in the manner described in this Joint Proxy Statement/Prospectus but such approval is not unanimously voted for by all outstanding shares of 4Health Common Stock, 4Health shall provide to the holders of all such shares that were not voted in favor of the Merger and who are therefore entitled to dissenters' rights a written notice stating that the Merger has been approved by holders of a majority of the shares of 4Health's Common Stock and by the holders of all of the shares of 4Health's Series A Stock. This notice shall be mailed by 4Health no later than ten (10) days after the date the Merger is approved by the 4Health stockholders and shall be accompanied by:

          (a)  a copy of sections 1300-1304 of Chapter 13;

          (b) a statement of the price determined by 4Health to represent the fair market value of the dissenting shares which such statement of price shall constitute an offer by 4Health to purchase at such price any dissenting shares of 4Health Common Stock, so long as such shares maintain their status as dissenting shares; and

          (c) a brief description of the procedure to be followed by any 4Health Common Stockholders who wish to exercise their dissenter's rights under Chapter 13.

     In order to make proper demand for payment, any 4Health Common Stockholder that receives the dissenters' notice as provided above and who wishes to assert dissenters' rights must provide 4Health with a written demand that 4Health purchase the dissenting shares held by paying cash for such shares at their fair market value as of the day before the announcement of the proposed Merger. The demand must state the number and class of the shares of 4Health held of record by the Dissenting 4Health Common Stockholder with respect to which such stockholder is exercising dissenters' rights and shall contain a statement of what such stockholder claims to be the fair market value of those shares as of the day before the announcement of the proposed Merger. This statement of fair market value shall constitute an offer by the Dissenting 4Health Common Stockholder to sell the dissenting shares at such price. In order for such written demand to be effective for any purpose, it must be received by 4Health or its transfer agent within 30 days from the date that 4Health mails the dissenters' notice described above.

     Within 30 days after the dissenters' notice is mailed by 4Health, a Dissenting 4Health Common Stockholder must also submit to 4Health at its principal office or at the office of any transfer agent of 4Health (a) if the dissenting shares are represented by certificates, the Dissenting 4Health Common Stockholder's certificates representing any dissenting shares which such stockholder demands that 4Health purchase, which such certificates must be stamped or endorsed with a statement that the shares are dissenting shares or exchanged for certificates of appropriate denomination so stamped or endorsed; or (b) if the shares are not represented by certificates, a written notice of the number of shares which the Dissenting 4Health Common Stockholder demands that 4Health purchase. Upon subsequent transfers of any dissenting shares on the books of 4Health, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original Dissenting 4Health Common Stockholder of the shares.

     If 4Health and a Dissenting 4Health Common Stockholder agree that the shares held by such stockholder are dissenting shares and agree upon the price to be paid by 4Health for such shares, the Dissenting 4Health Common Stockholder is thereafter entitled to receive the agreed price with interest thereon at the legal rate on judgments, as specified by California Law, from the date that 4Health and the Dissenting 4Health Common Stockholder agree on the fair market value of the dissenting shares. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of 4Health. Unless prohibited by certain provisions of California Law designed to protect creditors and certain classes of stockholders, 4Health shall pay to any Dissenting 4Health Common Stockholder the fair market value of his or her dissenting shares within 30 days after the amount to be paid therefor has been agreed or within 30 days after any statutory or contractual conditions to the Merger are satisfied, whichever is later, and, in the case of certificated securities, subject to surrender of the certificates therefor as described in the immediately preceding paragraph, unless provided otherwise by agreement.

     If 4Health denies that shares held by a Dissenting 4Health Common Stockholder are dissenting shares, or 4Health and a Dissenting 4Health Common Stockholder do not agree upon the fair market value of the shares, then the Dissenting 4Health Common Stockholder demanding purchase of such shares as dissenting shares or any interested corporation (i.e., 4Health, Surgical, or the Surviving Corporation), within six months after the date on which the original dissenters' notice was mailed to 4Health Common Stockholders entitled to dissenters' rights, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint. Two or more Dissenting 4Health Common Stockholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     In any such proceeding, the court shall determine first, if at issue, the status of the subject shares as dissenting shares. If the fair market value of the dissenting shares is at issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares. If the court appoints an appraiser or appraisers, such appraisers shall proceed forthwith to determine the fair market value per dissenting share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it. If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares. The court shall then enter judgment for payment by 4Health of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares held by any Dissenting 4Health Common Stockholder which is a party to, or who has intervened in, the proceeding and is entitled to payment, with interest thereon to accrue from the date on which such judgment is entered. Any party may appeal from the judgment of the court.

     Subject to the provisions of the California Law that protect creditors and certain classes of stockholders of a corporation, each Dissenting 4Health Common Stockholder will thereafter be entitled to forthwith receive payment for the dissenting shares held, provided, that in the case of dissenting shares represented by certificates, that the Dissenting 4Health Common Stockholder has properly endorsed and delivered to the Surviving Corporation the certificates representing the dissenting shares held by such stockholder.

     The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but if the value awarded by the court for the shares is more than 125% of the price originally offered by 4Health, the Surviving Corporation shall pay the costs (including, in the discretion of the court, attorneys' fees, fees of expert witnesses, and interest at the legal rate on judgments) from the date of compliance by the Dissenting 4Health Common Stockholder with the provisions of Chapter 13.

     To the extent that provisions of California Law prevent the payment to any holders of dissenting shares of the fair market value of such shares, they shall become creditors of the Surviving Corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5 of California Law.

     Cash dividends declared and paid by 4Health upon the dissenting shares after the date of approval of the Merger by the 4Health Stockholders and prior to payment for such dissenting shares by 4Health shall be credited against the total amount to be paid by the Surviving Corporation therefor.

     Except as expressly limited by Chapter 13, Dissenting 4Health Common Stockholders will continue to have all the rights and privileges incident to their shares held until the fair market value of such shares is agreed upon or determined and paid. A Dissenting 4Health Common Stockholder may not withdraw a demand for payment once such demand has been made unless 4Health consents to such withdrawal. Dissenting shares lose their status as dissenting shares and the holder thereof ceases to be a Dissenting 4Health Common Stockholder upon the happening of any of one the following:

          (a) 4Health abandons the Merger. Upon abandonment of the Merger, 4Health shall pay on demand to any Dissenting 4Health Common Stockholder who has initiated proceedings in good faith under Chapter 13 all necessary expenses incurred in such proceedings, including reasonable attorneys' fees;

          (b) The dissenting shares are transferred prior to their submission for endorsement in accordance with Chapter 13;

          (c) The Dissenting 4Health Common Stockholders and 4Health do not agree upon the status of the shares as dissenting shares or upon the fair market value of the shares, and neither files a complaint or intervenes in a pending action as described above within six months after the date on which the dissenters' notice was first mailed to the stockholders entitled to receive such notice; or

          (d) The Dissenting 4Health Common Stockholder, with the consent of 4Health, withdraws his or her demand for purchase of the dissenting shares.

     If litigation is instituted to test the sufficiency or regularity of the votes of the 4Health Stockholders in authorizing and approving the Merger, any proceedings brought under Chapter 13 to identify dissenting shares or determine the fair market value of dissenting shares shall be suspended until final determination of such litigation. No 4Health Stockholder who has a right under Chapter 13 to demand payment of cash for the shares held shall have any right at law or in equity to attack the validity of the Merger, or to have the Merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the Merger have been legally voted in favor thereof.

Accounting for the Merger

     The Merger will be accounted for under the "purchase" method of accounting, in accordance with generally accepted accounting principles. The Merger will be treated for accounting purposes as a "reverse merger" wherein 4Health will be treated as the acquiring company because on consummation of the Merger, the 4Health Stockholders will own more than 50% of the issued and outstanding capital stock of the Surviving Corporation. Accordingly, the transaction will be treated for accounting and financial reporting purposes as an issuance of shares by 4Health for cash, receivables, and other assets of Surgical.

     The Merger will be recorded on the books of the Surviving Corporation at the fair market value of the Surgical Stock which will be allocated to the net assets of Surgical, consisting primarily of cash, cash equivalents, and receivables. The retained earnings of 4Health will be carried forward after the Merger. The historical stockholders' equity of 4Health prior to the Merger will be retroactively restated for the equivalent number of shares received in the Merger. Results of operations prior to the Merger will be those of 4Health.

Delivery of Certificates for New Common Stock and Warrants

     It is anticipated that certificates for New Common Stock and Warrants will be available to exchange for Surgical Stock, 4Health Common Stock and 4Health Series A Stock within ten days following the Effective Time. Certificates representing shares of Surgical and 4Health Common and Series A Stock to be exchanged must be delivered to the Transfer Agent prior to the issuance of certificates representing the shares of New Common Stock and Warrants to be exchanged therefor. Stockholders of record will receive a letter of transmittal from the Transfer Agent subsequent to the Effective Time with specific instructions regarding the delivery of existing certificates in exchange for the issuance of certificates representing the New Common Stock and Warrants. The Transfer Agent can be contracted at Zions First National Bank, N.A., Corporation Trust Department, Third Floor, 10 East South Temple, Salt Lake City, Utah 84111, telephone number (801) 524-4624.

     Certificates for Surgical Stock and 4Health Common Stock and 4Health Series A Stock shall remain valid and shall be considered to represent shares of the Surviving Corporation after giving effect to the Surgical Conversion Ratio or 4Health Common Stock or Series A Conversion Ratio, as the case may be.


Payment in Lieu of Issuing Fractional Shares and Warrants

     No fractional shares of New Common Stock or Warrants will be issued in connection with the Merger. In lieu thereof, a person otherwise entitled to receive a fractional share or Warrant shall be paid in cash the value of such fractional share (without ascribing any value to the fractional Warrant) based on the closing sales price, rounded to the nearest cent, for Surgical Stock as reported by Nasdaq for the last trading day immediately preceding the Closing Date.

Principal Conditions

     Both Surgical and 4Health

     Completion of the Merger is subject, pursuant to the Merger Agreement, to the satisfaction of certain conditions, including the following:

          (a) The registration statement of which this Joint Proxy Statement/Prospectus forms a part shall have been declared effective by the Commission and Surgical shall have received all permits and other authorizations required under state securities laws to consummate the Merger;

          (b) The Merger shall have been approved and adopted by the requisite vote of the stockholders of both Surgical and 4Health; and

          (c) No governmental agency or authority shall have taken any action with the effect of making the Merger illegal or otherwise prohibited.

The foregoing conditions cannot be waived.

     Surgical

     In addition to the foregoing, the obligations of Surgical to effect the Merger are subject to certain further conditions, including the following:

          (a) The perfection of dissenters' rights by 4Health Common Stockholders holding less than 5% of the outstanding 4Health Common Stock;

          (b) The satisfaction by 4Health of the representations, warranties, covenants, and conditions of 4Health in the Merger Agreement;

          (c) The satisfaction of Surgical's review of the business and financial condition of 4Health;

          (d) Surgical shall have received an opinion of Surgical's counsel with respect to certain tax matters as discussed under "TAX CONSEQUENCES";

          (e) Surgical shall have received an opinion of 4Health's counsel with respect to certain matters;

          (f) Surgical shall have received a letter from the independent public accountants for 4Health with respect to certain matters; and

          (g) Compliance with miscellaneous other terms, covenants, and conditions.

Any of the above conditions may be waived by Surgical; however, it has not indicated that it intends to so do.

     4Health

     The obligations of 4Health to effect the Merger are subject to certain further conditions, including the following:

          (a) The perfection of dissenters' rights by Surgical Stockholders holding less than 225,000 shares of the outstanding Surgical Stock;

          (b) The satisfaction by Surgical of the representations, warranties, covenants, and conditions of Surgical in the Merger Agreement;

          (c) The satisfaction of 4Health's review of the business and financial condition of Surgical;

          (d) 4Health shall have received an opinion of 4Health's counsel with respect to certain tax matters as discussed under "TAX CONSEQUENCES";

          (e) 4Health shall have received an opinion of Surgical's counsel with respect to certain matters;

          (f) 4Health shall have received a letter from the independent public accountants for Surgical with respect to certain matters;

          (g) Surgical shall have maintained its listing for the Surgical Stock on the NNM or obtained a listing on a national securities exchange or the Nasdaq SmallCapSM Market; and

          (h) Compliance with miscellaneous other terms, covenants, and conditions.

Any of the above conditions may be waived by 4Health; however, it has not indicated that it intends to do so.

Expenses of the Merger

     Surgical and 4Health will each bear its own expenses incurred in connection with effecting the Merger, unless the Merger is terminated due to a party's willful breach of any representation, warranty, or covenant, the failure of such party's stockholders to approve the Merger in the required manner, (if such party's board of directors withdraws its recommendation that its stockholders approve the Merger or recommends a competing transaction), or if Surgical fails to maintain the listing of the Surgical Stock on NNM, the Nasdaq SmallCapSM Market, or a national securities exchange, in which case such party is obligated to pay the other party $100,000 toward the other party's expenses. Surgical will pay Arthur Andersen $102,500 for financial advisory services in connection with the Merger, and 4Health will pay Rockefeller, Rothschild & Steele $180,000 for investment banking services rendered in connection with the Merger. In addition, Surgical will bear the expenses incurred by it in preparing and filing the registration statement of which this Joint Proxy Statement/Prospectus is a part. Surgical and 4Health estimate that the foregoing items plus printing expenses, accounting, legal, and filing fees, solicitation costs, and miscellaneous costs associated with the Merger will aggregate approximately $582,500.

Restrictions on Transfer of New Common Stock and Warrant Shares

     The New Common Stock and Warrants to be issued in the Merger will be issued pursuant to a registration statement filed under the Securities Act. Notwithstanding such registration, certain persons receiving shares of New Common Stock and Warrants will be subject to restrictions on the resale of such securities.

     The sale of shares of New Common Stock issued to affiliates of 4Health and Surgical will be subject to restrictions on transfer under Rule 145 promulgated pursuant to the Securities Act. In general, under Rule 145, sales of securities are permitted only (a) after the issuer has been subject to the reporting requirements of the Exchange Act and has filed all required reports thereunder for a period of at least 90 days preceding the sale, and (b) if the sales are made in compliance with the limitations on volume and manner of sale contained in rule 144. Surgical is, and has been in excess of 90 days, subject to such reporting requirements, so that Rule 145 would be available immediately upon consummation of the Merger, subject to the limitations on volume and manner of sale. Alternatively, New Common Stock may be sold by 4Health Stockholders without compliance with such limitations on volume and manner of sale if the holder, at the time of sale, (a) is not, and has not been for at least three months, an affiliate of either Surgical, 4Health, or the Surviving Corporation, and has held the securities for at least three years, or (b) is not an affiliate of the issuer and has held the securities for at least two years, and for the preceding 12 months the issuer has filed all required reports under the Exchange Act.

     In addition, the resale of the New Common Stock issued to certain persons who, prior to the Merger, were executive officers or directors of either Surgical or 4Health, who owned, directly or indirectly, beneficially or of record, certain blocks of stock of either of such corporations will be subject to further contractual restrictions set forth in the Sale Restriction Agreement to be entered into with each of such persons as a condition precedent to the Closing. Pursuant to the terms of such Sale Restriction Agreements, Rex Crosland and R. Lindsey Duncan, who will own 702,502 and 5,767,901 shares, respectively, of New Common Stock after giving effect to the Merger, will agree not to effect any sales of New Common Stock for a period of 180 days after the Effective Time, and thereafter, until 12 months after the Effective Time, not to effect sales of such stock in excess of the lesser of (a) the volume limitations imposed by Rule 145(d) under the Securities Act or (b) an amount number of shares equal to 2% of the total issued and outstanding shares of New Common Stock of the Surviving Corporation in cumulative sales during the preceding 12 months. In addition, 4Health Stockholders that will own an aggregate of 395,131 shares of New Common Stock after giving effect to the Merger, will each agree not to effect sales of such stock in excess of certain amounts as specified in the schedule to the form of Sale Restriction Agreement included as Appendix "C," subject to the same block transaction exemption. The foregoing summary is qualified in its entirety by the provisions of the form of Sale Restriction Agreement, a copy of which is included as Appendix "C" to this Joint Proxy Statement/Prospectus and incorporated herein by reference. Persons to which it applies as described above are urged to read the Sale Restriction Agreement carefully.



              MARKET PRICE AND DIVIDEND POLICY FOR SURGICAL STOCK

     Surgical's Common Stock is traded on the National Association of Securities Dealers Nasdaq National Market ("NNM") under the trading symbol "SGTI." The following table sets forth high and low closing sale prices for Surgical's Common Stock as reported on NNM for the periods indicated, based on interdealer bid quotations without monthly statistical reports. Such quotations do not include retail markups, markdowns, commissions, or other adjustments and may not represent actual transactions.

            Fiscal Year Ended March 31, 1995      High               Low
            --------------------------------    ------------      ---------

            First Quarter                         $ 5.375           $ 3.813
            Second Quarter                        $ 5.375           $ 4.125
            Third Quarter                         $ 4.875           $ 2.75
            Fourth Quarter                        $ 3.375           $ 1.75

            Fiscal Year Ended March 31, 1996      High               Low
            --------------------------------    ------------      ---------


            First Quarter                         $ 2.375           $ 1.25
            Second Quarter                        $ 2.937           $ 1.625
            Third Quarter                         $ 2.375           $ 1.25
            Fourth Quarter                        $ 3.125           $ 1.25

     On June 13, 1996, the last reported sales price for Surgical's Common Stock as reported by NNM was $6.875.

     On June 5, 1996, Surgical had approximately 1,000 stockholders.

     Surgical has not paid dividends with respect to the Surgical Stock. There are no restrictions on the declaration or payment of dividends in the articles of incorporation or bylaws of Surgical or in any of its contractual agreements, other than the Merger Agreement during the period the Merger is pending. However, it is anticipated that any potential earnings of Surgical and, subsequent to the Merger, the Surviving Corporation, will be retained for working capital and investment in growth and expansion of the business. Consequently, it is not anticipated that Surgical or the Surviving Corporation will pay dividends in the foreseeable future.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     On April 10, 1996, Surgical and 4Health executed the Merger Agreement that provides for the Merger of 4Health with and into Surgical. See "The Merger." The following unaudited pro forma condensed combined balance sheet is based on the March 31, 1996, historical consolidated balance sheets of Surgical and its subsidiaries and 4Health contained elsewhere herein. The unaudited pro forma condensed statement of operations is based only on 4Health's historical statements of operations for the 12 months ended March 31, 1996, because the majority of Surgical's operations have been sold. The unaudited pro forma condensed combined financial statements give effect to the transaction using the purchase method of accounting, with 4Health treated as the acquiring entity for financial reporting purposes. The unaudited pro forma condensed combined balance sheet presenting the financial position of the Surviving Corporation assumes the purchase occurred as of March 31, 1996. The unaudited pro forma condensed combined statement of operations presents the results of operations of the Surviving Corporation, assuming the Merger was completed on April 1, 1995.

     The unaudited pro forma condensed combined financial statements have been prepared by management of Surgical and 4Health based on the financial statements included elsewhere herein. The pro forma adjustments include certain assumptions and preliminary estimates as discussed in the accompanying notes and are subject to change. These pro forma statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. These pro forma financial statements should be read in conjunction with the accompanying notes and with historical financial information of both Surgical and 4Health (including the notes thereto) included in this Joint Proxy Statement/Prospectus. See "FINANCIAL STATEMENTS."



              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1996

                                                                                              Pro Forma
                                            Surgical                     Pro Forma            Combined
                                          Technologies       4Health     Adjustments          Balance
ASSETS:
  Cash and cash equivalents              $  3,168,826    $  1,097,303    $   (532,500)   (A)
                                                                              610,000    (B)  $ 4,343,629
  Marketable securities                       650,256              --              --             650,256
  Accounts receivable, net                    145,535       1,072,787              --           1,218,322
  Inventories                                 285,398         912,945              --           1,198,343
  Current portion of notes receivable         270,925              --              --    (C)      270,925
  Other current assets                         83,344         218,460              --             301,804

     Total current assets                   4,604,284       3,301,495          77,500           7,983,279

  Net fixed assets                            313,574       2,254,264              --           2,567,838
  Notes receivable, less current portion    1,063,070              --              --           1,063,070
  Intangible and other assets                 687,477          29,199        (108,640)   (A)
                                                                              201,464    (C)      809,500

     Total assets                        $  6,668,405    $  5,584,958    $    170,324         $12,423,687



LIABILITIES AND STOCKHOLDERS' EQUITY:
  Note payable                           $    961,050    $  1,296,271    $         --         $ 2,257,321
  Accounts payable                             77,228         905,400         (58,640)   (A)      923,988
  Accrued liabilities                         154,848         291,196              --             446,044


     Total current liabilities              1,193,126       2,492,867         (58,640)          3,627,353

  Obligations under capital lease                  --           4,766              --               4,766
  Other liabilities                                --          32,458              --              32,458
  Preferred stock                                  --          15,000         (15,000)   (D)
  Common stock                                 42,345       1,071,305      (1,000,939)   (D)      112,711
 Capital in excess of par value            10,197,760       1,397,771      (2,596,014)
                                                                             (582,500)   (A)    8,417,017
 Retained earnings                         (4,423,417)        570,791       4,423,417    (D)      570,791
 Stockholder receivables                     (341,409)             --              --            (341,409)


     Total stockholders' equity             5,475,279       3,054,867         228,964           8,796,334


     Total liabilities and
     stockholders' equity                $  6,668,405    $  5,584,958    $    170,324         $12,423,687

   See accompanying notes to unaudited pro forma condensed combined financial statements.



             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                   FOR THE TWELVE MONTHS ENDED MARCH 31, 1996

                                                             Pro Forma           Pro Forma
                                            4Health         Adjustments           Balance

Revenues                                 $12,358,414       $       --          $12,358,414
Cost of revenues                           4,511,585               --            4,511,585

  Gross margin                             7,846,829               --            7,846,829
Selling, general, and administrative
costs                                      6,875,039           13,430     (A)    6,888,469
Other expense, net                            62,372               --               62,372

 Income before income taxes                  909,418          (13,430)             895,988
Provision for income taxes                  (312,510)             --              (312,510)

Net Income                               $   596,908       $  (13,430)         $   583,478
Net income per common share              $   .10                               $      .065

Weighted average shares outstanding        5,934,143                            11,271,112

   See accompanying notes to unaudited pro forma condensed combined financial statements.



      Notes to Unaudited Pro Forma Condensed Combined Financial Statements

     1.   General

     In the Merger, 4Health will be merged with and into Surgical, with the shares of outstanding 4Health Common Stock and 4Health Series A Stock converted into an aggregate of approximately 9,000,000 shares, or approximately 80% of the New Common Stock outstanding subsequent to the Merger, subject to certain adjustments, and each four shares of Surgical Stock issued and outstanding prior to the Effective Time will be converted into two shares of New Common Stock for an aggregate of 2,271,108 shares of New Common Stock, or approximately 20% of the New Common Stock outstanding subsequent to the Merger. Surgical Stockholders will also receive one Warrant to purchase one share of New Common Stock exercisable at $11.00 per share for every two shares of New Common Stock owned subsequent to the Merger, or an aggregate of 1,135,554 shares of New Common Stock. As part of the Merger, the name of Surgical will be changed to 4Health, Inc. Surgical has not yet performed a detailed evaluation and appraisal of the fair market value of the net assets sold in order to allocate the purchase price among the assets sold. For purposes of preparing these pro forma financial statements, certain assumptions as set forth in the notes to the pro forma adjustments have been made in allocating the sales price to the net assets sold. As such, the pro forma adjustments discussed below are subject to change based on final determination of the fair market value of the assets and liabilities of Surgical.

     2.   Fiscal Year Ends

     The unaudited pro forma condensed statements of operations for the year ended March 31, 1996, include 4Health's operations on a March 31 fiscal year. The financial statements of 4Health have been conformed to the fiscal year ended March 31, 1996, by including the operating results of 4Health for the three months ended March 31, 1996, and excluding such results for the three months ended March 31, 1995.

     3.   Pro Forma Adjustments

     The adjustments to the accompanying unaudited pro forma condensed combined balance sheet as of March 31, 1996, are described below:

          (A)  Payment of estimated merger costs.

          (B) Adjustment to reflect the receipt of proceeds during April 1996 from the exercise of options to acquire 305,000 shares of Surgical Stock at $2.00 per share pursuant to previously outstanding stock option agreements. The exercise of these options has been reflected due to their connection with the Merger Agreement.

          (C) Adjustment to reflect goodwill, calculated based on the closing bid price of Surgical Stock for the 20 day period prior to the announcement of the signing of the letter of intent with 4Health, less the estimated fair market value of the net assets of Surgical to be acquired in the Merger. Since the majority of the net assets of Surgical consist of cash, marketable securities, and short-term receivables, all of which approximate current fair value, the excess purchase price has been recorded as goodwill which will be amortized over 15 years.

          (D) Record Merger by converting 4Health Common Stock, 4Health Series A Stock, and Surgical Stock to newly issued shares of New Common Stock, par value $0.01 per share.

     As a result of the sale of Surgical's specialty metals fabrication business segment and its disposable surgical pack and drape manufacturing product lines, the continuing operations of Surgical subsequent to the Merger will be relatively insignificant compared to the continuing operations of 4Health. Accordingly, the accompanying unaudited pro forma condensed statement of operations reflects only the historical operations of 4Health, adjusted for the impact of the Merger. Had the continuing operations of Surgical (related to its ID Technology) been combined into the accompanying unaudited pro forma condensed statement of operations, revenues and gross margin for the year ended March 31, 1996, would have been approximately $208,000 higher and $64,000 lower, respectively.

     The adjustment to the accompanying unaudited pro forma condensed statement of operations is described below:

          (A) To reflect an additional $13,430 amortization of goodwill related to the Merger, based upon 15 a year estimated life.



           Historical and Pro Forma Equivalent Per Share Information




     Surgical

     The following table presents certain historical data respecting Surgical Stock as well as comparative equivalent data after giving effect to the Merger, based on the Surgical Conversion Ratio, without ascribing any value to the Warrants.

                                           Year Ended March 31, 1996

                                                          Equivalent
                                         Historical      Pro Forma(1)
Net income (loss) per common share
before extraordinary items and
discontinued operations                   $ (0.57)          $0.03
Cash dividends per share of common              0               0
stock
Book value per share of common stock      $  1.29           $0.40

[FN]
(1) Pro forma information is presented as if the Merger had taken place at the beginning of the period for which information is presented. The Surgical pro forma value represents the equivalent of one share of Surgical Stock and assumes the Surgical Conversion Ratio and does not ascribe any value to the Warrants or give effect to any cash payments in lieu of fractional shares or to the issuance of any Contingent Shares.

     4Health

     The following table presents certain per share data respecting 4Health Common Stock as well as comparative data after giving pro forma effect to the Merger, based on the 4Health Conversion Ratio.

                                               Twelve Months Ended
                                                  March 31, 1996

                                                            Equivalent
                                           Historical      Pro Forma(1)
Net income (loss) per common share
before extraordinary items                 $  0.10             $ 0.08
Cash dividends per share of common               0                  0
stock
Book value per share of common stock       $  0.27(2)          $ 1.21

[FN]
(1) Pro forma information is presented as if the Merger had taken place at the beginning of the period for which information is presented. The equivalent pro forma value represents the equivalent of one share of 4Health Common Stock and assumes a 4Health Common Stock Conversion Ratio and does not ascribe any value to the Warrants or give effect to any cash payments in lieu of fractional shares or to the issuance of any Contingent Shares.

(2) The book value per share of 4Health Common Stock reflects the deduction of the $1,500,000 liquidation preference of the 4Health Series A Stock.


                           DESCRIPTION OF SECURITIES
Preferred Stock

     The Surviving Corporation's articles of incorporation authorizes the board of directors, without further stockholder approval, to issue up to 5,000,000 shares of preferred stock, par value $0.01 per share, for any proper corporate purpose. In approving any issuance of preferred stock, the board of directors has broad authority to determine the rights, privileges, and preferences of the preferred stock, which may be issued as one or more classes or series. The rights, privileges, and preferences may include voting, dividend, conversion, and liquidation rights that may be senior to New Common Stock. At the Effective Time, no shares of preferred stock of any class or series will be issued and outstanding or reserved for issuance.

New Common Stock

     Following the Merger, the Surviving Corporation will be authorized to issue 30,000,000 shares of New Common Stock, par value $0.01 per share, of which 11,271,112 shares will be outstanding, 1,625,000 will be reserved for the exercise of options and awards granted or to be granted under the LTSIP, of which 1,167,800 will be issued on approval of the LTSIP, 60,500 shares will be reserved for the exercise of outstanding options granted outside the LTSIP, 1,135,554 shares will be reserved for issuance on the potential exercise of the Warrants, and 500,000 will be reserved for the potential issuance of the Contingent Shares. Holders of New Common Stock will be entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders. Shares of New Common Stock will not carry cumulative voting rights, and therefore, a majority of the shares of outstanding New Common Stock will be able to elect the entire board of directors of the Surviving Corporation, and if they do so, minority stockholders would not be able to elect any person to the board of directors. Utah law provides that a majority of the issued and outstanding shares of New Common Stock will constitute a quorum for a stockholders' meeting.

     Stockholders of the Surviving Corporation will have no preemptive right to acquire additional shares of New Common Stock or other securities. The New Common Stock will not be subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Surviving Corporation, the shares of New Common Stock will be entitled to share equally in corporate assets after satisfaction of all liabilities. The shares of New Common Stock, when issued, will be fully paid and non-assessable.

     Holders of New Common Stock will be entitled to receive such dividends as the board of directors may, from time to time, declare out of funds legally available for the payment of dividends. The Surviving Corporation will seek growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that it will pay dividends in the foreseeable future.

     The board of directors has the authority to issue the authorized but unissued shares without action by the stockholders. The issuance of such shares would reduce the percentage ownership held by persons receiving shares of New Common Stock in this offering and may dilute the book value of the then existing stockholders.

Warrants

     The complete terms and conditions of the Warrants are set forth in the form of Warrant and form of Warrant certificate included as Appendix "B" and incorporated herein by this reference. The following summary is qualified in its entirety by the terms of these documents.

     Each Warrant will entitle the holder to acquire one share of New Common Stock at an exercise price of $11.00 per share for a period of 18 months following the Effective Time. The Warrants are exercisable at the election of the holder at any time during the exercise period by delivering to the Surviving Corporation the original Warrant certificate together with cash, bank or cashier's check, other immediately available funds, or a personal check, if acceptable to the Surviving Corporation, in the amount of the exercise price multiplied by the number of shares to be acquired.

     The Surviving Corporation may call the Warrants for redemption at $0.01 per Warrant on 30 days' prior written notice to the Warrant holders, subject to exercise by such Warrant holders during the redemption period, provided that the average closing price for the New Common Stock on its principal trading market for at least 30 consecutive trading days immediately preceding the notice of redemption is at least $13.75 per share.

     Holders of Warrants, as such, are not stockholders of the Surviving Corporation except to the extent of the shares of New Common Stock for which the Warrant has been exercised and the Surviving Corporation has received full payment. Holders of Warrants are not entitled to vote with respect to matters submitted to the stockholders of the Surviving Corporation, are not entitled to participate in dividends, if any, and do not have ownership rights on termination or liquidation of the Surviving Corporation.

     Each of the Warrants contains provisions that offer certain protections to the holders thereof against dilution by adjustment in the number of shares of New Common Stock purchasable on exercise of the Warrants in certain events, including the declaration of a stock dividend on the New Common Stock or a stock split or stock consolidation with respect to the New Common Stock. In the event the number of Warrant Shares purchasable on exercise of the Warrant is increased through the operation of the anti-dilution provisions, the per-share exercise price will be reduced proportionately. Conversely, if the number of Warrant Shares purchasable is decreased, the exercise price will be increased proportionately. Further, if the Surviving Corporation issues to all of the Surviving Corporation Stockholders New Common Stock or options, warrants, or other rights to purchase New Common Stock at prices below the market price for the New Common Stock as of the date of issuance, the exercise price of the Warrants will be adjusted to increase the number of shares of New Common Stock issuable on exercise and to reduce the exercise price to the price at which such, below-market options, warrants, or similar rights to purchase common stock were issued to all of its stockholders. The board of directors determinations with respect to any changes to the exercise price will, absent demonstrable error, be binding on the holders of the Warrants.

     At the discretion of the Surviving Corporation, the Warrant exercise period may be extended or the exercise price reduced. In the event of any such extension or reduction, record holders of Warrants will be notified promptly.


Transfer Agent and Warrant Agent

     Zions First National Bank, N.A., is the Transfer Agent for the Surgical Stock and will continue subsequent to the Merger as the Transfer Agent for the New Common Stock. In addition, Zions First National Bank, N.A., will serve as the warrant agent for the Warrants subsequent to the Merger. Zions First National Bank, N.A., can be reached at Corporate Trust Department, Third Floor, 10 East South Temple, Salt Lake City, Utah 84111, telephone number (801) 524-4624.




                            COMPARISON OF SECURITIES

     Although the holders of 4Health Common Stock now own common stock of 4Health and will receive New Common Stock of the Surviving Corporation in the Merger, there are material differences between the common stock of the two companies resulting from the fact that 4Health is a California corporation with articles of incorporation and bylaws adopted pursuant to California Law, while Surgical is a Utah corporation with articles of incorporation and by laws adopted under Utah Law. Similarly, holders of 4Health Series A Stock now governed by California Law and 4Health's articles of incorporation will receive New Common Stock governed by Utah Law and articles of incorporation and bylaws promulgated thereunder.

Comparison of California Law and Utah Law-Articles of Incorporation and Bylaws

     Upon completion of the Merger, the Surviving Corporation will be a Utah corporation and therefore subject to the Utah Law. The California Law and Utah Law differ in many respects. The following discussion is a summary of certain significant differences in such laws that may affect the rights and interest of the 4Health Stockholders as a result of the Merger. Since upon consummation of the Merger, Surgical's articles of incorporation and bylaws, as amended, will, by operation of law, become the articles of incorporation and bylaws of the Surviving Corporation, any reference herein to Surgical's articles of incorporation or bylaws should be deemed to also mean the articles of incorporation or bylaws of the Surviving Corporation. The following is only a summary of those provisions of Utah Law and California Law that the directors of Surgical and 4Health have deemed to be significant to the changes in the rights and interests of the 4Health Stockholders and does not purport to be complete. The summary is qualified in its entirety by this reference to the complete provisions of the Utah Law and the California Law.

     Board of Directors

     California Law and Utah Law contain similar provisions governing the election and authority of the directors of a corporation. Under Utah Law, a board of directors must consist of at least three individuals. Under both California and Utah Law, a director may be removed with or without cause by the stockholders. See "THE MERGER: Certain Articles of Incorporation Provisions." In taking any action, both laws specify that a majority of the directors constitutes a quorum, a majority of such quorum can approve corporate action, and an action may be taken without meeting if all directors sign a resolution to that effect. Both California and Utah Law permit the board of directors to be divided into classes. However, California Law permits a classified board only if the corporation is a "listed corporation," defined generally as a corporation that has shares listed on the New York Stock Exchange or the American Stock Exchange, or is a corporation with outstanding securities designated as qualified for trading as a national market system security on the Nasdaq system if such corporation has 800 or more stockholders. Presently, the articles of incorporation of 4Health do not provide for a classified board; however, Surgical's articles provide, and upon completion of the Merger, the Surviving Corporation's articles of incorporation will provide, for the board of directors to be divided into three classes and the term for each director to be three years.


     Under Utah Law, directors are elected by a plurality of the votes cast by the shares entitled to vote for such election at a meeting of the stockholders at which a quorum is present. Utah Law does not permit cumulative voting in the election of directors unless the articles of incorporation so provide. Surgical's articles of incorporation do not permit cumulative voting. A director may be removed by the stockholders of a Utah corporation at a meeting called for such purpose. If cumulative voting is not in effect, a director may be removed only if the number of votes cast to remove the director exceeds the votes cast against removal.

     California Law provides for cumulative voting, except in limited circumstances. Cumulative voting can be eliminated in the election of directors if the board is divided into classes and the corporation is a "listed corporation." A director on a nonclassified board may be removed by a majority of the stockholders of a California corporation provided that, unless the whole board is removed, the votes cast against the proposal, or not consenting in writing to, are not sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast (or, if the action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of the directors' most recent election were then being elected. Under 4Health's bylaws, no stockholder is entitled to exercise cumulative voting unless the name(s) of the candidate(s) has been nominated prior to voting and the stockholder has given notice of his/her intent to cumulate votes. If any one stockholder has given such notice, all stockholders may cumulate their votes for such candidate. Since Surgical's articles do not allow cumulative voting, 4Health Stockholders receiving shares of New Common Stock will lose any rights to cumulatively vote shares of stock previously held.


     Stockholder Approval of Certain Matters

     Both Utah and California Law require that a corporation obtain stockholder approval before engaging in certain transactions, specifically those transactions that result in a merger or reorganization of a corporation or the disposition of substantially all assets held by a corporation.

     Utah Law relating to mergers and other corporate reorganizations differs from California Law in a number of respects. Generally, California Law requires a stockholder vote in more situations than does Utah Law. Both California and Utah Law provide for a stockholder vote (except as indicated below and for certain "short-form mergers" between a parent corporation and its 90%-owned subsidiaries) of both the acquiring and acquired corporations to approve mergers and of the selling corporation for the sale by a corporation of all or substantially all of its assets. Both California and Utah Law provide for a stockholder vote to approve the dissolution of a corporation. A class vote is also required by both Utah and California Law in the foregoing circumstances.

     In addition to the foregoing circumstances, California Law requires the affirmative vote of a majority of the outstanding shares of (a) an acquiring corporation in share-for-share exchanges (except as noted below), (b) the acquiring and acquired corporation in sale-of-assets reorganizations, and (c) any parent corporation whose equity securities are being issued or transferred in connection with a corporate reorganization, and provides appraisal rights to stockholders in such situations. California Law generally requires a class vote when a vote is required in connection with these transactions. With certain exceptions, California Law requires that a merger or reorganization and certain sales of assets or similar transaction be approved by a majority vote of each class of shares outstanding that are entitled to vote, and provides for separate series vote in certain circumstances.

     Utah Law requires stockholder approval of a corporation being acquired but only requires approval of the surviving corporation's stockholders in certain circumstances.

     Under California Law, a sale of all or substantially all of a corporation's assets to a buyer in control of or under common control with the selling corporation requires the approval of at least 90% of the voting power of the selling corporation, unless the sale is to a domestic or foreign corporation in consideration of the nonredeemable common shares of the buying corporation, or its parent, or unless the selling corporation obtains the approval of the Commissioner of Corporations (or, as applicable, the Insurance Commissioner, Public Utilities Commissioner, or the Superintendent of Banks). Utah Law contains no parallel provision.

     California Law provides that, except in a short-form merger and in the merger of a corporation into its subsidiary in which it owns at least 90% of the outstanding shares of each class, the nonredeemable common shares of a constituent corporation may be converted only into nonredeemable shares of the surviving corporation or a parent entity if a constituent corporation or a parent owns shares of another constituent corporation representing more than 50% of the voting power of the other constituent corporation prior to the merger, unless all of the stockholders of the class consent (and except with respect to fractional shares). Utah Law contains no parallel provision.

     Voting by Written Ballot

     California Law grants to each stockholder the right to require a vote by written ballot for the election of directors at a stockholder meeting. Utah Law has no such provision. It may be more difficult for a stockholder to contest the outcome of a vote which has not been conducted by written ballot.

     Inspection of Stockholder Lists and Other Records

     California Law grants an absolute right of inspection of the stockholder list to any stockholder holding 5% or more of a corporation's outstanding voting shares or to any stockholder holding 1% or more of a corporation's outstanding voting shares who has filed a Schedule 14-A (now repealed) with the Commission reasonably related to the requesting stockholder's interest as a stockholder. Utah Law provides that a stockholder's list prepared in relation to a meeting of the stockholders must be available for inspection by any stockholder during a period beginning the earlier of 10 days before the meeting for which the list was prepared or two business days after notice of the meeting is given, and continuing through the meeting and any adjournments, at the corporation's principal office or at a place identified in the stockholder's notice of the meeting in the city where the meeting is to be held. During this period, a stockholder is entitled to inspect and copy the list during the regular business hours of the corporation on written demand to the corporation provided that the stockholder's demand is in good faith and for a proper purpose which is described by the stockholder with reasonable particularity and the list is directly connected with such purpose. Utah Law also provides that a stockholder may inspect and copy a record of the corporation's stockholders and certain other records during the corporation's regular business hours or at any other time provided that the stockholder gives written notice of his or her demand for inspection at least five business days prior to the date the stockholder wishes to inspect and copy the records.

     Proposals for Reorganizations

     Section 1203 of California Law ("Section 1203") provides that if a proposal for a merger or other reorganization (including a share-exchange tender offer) or for certain sales of assets (a "Proposal") is made by a party controlling, either directly or indirectly, the target corporation or involved in the management or direction of the management of that corporation, a report of an independent appraiser attesting that the value of the Proposal is just and reasonable to the stockholders of the target corporation must be delivered to the stockholders. The fairness opinion requirement does not apply if the subject company does not have shares held of record by 100 or more persons or if the transaction has been qualified under the California securities laws. If any other proposal for reorganization or a short-form merger (the "Later Offer") is received at least 10 days prior to the date for acceptance of the tender offer or vote on the reorganization, the directors must inform the stockholders of the Later Offer, and must forward any Later Offer written material to the stockholders. The stockholders must be given a reasonable opportunity to withdraw any shares tendered or any vote, consent, or proxy given in connection with the Proposal. Utah Law contains no parallel provision with regard to such proposals.

     Utah Control Shares Acquisition Act

     In 1987, Utah adopted the Utah Control Shares Acquisition Act in response to perceived potential abuses related to tender offers and other transactions that result in a change in control of a corporation. The effect of the statute is to deprive a person acquiring "control shares" in an issuing public corporation from voting such shares unless approved by the holders of a majority of the shares that are not "interested shares." The Utah Control Shares Acquisition Act provides that corporations may elect not to be governed by the Act by adopting a provision in their articles of incorporation or bylaws to the foregoing effect prior to the control shares acquisition. Surgical's articles of incorporation provide that Surgical is, and therefore the Surviving Corporation will be, exempt from the operation of the Utah Control Shares Acquisition Act.

     Written Consent by Stockholders

     Both California and Utah Law permit the stockholders of a corporation to take action without a stockholder meeting by written consent of the holders of outstanding shares having not less than the minimum number of votes necessary to approve the action at a meeting of stockholders at which all the outstanding stock is represented and voted. In connection with the Merger, the Surviving Corporation will adopt Proposed Amendments that will, among other things, prohibit action by the written consent of stockholders as provided above unless such action is also approved by Disinterested Directors, except for the removal of up to three directors in each fiscal year of the Surviving Corporation, with or without cause.

     Dividends

     California Law provides that a corporation may not effect any distribution, including dividends, unless (a) the corporation's retained earnings immediately prior to the proposed distribution equals or exceeds the amount of the proposed distribution, or (b) immediately after giving effect to the distribution, the corporation's assets (exclusive of goodwill, capital research, and development expenses and deferred charges) would be at least equal to 1.25 times its current liabilities (not including deferred taxes, deferred income, and other deferred credits) and the corporation's current assets would be at least equal to its current liabilities (or 1.25 times its current liabilities if the average pre-tax and pre-interest earnings for the preceding two fiscal years were less than the average interest expenses for those years). In addition, California Law provides that a corporation may not make any such distribution if, after the distribution, the excess of the corporation's assets over its liabilities would be less than the liquidation preference of all shares having a preference with respect to liquidation over the class or series to which the distribution is made.

     Utah Law has a somewhat less stringent standard, providing generally that a Utah corporation may not effect a distribution if, after giving effect to such distribution, the corporation would not be able to pay its debts as they become due or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

     Appraisal Rights

     Under both California and Utah Law, a dissenting stockholder of a corporation participating in certain transactions may, in certain circumstances, receive cash in the amount of the fair value of his or her shares (as determined by negotiation or a court) in lieu of the consideration otherwise receivable in any cash transaction. For a more complete discussion of such provisions, see "THE MERGER: Rights of Dissenting Surgical Stockholders" and "THE MERGER:
Rights of Dissenting 4Health Stockholders."

     Limitation on Liabilities of Directors

     Both Utah and California Law allow a corporation to include in its articles of incorporation a provision which eliminates, in certain circumstances, a director's personal liability for breach of fiduciary duties. 4Health's articles do not presently contain such a provision. Surgical's articles contain a provision providing that, to the full extent permitted by Utah Law, a director shall have no personal liability for monetary damages for any action taken or any failure to take action as a director. No officer or director of Surgical or 4Health has been involved in any litigation that would be affected by such provision. However, such provision would clearly be in the interest of the directors of the Surviving Corporation as it would limit their personal liability in certain circumstances at the potential expense of the Surviving Corporation and its stockholders.

     Neither Utah Law nor the pertinent provision in Surgical's articles limit the liability of officers of Surgical who are not directors or of a director while acting in his capacity as an officer. The articles, in conformity with Utah Law, eliminate each director's liability to stockholders or to Surgical for monetary damages arising out of the director's breach of his fiduciary duty of care. The duty of care refers to the fiduciary duty of directors to be sufficiently diligent and careful in considering a transaction or taking or refusing to take some corporate action. A breach of the duty of care by a director would give rise to liability for monetary damages caused to Surgical or Surgical Stockholders in the absence of a limiting provision. The provision in Surgical's articles does not eliminate the duty of care and only eliminates monetary damage awards occasioned by a breach of that duty. Thus, a breach of the duty of care would remain a valid basis for a suit seeking injunctive relief or rescission.

     The articles do not eliminate director liability for (a) the amount of a financial benefit received by a director to which he is not entitled; (b) an intentional infliction of harm on Surgical or Surgical Stockholders; (c) a violation of the law relating to the unlawful distribution of dividends or other amounts to its stockholders; and (d) an intentional violation of criminal law. Thus, liability for monetary damages still exists under the provision if liability is based on one of the foregoing grounds.

     California Law expressly prohibits elimination of liability for acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware or should have been aware of a serious risk of injury to the corporation or the stockholders and for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders. Utah Law does not expressly prohibit limitation of liability in such circumstances.


     To the extent that California Law would permit recovering against directors in situations in which no recovery is available either under the general provisions of Utah Law or the limitations of Surgical's articles of incorporation, the 4Health Stockholders will be deprived of a cause of action as a result of the Merger. There has not been any claim of this nature asserted or threatened against the directors of 4Health.

     The board of directors of Surgical and 4Health each believes that provisions limiting the liability of directors for monetary damages are in the best interest of the stockholders of the Surviving Corporation by enhancing its ability to attract and retain qualified individuals to serve as directors of the Surviving Corporation by assuring directors (and potential directors) that their good faith decisions will not be second-guessed by a court evaluating decisions with the benefit of hindsight.

     The board of directors believes that the diligence exercised by directors stems primarily from their desire to act in the best interests of the corporation which they serve and not from a fear of monetary damage awards. Consequently, the board believes that the level of scrutiny and care exercised by directors is not lessened by this provision in Surgical's articles of incorporation.

     The stockholders should note that since the members of the board of directors will be beneficiaries of Utah Law and the limitation of liability, the board members may be viewed as having a personal interest in the approval of the Merger at the potential expense of the stockholders.

     Indemnification of Officers, Directors, and Others


     California Law permits indemnification of directors in most circumstances and allows corporations to extend the scope of indemnification through bylaw provisions, agreements, or other corporate action. This extension of indemnification protection under California Law must be authorized in the corporation's articles of incorporation. 4Health's articles and bylaws do not contain such authorization; therefore, 4Health currently may not be able to provide indemnification in limited circumstances.

     Utah Law permits indemnification of directors if the director acted in good faith and believed his conduct was in, and not opposed to, the corporation's best interests and, in the case of any criminal proceeding, such director had no reasonable cause to believe his conduct was unlawful. Utah Law provides for mandatory indemnification and court-ordered indemnification to directors and officers in certain circumstances. Further, under Utah Law, a corporation may indemnify an officer, employee, fiduciary, or agent who is not a director to a greater extent than directors, provided such indemnification is not contrary to public policy. Surgical's articles of incorporation and bylaws provide for such indemnification to the fullest extent permitted by law. Under the terms of the Merger Agreement, the parties have agreed that the Surviving Corporation will not modify such provisions for a period of six years subsequent to the Effective Time.

     California Law restricts a corporation from providing indemnification in certain situations in which indemnification may be permitted under Utah Law.
For example, California Law expressly prohibits indemnification for amounts paid in settling or otherwise disposing of a pending derivative action without court approval, or for expenses incurred in defending a pending derivative action which is settled or otherwise disposed of without court approval, or in circumstances in which indemnification would be inconsistent with a provision of the corporation's articles of incorporation, bylaws, resolution of the stockholders, agreement, or any condition expressly imposed by a court in approving a settlement. Further, California Law expressly prohibits indemnification of directors for liability resulting from acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware or should have been aware of a serious risk of injury to the corporation or the stockholders, or for liability resulting from act or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders.

     Neither Surgical nor 4Health has experienced any difficulty in recruiting qualified directors. Moreover, no claim has been threatened or asserted against any director, officer or employee of Surgical or 4Health in his or her capacity as such. Surgical and 4Health believe, however, that it is important to provide the Surviving Corporation's directors with protection from the risk of litigation and personal liability, and thereby ensure that the Surviving Corporation can continue to attract and retain experienced individuals to serve as directors and officers and that the directors will continue to consider all possible alternatives when making business decisions. Accordingly, the board of directors of both Surgical and 4Health have determined that it is in the best interests of the Surviving Corporation and its stockholders that its articles include provisions indemnifying its officers and directors.

     Loans to Officers and Employees; Interested Transactions



     Under California Law, a majority of disinterested stockholders may approve loans and guaranties to officers and directors of the corporation or its parent, or the stockholders may approve a bylaw providing that a disinterested majority of the board of directors may approve such loans and guaranties without stockholder approval if the corporation has more than 100 stockholders at the time of the board approval and if the board determines that such loans or guaranties may reasonably be expected to benefit the corporation. Utah Law provides that a corporation may enter into a transaction in which a director has a conflicting interest provided that it is approved by a majority of the disinterested directors or a duly empowered committee of the board and there has been full disclosure of the conflicting interest and of all facts known to the interested director that an ordinarily prudent person would reasonably believe to be material to a judgment as to whether to proceed with a transaction.


4Health Series A Stock

     Holders of 4Health Series A Stock will receive New Common Stock in the Merger and will, therefore, no longer have the rights, privileges, and preferences attributable their preferred stock as provided in the Statement of Designation of the Series A Convertible Preferred Stock under which the 4Health Series A Stock was issued. Specifically, such holders will lose the right to preference on liquidation of $100 per share, the right to vote on certain matters separately as a class, the right to elect a member of the board of directors, and certain other benefits.



                              BUSINESS OF SURGICAL
General

     Surgical was, until 1995, engaged in the manufacture and marketing of a variety of pre-packaged sterile surgical products for angiography and angioplasty procedures, medical devices used in interventional catheterization procedures and drapes and similar items for use in various diagnostic, surgical, and medical procedures. It also engaged in special metals fabrication. Since September 30, 1995, Surgical has disposed of its disposable surgical pack and drape manufacturing product lines as well as its specialty metals fabrication business segment, retaining the technology and operations related to its angioplasty inflation device marketed under the name Transflator(R), as its sole remaining operation. Currently, Surgical's principal assets are cash and assets convertible into cash by January 1997 and the ID Technology assets and operations. Prior to 1993, Surgical was also engaged in the asbestos abatement industry.


     During the fiscal year ended March 31, 1995, and during the current year through the third fiscal quarter ending December 31, 1995, Surgical operated in two industry segments consisting of medical products and specialty metals fabrication. With the disposition of the specialty metals fabrication segment effective January 1, 1996, Surgical operates only in the medical products segment. See "CERTAIN TRANSACTIONS: Surgical."

Medical Products

     Beginning in 1993, Surgical's medical products segment included the manufacture and sale of prepackaged, sterilized supply kits, disposable towels, operating table drapes, and other sterile medical products as well as a product based on the ID Technology. The prepackaged disposable kits included operating table drapes and other items manufactured by Surgical.

     Sale of Drape Manufacturing Assets

     Effective November 30, 1995, Surgical sold to an unrelated third party the assets and operations consisting of its disposable drape manufacturing facility and product line for an aggregate of $375,000 in cash, of which $325,000 was paid at closing and $50,000 was retained as a reserve against certain contingent liabilities relating to the items transferred.

     Sale of Prepackaged Surgical Kit Assets

     On February 16, 1996, Surgical sold substantially all the assets related to its disposable surgical kits and related products, including its finished goods inventory and raw materials inventory and work-in process, to an unrelated third party in exchange for $100,000 in cash paid at the closing, a three-year note in the principal amount of $150,000 and a one-year note in the amount of $300,000. The one-year note will be offset by the amount that $469,000 exceeds the amount that the purchaser recognizes from the sale of inventory held at the time of the closing of the transaction. As a result of this potential offset, Surgical has reserved the entire amount of this note and does not expect to collect a significant portion of the principal balance. Any proceeds received by the purchaser from the sale of the purchased assets, including the inventory, during the three-year period subsequent to the closing date, will be delivered 75% to Surgical and 25% to the purchaser. Any of such amounts delivered to Surgical will be applied to the obligations due under the three-year note in the principal amount of $150,000. The purchaser is a limited liability corporation formed by two former employees of Surgical, neither of whom was an officer or director of Surgical, for the purpose of effecting this transaction.

     ID Technology

     In July 1993, Surgical began introducing to the market on a test basis a preliminary design of a medical device based on the ID Technology that is used in interventional catheterization procedures. With the results from this test marketing and subsequent product design and performance improvements, an expanded marketing effort was launched in late fiscal 1994, continuing into fiscal 1995. As a result of customer input during this marketing effort, Surgical incorporated certain design changes into the device. This device, marketed under the name "Transflator(R)," is used to inflate the angioplasty balloon catheter, with important additional features, including audio announcement of the balloon pressure and inflation time, chart recorder interface, manual operation of timing function, and real time communication between the hand unit and remote display panel. The principal advance of the device is its use of infrared technology to transmit balloon inflation data to a remote LED display on a real time basis while the procedure is being performed.

     Surgical believes that quality assurance is an important component of customer satisfaction. Surgical employs a number of measures to improve consistent product quality in accordance with Surgical policies designed to meet or exceed governmental requirements, to survey customer satisfaction, to monitor customer comments and criticisms and to implement appropriate curative measures, and to emphasize employee awareness of the importance of the overall quality of products and procedures and Surgical's commitment to quality.

     The ID Technology incorporated into the Transflator(R) device manufactured by Surgical include features described in four patents owned by Surgical as well as three patents used under licenses from a third party.

     Surgical maintains finished goods and work-in-process inventories.
Products are assembled by personnel and through a manufacturing arrangement with an unrelated third party.

     The Transflator(R) is now marketed through distributors principally in Australia and Europe.

     Surgical is exploring the possible expansion of this product line through joint venture, licensing, or other strategic arrangements with other medical firms with established angioplasty laboratory distribution channels.

     Governmental Regulation

     Governmental regulation is a significant factor in the development and marketing of products based on the ID Technology. Surgical and its products are regulated by the Food and Drug Administration ("FDA") under a number of statutes, including the Food and Drug and Cosmetic Act (the "FDC Act"), which provides review procedures for medical devices. Certain products may qualify for a submission authorized by Section 510(k) of the FDC Act, in which the manufacturer gives the FDA a premarket notification of the manufacturer's intention to commence marketing the product. The manufacturer must, among other things, establish that the product to be marketed is substantially equivalent to another legally marketed product. In some cases, the manufacturer must include data respecting the individual components of the items obtained from the producer of that item to meet the substantial equivalency requirement. Surgical has received 510(k) marketing clearance letters respecting its disposable supply kits as well as the Transflator(R) device.

     If a medical device does not qualify for the 510(k) procedure, the manufacturer must file a pre marketing approval ("PMA") which requires more extensive pre-filing testing than the 510(k) procedure and involves a significantly longer FDA review process. FDA approval of a PMA application occurs after the applicant has established the safety and efficacy to the satisfaction of the FDA under an investigational device exemption ("IDE") procedure requiring pre-clinical laboratory and animal and human clinical studies. Approval of a PMA application includes specific requirements for labeling of the device regarding appropriate indications for use.

     Manufacturers of items relying on 510(k) marketing clearance must meet quality control and manufacturing procedures set forth in FDA regulations respecting current good manufacturing practices ("GMP"). The FDA monitors compliance with these regulations by requiring manufacturers to register with the FDA, which subjects them to periodic FDA inspections of manufacturing facilities. In addition, inspection of manufacturing facilities and a determination that they comply with all applicable regulatory requirements, including GMP, is usually a precondition of PMA approval. In order to assure compliance with these requirements, manufacturers must continue to expend time, resources, and effort in the areas of production and quality control to ensure full technical compliance. Surgical believes that it currently meets all material GMP requirements respecting the manufacture of its products. If violations of applicable regulations are noted during FDA inspections, the continued marketing of any products manufactured by Surgical may be adversely affected.

     The process of obtaining necessary governmental approvals can be time consuming and expensive.

     In addition to regulations enforced by the FDA, Surgical's medical products segment is also subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, and other present and potential future federal, state, and local regulations.

Backlog

     Surgical had no material backlog of orders as of March 31, 1996.

Insurance

     General

     Surgical maintains comprehensive general liability insurance.

     All of Surgical's activities are subject to federal, state, and local laws respecting safe employee working conditions, the protection of the environment, and similar matters.

     Products Liability Insurance

     Surgical maintains occurrence based product liability insurance on its medical products division in the amount of $2,000,000 per occurrence.

     Asbestos Abatement/Insulation

     The now discontinued asbestos abatement operations conducted through separate subsidiaries prior to 1993 may have exposed Surgical to liability risk related to the exposure of persons to asbestos.

Competition

     Surgical is not a principal factor in any market in which any of its segments operates and competes with a number of large concerns with greater financial, managerial, and technical resources. There are no substantial barriers to the entry of new competitors in any of Surgical's markets.

     Surgical believes that the principal competitive factors in marketing its Transflator(R) device are both the difficulty of introducing a new, untried product and obtaining initial customer acceptance and price. In addition, the syringe that activates the angioplasty balloon device is a relatively inexpensive (less than $75) component of the relatively more expensive total number of items used in catheterization procedures that typically cost $1200 to $1400. Therefore, manufacturers of the relatively higher priced components, many of which also market syringes, frequently dominate the market for all items for catheterization procedures and sometimes include a syringe as a low cost addition to more expensive angioplasty devices such as catheterization guidewires.

     With the growing concern regarding health care costs, price is an increasingly important competitive factor in marketing all medical items.

Employees

     As of March 31, 1996, Surgical had five employees, consisting of three executive officers and directors, one administrative employee, and one production employee.

     Surgical's employees are not represented by a collective bargaining organization, and Surgical is not aware of any efforts to organize any such collective bargaining unit. Surgical considers its relations with its employees to be good and has not experienced any work stoppages or slow-downs.

Properties

     Surgical currently rents its corporate offices and facilities at 2801 South Decker Lake Lane, Salt Lake City, Utah, from an unrelated party pursuant to monthly arrangement at a monthly rental of $1,918. The offices and facilities are located in a building previously owned by Surgical and sold effective March 31, 1995. See "CERTAIN TRANSACTIONS: Surgical." These facilities are adequate for the current needs of Surgical.

Legal Proceedings

     From time to time Surgical is a party to legal proceedings that it considers routine litigation incidental to its business. Management believes that the potential outcome of such litigation will not have a material adverse effect on Surgical's business or results of operations.

Selected Financial Data

     The financial data set forth in the following table has been selected by Surgical and has been derived from the financial statements for the periods indicated. The financial statements as of March 31, 1996 and 1995, and for each of the years in the three-year period ended March 31, 1996, have been audited by Arthur Andersen LLP, independent public accountants.

     The selected financial data should be read in conjunction with the accompanying consolidated financial statements of Surgical and the notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations." All amounts below are in thousands, except per-share data.


                            SELECTED FINANCIAL DATA
               (All Amounts in Thousands, Except Per-Share Data)

                                                 Year Ended March 31,(1)

                                1996          1995        1994         1993         1992
Income Statement Data:
 Revenues:                      $1,396       $1,980        $4,802      $6,562      $2,517


 Income (loss) from
 continuing operations          (2,388)      (3,110)       (1,210)       (373)       (192)
 Income from discontinued
 operations                        332          207           312         277          29

 Net loss                      $(2,056)     $(2,903)        $(898)       $(96)      $(163)


  Net loss per common
  shares from continuing
  operations                    $(0.57)      $(0.78)       $(0.36)     $(0.11)      $0.07
  Net income (loss) per
  common share from
  discontinued operations        (0.08)        0.05          0.09        0.08       (0.01)

 Net income (loss) per
 common share                   $(0.49)      $(0.73)       $(0.27)     $(0.03)     $(0.06)


  Weighted average
  common shares
  outstanding                4,225,546    3,960,344     3,363,969   3,308,869   2,922,033




Balance Sheet Data:
 Working capital                $3,411       $1,667          $700      $2,470        $890
 Property and equipment,
 net                               314        1,050         5,000       2,219       2,306
 Total assets                    6,668        9,988        12,324      12,054      12,561
 Long-term obligations,
 less current maturities            --           --         1,025         939       1,018
 Stockholders' equity            5,475        7,847         9,108       9,437       9,126
 Cash dividends declared
 per common share                   --           --            --          --          --

[FN]
(1) Surgical's income statement data for the years ended March 31, 1996, 1995, 1994, 1993, and 1992, include all acquired businesses presented in a common fiscal year and segregated results of operations for all discontinued divisions.


Management's Discussion And Analysis of Financial Condition And Results Of Operations

     General

     The following discusses the financial position and results of operations of Surgical and its consolidated subsidiaries. Surgical acquired Professional Medical, Inc., and Professional Drape Corporation, the medical product segment, on November 27, 1991, and Rex Industries and Insulation Distributors the specialty metals fabrication and insulation products distributor segments, respectively, on May 18, 1990. Professional Medical, Inc., Professional Drape Corporation, and Surgical Technologies, Inc., were merged during fiscal year 1994 with Surgical Technologies, Inc., as the surviving corporation. Effective January 1, 1996, and September 30, 1993, Surgical completed the withdrawal from the specialty metals fabrication segment and the insulation products distributor segments, by selling substantially all of the assets of Rex Industries Incorporated and Insulation Distributors, Inc., respectively. During fiscal 1996, Surgical sold substantially all of the assets and operations of its disposable surgical pack and drape manufacturing product lines, retaining the technology and operations related to its angioplasty inflation device marketed under the name Transflator(R) as its sole remaining operation.

     Where appropriate, the financial statements reflect the operating results and balance sheet items of the discontinued segments' operations separately from continuing operations. Financial results for periods prior to the date of discontinuation have been restated to reflect continuing operations.

     Results of Operations

     1996 Compared to 1995

     During fiscal year 1996, Surgical sold essentially all of the assets and operations of the disposable surgical pack and drape manufacturing product lines of its medical segment. The decrease in gross revenue of approximately 29%, or $584,000, as compared to the previous year is primarily attributable to the partial year of operations of the disposable surgical pack and drape manufacturing product lines as well as Surgical concentrating efforts to dispose of certain of its other medical product lines and its specialty metals fabrication segment. Cost of revenues decreased to 106% of sales versus 122% in the previous year. The decrease in cost of revenues as a percent of revenues is primarily attributable to the write-off of obsolete inventory from the EnviroPak division in the prior year. Surgical has attempted to eliminate some fixed costs in an effort to increase efficiency based on the current level of sales. During the nine months that Surgical operated the specialty metals fabrication segment, revenues and gross margins remained relatively constant with the prior year.


     The net loss from continuing operations for the year ended March 31, 1996, included loss from the sale of property and equipment of approximately $434,000 compared to loss of $533,000 in the prior year. Utilizing the proceeds from the sale of property and equipment, Surgical was able to reduce outstanding obligations and thus decrease interest expense by approximately $99,000 as well as invest the remaining proceeds in order to increase interest income $182,000. In addition, the net loss reflects the elimination of the deferred tax asset previously reflected on the financial statements of Surgical at a value of $825,176. This asset was eliminated due to certain provisions of the Code limiting the utilization of tax benefits in situations involving a change of control, such as the Merger, and the uncertainties with respect to the ultimate utilization of the deferred tax asset.

     1995 Compared to 1994

     For the year ended March 31, 1995, gross revenue declined by $2,823,000, or approximately 59% as compared to the previous year. The revenues of the now discontinued medical products segment, increased $825,000, or 37% over the prior year. Gross margins declined from 7% for the year ended March 31, 1994, to a negative 22% for the year ended March 31, 1995, reflecting substantially lower margins in the medical products segment due to relatively high manufacturing costs as Surgical maintained a larger than required manufacturing capability in anticipation of substantial increases in non-Cordis sales that did not materialize and an inventory write-down relating to the Cordis contract termination. As the 1995 fiscal year progressed, Surgical implemented a number of cost-cutting measures that were intended to reduce the costs of revenues in the medical products segment.

     The amount of selling, general, and administrative expenses for the year ended March 31, 1995, declined somewhat as compared to the previous year, but due to the substantial decline in revenues during the year ended March 31, 1995, increased as a percentage of gross revenues from 44% during 1994 to 90% during 1995. The increase in selling, general, and administrative expenses as a percentage of revenue in 1995 as compared to the preceding fiscal year is attributable to costs associated with the substantial marketing efforts to rebuild sales following termination of the Cordis marketing agreement during fiscal year 1994, occupancy costs for Surgical's South Decker Lake Lane manufacturing and office facilities that were sold at the end of the 1995 fiscal year, the write-off of an account receivable from Cordis, and expenses incurred in connection with a dispute with a former employee. Continuing rental payments for the portion of the building that Surgical continues to occupy are less than occupancy costs associated with ownership of the entire facility during the fiscal year ended March 31, 1995.

     During the fourth quarter of fiscal year 1995, Surgical determined that the carrying value of the goodwill associated with the medical products segment was no longer warranted, based on projected future cash flow of that division, and wrote off the remaining $1,217,364 of unamortized goodwill related to this segment.

     As a result of the foregoing, Surgical's loss from operations for the year ended March 31, 1995, increased approximately 91% over the loss from the preceding fiscal year. The increase in other income (expense) during fiscal year 1995 as compared to the preceding fiscal year consisted of $533,000 loss on the disposition of Surgical's Decker Lake Lane manufacturing and office facility and the North Salt Lake real estate and improvements no longer required in its operations.

     Inflation and Environmental Regulation

     Surgical's operations have not been, and in the near term are not expected to be, materially affected by inflation or changing prices.

     Surgical does not believe that any recently enacted or presently pending proposed environmental legislation will have a material adverse effect on its results of operations.

     Liquidity and Capital Resources

     Surgical's financial condition continued to be strong during the 1996 fiscal year. Comparing fiscal 1996 to fiscal 1995, even though stockholders' equity decreased from $7,847,000 to $5,475,000, working capital increased from $1,670,000 to $3,411,000. The increase in working capital is primarily a result of the substantial reduction in the long-term obligations from the proceeds of the sale of the specialty metals fabrication segment and the sale of the assets and operations of Surgical's disposable surgical pack and drape product lines.

     Surgical requires working capital principally to fund its work in progress. Generally, Surgical has adequate funds for its activities, although from time to time in the past Surgical has relied on short-term borrowing to fund work under specific major contracts. Surgical has a revolving line of credit with a bank for a total of $500,000. The outstanding amount against the line of credit at March 31, 1996, was $0. There are no other formal commitments from banks or other lending sources for lines of credit or similar short-term borrowing.

     Surgical's statements of cash flows in the financial statements contained herein have not been restated to reflect the discontinued operations of its specialty metals fabrication segment.

     Surgical generates and uses cash flows through three activities:
operating, investing, and financing. During the year ended March 31, 1996, operating activities used net cash of $1,221,000, as compared to the use of net cash of $1,293,000 for 1995 and $585,000 for 1994. The minor change in net cash used in operating activities in 1996 as compared to 1995 is due primarily to the use of cash to decrease liabilities. The increase in net cash used by operating activities in 1995 as compared to 1994 is due principally to increases in deferred income tax asset and the increase in the net loss for the year. In 1994, cash was required to fund the increases in receivables of $354,000, and inventories of $180,000, which more than offset the $430,000 in depreciation and amortization.

     In fiscal 1996, investing activities provided $4,875,000. The principal source of the cash was from the proceeds from the sale of divisions and payments received on notes receivable. During 1995, investing activities provided cash of $990,000. Principal payments on notes receivable provided $182,000, proceeds from the sale of property and equipment provided $1,010,000. Cash flows from investing activities during 1994 provided cash of $1,432,000 primarily from the proceed from sale of divisions.

     In fiscal 1996, financing activities used $670,000 principally to pay off the revolving bank loan. For fiscal 1995, financing activities provided net cash of $449,000. Proceeds from the sale of common stock provided $1,621,000 while the proceeds were used to pay down long-term debt and the revolving bank loan. In fiscal 1994, financing activities used $1,111,000. Surgical purchased $446,000 of treasury stock and paid $1,312,000 towards long-term obligations while receiving $645,000 in proceeds from short-term financing arrangements.

     Surgical has no material commitments for capital expenditures.

     Surgical's current cash, funds available under its credit facility and future cash flow from operations should be sufficient to meet capital requirements and short-term working capital needs in fiscal year ending March 31, 1997.

Other Items

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation. This statement defines a fair-value based method of accounting for stock-based compensation, including grants of stock, stock options, and other equity instruments to employees, and encourages adoption of the method. The statement also requires that an employer's financial statements include certain disclosures about stock-based compensation arrangements, regardless of the method used to account for them. The statement is effective for financial statements for fiscal years that begin after December 15, 1995. Surgical has not determined how it will account for stock options when the standard is adopted, nor has it estimated what impact such options will have on its financial statements. If Surgical continues to apply the current stock based compensation methods pursuant to APB 25, it will be required by SFAS No. 123 to furnish additional disclosures.

     In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. Surgical is required to adopt SFAS No. 121 in fiscal 1997. SFAS No. 121 addresses the accounting for (i) impairment of long-lived assets, certain identifiable intangibles and goodwill related to assets to be held and used, and (ii) long-lived assets and certain identified intangibles to be disposed of. SFAS requires that long-lived assets held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows from the use of the asset and its eventual disposition (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Surgical does not expect that the adoption of SFAS No. 121 will have a material impact on Surgical's consolidated financial statements.


                              BUSINESS OF 4HEALTH
General

     4Health, Inc., a California corporation formed in February 1993 by R. Lindsey Duncan, is a supplier and formulator of vitamins and nutritional supplements which are designed and formulated to address the dietary needs of the general public. 4Health's products that are sold through health food stores under the proprietary brand name "Nature's Secret(R)" account for approximately 94% of 4Health's 1995 total sales.

     4Health's products are produced solely from natural ingredients and are formulated for the purpose of achieving specific dietary or nutritional goals.

     4Health also has a proprietary line of products that it sells to health care practitioners under the Harmony Formulas(R) label. Sales of Harmony Formulas(R) comprised approximately 6% of 4Health's 1995 total sales.

     4Health is of the opinion that its product formulas are proprietary and cannot be duplicated without the master recipe, which is secured in safekeeping. 4Health attempts to protect its products and formulas with, among other things, "non-disclosure/noncompetition" agreements with its manufacturers and employees and with trademark protection. The formulations were developed by 4Health's founder and chief executive officer, R. Lindsey Duncan, a nutritionist certified by the National Institute of Nutritional Education.

     4Health plans to launch a new label of products for international distribution in the fall of 1996 and is currently designing its marketing strategy. 4Health anticipates that a portion of its working capital, including additional amounts resulting from the Merger, will be applied to this endeavor.

     Certain of 4Health's products have seasonal popularity, with somewhat increased appeal in the first two quarters of each calendar year with some decline in volume in the fourth quarter of the calendar year. 4Health believes that the impact of this seasonality can be at least partially offset by the introduction of new products and through marketing programs promoting public awareness of the need for year-round health products.

Manufacturing and Supply Sources

     All of 4Health's products are manufactured by third party suppliers pursuant to 4Health's specifications and proprietary recipes. Prior to selecting a manufacturer to produce its products, 4Health reviews the manufacturer's raw material sources, quality assurance procedures, and reliability to assure that the proposed manufacturer meets 4Health's criteria. All of the companies that manufacture for 4Health are required to meet strict manufacturing standards required by the FDA, and 4Health believes that it benefits from such regulation in the overall quality of the products manufactured by such regulated entities for 4Health. To date, 4Health has relied exclusively on domestic manufacturers in order to facilitate 4Health's quality assurance monitoring function.

     4Health places purchase orders with its suppliers for individual product manufacturing lots for delivery of packaged and labeled product to 4Health's warehouse in Broomfield, Colorado, for distribution. 4Health has no long-term manufacturing agreements with any of its suppliers, but purchases manufactured lots pursuant to individual purchase orders. Currently, 4Health utilizes five separate manufacturers and believes that there are other qualified manufacturers that would meet 4Health's quality assurance requirements if alternative manufacturing sources were required. 4Health maintains an inventory of approximately 60 to 90 days of anticipated demand and to date has not experienced material shortages of manufactured products for delivery. All ingredients in 4Health's products are generally available from a number of alternative sources, although certain of the ingredients, such as those based on agricultural products, are subject to seasonable availability to a limited degree.

Marketing and Sales

     To date, 4Health has marketed its products principally through retail health food stores, including vitamin and full line grocery stores with vitamin aisles, and alternative health care providers such as chiropractors and nutritionists. Products are introduced to retail outlets through advertising of 4Health products in national nutrition magazines, trade magazines, and through 4Health's telemarketing staff and outside sales force which contacts retail outlet representatives, customarily the vitamin-aisle expert, to introduce 4Health's products and to provide continuing product education and sales support. Through product incentives, 4Health encourages retail outlet employees-vitamin-aisle experts-to utilize 4Health's products personally in order to become familiar with their use and benefits as a basis for recommending the products to customers.

     Currently, 4Health products are marketed to approximately 5,400 health food stores, including the stores of General Nutrition Corporation ("GNC"), which owns and operates approximately 1,600 stores. Current arrangements with GNC allow for distribution of 4Health's products to the franchise stores through GNC distribution centers. In 1995, 4Health directly solicited such franchise owners, of whom approximately 42% are current customers. Sales to health food stores accounted for approximately 94% of sales for the year ended December 31, 1995. Sales through GNC, which commenced in March 1995, represented approximately 12.8% of revenues of 4Health for the year ended December 31, 1995. During 1995, only one of 4Health's products was marketed through GNC. Recently, 4Health received a purchase order expanding the number of products carried by GNC to a majority of the products offered by 4Health.

     4Health also markets its products through alternative health care practitioners such as non-traditionally oriented medical practitioners, chiropractors, acupuncturists, and nutritionists, and directly to consumers.

     4Health has recently developed a new line of products which it plans to market through traditional grocery stores and pharmacies under a different and distinct label and is in the early stages of developing products and a marketing strategy for international distribution.

     To date, all of 4Health's products have emphasized quality rather than price. 4Health's new products being designed for the new markets will have different formulations than those currently being offered and will be priced for the more value-conscious buyer.

Competition

     Competition in the nutritional supplement industry is vigorous, characterized by a relatively large number of companies (estimated at approximately 200), most of which have relatively small sales. Industry sources estimate that there are less than 20 companies in the industry that have annual sales of $50 million or more. Based on its 1995 sales, 4Health believes that it is within the approximately top one-third of the approximately 200 nutritional supplement companies, based on sales. However, since many of the companies in this industry are privately-held, little reliable financial data is available. Many of the companies have established reputations for successfully developing and marketing nutritional supplement products, with a variety of well-established marketing outlets. Many of such companies have greater financial, managerial, and technical resources than 4Health. Principal competitors include American Cyanamid, Smith-Kline-Beecham, American Home Products, Rexall Sundown, Inc., and Nature's Sunshine Products, although not all of these companies produce natural supplements. Included in that group of competitors are Herbal Life International, Sun Rider Corporation, and Shakley. Many of these companies rely exclusively on multi-level marketing or network marketing as opposed to retail sales.

Products and Development

     4Health, principally through the efforts of its founder and chief executive officer, R. Lindsey Duncan, maintains an ongoing effort to develop new products. This effort is supported by 4Health's three person technical staff, which assists through the research of available ingredients and their combination and effects, and its five person sales and marketing staff, which assists with the identification of potential new consumer demands. An important part of this effort is the development of different products with different formulations for marketing through different outlets or intended markets.

     Current Products

     All of 4Health's products are produced from what it considers to be non-artificial herbs, botanicals, and nutrients, and are formulated by 4Health with the goal of producing specific sets of effects. 4Health's current product offering, marketed under the Nature's Secret(R) label includes, but is not limited to: Nature's Secret(R) Internal Cleansers: Ultimate CleanseTM, Super CleanseTM, Ultimate Fiber(R), and Ultimate Oil(R); Nature's Secret(R) Vitality
Builders: Ultimate Multi PlusTM, Ultimate MultiTM, Ultimate BTM, Ultimate Iron(R), and The Ultimate Green(R); and Nature's Secret(R) Weight Control
Program:  Take ChargeTM; Burn MoreTM, Crave LessTM, and FulfillTM.

     In addition to the above products, 4Health has a proprietary line of comparable products which it sells to health care practitioners under the Harmony Formulas(R) label. Sales of Harmony Formulas(R) comprise approximately 6% of 1995 total 4Health sales.

     In March 1996, 4Health announced a new line of products to be marketed to traditional grocery stores and pharmacies, under the Home NutritionTM label.

     4Health is of the opinion that the formulas for its products are proprietary and cannot be duplicated without the master recipes which are secured in safekeeping. 4Health attempts to protect its products and formulas with, among other things, "nondisclosure/noncompete" agreements with its manufacturers and employees, and with trademark protection. The formulations were developed by 4Health's founder and CEO, R. Lindsey Duncan, a nutritionist certified by the National Institute of Nutritional Education.

Product Warranties and Returns

     4Health product warranties and its policy regarding returns of products are similar to those of other companies in the industry. If a consumer of any of 4Health's products is not satisfied with the product, he or she may return it to the distributor from whom such consumer purchased it at any time within 30 days of purchase. The distributor is required to refund the purchase price to the customer, in which event the distributor may return the product received from the customer for an exchange of equal value.

     All products are warranted against defect by the manufacturers of those products. Most products returned to 4Health, however, are not found to be defective in manufacture. As a result, most products returned to 4Health are replaced by it at its cost.

     In addition, 4Health has an open return policy for retail outlets that grants the right to such outlets to return any unsold merchandise. 4Health received returns under its warranty and return policies equal to approximately 2.8% of total sales in the year ended December 31, 1995.


Trademarks and Service Marks

     As a company selling branded consumer products nationwide, 4Health believes that establishing trade and service marks and copyrights for brand names and associated advertising and labeling materials is important in maintaining company and product identification and integrity. Accordingly, 4Health is engaged on a continuing basis in developing brand names and such associated materials for its new products, securing trade and service mark protection for such brand names and copyright protection for such associated materials, policing its existing marks, and enforcing its legal rights in cases of potential infringement by third parties of its legally protected marks and copyrights. Prior to commencing advertising and sales of products under a newly developed brand name, 4Health seeks to minimize the risks of potentially infringing the rights of third parties by conducting trade and service mark searches and other inquiries in addition to filing publicly for trademark protection of the brand name and copyright protection for associated advertising materials and labeling. 4Health registers trademarks for its principal product lines, including Nature's Secret(R) and Harmony Formulas(R), as well as its principal products, and copyrights all product labeling. Notwithstanding such efforts, such newly developed marks may, nevertheless, conflict with the local common law rights of senior users of the same or similar marks, which may be unregistered or which may not be disclosed in a search of public records. Upon being apprised of any such potential infringement and after due investigation to establish the validity of any such competing claims, 4Health may seek to secure appropriate licenses for the continued use of its marks or commence legal proceedings to establish its right to use its marks. The unsuccessful resolution of these efforts may, however, result in significant adverse financial consequences to 4Health.

Facilities

     4Health's executive office, sales, and product development functions are located in an approximately 30,000 square foot facility located at 5846 Conestoga Court in Boulder, Colorado, that 4Health purchased in 1994. See "CERTAIN TRANSACTIONS: 4Health."

     Commencing on January 15, 1996, 4Health began to warehouse its products at a 22,600 square foot facility in Broomfield, Colorado, near Boulder. This facility is leased under a three-year lease expiring January 1999, at a monthly rental of $7,062.50 for the first and second years and $8,000 in the third year.

     4Health believes that the foregoing facilities are adequate for its foreseeable needs.

Employees

    4Health has 101 employees, including 5 executive officers, 19 general administrative, 51 in sales and marketing, 23 in operations, and three in research and development.

     4Health's employees are not represented by a collective bargaining organization, and 4Health is not aware of any efforts to organize any such collective bargaining unit. 4Health considers its relations with its employees to be good and has not experienced any work stoppages or slow-downs.

Legal Proceedings

     From time to time 4Health is a party to legal proceedings that it considers routine litigation incidental to its business. Management believes that the likely outcome of such litigation will not have a material adverse effect on 4Health's business or results of operations.

Governmental Regulation

     General

     The processing, formulation, packaging, labeling and advertising of 4Health's products are subject to regulation by one or more federal agencies including the FDA, the Federal Trade Commission, the Consumer Products Safety Commission, the Department of Agriculture, the Postal Service, and the Environmental Protection Agency. 4Health's activities are also subject to regulation by various agencies of the states and localities in which 4Health products are sold. The FDA has been the main agency regulating the types of products sold by nutritional supplement firms such as 4Health, but much of that authority stemmed from the FDA's treatment of dietary supplements as food additives and drugs. The FDA's jurisdiction in this regard has been somewhat eroded and its role has been reduced to mainly policing the activities of makers of dietary supplements by the enactment of the Dietary Supplement Health and Education Act of 1994 ("DSHEA") in October 1994, as discussed below. The DSHEA amends and modifies the application of certain provisions of the FDC Act as they relate to dietary supplements. The DSHEA established an Office of Dietary Supplements at the National Institutes of Health in order to coordinate and conduct scientific research into the health benefits of dietary supplements and also established a presidential commission to study and make recommendations on the regulation of label claims and statements for dietary supplements. This commission is scheduled to meet during early 1996 to make recommendations to the FDA. The FDA is required to promulgate regulations that are consistent with the DSHEA and the recommendations of the commission.

     Before enactment of the DSHEA, the FDA had adopted regulations concerning the labeling of dietary supplements, including the making of health claims. These regulations required nutrition labeling on all dietary supplements and prohibited the making of any health claim on a dietary supplement unless the supplement was consumed as a food, its components were demonstrated to be safe, and the health claim was supported by significant scientific agreement and approved by the FDA. Part of the enactment of the DSHEA curbed the FDA's adopted regulations, and the FDA agreed that it would not seek to enact further regulations until after the end of 1996.

     During the years preceding passage of the DSHEA, members of Congress were under intense pressure from various sources, including the dietary supplement industry, to reduce the regulatory burdens on dietary supplements imposed or threatened by the FDA through its broad interpretation and application of the FDC Act and its regulatory authority. Recognizing the importance of improving the health of United States citizens and the role of dietary supplements in promoting such improvement, Congress enacted the DSHEA to allow consumers to have wider access to dietary supplements that are not unsafe, toxic, unsanitary, or adulterated and to increase the access of consumers to truthful information
about such products.   Passage of the DSHEA impacted the FDA's ability to issue
and implement any regulations with respect to dietary supplements through its exemption of such products from being considered "food additives" or, in most circumstances, "drugs." Although the DSHEA is generally viewed as a positive development for companies that sell dietary supplements such as vitamins, minerals, herbs, botanicals, amino acids, and similar substances, the legislation imposed significant requirements that must be adhered to in order for a product to qualify for the safe harbors established by the DSHEA.

     The DSHEA broadly defines a dietary supplement to include any product intended to supplement the diet that bears or contains a vitamin, mineral, herb or other botanical, an amino acid, a dietary substance for use by man to supplement the diet by increasing the total dietary intake, or a concentrate, metabolic constituent, extract, or combination of any such ingredient, provided that such product is either intended for ingestion in tablet, capsule, powder, softgel, gelcap, or liquid droplet form or, if not intended to be ingested in such a form, is not represented for use as a conventional food or as a sole item of a meal or the diet and, in any case, is not represented for use as a conventional food or as a sole item of a meal or the diet and is labeled as a dietary supplement. The definition also includes highly technical provisions dealing with a dietary supplement that contains an ingredient that also has been approved by the FDA as a drug. The practical effect of such an expansive definition is to ensure that the new protections and requirements of the DSHEA will apply to a wide class of products.

     Exemption from "Food Additive" Status

     One important provision of the DSHEA exempts the dietary ingredients in dietary supplements from being treated as "food additives." Any substance that is added to a food product that is not "generally recognized as safe" by experts whose opinion is based on published scientific literature is subject to being regulated as a food additive by the FDA. Under the FDC Act, a substance that is a food additive may not be added to food products unless explicitly permitted by the FDA by issuance of a regulation. In petitioning the FDA for such a regulation, a process that often takes five years or more, a petitioner might be required to spend several hundreds of thousands of dollars or more to test a product and participate in any ensuing proceedings. Prior to enactment of the DSHEA, dietary supplement ingredients were often alleged to have "food additive" status and, unless approved by the FDA, were treated as illegal foods by such agency, although many contended that this represented overreaching on the part of the FDA in light of its permitted powers. This clearly posed a substantial negative impact on the industry's business and operations because of the risk that the FDA could choose to treat any product offered by any company as containing food additives. The DSHEA removed this potential problem and any ambiguity related thereto by exempting dietary ingredients in dietary supplements from being treated as food additives.

     DSHEA Safety Standards

     Although dietary supplements are now exempted from treatment as food additives by the FDA, the DSHEA imposed significant new safety standards regulating dietary supplements to prevent the sale of dietary supplements that are unsafe, toxic, unsanitary, or adulterated. These standards are summarized below.

     First, the DSHEA provides that a dietary supplement will be deemed to be an adulterated food if it presents a significant or unreasonable risk of illness or injury when used in accordance with its labeling or, if no conditions of use are suggested or recommended in the labeling, under ordinary conditions of use. Generally, the FDC Act prohibits the introduction or delivery of adulterated food into interstate commerce so a dietary supplement that is deemed adulterated may not be sold or distributed through interstate commerce. The FDA has the burden of proof in establishing that a dietary supplement is adulterated under such a standard, thereby reducing the FDA's role from one of preapproval of dietary supplements to that of policing those substances that present a significant or unreasonable risk of illness or injury.

     Second, the DSHEA imposes additional requirements that must be adhered to for those dietary supplements containing a "new" dietary ingredient which, under the DSHEA, is an ingredient that was not marketed in the United States before October 15, 1994. A dietary supplement that contains such a new dietary ingredient will be deemed to be adulterated unless either (a) all ingredients contained in the dietary supplement have been present in the food supply as an article used for food in a form in which the food has not been chemically altered, or (b) there is a history of use of other evidence of safety establishing that the new dietary ingredient, when used under the conditions recommended or suggested in the labeling, will reasonably be expected to be safe. In order to qualify for the safe harbor under the second condition, a manufacturer/distributor of the new dietary ingredient or supplement must provide, at least 75 days before introducing or delivering for introduction such substance into interstate commerce, information to the FDA that forms the basis on which the manufacturer/distributor has concluded that a dietary supplement containing the new dietary ingredient will reasonably be expected to be safe.

     Finally, the DSHEA provided non-delegable authority to the Secretary of the Department of Health and Human Services to declare a dietary supplement as posing an imminent hazard to public health or safety. Following such declaration, it is immediately illegal to market such a product, although the Secretary must thereafter promptly hold a formal hearing in order to determine whether to affirm or withdraw the declaration.

     The effect of these new safety standards is that, although the authority of the FDA to regulate dietary supplements has been limited, it and the Secretary of the Department of Health and Human Services have been granted substantial new policing authority to stop the distribution of a dietary supplement if government personnel believe they can show that the product is not safe.
4Health is not able to predict with certainty the impact of the new regulatory scheme on its activities.

     Labeling/Publications

     The DSHEA increases the ability of sellers of dietary supplements to provide information about their products. The intent of Congress in promoting such information is to empower consumers to make more informed choices about preventive health care programs based on available scientific data about the health benefits of diet supplements. Prior to the enactment of the DSHEA, the FDA asserted that any publication used in connection with the sale of a dietary supplement could be regulated by the FDA as "labeling." Further, if the publication in question contained information claiming or suggesting that an ingredient present in a dietary supplement might be used in the cure, mitigation, treatment, or prevention of any disease, such supplement would be subject to regulation under the FDC Act as a drug. Under the DSHEA, however, a publication, including an article, a book or chapter in a book, or an official abstract of a peer reviewed scientific publication that appears in an article and was prepared by the authors or the editors of a publication, is not defined as a labeling and may be used in connection with the sale of a dietary supplement to consumers if such publication is reprinted and it (i) is not false or misleading; (ii) does not promote a particular manufacture or brand of a dietary supplement; (iii) is displayed or presented with other items on the same subject matter so as to present a balanced view of the available scientific information; (iv) is physically separate from dietary supplements if displayed in an establishment where such products are sold; and (v) does not have appended to it any information by sticker or any other method. The United States has the burden of proof to establish that a publication is false or misleading if a proceeding is established to prevent a publication. The DSHEA specifically provides that it does not restrict a retailer or wholesaler of dietary supplements in any way whatsoever from selling books or other publications as part of its business These provisions of the DSHEA may indirectly affect 4Health because they will make it easier for retailers and wholesalers that sell 4Health's products to display and sell publications that are related to 4Health's business and discuss the benefits of dietary supplements such as the ones that 4Health manufactures and distributes.

     FDA regulations published prior to the enactment of the DSHEA and pursuant to the Nutrition Labeling and Education Act ("NLEA") prohibit the use of any health claim in the labeling of any food products, including brochures), unless the claim of such labeling is first approved by the FDA by regulation. The DSHEA carves out an exception to this regulation that allows companies that manufacture and distribute dietary supplements to make any of the following four types of statements with regard to nutritional support on labeling without FDA approval: (1) a statement that claims a benefit related to a classical nutrient deficiency disease and discloses the prevalence of such disease in the United States; (2) a statement that describes the role of a nutrient or dietary ingredient intended to affect structure or function in humans; (3) a statement that characterizes the documented mechanism by which a nutrient or dietary ingredient acts to maintain such structure or function; or (4) a statement that "describes general well-being" from consumption of a nutrient or dietary ingredient. In addition to making sure that a statement meets one of the four criteria, a manufacturer of the dietary supplement must have substantiation that such statement is truthful and not misleading, must not claim to diagnose, mitigate, treat, cure, or prevent a specific disease or class of diseases, and must contain the following disclaimer, prominently displayed in boldface type: "This statement has not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure, or prevent any disease." Additionally, the manufacturer must notify the Secretary of Health and Human Services no later than 30 days after the first marketing of the dietary supplement to which such statement relates.

     In addition to the above statements that are allowed to be made by manufacturers, a dietary supplement must be properly labeled. To be properly labeled, a dietary supplement must list the name and quantity of each ingredient and the total weight of a proprietary blend, be identified as a "dietary supplement," and identify the part of a plant from which any herb or botanical ingredient is derived. In addition, there are special rules for branding a supplement if there is an official compendium covering the dietary supplement.

     Manufacturing

     The DSHEA did not limit the FDA's ability to regulate manufacturing but authorized the FDA to prescribe good manufacturing practice regulations for dietary supplements which are to be modeled after current good manufacturing practice regulations for food. 4Health cannot predict the impact that such regulations could have on those suppliers that manufacture its products. However, since most of these manufacturers also produce a number of over-the-counter medications that are already subject to manufacturing standards of the FDA, it is unlikely that any new regulations regarding manufacture of dietary supplements would adversely affect 4Health or its suppliers.

     Summary

     Neither Surgical nor 4Health can determine or predict the final effects that the DSHEA will ultimately have on the regulatory scheme of dietary supplements. Further, neither Surgical nor 4Health can predict what recommendations will be made by the presidential commission established to study this subject and make recommendations. Although the DSHEA seems to be generally beneficial to manufacturers of dietary supplements because it limits the FDA's authority to regulate supplements as drugs or food additives, there is no real indication of its ultimate effect. The FDA has recently proposed regulations that are intended to become effective January 1, 1997, for the purpose of implementing the DSHEA. There is no way to predict what form the final regulations will take or what effect such regulations will have on the business activities of 4Health and to be engaged in the by the Surviving Corporation.

Selected Historical Financial Data of 4Health

     The following selected historical financial data should be read in conjunction with the financial statements of 4Health and the notes thereto and "Management's Discussion and Analysis of Financial Condition or Plan of Operations" appearing elsewhere in this Joint Proxy Statement/Prospectus. The selected financial data of 4Health has been derived from the financial statements of 4Health which (other than as of and for the three month periods ended March 31, 1996 and March 31, 1995) have been audited by Arthur Andersen LLP, independent public accountants. The financial statements of 4Health at December 31, 1995 and 1994 and for the fiscal years ended December 31, 1995, and 1994, the period from inception to December 31, 1993, together with the report of Arthur Andersen LLP thereon, appear elsewhere in this Joint Proxy Statement/Prospectus. The selected financial data of 4Health as of March 31, 1996, and for the three month periods ended March 31, 1996 and 1995 is unaudited but gives effect to all adjustments (all of which were normal recurring accruals) necessary in the opinion of management of 4Health to present fairly this information. The results of operations for the interim period should not be taken as indicative of results for the full year.

                                                                                     Period from
                                                                                     inception
                                 Three Months Ended            Fiscal years          (2/17/93) to
Statement of Operations Data         March 31,               ended December 31,      December 31,

                                 1996           1995         1995          1994         1993
Net sales                     $ 3,473,400  $  1,549,008  $10,434,022  $ 2,076,902   $  269,742
Cost of sales                   1,257,456       548,751    3,802,877      744,584       87,461

Gross profit                    2,215,944     1,000,257    6,631,145    1,332,318      182,281
Operating expenses              2,181,691       806,465    5,499,818    1,463,009      189,804

Income (loss) from
operations                         34,253       193,792    1,131,327     (130,691)      (7,523)
Other expenses (net)              (10,429)      (10,990)     (62,925)      (4,746)      (5,789)

Net income (loss) before
provision for income taxes         23,824       182,802    1,068,402     (135,437)     (13,312)
Provision for income taxes        (12,162)      (59,375)    (359,723)      (2,183)       1,383

Net income (loss)                  11,662       123,427      708,679     (137,620)     (11,929)



Net income (loss) per common
share                         $      0.00      $   0.02  $      0.12  $     (0.28)       (0.00)

Balance Sheet Data                                            December 31,

                                   March 31, 1996         1995            1994
Total assets                        $ 5,584,958       $ 5,227,628     $ 2,669,872
Long-term debt and obligations
under capital leases                     37,224         1,305,519       1,308,932
Total liabilities                     2,530,091         2,184,422       1,778,116
Working capital                         808,628         2,236,211         598,674
Stockholders' equity                  3,054,867         3,043,206         891,756

Management's Discussion and Analysis of Financial Condition and Results of Operations

     The following discussion should be read in conjunction with the "Selected Financial Data" and the financial Statements and related Notes thereto contained elsewhere in this document.

Results of Operations

     The following table sets forth for the periods indicated the percentage of net sales represented by each line item in 4Health's statement of operations:

                                        Three Months Ended
                                             March 31,            Fiscal Year Ended December 31,

                                         1996       1995           1995      1994      1993

Net Sales                              100.0%       100.0%        100.0%    100.0%    100.0%
Cost of Sales                           36.2         35.4          36.4      35.9      32.4


Gross Profit                            63.8         64.6          63.6      64.1      67.6
General and administrative expenses     17.2         17.6          14.2      29.3      55.3
Sales and marketing expenses            43.9         32.8          37.1      39.4      15.1
Research and development                 1.7          1.7           1.5       1.7       0.0


Income (loss) from operations            1.0         12.5          10.8      (6.3)     (2.8)
Other income (expense), net             (0.2)        (0.7)         (0.6)     (0.2)     (2.1)


Income (loss) before income taxes        0.8         11.8          10.2      (6.5)     (4.9)
(Provision) benefit for income taxes    (0.4)        (3.8)         (3.4)     (0.1)      0.5


Net income (loss)                        0.4%         8.0%          6.8%     (6.6)%    (4.4)%

     1995 Compared to 1994

     Net sales, for the fiscal year ended December 31, 1995 ("fiscal 1995") increased 402% to $10.4 million from $2.1 million for the fiscal year ended December 31, 1994 ("fiscal 1994"). This increase in net sales was primarily due to a significant market penetration of health food stores from approximately 2,000 in 1994 to 5,400 active accounts by December 1995. Included in these 5,400 stores is a large chain of approximately 1,600 health food stores to its customer list, however, that chain carries only one of 4Health's products.
Sales to this customer accounted for 12.8% of total revenues in fiscal 1995. An additional contributor to 4Health's revenue growth was the launch of its Ultimate MultiTM product in July of 1995 which accounted for 7.5% of total sales to health food stores.

     Gross profit for fiscal 1995 increased 398% to $6.6 million from $1.3 million in fiscal 1994. Gross margin declined 0.5% to 63.6% in fiscal 1995 from 64.1% in fiscal 1994. Management attributes this decline to its automation and building up of infrastructure, primarily in its distribution center, to prepare for higher volumes. Most customer orders are fulfilled and shipped within 24 hours of receipt.

     General and administrative expenses increased 143% in fiscal 1995 compared to fiscal 1994, however, as a percentage of sales, general and administrative expenses declined to 14.2% in fiscal 1995 compared to 29.3% in fiscal 1994. Management attributes its increase in spending to building infrastructure to remain competitive and to provide superior customer service. Sales and marketing expenses increased 374% in fiscal 1995 to $3.9 million up from $.8 million in fiscal 1994, however, as a percentage of sales, this spending declined to 37.1% in 1995 from 39.4% in 1994. 4Health incurred $1.4 million in advertising expenditures in fiscal 1995 compared to $.15 million in fiscal 1994 and increased its staffing and infrastructure of the sales and marketing departments by increasing its outside sales force and adding other supporting activities. 4Health's research and development spending increased $.1 million. Only one new product was launched in 1995. Management expects this department to increase its expenditures again in 1996 as it intends to release several new products.

     Interest expense results from the $1.3 million loan on 4Health's building which was outstanding for 12 months in fiscal 1995 at 7.5% interest compared to only seven months in fiscal 1994 at an interest rate of 3.5%.

     Fiscal 1994 Compared to the Period From Inception (February 17, 1993) to December 31, 1993 ("fiscal 1993")

     Net sales increased 670% in fiscal 1994 to $2.1 million from $.3 million in fiscal 1993. 4Health attributes its growth in fiscal 1994 to rapid penetration in health food stores, an increase in new products offered and rapid acceptance of its primary product, Ultimate CleanseTM. 4Health accomplished this through increasing its inside sales force.

     Gross profits increased 631% in fiscal 1994 to $1.3 million from $.2 million in fiscal 1993. Profit margins declined to 64.1% in fiscal 1994 from 67.6% in fiscal 1993 as a natural result of a change in product mix when new products were added in fiscal 1994.

     General and administrative costs, sales, and marketing costs, and research and development costs all increased significantly in fiscal 1994 versus fiscal 1993 primarily as a result of building infrastructure to accommodate supporting activities to sales growth. Such fiscal 1994 activities include moving to a larger facility in the spring of 1994; increasing advertising expenditures, increasing the sales force, and the accounting department, and increasing 4Health's computer and telephone facilities.

     Interest expense increased in fiscal 1994 as a result of adding the mortgage loan to 4Health's balance sheet in the spring of fiscal 1994, which bore interest at 3.5%.

     4Health does not believe that any recently enacted or presently pending proposed environmental legislation will have a material adverse effect on its results of operations.

Liquidity and Capital Resources

     Since 4Health's inception on February 17, 1993, it has financed its business growth primarily through common stock sales and short-term borrowings from stockholders. In November 1995, 4Health secured a $1 million line of credit available for working capital purposes which has not been used. The credit line requires the bank's consent upon consummation of the Merger contemplated herein. Additionally, in 1994, 4Health borrowed $1.3 million for the purchase of land and its corporate headquarters building. The principal and any unpaid interest will be due March 25, 1997; management intends to refinance the mortgage on a long-term basis prior to its maturity.

     Including its $1.1 million of cash reserves at March 31, 1996, 4Health has working capital of $.8 million and a working capital ratio of 1.3-to-1. As of March 31, 1996, 4Health reclassified the $1.3 million note due March 25, 1997, on its building from long-term to current, since it is due within one year. Management intends to refinance this debt on a long-term basis when its maturity nears and believes 4Health qualifies to do so, which would cause the note to again be classified as long-term for financial reporting purposes. With the consummation of the Merger, the combined entities are expected to have $4.7 million in working capital which includes approximately $5 million in cash, cash equivalents, and marketable securities. The Surviving Corporation intends to enter into discussions with its bank upon consummation of the Merger to renew and, if appropriate, increase its working capital line. 1,135,554 Warrants issued to Surgical Stockholders pursuant to the Merger, if exercised, could generate $12.5 million in cash for the Surviving Corporation. The likelihood of the exercise occurring before expiration of the Warrants, 18 months from issuance, is primarily dependent upon the performance of the Surviving Corporation's underlying Common Stock, and to the extent the Common Stock market price exceeds $11.00 per share such likelihood increases.

     The Surviving Corporation's future capital requirements will depend upon many factors, including the nature and timing of orders from customers, the collection of accounts on trade sales, the expansion of the sales and marketing efforts, costs associated with entering into new channels of distribution, possible trade promotions and allowances, and the status of competitive products.

     Management believes that its working capital upon completion of the Merger, together with cash estimated to be generated from existing operations, will be sufficient to satisfy anticipated sales growth and investment in facilities and equipment for at least 12 months. There can be no assurance, however, that the Surviving Corporation will not require additional financing prior to such date. There can be no assurance that any additional financing will be available on acceptable terms, or at all. The inability to obtain such financing could have a material adverse effect on the Surviving Corporation's business, financial condition, and results of operations.


                     BUSINESS OF THE SURVIVING CORPORATION
                              FOLLOWING THE MERGER
Nutritional Supplements

     4Health intends to continue its business as defined previously (see "Business of 4Health"). 4Health plans to expand its business in its current health food stores and practitioner markets by the introduction of new products and through broader distribution of all of its products to health food stores. In addition, 4Health expects to expand its sales to foreign markets, the mass retail market, and certain specialty niche markets using new brand names and labels for each new market. (For further details see "BUSINESS OF 4HEALTH.")

Medical Products-ID Technology

     In July 1993, Surgical began introducing to the market on a test basis a preliminary design of a medical device used in interventional catheterization procedures. With the results from this test marketing and subsequent design and performance improvements, an expended marketing effort was launched in late fiscal 1994, continuing into fiscal 1995. As a result of the customer input during this marketing effort, Surgical incorporated certain design changes into the device. This device, marketed under the name Transflator(R), is used to inflate the angioplasty balloon, with important additional features, including audio announcement of the balloon pressure and inflation time, chart recorder interface, manual operation of the timing function, and real time communication between the hand unit and remote display. The principal advance of the device is its use of infrared technology to transmit balloon inflation data to a remote LED display on a real time basis while the procedure is being performed.

     Surgical has decided that it will seek a joint venture partner to market and further develop its Transflator(R) medical device business. To date, the Transflator(R) has principally been marketed and sold in selected foreign countries. Surgical believes that a partnership with a larger multi-national medical device manufacturer could prove advantageous in entering new geographical markets. Such a strategic partner would potentially provide immediate access to existing customers and eliminate the need to organize separate new distribution channels as additional territory is added.

     Surgical recognizes the importance of developing new products and enhancements to its inflation device product line. Accordingly, Surgical believes that a strategic alliance with a larger partner could enhance its research and development capabilities and increase manufacturing capacity. Surgical owns four patents and two trademarks associated with the Transflator(R) and the remote transmission of patient data via infra-red technology. One additional patent covering a slide manifold is included in Surgical's intellectual ownership.



                                   MANAGEMENT
Surgical

     Surgical's articles of incorporation provide that the board of directors shall be divided into three classes, with each class as equal in number as practicable. One class is elected each year for a three-year term. The officers of Surgical are elected at the annual meeting of the stockholders to hold office at the pleasure of the board of directors. The following table sets forth the name, age, and position of each executive officer and director of
Surgical:

                                                               Service
         Name          Age             Position                Since

Rex Crosland           72       Chairman, President, and       1989
                                Chief Executive Officer
Rockwell D. Schutjer   49       Vice-President-Operations,     1989
                                Treasurer, and Director
Todd B. Crosland       36       Vice-President-Finance, and    1992
                                Director
Reed Fogg              58       Director                       1992
Donald A. Spring       58       Director                       1992

     Each of the foregoing directors and executive officers of Surgical will resign in connection with the completion of the Merger. Rockwell D. Schutjer and Todd B. Crosland have been nominated to serve on the board of the Surviving Corporation and, if elected, will serve until the 1999 meeting of stockholders and until their successors are elected and qualified.

     Rex Crosland, a co-founder of Surgical, has served as chairman, chief executive officer, and president of Surgical since its inception. Mr. Crosland was also founder and chairman of Mountain States Insulation & Supply Company and Rocmont Industrial Corporation, two of Surgical's subsidiaries that discontinued operations in early 1992. Mr. Crosland has also been the chairman and president of R.C. Enterprises, a real estate investment company since 1975.

     Rockwell D. Schutjer, a co-founder of Surgical, has served as an officer and director of Surgical since its inception. Mr. Schutjer currently serves as vice-president-operations, director, and treasurer. From 1983 until January 1992, Mr. Schutjer was co-founder and president of Rocmont Industrial Corporation. Mr. Schutjer received his B.S. degree in business finance from the University of Utah.

     Todd B. Crosland, a co-founder of Surgical, served as executive vice-president-operations of Surgical from inception until December 1989. In December 1989, Mr. Crosland was appointed to vice-president-finance and in December 1992, became a director of Surgical. Mr. Crosland is currently the chairman of the board and president of Rex Industries, Inc., which operates the specialty metals fabrication business acquired from Surgical. From 1984 through 1988 he owned an auto import dealership, Autobahn Imports, of Salt Lake City, Utah. Mr. Crosland received a B.A. degree in business finance from the University of Utah.

     Donald A. Spring was elected a director in September 1992. Dr. Spring is president and medical director of Sierra Heart Institute at Washoe Medical Center, Reno, Nevada, and director of the cardiac laboratory at Sparks Family Hospital, Sparks, Nevada.

     Reed Fogg became a director of Surgical at the 1992 annual meeting held in August 1992. Dr. Fogg specializes in orthopedics related to the lumbar spine. For in excess of the past five years he has served as the chairman of the Department of Orthopedic Surgery at Cottonwood Hospital and Medical Director of the Intermountain Spine Institute, both in Salt Lake City, Utah. Dr. Fogg graduated from the University of Utah School of Medicine in 1962.

     Rex Crosland is the father of Todd B. Crosland and the father-in-law of Rockwell D. Schutjer.

     Board Meetings and Committees

     The board of directors had two formal meetings during the 1996 fiscal year ending March 31, 1996, at which all of the directors were in attendance. The directors also met informally on several occasions during these periods and discussed the business and affairs of Surgical. Additionally, the board of directors took several actions through unanimous written consent in lieu of a meeting. Directors who are not employees received $1,000 for each of the meetings they attended, plus reimbursement of direct expenses incurred in attending the meetings. Directors who are employees of Surgical receive no compensation for service as directors.

     The board of directors has standing audit, compensation, and option committees.

     Members of the audit committee for the 1996 and 1995 fiscal years are Rockwell D. Schutjer, Reed Fogg, and Donald A. Spring. The audit committee met once during the fiscal year ended March 31, 1995, and during the fiscal year ending March 31, 1996. The audit committee is responsible for assuring that, in all material respects, management shall cause Surgical's financial statements to comply with applicable laws and regulations and to make fair and accurate disclosure of Surgical's financial position and its results of operations. The audit committee meets with Surgical's financial officers and employees to review Surgical's financial statements and reporting practices, the system of internal accounting controls, the management suggestions from Surgical's independent auditors, and the scope, results, and fees associated with services performed by the independent auditors.

     Members of the compensation committee for the 1996 and 1995 fiscal years were Rex Crosland and Reed Fogg. The compensation committee met once during the fiscal year ended March 31, 1995, and once during the fiscal year ending March 31, 1996. The compensation committee recommends to the board of directors compensation of the officers of Surgical and the members of the board of directors and its committees, except the compensation committee.

     Surgical also has an option committee which determines the number, if any, and terms of any options granted by Surgical, except to members of such committee. Members of the option committee for the 1996 and 1995 fiscal years are Reed Fogg and Donald A. Spring. The option committee met once during the fiscal year ended March 31, 1995, and once during the fiscal year ending March 31, 1996.

     Compliance With Section 16(a) of the Exchange Act

     Based solely upon a review of Forms 3, 4, and 5 and amendments thereto, furnished to Surgical during or respecting its last fiscal year, no director, officer, beneficial owner of more than 10% of any class of equity securities of Surgical or any other person known to be subject to Section 16 of the Exchange Act failed to file on a timely basis reports required by Section 16(a) of the Exchange Act for the current fiscal year or prior fiscal years.

4Health

     4Health's articles of incorporation provide that members of the board of directors are elected annually to serve until the next annual meeting of stockholders and thereafter until such director's successor is elected and qualified. The holders of 4Health Series A Stock have the right to elect one director. Officers are elected at the annual meeting of directors and serve at the pleasure of the board of directors.

     The following table sets forth the name, age, and position of each director and executive officer of 4Health.

                                                                   Elected/     Term
        Name         Age                 Position                  Appointed    Expires

R. Lindsey Duncan     33    Chairman, Chief Executive Officer,     1993         1996
                            and Director
Richard B. Carlock    44    Chief Financial Officer and Treasurer  1995          N/A
Cheryl M. Wheeler     35    Secretary and Director                 1993         1996
Henry S. Stone        49    Vice-President of Operations, General  1993         1996
                            Counsel, and Director
David A. Melman       53    Director                               1995         1996
Rick L. Swetman       42    Vice-President Sales                   1996          N/A


Mr. Melman was elected by the holders of the 4Health Series A Stock.

     R. Lindsey Duncan, the founder of 4Health, is a nutritionist certified by the National Institute of Nutritional Education, an industry accrediting body. Since the mid-1980s, he has owned, operated, and been the principal nutritionist of Home Nutrition Clinic, Santa Monica, California. In January 1988, Mr. Duncan began formulating his own nutritional supplements. In 1993, he organized 4Health, and contributed the nutritional supplement formulations to it in exchange for common stock. Mr. Duncan currently sits on the editorial board of Healthy & Natural, a nationally distributed health publication, and acts as the nutritional consultant to the publication, which also features one of his articles each month. Mr. Duncan is a member of the National Nutritional Foods Association, the American Herbal Products Association, and the Herb Research Foundation.

     Richard B. Carlock, has served as 4Health's chief financial officer and treasurer since March 1995. Prior to joining 4Health, he served as chief financial officer, treasurer, and vice-president of Electromedics, Inc., Parker, Colorado, a medical device manufacturer, for the period from 1989 to 1994. Previously, Mr. Carlock served as chief financial officer and corporate secretary of Evans Bio Control, Inc., Broomfield, Colorado, a biotechnology firm specializing in entomology research development (1987 to 1989) and as vice-president of technical services and vice-president of finance at Information Solutions, Inc., Englewood, Colorado, a software sales and development company, from 1983 to 1987. Mr. Carlock is a certified public accountant who practiced with Price Waterhouse & Company and Main La Frentz & Company prior to his financial experience in industry. He received a bachelor of arts degree in psychology in 1973 and a master of science degree in accounting from New York University's Stern Business School in 1976.

     Cheryl M. Wheeler coordinates Mr. Duncan's industry seminars, speeches, and other public appearances and related marketing activities. For in excess of five years prior to her joining 4Health, Ms. Wheeler was a nutritionist, a professional stuntwoman, and martial arts expert. Ms. Wheeler is a nutritionist certified by the National Institute of Nutritional Education.

     Henry S. Stone, associated with Henry Stone A.P.C., a member of Stone & Bender, A.P.C., since 1984, has practiced business and real estate law in Los Angeles, California, for approximately 25 years. He has served as a director of 4Health since its inception and assumed the full-time position of general counsel and vice-president of operations in June 1996. Mr. Stone earned a bachelor of science degree in accounting from the University of Florida, a juris doctorate from Pepperdine University School of Law, and an LLM in taxation from New York University.

     David A. Melman, was appointed to 4Health's board of directors in September 1995. Since 1984, Mr. Melman has been executive vice-president, general counsel, secretary, and a member of the board of directors of XCL, Ltd., a Lafayette, Louisiana, based oil and gas exploration and production company with activities concentrated in China. Mr. Melman also serves on the board of directors of Sheffield Exploration Company, Inc., a Denver, Colorado, based diversified energy company. Mr. Melman received a bachelor of science degree in economics from Queens College, a juris doctorate from Brooklyn Law School, and an LLM in taxation from New York University Graduate School of Law.

     Rick L. Swetman, joined 4Health as vice-president of sales in March 1996. Prior to joining 4Health, Mr. Swetman was an owner of Sanford Rose Consultants from August 1995 through March 1996, served as general manager for Pure-Gar, a division of Basic Vegetable Products, from 1994 to 1995 and served as director of marketing and sales at Pure-Gar from 1992 to 1993. From 1990 to 1992, Mr. Swetman was vice-president of sales for Earthwise, Inc. (Boulder, Colorado ), and from 1988 to 1990, served as national sales manager for Nestle Foods (Purchase, New York). From 1982 to 1988, he served in various sales management positions for Tembrands. Mr. Swetman was a unit manager for Proctor and Gamble from 1980 to 1982. Mr. Swetman holds four bachelor of science degrees from the United States Military Academy, West Point, in math, chemistry, electrical engineering and mechanical engineering.


                             EXECUTIVE COMPENSATION
Surgical

     Summary Compensation

     The following table sets forth the annual and long-term compensation awarded to, earned by, or paid to the chief executive officer of Surgical, Rex Crosland, for the periods indicated. None of Surgical's other four most highly compensated executive officers as of the end of the last fiscal year received a total annual salary and bonuses in excess of $100,000 for all services rendered in all capacities to Surgical, including its subsidiaries.

                                                     Summary Compensation Table
                                                                       Long Term Compensation

                                         Annual Compensation               Awards          Payouts

           (a)             (b)       (c)      (d)       (e)        (f)          (g)        (h)       (i)
                                                       Other                Securities
                                                      Annual    Restricted  Underlying            All Other
                          Year                        Compen-     Stock      Options/     LTIP     Compen-
        Name and          Ended    Salary    Bonus    sation     Award(s)      SARs      Payouts    sation
   Principal Position    Mar. 31     ($)      ($)       ($)        ($)          (#)        ($)       ($)

Rex Crosland              1996     $50,000     --    $3,698(1)      --             --       --         --
 Chief Executive Officer  1995     $50,000     --    $3,698(1)      --             --       --         --
                          1994     $50,000     --    $3,698(1)      --         50,000       --         --

[FN]
(1)  Consists of reimbursement of automobile expenses.



     Option/SAR Grants in Last Fiscal Year

     The following table sets forth information respecting all individual grants of options and stock appreciation rights ("SARs") made during the last completed fiscal year to the chief executive officer of 4Health.

                                                                                         Potential Realized
                                                                                          Value at Assumed
                                                                                       Annual Rates of Stock
                                                                                          Appreciation for
                                  Individual Grants                                         Option Term

       (a)                (b)                (c)              (d)           (e)          (f)         (g)
                       Number of         % of Total
                      Securities        Options/SARs
                      Underlying         Granted to       Exercise or
                     Options/SARs     Employees During    Base Price     Expiration
       Name           Granted (#)        Fiscal Year       ($/share)        Date        5%($)       10%($)

Rex Crosland          105,000(1)            10.4%            $2.00        6/30/98      $24,419     $50,400
Chief Executive
Officer

[FN]
(1) These options were exercised by Mr. Crosland for a cash payment to Surgical of $210,000 on April 10, 1996. The last reported price for the Surgical
  Stock as of that date was $3.625, resulting in an aggregate value realized by Mr. Crosland of $170,625.
     Ten Year Option/SAR Repricings

     Inasmuch as Surgical has adjusted or amended the exercise price of stock options or SARs previously awarded, the following table sets forth certain information respecting all such repricings of options or SARs held by any executive officer during the last 10 completed fiscal years.

        (a)             (b)           (c)             (d)              (e)           (f)          (g)
                                                                                               Length of
                                   Number of      Market Price                                  Original
                                  Securities      of Stock at    Exercise Price               Option Term
                                  Underlying        Time of        at Time of                 Remaining at
                                 Options/SARs     Repricing or    Repricing or       New        Date of
                                  Repriced or      Amendment        Amendment     Exercise    Repricing or
       Name             Date        Amended           ($)              ($)          Price      Amendment

Rex Crosland          3/18/96      55,000/--         $2.00           $8.25          $2.00      15 months
                      3/18/96      50,000/--         $2.00           $4.675         $2.00      28 months

Rockwell D Schutjer   3/18/96      20,000/--         $2.00           $7.50          $2.00      15 months
                      3/18/96      30,000/--         $2.00           $4.25          $2.00      28 months
                      3/18/96      38,500/--         $2.00           $1.75          $2.00      53 months

Todd B. Crosland      3/18/96      22,000/--         $2.00           $8.25          $2.00      15 months
                      3/18/96      33,000/--         $2.00           $4.675         $2.00      28 months
                      3/18/96      38,500/--         $2.00           $1.92          $2.00      53 months

     Executive Compensation

     Surgical has no employment agreement with Rex Crosland or any other executive officer. The executive officers are compensated under oral arrangements at the following annual salaries: Rex Crosland, $50,000, Rockwell
D. Schutjer, $76,500, and Todd B. Crosland, $76,500. Surgical reimburses certain persons specified automobile expenses and provides medical insurance. Compensation to Rex and Todd Crosland will terminate at the Effective Time of the Merger, except that as a director of the Surviving Corporation Todd B. Crosland will receive compensation for meetings of its board of directors that he attends. Rockwell D. Schutjer will continue as a member of the board of directors and employee to the Surviving Corporation.

     In connection with the completion of the Merger, Mr. Schutjer will enter into a three-year employment agreement with the Surviving Corporation pursuant to which Mr. Schutjer will serve as the general manager of the Transflator(R) business unit. The employment agreement provides for an annual salary of $80,000 and health, vacation, and similar benefits consistent with the general policies of the Surviving Corporation for employees at a like level. The annual salary of Mr. Schutjer can be increased or bonuses paid to Mr. Schutjer at the discretion of the board of directors. Mr. Schutjer's employment agreement cannot be terminated by the Surviving Corporation without penalty for any reason other than cause, which is defined as gross negligence in the performance of his duties or a conviction for fraud or dishonesty against the Surviving Corporation.

     Options to Executive Officers, Directors, and Others



     The following table shows all options to purchase Surgical Stock as currently outstanding and as to be adjusted to give effect to the Surgical Conversion Ratio in the Merger.

                                            Before Merge           After Merger(1)

      Name of Person         Date       Number of    Exercise    Number of  Exercise
         or Group           Expires      Shares        Price      Shares      Price

Rockwell D. Schutjer(2)     6/30/98      18,000        2.00         9,000     4.00
                            3/18/01     265,000        2.00       132,500     4.00

Todd B. Crosland(2)         6/30/98       3,000        2.00         1,500     4.00
                            3/18/01     265,000        2.00       132,500     4.00

Non-affiliate employees
and others                  6/30/98      45,000        2.00        22,500     4.00
                            8/24/97      15,000        6.75         7,500    13.50
                           10/29/97      10,000        5.25         5,000    10.50
                            8/10/98      10,000        4.25         5,000     8.50
                            9/24/99      10,000        4.375        5,000     8.75
                            9/6/00       10,000        1.75         5,000     3.50


     Total                              651,000        2.23       325,500     4.45

[FN]
(1) Adjusted to give effect to the Surgical Conversion Ratio. Holders of options not exercised prior to the Effective Time of the Merger will not receive Warrants in the Merger for shares of Surgical Stock issuable on exercise of such options.

(2) Options for both Mr. Schutjer and Mr. Crosland include options to purchase 265,000 shares of Surgical Stock each which are conditioned on approval of the LTSIP by the Surgical Stockholders. The Surviving Corporation can require exercise of these options if the Surgical Stock trades at or above $4.00 per share for a 30 day period.


     The above options are exercisable by paying cash, delivering a promissory note, or delivering shares of common stock that have been held for more than six months or options to purchase Common Stock.

4Health

     Summary Compensation

     The following table sets forth for each of the last three fiscal years the annual and long term compensation earned by, awarded to, or paid to each person who served as the chief executive officer of 4Health during the last fiscal year.

                                                                   Long Term Compensation

                                   Annual Compensation                Awards            Payouts

       (a)            (b)       (c)       (d)       (e)         (f)          (g)        (h)        (i)
                                                   Other                 Securities
                                                  Annual    Restricted   Underlying             All Other
                      Year                        Compen-      Stock      Options/      LTIP     Compen-
Name and Principal   Ended     Salary    Bonus    sation     Award(s)       SARs      Payouts     sation
Position            Dec. 31     ($)       ($)       ($)         ($)          (#)        ($)        ($)

R. Lindsey Duncan    1995     $84,880      --     $4,076         --        70,000        --         --
    (CEO)            1994     $27,023      --                    --            --        --         --
                     1993          --      --                    --            --        --         --


     Option/SAR Grants in Fiscal 1995

     The following table sets forth information respecting all individual grants of options and stock appreciation rights ("SARs") made during fiscal 1995 to the chief executive officer of 4Health.

                                                                                         Potential Realized
                                                                                          Value at Assumed
                                                                                       Annual Rates of Stock
                                                                                          Appreciation for
                                  Individual Grants                                         Option Term

       (a)                (b)                (c)              (d)           (e)          (f)         (g)
                       Number of         % of Total
                      Securities        Options/SARs
                      Underlying         Granted to       Exercise or
                     Options/SARs     Employees During    Base Price     Expiration
       Name           Granted (#)        Fiscal Year       ($/share)        Date        5%($)       10%($)

R. Lindsey Duncan       23,333              12.5%            $5.00       04/20/2000     $8,999     $47,892
     (CEO)              23,333              12.5%            $7.50       04/20/2000         --     $12,893
                        23,333              12.6%            $8.75       04/20/2000         --          --
     Total              70,000              37.6%                                       $8,999     $60,785

     Aggregate Option/SAR Exercises in Fiscal 1995 and FY-End Option/SAR Values

     The following table sets forth information respecting the exercise of options and SARs during the 1995 fiscal year by the chief executive officer of 4Health and the fiscal year end values of unexercised options and SARs.

        (a)                 (b)                  (c)                 (d)                  (e)
                                                                  Number of
                                                                  Securities           Value of
                                                                  Underlying          Unexercised
                                                                 Unexercised         In-the-Money
                                                              Options/SARs at FY  Options/SARs at FY
                                                                   End (#)              End ($)

                     Shares Acquired on                          Exercisable/        Exercisable/
       Name             Exercise (#)     Value Realized ($)     Unexercisable        Unexercisable

R. Lindsey Duncan
     (CEO)                   --                  --                 70,000              $23,333

     Options to Executive Officers, Directors, and Others

     The following table shows all outstanding options to purchase 4Health Common Stock.

                                      Before Merger                After Merger(1)

  Name of Person       Date      Number of      Exercise      Number of      Exercise
     or Group        Expires       Shares         Price        Shares          Price

R. Lindsey Duncan    4/20/00      23,333          $5.00         35,109          $3.32
                     4/20/00      23,333           7.50         35,109           4.98
                     4/20/00      23,334           8.75         35,111           5.82
                     3/31/01     220,000           6.00        331,034           3.99

Richard B. Carlock   4/20/00      16,667          $5.00         25,079          $3.32
                     4/20/00      16,667           7.50         25,079           4.98
                     4/20/00      16,666           8.75         25,077           5.82
                     4/25/01       7,500           6.00         11,285           3.99

Cheryl M. Wheeler    4/20/00       6,667          $5.00         10,032          $3.32
                     4/20/00       6,667           7.50         10,032           4.98
                     4/20/00       6,666           8.75         10,030           5.82
                     6/10/01       5,250          $6.25          7,900           4.15

Henry S. Stone       4/15/01       5,000          $6.00          7,523          $3.99
                     6/10/01      11,111          $6.25         16,718          $4.15
                     6/10/01      11,111          $7.50         16,718          $4.98
                     6/10/01      11,111          $8.75         16,718          $5.82

David A. Melman      4/15/01       5,000          $6.00          7,523          $3.99

Rick L. Swetman      3/25/01       4,000          $6.25          6,019          $4.15
                     3/25/01       5,000          $7.50          7,524          $4.98
                     3/25/01       6,000          $8.75          9,028          $5.82



Non-affiliate          (2)       168,916      $6.25-$12.00     254,163     $4.15 - $5.82
  employees

     Total                       599,999          $6.70(3)     902,800         $4.45(3)

[FN]
(1) Adjusted to give effect to the 4Health Common Stock Conversion Ratio. Holders of options not exercised on or before the Effective Time will not have the right to receive Contingent Shares.
(2)  Various dates between April 2000 and June 2001.
(3)  Weighted average exercise price.



     All outstanding options to purchase 4Health Common Stock vest as follows:
(i) all options exercisable at $5.00 and $6.00 have already vested; (ii) all options exercisable at $6.25 vest one year from the date of grant; (iii) all options exercisable at $7.50 vest two years from the date of grant; and (iv) all options exercisable at $8.75 vest three years from the date of grant. Since all such options have five-year terms, in each case the date of grant is five years prior to the expiration date set forth in the table immediately above.


     If the LTSIP is approved by the Surgical Stockholders at the Stockholders' Meeting, the above options will be exchanged for new options to be issued under such newly adopted plan. See "OTHER SURGICAL STOCKHOLDER MATTERS."



                              CERTAIN TRANSACTIONS
Surgical

     South Decker Lake Lane Facilities

     In May 1993, Surgical's president, Rex Crosland, purchased an approximately 43,000 square foot office, manufacturing, research, and warehouse facility, including certain office and manufacturing equipment, located at 2801 South Decker Lake Lane, Salt Lake City, Utah, from an unrelated seller at a purchase price of $2,200,000. Surgical subsequently leased the property from Mr. Crosland and incurred total rental expenses during the fiscal year ended March 31, 1994, of approximately $25,500. In February 1994, Surgical purchased the facilities and related machinery and equipment from Mr. Crosland in consideration of a $1,570,600 promissory note and $1,076,000 paid by issuing 400,000 shares of its restricted common stock. The 400,000 shares were valued at $2.69 per share, an approximate 14% discount from the market price of $3.124 on the date the transaction was approved by the board of directors. This discount was based on the restricted status of the securities and the fact that such a large block of thinly traded stock could not be readily sold. The promissory note was issued bearing interest at 7.25% per annum with monthly payments through July 1, 1994. At the time of completing the purchase of the facility, Surgical also purchased certain office equipment from Mr. Crosland for $71,600, the approximate fair market value of such items as of the date of purchase.

     On April 22, 1994, Surgical refinanced its $1,576,000 note to Mr. Crosland by issuing a long-term note payable in the amount of $1,000,000 to an insurance company and a short-term note payable in the amount of $576,000 to a bank. The $1,000,000 note payable bears interest at 8.25% with monthly principal and interest payments of $8,521 through May 1, 1999, at which time the remaining balance is due, and is secured by the property and building. This note is currently subject to acceleration by the holder based on a "due-on-sale" clause and will become subject to acceleration based on the completion of the Merger. The holder has not indicated to Surgical that it intends to exercise this right. The $570,600 note payable was paid in full by Surgical in August 1994 from proceeds from the sale of common stock and the refinancing of Surgical's revolving line of credit.

     Effective March 31, 1995, Surgical sold the facilities and related machinery and equipment, excluding 5.3 acres of contiguous unimproved property (see below), to an unrelated purchaser for $2,100,000 paid by issuing to Surgical a promissory note in the amount of $981,375 on the same terms as Surgical's long-term note payable, and paying the remaining purchase price in cash to Surgical in April 1995. Surgical rents a portion of the facilities for its offices and operations for monthly payments of approximately $1,900.

     On May 8, 1995, Surgical sold approximately 5.3 acres of contiguous unimproved property previously purchased from Mr. Crosland, but excluded in the sale referred to in the preceding paragraph, for $397,350 in cash.

     The foregoing transactions between Surgical and Mr. Crosland were not the result of arm's length negotiations, but in the opinion of management, are on terms as favorable to Surgical as could be obtained in arm's length transactions.

     Sale of Specialty Metals Fabrication Segment

     Surgical sold substantially all of the assets and operations comprising its specialty metals fabrication division operated under the name Rex Industries ("Rex) pursuant to an Acquisition Agreement closed January 4, 1996, effective January 1, 1996, with Rex Industries Acquisition Corporation, owned and operated by Todd B. Crosland, an officer and director of Surgical (the "Acquiring Company"). Under the terms of the Acquisition Agreement, the Acquiring Company acquired substantially all of the assets and operations of Rex for consideration of $3.6 million, consisting of a cash payment of $2,775,543, the assumption of $224,456 in liabilities, and the balance in other consideration convertible into cash by January 1997. At the closing, the Acquiring Company withheld $100,000 in cash from the purchase price as security for Rex's guaranty of payment on its accounts receivable and indemnification against certain liabilities. Upon the expiration of twelve months after the effective date, the Acquiring Company will pay to Rex the amount withheld, less any uncollected accounts receivable and liabilities or expenses indemnified for by Rex under the agreement. In addition, in connection with the sale of its assets, Rex transferred to the Acquiring Company the right to the use of the name "Rex Industries, Inc."

     The assets sold included all tangible personal property; real property and buildings; all inventory; accounts receivable and cash and cash equivalents received therefor; contract rights; cash, bank deposits, and cash equivalents; customer and supplier lists; warranties; insurance contracts; and other tangible and intangible assets, but specifically excluding the note payable by Surgical to Rex with an outstanding principal balance of $179,268.80 as of the date of the Acquisition Agreement; certain of Rex's rights, claims, or causes of action relating to the assets sold, all corporate books and records not relating to the assets sold; and Rex's employee benefit agreements, plans, or similar arrangements. The principle followed in determining the amount of consideration to be paid for the acquired assets is discussed in the accompanying pro forma financial information.

     Todd B. Crosland, a director of Surgical, is also an executive officer, director, and principal owner of the Acquiring Company. Because of such, the board of directors of Surgical appointed Donald A. Spring and Reed Fogg, two disinterested members of Surgical's board of directors, to serve as a special committee with the purpose of evaluating the proposed transaction (the "Asset Disposition Committee"). The remaining directors agreed to concur in the decision of the disinterested Asset Disposition Committee. The Asset Disposition Committee, after reviewing the terms of the offer and a valuation of Rex prepared by outside certified public accountants, determined that it was in the best interests of Surgical to accept the terms of the offer and dispose of the assets and operations of Rex for the agreed terms. This transaction was not the result of arm's length negotiation.

     As a result of this sale, the Surgical's specialty metals fabrication division was terminated.

4Health

     Sale of 4Health Common Stock

     In connection with the organization of 4Health on February 17, 1993, 4Health issued to R. Lindsey Duncan 4,000,000 shares of 4Health Common Stock in consideration of his transfer of the Nature's Secret(R) nutritional supplement product formulas and related items. This transaction was not the result of arm's length negotiation. During 1995, 4Health issued 7,500 shares of 4Health Common Stock for services valued at $30,000.

     During 1994, 4Health sold an aggregate of 1,784,286 shares of 4Health Common Stock for $958,533 in cash and services valued at $52,772.

     Sale of Preferred Stock

     During 1995, 4Health sold 15,000 shares of 4Health Series A Stock, par value $1.00 per share, for an aggregate price of $1,500,000, or $100 per share, to a foreign institutional investor. 4Health used the proceeds from the sale of the 4Health Series A Stock for working capital and investment purposes.

     Loans to and from Stockholders

     Initially, 4Health borrowed funds from R. Lindsey Duncan, its principal stockholder, to fund its short-term working capital requirements. The outstanding principal balance due Mr. Duncan was $71,198 and $71,198 as of December 31, 1995 and 1994, respectively. 4Health recorded interest expense of $4,983 and $11,750 for the fiscal years ended December 31, 1995, and 1994, respectively.

     In order to fund the downpayment of 4Health's principal executive offices at 5485 Conestoga Court in Boulder, Colorado, purchased for an aggregate of $1,350,000, Mr. Duncan loaned 4Health $200,000 for the purchase price and related costs on March 31, 1994. The loan was repayable in annual reduction payments of $50,000 due on or before December 31 of each year, with all unpaid principal and interest on the unpaid principal balance at 7% per annum due on March 31, 1997, except that the loan was to be repaid earlier out of proceeds from the 1994 sales of 4Health securities, so long as the maximum number of shares in that offering had been subscribed. As of December 31, 1995, $82,675 remained due and payable to Mr. Duncan on this loan.

     In January 1995, 4Health loaned $50,000 to a stockholder of 4Health which was repaid in April 1996 by the cancellation of 10,000 shares of 4Health Common Stock previously held by such stockholder.


                             PRINCIPAL STOCKHOLDERS
Surgical

     The table below sets forth information as to each person owning of record or who was known by Surgical to own beneficially more than 5% of the 4,542,216 shares of issued and outstanding Surgical Stock as of June 5, 1996, and information as to the ownership of Surgical's Common Stock by each of its directors and by the directors and executive officers as a group. Except as otherwise indicated, all shares are owned directly, and the persons named in the table have sole voting and investment power with respect to shares shown as beneficially owned by them.

         Name and Address           Nature of         Number of
       of Beneficial Owners         Ownership        Shares Owned     Percent

Principal Stockholder
  Rex Crosland(1)                 Common Stock       1,405,003          31.0%
  2801 South Decker Lake Lane
  Salt Lake City, Utah 84119

Directors
  Rex Crosland                    - - - - - -  - - - See Above - - - - - -  -

  Rockwell D. Schutjer(1)(2)      Common Stock         193,724           4.3%
                                  Options(4)           283,000           5.9%
                                  Total                476,724           9.9%

  Todd B. Crosland(1)             Common Stock(3)      223,439           4.9%
                                  Options(4)           268,000           5.6%

                                  Total                491,439          10.2%

  Reed Fogg                       Options(5)            25,000           0.5%

  Donald A. Spring                Options(5)            25,000           0.5%

All Executive Officers and        Common Stock       1,822,166          40.1%
    Directors as a Group (five    Options              601,000          11.7%

    persons)                      Total              2,423,166          47.1%

[FN]
(1) Todd B. Crosland is the adult son and Rockwell D. Schutjer is the son-in-law of Rex Crosland. Rex Crosland disclaims any beneficial ownership in the shares held by such persons.
(2) Includes shares held in the name of spouse of which the person is deemed a beneficial owner.
(3) Includes shares held by TBC Limited, a family partnership of which Todd B. Crosland is the general partner.
(4) Options for both Mr. Schutjer and Mr. Crosland include options to purchase 265,000 shares of Surgical Stock, each of which are conditioned on approval of the LTSIP by the Surgical Stockholders. Surgical Stockholders owning greater than a majority of the outstanding Surgical Stock have committed to vote to approve the LTSIP. Since approval of the LTSIP is assured, such options are included in the foregoing table. The Surviving Corporation can require the exercise of these options if the Surgical Stock trades at or above $4.00 per share for a 30 day period.
(5) See "EXECUTIVE COMPENSATION: Options Executive Officers, Directors, and Others."



4Health

     The table below sets forth information as to each person owning of record or who was known by 4Health to own beneficially more than 5% of the 5,731,381 shares of issued and outstanding 4Health Common Stock as of June 12, 1996, and information as to the ownership of 4Health Common Stock by each of its directors and by all directors and executive officers as a group. Except as otherwise indicated, all shares are owned directly, and the persons named in the table have sole voting and investment power with respect to shares shown as beneficially owned by them.

         Name and Address               Nature of       Number of
       of Beneficial Owners             Ownership      Shares Owned       Percent

Principal Stockholder
  R. Lindsey Duncan                   Common Stock       3,833,333          66.9%
  5485 Conestoga Court                Options              290,000           4.8%
  Boulder, CO 80301                   Total              4,123,333          68.5%

Directors and Executive Officers
  R. Lindsey Duncan                   - - - - - -- -  - See Above - - -- - - - - -

  Richard B. Carlock                  Common Stock          40,000           0.7%
                                      Options               57,500           1.0%
                                      Total                 97,500           1.7%

  Cheryl M. Wheeler                   Options               25,250           0.4%

  Henry S. Stone                      Common Stock          30,000           0.5%
                                      Options               38,333           0.7%
                                      Total                 68,333           1.2%

  David A. Melman                     Common Stock          24,500           0.4%
                                      Options                5,000           0.1%
                                      Total                 29,500           0.5%

  Rick L. Swetman                     Options               15,000           0.3%

All Executive Officers and            Common Stock       3,927,833          68.5%
    Directors as a Group (seven       Options              431,083           7.0%
    persons)                          Total              4,358,916          70.7%



     In addition to the foregoing holders of 4Health Common Stock, all of the 15,000 shares of 4Health Series A Stock is held by Ivory & Sime Enterprises Capital PLC, 1 Charlotte Square, Edinburgh, EH2 4DZ, Scotland. If such shares were converted into shares of 4Health Common Stock at the rate of 16.667 shares-to-1 as set forth in the designation for the 4Health Series A Stock, the issued and outstanding shares of 4Health Common Stock would increase to 5,981,381 of which Ivory & Sime Enterprises Capital PLC would hold 250,000 shares, or approximately 4.2% of the then issued and outstanding 4Health Common Stock.

Pro Forma after the Merger

     After completion of the Merger, there will be approximately 11,271,112 shares of Surviving Corporation New Common Stock issued and outstanding, without giving effect to the exercise of any dissenters' rights, the issuance of any
Contingent Shares, or the exercise of any Warrants.   The table below sets forth
information as to the number of securities in the Surviving Corporation that will be held by each person known by either Surgical or 4Health to be the record or beneficial owner of more than 5% of the Surviving Corporation's Common Stock, by each director and executive officer, and by the directors and executive officers as a group. The numbers of shares of New Common Stock, options, and Warrants has been adjusted to give effect to the application of the Surgical Conversion Ratio, the 4Health Common Stock Conversion Ratio, and the 4Health Series A Conversion Ratio, in connection with the Merger, and the exchange of 4Health options outstanding into New LTSIP Options. See "OTHER SURGICAL STOCKHOLDER MATTERS."

         Name and Address              Nature of         Number of
       of Beneficial Owners            Ownership        Shares Owned       Percent
Principal Stockholders

  R. Lindsey Duncan                   Common Stock        5,767,901         51.2%
                                      Options               436,354          3.7%

                                      Total               6,204,255         53.0%

  Rex Crosland                        Common Stock          702,502          6.2%
                                      Warrants              351,251          3.0%

                                      Total               1,053,753          9.1%

Directors and Executive Officers
  R. Lindsey Duncan                   - - - - -- -- -- See Above - - - - -- - - -

  Richard B. Carlock                  Common Stock           60,186          0.5%
                                      Options                86,518          0.8%
                                      Total                 146,704          1.3%

  Cheryl Wheeler                      Options                37,993          0.3%

  Henry S. Stone                      Common Stock           45,140          0.4%
                                      Options                57,678          0.5%
                                      Total                 102,818          0.9%

  David Melman                        Common Stock           36,864          0.3%
                                      Options                 7,523          0.1%
                                      Total                  44,387          0.4%

  Rockwell D. Schutjer                Common Stock           96,862          0.9%
                                      Options               141,500          1.2%
                                      Warrants               48,431          0.4%
                                      Total                 286,793          2.5%

  Todd B. Crosland                    Common Stock          111,720          1.0%
                                      Options               134,000          1.2%
                                      Warrants               55,860          0.5%
                                      Total                 301,580          2.6%

  Rick L. Swetman                     Options                22,570          0.2%

All Executive Officers and            Common Stock        6,118,673         54.3%
     Directors as a Group (seven      Options               924,136          7.6%
     persons)                         Warrants              104,291          0.9%
                                      Total               7,147,100         58.1%



                                TAX CONSEQUENCES
General

     The following discussion summarizes the principal United States federal income tax consequences of the proposed Merger and the related recapitalization of Surgical (the "Recapitalization") under the Internal Revenue Code of 1986, as amended (the "Code"). It is not feasible to comment on all of the federal income tax consequences of the Merger and the Recapitalization. The following summary does not include any discussion with respect to the consequences of the Merger or the Recapitalization under foreign, state or local taxation laws and regulations. Each holder of Surgical Stock, 4Health Common Stock or 4Health Series A Stock should consult his or her own tax advisor regarding the tax consequences of the proposed Merger and Recapitalization in light of such holder's own situation, including the application and effect of any state, local or foreign income and other laws.

     Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, broker-dealers, persons who are not citizens of the United States or which are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States, and the holders who acquired their Surgical Stock, 4Health Common Stock or 4Health Series A Stock through the exercise of an employee stock option or otherwise as compensation.

     The Merger has been structured to qualify as a tax-free reorganization under the provisions of section 368(a) of the Code and the Recapitalization has been structured to qualify as a tax-free reorganization under the provisions of section 368(a) of the Code. NO RULINGS FROM THE IRS AS TO THE TAX CONSEQUENCES OF THE MERGER, THE RECAPITALIZATION OR ANY OTHER MATTER DISCUSSED HEREIN HAS BEEN OR WILL BE REQUESTED. Instead, the obligation of both 4Health and Surgical to consummate the Merger and Recapitalization is conditioned upon their receipt of tax opinions from the firm of Satterlee Stephens Burke & Burke LLP, as to the tax consequences of the Merger, and the firm of Kruse, Landa & Maycock, L.L.C., as to the tax consequences of the Recapitalization.

     The following discussion is based on the opinions of the firms of Satterlee Stephens Burke & Burke LLP and Kruse, Landa & Maycock, L.L.C., the pertinent provisions of the Code, the applicable regulations promulgated by the Treasury Department under the Code (the "Regulations"), and judicial and administrative interpretations of the Code and Regulations. Each stockholder should be aware that the Code, the Regulations, and interpretations are subject to change and that such changes may be given retroactive effect. In addition, there can be no assurance that the Internal Revenue Service (the "IRS") will agree with the interpretations of the Code and the Regulations set forth below.

Federal Tax Consequences of the Merger

     The opinion of the firm of Satterlee Stephens Burke & Burke LLP will be to the effect that:

          (a) The Merger will be treated for federal income tax purposes as a reorganization meeting the requirements of section 368(a) of the Code.

          (b) 4Health and Surgical will each be a "party to the reorganization," within the meaning of section 368(b) of the Code, with respect to the Merger.

          (c) No gain or loss will be recognized by 4Health or Surgical as a result of the Merger.

          (d) Surgical's basis in each 4Health asset received by Surgical in the Merger generally will be the same as 4Health's basis in the asset immediately prior to the Merger.

          (e) Surgical's holding period for tax purposes of each 4Health asset received by Surgical in the Merger generally will include the holding period during which the asset was held by 4Health.

          (f) No gain or loss will be recognized for federal income tax purposes by the holders of the 4Health Common Stock or 4Health Series A Stock on receipt by them of New Common Stock in exchange for their 4Health stock.

          (g) The basis of the New Common Stock (including Contingent Shares) received by the holders of the 4Health Common Stock and 4Health Series A Stock in the Merger in exchange for their 4Health Common Stock and 4Health Series A Stock will, in the aggregate, be the same as the aggregate basis for the 4Health Common Stock and 4Health Series A Stock surrendered in exchange therefor. Until the final distribution of Contingent Shares of New Common Stock has been made, the interim basis of each share of New Common Stock will be determined as though the maximum number of Contingent Shares had been issued to the holders of 4Health Common Stock and 4Health Series A Stock.

          (h) The holding period for federal income tax purposes of the New Common Stock received by the holders of the 4Health Common Stock and 4Health Series A Stock in the Merger in exchange for their 4Health Common Stock and 4Health Series A Stock will include the period during which the 4Health Common Stock and 4Health Series A Stock exchanged therefor was held, assuming that the 4Health stock was held as a capital asset.

          (i) A holder of 4Health Common Stock or 4Health Series A Stock who receives cash in lieu of a fractional share of New Common Stock will be treated as having received such fractional share of New Common Stock and having sold it to Surgical. The holder of 4Health Common Stock or 4Health Series A Stock will generally recognize capital gain or loss equal to the difference between the basis he would have had for the fractional share of New Common Stock and the cash received.

     Holders of the 4Health Common Stock or 4Health Series A Stock and holders of the Surgical Stock who receive cash as a result of perfecting their dissenters' rights with respect to the Merger will generally be taxed on any gain recognized (or entitled to take any loss with respect thereto) measured by the difference between the amount of cash received and the basis of such stock in the hands of the holder of the 4Health Common Stock, 4Health Series A Stock, or Surgical Stock sold as a result of such dissent. Assuming the 4Health Common Stock, 4Health Series A Stock, or Surgical Stock is held as a capital asset, the gain or loss will be capital gain or loss, long-term if the stockholder has held
the stock sold for more than one year.   Under certain circumstances, however,
the amount of cash received by such a dissenting holder will be treated as a dividend and taxed as ordinary income. Since this will depend on the stockholder's particular circumstances, each holder of 4Health Common Stock, 4Health Series A Stock, or Surgical Stock who contemplates exercising dissenters' rights should consult his or her own tax advisors as to the tax treatment of the payment to be made with respect to his or her stock.

Federal Tax Consequences of the Recapitalization

     Generally, no gain or loss is recognized by stockholders of a corporation upon a recapitalization, except to the extent the stockholders receive property other than stock or securities of the corporation. Because warrants to purchase stock of a corporation and cash payments in lieu of fractional shares are not stock or securities for these purposes, the fair market value of the Warrants and the difference between the holder's basis in any fractional share and the cash received will be treated as gain.

     The opinion of the firm of Kruse, Landa & Maycock, L.L.C., will be to the effect that:

          (a) The Recapitalization will be treated for federal income tax purposes as a reorganization meeting the requirements of section 368(a) of the Code.

          (b) Surgical will be a "party to the reorganization," within the meaning of section 368(b) of the Code, with respect to the Recapitalization.

          (c) No gain or loss will be recognized by Surgical as a result of the Recapitalization.

          (d) Assuming the fair market value of the Warrants is zero, no gain or loss will be recognized for federal income tax purposes by the holders of the Surgical Stock on receipt by them pursuant to the Recapitalization of New Common Stock and Warrants in exchange for their Surgical Stock.

          (e) The basis of the New Common Stock received by the holders of the Surgical Stock in exchange for their Surgical Stock pursuant to the Recapitalization will, in the aggregate, be the same as the aggregate basis for the Surgical Stock surrendered in exchange therefor, reduced by the fair market value, if any, of the Warrants received by such stockholder and increased by the amount of any gain recognized by such stockholder on the exchange.

          (f) The holding period for federal income tax purposes of the New Common Stock received by the holders of the Surgical Stock in exchange for their Surgical Stock pursuant to the Recapitalization will include the period during which the Surgical Stock exchanged therefor was held, assuming that the Surgical Stock was held as a capital asset.

          (g) A holder of Surgical Stock who receives cash in lieu of a fractional share of New Common Stock and fractional Warrant will be treated as having received such fractional share of New Common Stock and Warrant and having sold it to Surgical. The holder of Surgical Stock will generally recognize capital gain or loss equal to the difference between the cash received and the basis in the Surgical Stock surrendered.

     To the extent that the fair market value of the Warrants as of the Effective Time is greater than zero, holders of Surgical Stock will recognize gain to the extent of the fair market value of the Warrants received. This gain will generally be treated as capital gain.

     The opinions of counsel described herein are subject to a number of assumptions and qualifications that are critical to the opinions and are based on certain factual information, representations, and warranties. If such factual information or the representations, warranties, or assumptions are not true when made or subsequently change, the opinions of counsel may be inapplicable, and the Merger and/or the Recapitalization may be a taxable transaction to some or all of the participants.

     An opinion of counsel does not provide the same degree of assurance with respect to the tax consequences of a transaction as would a private letter ruling from the IRS. An opinion, unlike a private letter ruling, does not have a binding effect on the IRS or the courts and only represents counsel's legal judgment as to the tax consequences based on current provisions of the Code and Regulations and the judicial and administrative interpretations thereof. The Code and the Regulations and the interpretations thereof by the IRS and the courts are subject to change, which may adversely affect the tax treatment of the Merger and which may be given retroactive effect. The IRS may take a position contrary to the opinions of counsel described herein and, if the matter is litigated, a court may reach a decision contrary to the opinions.

     The preceding material is intended to be only a summary of certain of the income tax consequences relating to the Merger and the Recapitalization. PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO ISSUES NOT COVERED BY THE OPINIONS OF COUNSEL OR REGARDING THEIR OWN PARTICULAR CIRCUMSTANCES.


                       OTHER SURGICAL STOCKHOLDER MATTERS

Election of Directors

     Pursuant to the terms of the Merger Agreement, approval of the Merger will constitute the election of directors of the Surviving Corporation. See "THE
MERGER: Management of Surviving Corporation." If the Merger is not approved, notwithstanding the delivery of irrevocable proxies constituting a majority of the outstanding Surgical Stock or, notwithstanding such approval, is not completed, stockholders will be asked to consider and take action upon the election of directors in lieu of a 1996 annual meeting.

     The board of directors has nominated Todd B. Crosland and Rockwell D. Schutjer for re-election as directors, each to serve for a three-year term expiring at the annual meeting for fiscal year ending March 31, 1999, and until his successor shall have been elected and qualified. For biographical and other information about such nominees, see "MANAGEMENT: Surgical."

     It is intended that votes will be cast, pursuant to authority granted by the enclosed proxy, for the election of the above nominees as directors of Surgical, except as otherwise specified in the proxy. In the event the nominee shall be unable to serve, votes will be cast, pursuant to authority granted by the enclosed proxy, for such person as may be designated by the board of directors.

     Pursuant to Utah Law, directors are elected by a plurality of the votes cast at a meeting at which a quorum is present. Broker non-votes and abstentions are not considered.

Adoption of 1996 Long-Term Stock Incentive Plan

     As described above under "EXECUTIVE COMPENSATION: 4Health" above, 4Health presently maintains a stock option plan for employees and certain other individuals connected with 4Health and its affiliates, pursuant to which options to purchase 600,000 shares of 4Health Common Stock are outstanding or reserved for issuance ("Existing 4Health Stock Option Plan").

     LTSIP Description

     On March 8, 1996, the board of directors of Surgical unanimously adopted, subject to stockholder approval, a Long-Term Stock Incentive Plan ("LTSIP"), a copy of which is attached hereto as Appendix "G." The board of directors has determined that the adoption of the LTSIP is in the best interests of Surgical and its stockholders on an ongoing basis for the following reasons:

          1. The LTSIP assists the Surviving Corporation in employing and retaining qualified and competent personnel and would encourage valuable contributions by such personnel to the success of the Surviving Corporation by providing additional incentive to those employees and others who contribute significantly to the successful and profitable operations of the Surviving Corporation and its affiliates. The board of directors believes that this purpose will be furthered through the granting of awards, as authorized under the LTSIP, so that such individuals will be encouraged and enabled to acquire a substantial personal interest in the Surviving Corporation and its affiliates.

          2. The LTSIP makes available to the compensation committee of the board of directors (the "Committee") a number of incentive devices in addition to incentive stock options ("ISOs") and non-qualified stock options ("NSOs"), including reload options ("ROs"), restricted stock awards ("RSAs") and performance units ("PUs"), each of which is described below and in the LTSIP. The board of directors believes that this added flexibility will enable the Committee to tailor the type of compensation to be granted to key personnel to meet both the Surviving Corporation's and such employee's requirements in the most efficient manner possible.

          3. The LTSIP expires on June 1, 2006. The LTSIP authorizes an aggregate of 3,250,000 shares of New Common Stock for issuance pursuant to future awards granted thereunder (with a maximum of 2,450,000 shares available for award to directors, of which a maximum of 120,000 will be available for award to non-employee directors), before giving effect to the Merger. As stated above, options granted under the existing 4Health Stock Option Plan will be replaced with comparable options granted under the LTSIP for an equivalent number of shares pursuant to the terms of the Merger. On consummation of the Merger, there will remain an aggregate of 457,198 shares of New Common Stock available for issuance pursuant to future awards granted under the LTSIP. In no event, however, will the Committee, without further stockholder approval, grant options under the LTSIP which, when added to any unexpired or unexercised prior options, will result in the possible issuance of more than an aggregate of 1,625,000 shares of New Common Stock.

          4. Upon consummation of the Merger, the 4Health Stock Option Plan will be terminated. All outstanding 4Health options will be canceled pursuant to the Merger. In exchanging ISOs, 4Health employees will not necessarily receive the same number of ISOs under the LTSIP because of the restrictions on granting ISOs that are first exercisable for over $100,000 of stock in any one year. However, such employees will receive NSOs for the balance of any ISOs not available on a one-for-one exchange. Finally, 4Health employees will be given credit for past service to 4Health or its affiliates for purposes of determining vesting of the new options to be granted under the LTSIP.

     As set forth above, the LTSIP authorizes the Committee to grant NSOs, ISOs, ROs (i.e., the granting of additional options, where an employee exercises an option with previously owned stock, covering the number of shares tendered as part of the exercise price), RSAs (i.e., stock awarded to an employee that is subject to forfeiture in the event of a premature termination of employment, failure of the Surviving Corporation to meet certain performance objectives, or other conditions. PUs (i.e., share-denominated units credited to the employee's account for delivery or cash-out at some future date based upon performance criteria to be determined by the Committee), and "tax withholding" (i.e., where the employee has the option of having the Surviving Corporation withhold shares on exercise of an award to satisfy tax withholding requirements).

     The LTSIP also provides for one-time grants of NSOs covering 10,000 shares to non-employee directors, upon taking office, vesting one-half upon completion of one year of service and one-half upon the completion of two years of service, exercisable at 100% of the fair market value of the New Common Stock on the date of grant.

     The Committee will develop administration guidelines from time to time which will define eligibility criteria, the types of awards to employees, and the value of such awards. Specific terms of each award, including minimum performance criteria which must be met to receive payment, will be provided in individual award agreements granted each award recipient. Key employees and other individuals who the Committee deems may provide a valuable contribution to the success of the Surviving Corporation and its affiliates will be eligible to participate under the LTSIP. Award agreements shall also contain change-in-control provisions.

     Under the LTSIP, the Committee shall determine the option price of all NSOs and ISOs; provided, however, in the case of ISOs, the option price shall not be less than the fair market value of the New Common Stock on the date of grant. Such "fair market value" is the average of the high and low prices of a share of New Common Stock traded on the relevant date, as reported on a national securities exchange or an automated quotation system on which the New Common Stock is then traded, or, in the event such New Common Stock is not listed on an exchange or quoted on an automated quotation system, the average of the highest bid and the lowest asked price quoted by a member firm of the National Association of Securities Dealers, Inc.

     Federal Income Tax Effects

     The following is a general summary of the principal federal income tax effects under current law to award recipients and to Surgical or, if the Merger is approved, the Surviving Corporation in connection with the various awards which may be granted with respect to such awards.

          1. An NSO (including for this purpose, an RO), is a right to purchase a specified number of shares of New Common Stock at a fixed option price over a specified period of time. An optionee will realize no income for federal income tax purposes upon grant of an NSO under the LTSIP, but will recognize income upon the exercise of the NSO in an amount equal to the excess of the fair market value of the shares received upon exercise over the option price of such shares. The Surviving Corporation will be entitled to a deduction for federal income tax purposes in the same year as, and in an amount equal to, the income recognized by the optionee. The optionee's adjusted basis for the shares of New Common Stock received upon exercise will be the fair market value on the date of exercise.

          2. An ISO is a right to purchase a fixed option price, over a period not to exceed 10 years, a specified number of shares of New Common Stock that complies with section 422A of the Code. An optionee who receives an ISO under the LTSIP will recognize no income for federal income tax purposes upon either the grant or the exercise of the ISO. Income will be taxable to the optionee upon the sale of the shares acquired. In general, the adjusted basis for the shares of New Common Stock received upon exercise will be the option price paid with respect to such shares. The Surviving Corporation will not be entitled to a deduction upon the exercise of an ISO. However, if the shares are sold within a period which is before the later of two years from the date of the grant of the ISO or one year from the date of exercise, the optionee will recognize compensation income in an amount equal to the lesser of the excess of the fair market value on the date of exercise over the option exercise price, or the excess of the price received upon sale over the option exercise price, and the Surviving Corporation would be entitled to corresponding deduction. The amount by which the fair market value of the shares of New Common Stock received upon the exercise of an ISO exceeds the exercise price is an item of tax adjustment under the Code and is therefore included in the alternative minimum taxable income.

          3. An RSA is New Common Stock that is transferred subject to a risk forfeiture under certain circumstances and restrictions on transfer of ownership. RSAs may be made with our without cash payment by the employees. An employee who receives a grant of restricted stock who does not elect to be taxed at the time of grant will not recognize income upon an award of shares of New Common Stock, and the Surviving Corporation will not be entitled to a deduction until the termination of the restrictions. Upon such termination, the employee will recognize ordinary income in an amount equal to the fair market value of the New Common Stock at that time (less any amount paid by the employee for such shares), and the Surviving Corporation will be entitled to a deduction in the same amount. However the employee may elect to recognize ordinary income in the year the restricted stock is granted in amount equal to the fair market value of the shares at that time, determined without regard to the restrictions. In that event, the Surviving Corporation will be entitled to a deduction in such year and in the same amount. Any gain or loss recognized by the employee upon subsequent disposition of the stock will capital in nature.

          4. A PU is a promise by the Surviving Corporation to make payment to the employee contingent upon the achievement of one or more performance targets. PUs are payable in cash or shares of New Common Stock. For PUs, cash plus the fair market value of any New Common Stock received as payment under the LTSIP will be considered ordinary income to the employee in the year in which paid, and the Surviving Corporation will be entitled to a deduction in the same year and in the same amount.

     The foregoing summary of the proposed LTSIP is qualified in its entirety by reference to the specific provisions of the LTSIP, the full text of which is set forth as Appendix "G" hereto.

     As noted above, Surgical has granted to Rockwell D. Schutjer and Todd B. Crosland options to purchase an aggregate of 265,000 shares of New Common Stock at $4.00 per share, which the Surviving Corporation can require to be exercised if the New Common Stock trades at $8.00 per share for a 30 day period. See "EXECUTIVE COMPENSATION: Surgical."

     If the LTSIP is approved by the Surgical Stockholders, the options currently issued under the Existing 4Health Stock Option Plan, after adjustment to give effect to the 4Health Common Stock Conversion Ratio, will be converted into new options issued under the LTSIP to acquire an aggregate of 902,800 shares of New Common Stock. See "EXECUTIVE COMPENSATION: 4Health."

     In addition to the options held by Messrs. Schutjer and Crosland and those issued to 4Health Stockholders, the Surviving Corporation will also have outstanding options to purchase an aggregate of 60,500 shares of New Common Stock at exercise prices ranging from $3.50 to $13.50 and expiring on dates between June 30, 1998 and September 6, 2000. See "EXECUTIVE COMPENSATION:
Surgical."

     Vote Required for Approval

     The LTSIP is being submitted to the Surgical Stockholders for approval in accordance with the requirements of rule 16b-3 promulgated under the Exchange Act and section 422A of the Code, which require that must be approved by a majority of the shares represented in person or by proxy and entitled to vote at the meeting. Abstentions and broker non-votes will have the effect of votes against approval of the LTSIP.


                                    EXPERTS

     The audited balance sheets of Surgical as of March 31, 1996 and 1995, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1996, included in this Joint Proxy Statement/Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The audited balance sheets of 4Health as of December 31, 1995 and 1994, and the related statements of operations, stockholders' equity and cash flows for each of the years then ended, and the period from inception through December 31, 1993, included in this Joint Proxy Statement/Prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


                   VALIDITY OF NEW COMMON STOCK AND WARRANTS

     The validity of the New Common Stock, the Warrants, and the Warrant Shares offered hereby under the Utah Revised Business Corporation Act and certain other legal matters will be passed upon for Surgical by Kruse, Landa & Maycock, L.L.C., Salt Lake City, Utah.

     Certain legal matters in connection with the Merger will be passed upon for 4Health by Satterlee Stephens Burke & Burke LLP, New York, New York, which will be entitled to rely on the opinion of Lorenz Alhadeff Cannon & Rose, LLP, San Diego, California, as to certain matters of California law.


                         INDEX TO FINANCIAL STATEMENTS

Title of Document                                                                                Page #

Report of Arthur Andersen LLP, independent public accountants (Surgical Technologies, Inc.)    F-1

Surgical Technologies, Inc., and Subsidiaries Consolidated Balance Sheets at March 31, 1996
and 1995                                                                                       F-2

Surgical Technologies, Inc., and Subsidiaries Consolidated Statements of Operations for the
years ended March 31, 1996, 1995, and 1994                                                     F-4

Surgical Technologies, Inc., and Subsidiaries Consolidated Statements of Stockholders' Equity
for the years ended March 31, 1996, 1995, and 1994                                             F-5

Surgical Technologies, Inc., and Subsidiaries Consolidated Statements of Cash Flows for the
years ended March 31, 1996, 1995, and 1994                                                     F-7

Surgical Technologies, Inc., and Subsidiaries Notes to Consolidated Financial Statements       F-9

4Health, Inc., Condensed Balance Sheets (Unaudited)                                            F-22

4Health, Inc., Condensed Statement of Operations (Unaudited)                                   F-23

4Health, Inc., Condensed Statement of Cash Flows (Unaudited)                                   F-24

4Health, Inc., Notes to Condensed Financial Statements (Unaudited)                             F-25

Report of Arthur Andersen LLP, independent public accountants (4Health, Inc.)                  F-27

4Health, Inc. Balance Sheets as of December 31, 1995 and 1994                                  F-28

4Health, Inc. Statements of Operations for the years ended December 31, 1995 and 1994
and the period from inception (February 17, 1993) to December 31, 1993                         F-29

4Health, Inc. Statements of Stockholders' Equity for the years ended December 31, 1995
and 1994 and the period from inception (February 17, 1993) to December 31, 1993                F-30

4Health, Inc. Statements of Cash Flows for the years ended December 31, 1995 and 1994
and the period from inception (February 17, 1993) to December 31, 1993                         F-31

4Health, Inc. Notes to Financial Statements                                                    F-33



                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





To Surgical Technologies, Inc.:


We have audited the accompanying consolidated balance sheets of Surgical Technologies, Inc. and subsidiaries as of March 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Surgical Technologies, Inc. and subsidiaries as of March 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1996, in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP


Arthur Andersen LLP

Salt Lake City, Utah
  April 12, 1996
                                                                     Page 1 of 2

                  SURGICAL TECHNOLOGIES, INC. AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS


                         AS OF MARCH 31, 1996 AND 1995


                                     ASSETS


                                                  1996            1995

CURRENT ASSETS:
  Cash and cash equivalents                    $3,168,826     $      -
  Marketable securities                           650,256        601,988
  Accounts receivable, net of allowance
    for doubtful accounts of $20,000 and
    $59,000, respectively                         145,535        350,143
  Inventories                                     285,398      1,164,033
  Current portion of notes receivable             270,925      1,375,235
  Other current assets                             83,344        230,936
  Current deferred income tax asset                   -           86,095
                                               ----------     ----------
          Total current assets                  4,604,284      3,808,430
                                               ----------     ----------

NET ASSETS OF DISCONTINUED OPERATIONS                 -        2,600,664
                                               ----------     ----------

PROPERTY AND EQUIPMENT, at cost:
  Machinery and equipment                         339,531        500,260
  Transportation equipment                        155,927        158,057
  Office furniture and fixtures                    74,203        378,123
  Land                                                -          337,555
                                               ----------     ----------
                                                  569,661      1,373,995
  Less accumulated depreciation
    and amortization                             (256,087)      (324,235)
                                               ----------     ----------
                                                  313,574      1,049,760
                                               ----------     ----------
OTHER ASSETS:
  Intangibles and other, net of
    accumulated amortization of $166,493
    and $153,435, respectively                    687,477        801,894
  Notes receivable, less current portion        1,063,070        988,067
  Deferred income tax asset                           -          739,081
                                               ----------     ----------
                                                1,750,547      2,529,042
                                               ----------     ----------
                                               $6,668,405     $9,987,896
                                               ==========     ==========

          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.
                                                                     Page 2 of 2

                  SURGICAL TECHNOLOGIES, INC. AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS


                         AS OF MARCH 31, 1996 AND 1995


                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                 1996            1995


CURRENT LIABILITIES:

  Notes payable                              $    961,050   $  1,042,678
  Accounts payable                                 77,228        268,354
  Accrued liabilities                             154,848        284,509
  Revolving bank loan                                 -          545,505
                                              -----------    -----------

         Total current liabilities              1,193,126      2,141,046
                                              -----------    -----------


COMMITMENTS AND CONTINGENCIES
  (Notes 7 and 15)

STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value,
    5,000,000 shares authorized,
    none issued                                       -              -
  Common stock, $.01 par value,
    20,000,000 shares authorized,
    4,234,550 and 4,328,741 shares
    issued, respectively                           42,345         43,287
  Additional paid-in capital                   10,197,760     10,670,034
  Accumulated deficit                          (4,423,417)    (2,367,503)
  Treasury stock, 106,573 shares
    held at cost in 1995                              -         (498,968)
  Stockholder receivables                        (341,409)           -
                                              -----------    -----------
         Total stockholders' equity             5,475,279      7,846,850
                                              -----------    -----------
                                              $ 6,668,405    $ 9,987,896
                                             ===========     ===========



          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.
                  SURGICAL TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

               FOR THE YEARS ENDED MARCH 31, 1996, 1995 AND 1994


                                             1996         1995          1994

REVENUES                                 $ 1,396,016  $ 1,979,655   $4,802,483

COST OF REVENUES                           1,473,336     2,416,126   4,463,106
                                         -----------  -----------   -----------
         Gross profit (loss)                 (77,320)     (436,471)    339,377
                                         -----------  -----------   -----------
OPERATING EXPENSES:
  Selling, general and administrative     1,390,032     1,779,417   2,135,729
  Write-off of goodwill                         -       1,217,364         -
                                         -----------  -----------   -----------
                                          1,390,032     2,996,781   2,135,729
                                         -----------  -----------   -----------

         Loss from operations            (1,467,352)   (3,433,252)  (1,796,352)
                                         -----------  -----------   -----------
OTHER EXPENSE, net:
 Interest expense                           (86,727)     (185,532)   (116,167)
 Interest and other income                  227,532        45,505      59,494
 Loss on disposition of property and
  equipment                                (433,909)     (533,065)    (14,057)
                                         -----------  -----------   -----------
         Other expense, net                (293,104)     (673,092)    (70,730)
                                         -----------  -----------   -----------
         Loss from continuing
           operations before income
           taxes                         (1,760,456)   (4,106,344)  (1,867,082)

INCOME TAX (PROVISION) BENEFIT             (627,592)      996,590     657,012
                                         -----------  -----------   -----------

         Loss from continuing
           operations                    (2,388,048)   (3,109,754)  (1,210,070)
                                         -----------  -----------   -----------
DISCONTINUED OPERATIONS:
 Income from operations of
   discontinued divisions, net of
   applicable income tax provision of
   $67,303, $123,246 and $155,050,
   respectively                             113,134       207,173     170,879
 Gain on disposal of divisions, net of
   applicable income tax provision of
   $130,281 and $84,735, respectively       219,000           -       141,226
                                         -----------  -----------   -----------
         Income from discontinued
           operations                       332,134       207,173     312,105
                                         -----------  -----------   -----------
NET LOSS                                 $(2,055,914) $(2,902,581)  $(897,965)
                                         ===========  ===========   ===========
NET (LOSS) INCOME PER COMMON SHARE:
  Loss from continuing operations        $     (.57)   $     (.78)  $   (.36)
  Income from discontinued operations           .08           .05        .09
                                         -----------   -----------  -----------
         Net loss per common share       $     (.49)   $     (.73)  $    (.27)
                                         ===========  ===========   ===========
WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING                            4,225,546     3,960,344   3,363,969
                                         ===========  ===========   ===========
          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.



                  SURGICAL TECHNOLOGIES, INC. AND SUBSIDIARIES
                  --------------------------------------------

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                -----------------------------------------------

               FOR THE YEARS ENDED MARCH 31, 1996, 1995 AND 1994
               -------------------------------------------------


                                                                  Additional     Retained
                                             Common Stock          Paid-in       Earnings
                                         --------------------
                                         Shares         Amount     Capital     (Accumulated Deficit)
                                       ------------------------ -------------- ----------------------

BALANCE AT MARCH 31, 1993              3,322,429    $33,224     $ 8,044,094     1,433,043

Cost of 100,400 shares of common
  stock acquired for treasury                 -           -               -             -

Stock options exercised                   1,000          10           1,990             -

Shares issued in connection with
  Royalty Agreement (Note 7)             65,000         650               -             -

Shares retired in connection with Eli
  Williams & Sons, Inc. escrow
  arrangement                           14,688)       (147)        (64,113)             -

Shares issued from treasury to
  Surgical Technologies, Inc. 401(k)
  Retirement Plan at a price of $4.54
  per share                                   -           -           (727)             -

Shares issued in connection with
  purchase of building, land and
  equipment (Note 8)                    400,000       4,000       1,071,911             -

Net loss                                      -           -               -    (897,965)
                                       ---------    -------      ----------   -----------
BALANCE AT MARCH 31, 1994              3,773,741    $37,737      $9,053,155   $   535,078
                                       ---------    -------      ----------   -----------

                                       ---------    -------      ----------   -----------
BALANCE AT MARCH 31, 1994             3,773,741     $37,737     $9,053,155       535,078

Stock options exercised                 30,000          300        84,700              -

Shares sold at an average price of
  $2.93 per share                      525,000        5,250     1,531,247              -

4,200 shares issued from treasury in
  consideration for professional
  services at a price of $4.76 per
  share                                      -            -           932              -

Net loss                                     -            -             -     (2,902,581)
                                      ---------     -------     ------------  -----------
BALANCE AT MARCH 31, 1995             4,328,741      43,287     10,670,034    (2,367,503)

Shares issued from treasury to
  Surgical Technologies, Inc. 401(k)
  Retirement Plan at a price of $4.68
  per share                                  -            -      (32,196)              -

Issuance of stockholder receivables
  in connection with sale of Rex
  Industries, Inc.                           -            -     -                      -

Cancellation of treasury stock        (94,191)        (942)     (440,078)              -

Net loss                                     -            -             -     (2,055,914)
                                      ---------     -------     ------------  -----------
BALANCE AT MARCH 31, 1996             4,234,550     $42,345     $10,197,760   $(4,423,417)
                                      =========     =======     ===========   ===========



                  SURGICAL TECHNOLOGIES, INC. AND SUBSIDIARIES
                  --------------------------------------------

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                -----------------------------------------------

               FOR THE YEARS ENDED MARCH 31, 1996, 1995 AND 1994
               -------------------------------------------------

                                            Treasury          Stockholder         Total
                                              Stock           Receivable
                                         ---------------     -------------       -------

BALANCE AT MARCH 31, 1993                  $  (74,397)         $       --       $9,435,964

Cost of 100,400 shares of common
  stock acquired for treasury                (446,276)                 --         (446,276)

Stock options exercised                            --                  --            2,000

Shares issued in connection with                   --                  --              650
  Royalty Agreement (Note 7)

Shares retired in connection with Eli
  Williams & Sons, Inc. escrow
  arrangement                                      --                  --          (64,260)

Shares issued from treasury to
  Surgical Technologies, Inc. 401(k)
  Retirement Plan at a price of $4.54
  per share                                     2,637                  --            1,910

Shares issued in connection with
  purchase of building, land and
  equipment (Note 8)                               --                  --        1,075,911

Net loss                                           --                  --         (897,965)

                                            ----------          ---------        -----------

BALANCE AT MARCH 31, 1994                    (518,036)                 --        9,107,934
                                            ==========          =========        ===========

Stock options exercised                            --                  --           85,000

Shares sold at an average price of
  $2.93 per share                                  --                  --        1,536,497

4,200 shares issued from treasury in
  consideration for professional
  services at a price of $4.76 per
  share                                        19,068                  --           20,000

Net loss                                          --                   --       (2,902,581)
                                             --------            --------       -----------
BALANCE AT MARCH 31, 1995                    (498,968)                 --        7,846,850
                                             ========            ========       ===========
Shares issued from treasury to
  Surgical Technologies, Inc. 401(k)
  Retirement Plan at a price of $4.68
  per share                                    57,948                  --           25,752

Issuance of stockholder receivables
  in connection with sale of Rex
  Industries, Inc.                                 --            (341,409)        (341,409)

Cancellation of treasury stock                441,020                  --               --

Net loss                                           --                  --       (2,055,914)

                                             --------            ---------      -----------

BALANCE AT MARCH 31, 1996                     $    --           $(341,409)      $5,475,279
                                             ========           ==========      ===========








                                                                     Page 1 of 2


                  SURGICAL TECHNOLOGIES, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


               FOR THE YEARS ENDED MARCH 31, 1996, 1995 AND 1994


                Increase (Decrease) in Cash and Cash Equivalents



                                            1996          1995          1994


CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                              $(2,055,914)  $(2,902,581)  $ (897,965)

  Adjustments to reconcile net
    loss to net cash used in operating
    activities:
      Loss on disposition of property
        and equipment                       433,909       533,065       14,057
      Gain on disposal of divisions        (349,281)          -       (225,961)
      Depreciation and amortization         225,870       489,294      430,496
      Expenses paid through issuance
        of treasury stock                    25,752        20,000        1,910
      Write-off of goodwill                     -       1,217,364          -
      Provision for losses on accounts
        receivable                              -         125,564       25,052
      Changes in assets and
      liabilities-
        Accounts receivable                  52,394        22,703      354,263
        Inventories                         338,422       290,826      180,280
        Other current assets                 18,987         5,828         (344)
        Intangibles and other              (111,127)      (22,222)     (23,297)
        Deferred income tax asset           825,176      (751,559)     (66,436)
        Accounts payable                   (221,847)     (318,053)     (22,501)
        Accrued liabilities                (403,272)      118,075      (31,362)
        Deferred income tax liability           -        (121,785)    (323,215)
                                        -----------   -----------   -----------
          Net cash used in operating
            activities                   (1,220,931)   (1,293,481)    (585,023)
                                        -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of divisions         2,775,543           -      1,171,133
  Payments received on notes receivable   1,384,307       182,480       92,444
  Proceeds from sale of property and
    equipment                               801,460     1,010,291       31,770
  Change in marketable securities           (48,268)     (126,988)     461,332
  Purchase of property and equipment        (38,412)      (75,553)    (670,090)
  Change in net assets of discontinued
    operations                                  -             -        344,920
                                        -----------   -----------   -----------
           Net cash provided by
             investing activities         4,874,630       990,230    1,431,509


                                        -----------   -----------   -----------

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.


                                  Page 2 of 2
                  SURGICAL TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED MARCH 31, 1996, 1995 AND 1994

                Increase (Decrease) in Cash and Cash Equivalents

                                           1996          1995          1994

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in revolving bank loan    $  (545,505)  $  (436,034)  $   645,187
  Principal payments on notes payable     (124,194)     (736,503)   (1,311,915)
  Proceeds from sale of common stock           -       1,621,497         2,000
  Purchase of treasury stock                   -             -        (446,276)
                                       -----------   -----------   -----------
        Net cash (used in)
        provided by                       (669,699)      448,960    (1,111,004)
        financing activities
                                       -----------   -----------   -----------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                       2,984,000       145,709      (264,518)

CASH AND CASH EQUIVALENTS AT BEGINNING
  OF YEAR                                  184,826        39,117       303,635
                                       -----------   -----------   -----------
CASH AND CASH EQUIVALENTS AT END OF
YEAR                                   $ 3,168,826   $   184,826   $    39,117
                                       ===========   ===========   ===========


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

  Cash paid during the year for
    interest                           $    84,023   $   206,175   $   107,778

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

During fiscal year 1996, the Company disposed of its specialty metals products division in exchange for approximately $2,776,000 in cash, $556,000 in notes receivable and the assumption of $224,000 in liabilities (see Note 13).

During fiscal year 1996, the Company sold certain assets related to its disposable surgical pack product line in exchange for $100,000 in cash and net notes receivable totaling $150,000 (see Notes 6 and 14).

During fiscal year 1995, the Company refinanced a $1,000,000 note payable to an officer and stockholder through issuance of a note payable to a finance company (see Note 8).

During fiscal year 1995, the Company sold a building and other related fixed assets in exchange for notes receivable totaling $2,192,937 (see Note 6).

During fiscal year 1994, the Company purchased corporate office and warehouse space, land and certain machinery and equipment valued at $2,646,511 from an officer and stockholder in exchange for the issuance of 400,000 shares of restricted common stock valued at $2.69 per share and a $1,570,600 note payable (see Note 8).


During fiscal year 1994, the Company settled an escrow agreement related to the purchase of the capital stock and operating assets of Eli Williams & Sons, Inc. In connection with this settlement, the Company recorded additional goodwill of $101,627, resulting from the write-off of $11,872 of transportation equipment and $68,607 of accounts receivable, the assumption of $85,408 in additional liabilities and the cancellation of 14,688 shares of common stock valued at $64,260.

During fiscal year 1993, the Company entered into a Technology Purchase
  Agreement to acquirethe rights to certain technology. During fiscal year 1994, in connection with this agreement, the Company issued 65,000 registered shares of common stock at $5.56 per share with a total valueof $361,400 and paid $55,600 in cash (see Note 7).

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.


                  SURGICAL TECHNOLOGIES, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




(1)  HISTORY AND ORGANIZATION


Surgical Technologies, Inc. ("Surgical"), a Utah corporation, was incorporated on April 27, 1989. During January 1994, Surgical changed its state of incorporation from Delaware to Utah. Surgical owns all the common stock of Rex Liquidation Corporation, formerly Rex Industries, Inc. ([`Rex''] now inactive) and IDI Liquidation, Inc., formerly Insulation Distributors, Inc. (["IDI"]now inactive).

Historically, Surgical and its subsidiaries (collectively referred to as "the Company") manufactured and marketed a variety of prepackaged, sterile surgical products for angiography and angioplasty procedures. Primary markets consisted of hospitals, surgical centers and other health care facilities in the United States and Canada. Additionally, the Company fabricated a variety of specialty metal items marketed principally in the intermountain west. During fiscal 1996, Surgical disposed of its disposable surgical pack and drape manufacturing product lines as well as its specialty metals products business segment, retaining the technology and operations related to its angioplasty inflation device marketed under the name Transflator (the `ID Technology'') as its sole remaining operation.


On October 1, 1993, two subsidiaries of the Company, (Professional Medical, Inc. and Professional Drape Corporation) were merged into Surgical. Effective September 30, 1993 and January 1, 1996, respectively, Surgical discontinued its industrial insulation products and specialty metals products divisions (see Note
13). The accompanying consolidated financial statements reflect the operating results and balance sheet items of the discontinued operations separately from continuing operations.


(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Consolidation


The accompanying consolidated financial statements include the accounts of Surgical and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents


Cash includes cash on hand and in bank accounts. As of March 31, 1996, the Company had cash in bank accounts which exceeded the Federal Deposit Insurance Corporation limit per account by $3,068,826.

For the purpose of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Marketable Securities

The Company has implemented Statement of Financial Accounting Standards (`SFAS'') No. 115, ``Accounting for Certain Investments in Debt and Equity Securities.' In accordance with SFAS No. 115, the Company has classified all investments in U.S. Treasury bills and certificates of deposit as `available for sale.' SFAS No. 115 provides for recording of ``available for sale'' investments at current market value with an offsetting adjustment to stockholders' equity. At March 31, 1995 and 1996, cost approximated market value for these U.S. Treasury bills and certificates of deposit

Inventories

At March 31, 1996, inventories consist of medical products related to the manufacture of Surgical's Transflator product and are priced at the lower of cost (first-in, first-out method) or market value.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated economic useful lives of the related assets as follows:

          Machinery and equipment                 7 - 15 years
          Transportation equipment                5 years
          Office furniture and fixtures           3 - 15 years


Upon sale or other disposition of property and equipment, the cost and related accumulated depreciation or amortization are removed from the accounts and any gain or loss is included in the determination of income or loss.

Expenditures for maintenance and repairs are charged to expense as incurred. Major overhauls and betterments are capitalized and depreciated over their estimated economic useful lives.

Intangibles

At March 31, 1996, intangible assets consisted of acquired Transflator technology of $665,179, organizational costs of $70,150 and FDA authorization costs of $10,000.

The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful lives of intangibles may warrant revision or that the remaining balance may not be recoverable. When factors indicate intangibles should be evaluated for possible impairment, the Company uses an estimate of the discounted future cash flows over the life of the intangibles and comparable market information in measuring whether the amount is recoverable.

During the fourth quarter of fiscal year 1995, the Company determined that the carrying value of the goodwill associated with the medical products division was no longer warranted based on projected future cash flows of that division. Accordingly, the Company wrote off the remaining $1,217,364 of unamortized goodwill related to the medical products division.

FDA authorizations and organization costs are amortized using the straight-line method over a period of 20 years. The acquired Transflator technology is amortized using the straight-line method over a period of 14 years.
Amortization expense related to intangibles totaled $59,770, $156,901 and $152,829 for the fiscal years ended March 31, 1996, 1995 and 1994, respectively.

Income Taxes

The Company has implemented the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires that income taxes be computed using the liability method. Deferred taxes are determined based on the estimated future tax effects of differences between the financial reporting and tax reporting bases of assets and liabilities given the provisions of currently enacted tax laws.


Revenue Recognition


Revenue is recognized when the product is shipped to the customer.


Net Loss Per Common Share


Net loss per common share is calculated using the weighted average number of common shares outstanding during each year. Common share equivalents are not considered in the calculation of the weighted average number of shares outstanding because they would decrease the net loss per common share.


Fair Value of Financial Instruments


The book value of the Company's financial instruments approximates fair value. The estimated fair values have been determined using appropriate market information and valuation methodologies.

Recent Accounting Pronouncements


In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, `Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.' The Company is required to adopt SFAS No. 121 in fiscal 1997. SFAS No. 121 addresses the accounting for (i) impairment of long-lived assets, certain identifiable intangibles and goodwill related to assets to be held and used, and (ii) long-lived assets and certain identified intangibles to be disposed of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows from the use of the asset and its eventual disposition (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Management does not expect that the adoption of SFAS No. 121 will have a material impact on the Company's consolidated financial statements.

Pervasiveness of Estimates


The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Reclassifications


Certain reclassifications have been made in the 1995 and 1994 financial statements to conform with the 1996 presentation.


(3)  CAPITAL TRANSACTIONS


Preferred Stock


The Board of Directors of the Company has the authority to determine by resolution the number of preferred shares to be issued by series; the rate and terms for payment of cumulative or noncumulative dividends; the conversion features of the preferred stock; the redemption rights and prices, if any; the terms of the sinking fund, if any, to be provided for the shares; the voting powers of preferred shareholders; and any other special rights, qualifications, limitations or restrictions. As of March 31, 1996, no preferred stock has been issued.

Treasury Stock


On March 28, 1996, the Board of Directors authorized the cancellation of the Company's outstanding shares of treasury stock. Accordingly, the balance of treasury stock on that date has been reclassified as a reduction of common stock and additional paid-in capital in the accompanying consolidated statement of stockholders' equity for the year ended March 31, 1996.


During fiscal year 1995, the Company issued 4,200 shares of treasury stock in consideration for $20,000 of professional services.

During fiscal year 1994, the Company repurchased 100,400 shares of its own common stock for $446,276.

(4)  NOTES PAYABLE


As of March 31, 1996 and 1995, notes payable consisted of the following:

                                           1996              1995


Note payable to an insurance company,
  interest at 8.25 percent, with
  monthly payments of $8,521 through
  May 1, 1999 with remaining principal
  due on that date, collateralized by
  real estate (see (A) below and
  Note 8)                               $  961,050       $  981,259

Notes payable to a bank and financing
  company, paid in full during fiscal
  1996                                         -             84,147

Other                                          -             19,838
                                        ----------       ----------
                                        $  961,050       $1,085,244
                                        ==========       ==========


  (A) The note payable to an insurance company contains provisions that allow the lender to demand immediate payment (at its discretion) if the related real estate is sold by the Company. However, the above provisions are subject to the provision that the lender will waive the right to demand immediate payment if the purchaser meets the lender's credit worthiness criteria and agrees to an adjustment of the interest to the lender's current rate. During fiscal year 1995, the Company sold the related real estate to an unrelated entity. The lender has not waived its right to demand immediate payment. Accordingly, the balance of this note payable has been reflected as a current liability in the accompanying March 31, 1996 and 1995 consolidated balance sheets.


(5)  REVOLVING BANK LOAN


The Company has a line-of-credit agreement with a bank which enables the Company to borrow against its eligible accounts receivable and inventories up to a maximum of $1,000,000 through September 22, 1995 and $500,000 subsequently. As of March 31, 1996 and 1995, $0 and $545,505, respectively, were outstanding under this agreement. Borrowings on the line-of-credit accrue interest at the bank's prime rate plus 1 percent. Interest is payable monthly with the outstanding borrowings due on September 1, 1996. The weighted average interest rate on the short-term borrowings was 9.75 percent and 8.90 percent on March 31, 1996 and 1995, respectively. The line-of-credit agreement is secured by the Company's U.S. Treasury bills and certificates of deposit.


(6)  NOTES RECEIVABLE


As of March 31, 1996 and 1995, notes receivable consisted of the following:

                                             1996            1995


Contract receivable from a third party
  for the purchase of certain real
  property, interest bearing at 8.25
  percent with monthly payments of
  $8,521 through May 1, 1999, with the
  remaining principal due on that date,
  secured by real estate                  $  961,415     $2,087,937

Receivable from a corporation
  related to the sale of the specialty
  metals products division, interest at
  8 percent, due on or before July 1,
  1996, secured by real estate and
  110,000 shares of the Company's
  common stock                               215,000            -

Note receivable from a third party for
  the purchase of certain assets,
  interest bearing at 10 percent
  through February 16, 1999, secured
  by purchased assets                        150,000            -



                                             1996            1995


Note receivable from a third party for
  the purchase of certain real property,
  full payment received during fiscal
  1996                                           -          105,000

Receivable related to funds held in
  escrow in conjunction with sale of
  IDI, full payment received during
  fiscal 1996 (see Note 13)                      -           78,572

Note receivable from a former employee
  for the purchase of certain assets
  of discontinued divisions, full
  payment received during fiscal 1996            -           79,781

Other                                          7,580         12,012
                                          ----------     ----------
                                           1,333,995      2,363,302

  Less current portion                      (270,925)    (1,375,235)
                                          ----------     ----------
                                          $1,063,070     $  988,067
                                          ==========     ==========


(7)  COMMITMENTS AND CONTINGENCIES


Operating Lease


The Company leases certain transportation equipment under a noncancelable operating lease which expires July 1997. The Company has future noncancelable operating lease commitments of $2,942 during fiscal year 1997.

Total rent expense from operating leases for the years ended March 31, 1996, 1995 and 1994 was approximately $9,400, $17,600, and $31,700, respectively.

Litigation


From time to time, the Company becomes subject to litigation, which it considers routine to its business activities. Management believes, after consultation with legal counsel, that the ultimate resolution of these matters will not materially affect the accompanying consolidated financial statements.

Royalty Agreement


In February 1993, the Company acquired, under an agreement, the rights to certain medical devices, technology and other proprietary data from a stockholder. The Company is obligated under the provisions of the agreement to pay stockholder 10 percent of the net profits generated by the Company relating to this technology for a period of five years after the date of the agreement. As of March 31, 1996, no royalties had been paid under this agreement.



(8)  RELATED-PARTY TRANSACTIONS


See Note 13 for a description of the sale of discontinued operations to an officer, director, and stockholder of the Company.

On February 3, 1994, the Company purchased its corporate office facilities including manufacturing and warehouse space and certain machinery and equipment from an officer and stockholder of the Company (the "Officer"). In connection with this purchase, the Company issued 400,000 shares of its restricted common stock valued at $2.69 per share and a $1,570,600 note payable to the Officer. The property and equipment have been recorded on the Company's books at their approximate fair market value at the time of purchase. In addition, the Company purchased certain office equipment from the Officer for $71,600 in cash which approximated the fair market value at the time of purchase.

This property and equipment was leased from the Officer prior to the above-mentioned transaction. Total rent expense under this lease for fiscal year 1994 was approximately $25,500.

On April 22, 1994, the Company refinanced its related party note payable by issuing a note payable to an insurance company in the amount of $1,000,000
(see Note 4) and a short-term note payable to a bank in the amount of $570,600. The note is secured by property and buildings and is personally guaranteed by the Company's president. The $570,600 note payable was repaid during fiscal year 1995.


(9)  INCOME TAXES


The (provision) benefit for income taxes consisted of the following amounts:

                                         Year Ended March 31,

                                   1996          1995        1994


Current:
  Federal                        $    -      $    -       $337,591
  State                              -            -         17,768
                                 --------    --------     --------
                                     -            -        355,359
                                 --------    --------     --------

Deferred:
  Federal                        (539,729)    860,057      261,533
  State                          (87,863)     136,533       40,120
                                 ---------   --------     --------
                                 (627,592)    966,590      301,653
                                 ---------   --------     --------
    Total income tax
      (provision) benefit        $(627,592)  $966,590     $657,012
                                 =========   ========     ========

Deferred taxes result from temporary differences in the recognition of income and expense for income tax reporting and financial statement reporting purposes.


Deferred benefits of $996,590 and $657,012 for the years ended March 31, 1995 and 1994, respectively, are the result of net operating losses.



As of March 31, 1996 and 1995, the Company has recorded net deferred income taxes in the accompanying consolidated balance sheets as follows:

                                                1996           1995


Future deductible temporary differences
  related to reserves, accruals and net
  operating losses                           $ 1,744,868    $1,343,774

Valuation allowance                           (1,697,414)          -
                                             -----------    ----------

Deferred income tax assets, net of
  valuation allowance                             47,454    1,343,774

Future taxable temporary differences
  related to depreciation and amortization       (47,454)   (518,598)
                                             -----------    ----------

Net deferred income tax asset                $       -      $  825,176
                                             ===========    ==========

As of March 31, 1996, the Company had a net operating loss carryforward for income tax reporting purposes of $4,076,000 available to offset future taxable income. This net operating loss carryforward expires at various dates between March 31, 2009 and 2011. An NOL generated in a particular year will expire for federal tax purposes if not utilized within 15 years. Additionally, the


Internal Revenue Code contains provisions which could reduce or limit the availability and utilization of these NOLs if certain ownership changes have taken place or will take place. In accordance with SFAS No. 109, a valuation allowance is provided when it is more likely than not that all or some portion of the deferred tax asset will not be realized. Due to the uncertainty with respect to the ultimate realization of the NOLs, the Company established a valuation allowance for the entire net deferred income tax asset of $1,697,414 as of March 31, 1996, which includes $825,176 related to the net deferred income tax asset from the prior year. Also consistent with SFAS No. 109, an allocation of the income (provision) benefit has been made to the income and gain from discontinued operations which has had a corresponding effect on the income (provision) benefit associated with the loss from continuing operations.

The differences between the effective income tax rate and the federal statutory income tax rate on the loss from continuing operations are presented below.

                                          Year Ended March 31,

                                     1996         1995         1994


Benefit at the federal
  statutory rate of 34 percent  $   598,555   $1,396,157     $634,808
State income benefit, net of
  of federal benefit                 58,095       33,479       60,697
Nondeductible expenses               (6,758)    (433,046)     (38,493)
Change in valuation allowance    (1,499,830)         -            -
Other                               222,346          -            -
                                -----------   ----------     --------
    Total income tax


      (provision) benefit       $  (627,592)  $  996,590     $657,012
                                ===========   ==========     ========


(10)  PROFIT SHARING AND PENSION PLAN


Effective April 1, 1991, the Company established the Surgical Technologies Inc. 401(k) Retirement Plan. An employee is eligible to participate upon completion of one year of service and reaching age 21. Company contributions are made at the discretion of the board of directors. Employee contributions are 100 percent vested. Employees become 100 percent vested in the Company contributions after six years of service. During fiscal years 1996 and 1994, the Company contributed 12,382 and 546 shares, respectively, of common stock valued at $25,752 and $1,910 from its treasury to the plan. The Company did not make any contributions to the plan during fiscal year 1995.


(11)  SIGNIFICANT CUSTOMERS


During fiscal year 1995, Rex generated revenues from Kennecott Utah Copper Corporation totaling 11 percent of total revenues.

During the fiscal year ended March 31, 1994, the Company generated revenues from Cordis Corporation, which was a distributor of the Company's products, totaling 43 percent of total revenues. During fiscal year 1994, the Company elected to terminate the sales arrangement with this customer.


(12)  STOCK OPTIONS


During 1989, the Company adopted the Surgical Technologies, Inc. 1989 Stock Option and Stock Award Plan (the ''1989 Plan'') which provides for the granting to key employees options to purchase up to 400,000 shares of common stock. The options issued under the 1989 Plan may be incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or nonqualified options. The 1989 Plan also provides for the granting of stock appreciation rights and stock awards to eligible participants, subject to forfeiture restrictions. As of March 31, 1996, options for the purchase of 29,000 shares of common stock are available for future grants.

On March 18, 1996, the Board of Directors authorized, and the related officers and employees agreed to, the cancellation of all options for the purchase of common stock then outstanding under the 1989 Plan. In addition, the Board of Directors authorized the issuance of options for the purchase of 371,000 shares of common stock at an exercise of $2.00 per share (the market price on March 18, 1995) to the same officers and employees in individual grants that equaled or exceeded the options previously held by each such officer or employee.

Effective April 25, 1991, the Company adopted the 1991 Directors' Stock Option Plan which provides for the granting to certain Directors' options to purchase up to 70,000 shares of common stock. As of March 31, 1996, no shares are available for future grants.

During June 1992, the Company adopted the 1992 Directors' Stock Option Plan pursuant to which 5,000 stock options each year are automatically awarded to those directors who are not officers or employees of the Company.

On March 8, 1996, the Company adopted the 1996 Long-Term Stock Incentive Plan (the ''LTSI Plan'') which provides for the granting to certain directors, officers and key employees options to purchase up to 3,250,000 shares of common stock. The incentive devices issued under the LTSI Plan may be incentive stock options, nonqualified stock options, reload options, restricted stock or performance units. On March 18, 1996, options for the purchase of 530,000 shares of common stock were issued at an exercise price of $2.00 per share. As of March 31, 1996, options for the purchase of 2,720,000 shares of common stock are available for future grants.

The LTSI Plan also provides for one-time grants of non-qualified stock options for the purchase of 40,000 shares of common stock to new non-employee directors, upon taking office. These options vest one-half upon completion of one year of service and one-half upon completion of two years of service. The options are exercisable at 100 percent of the fair value of the related common stock on the date of grant.

The LTSI Plan was adopted by the Board of Directors, subject to stockholder approval. Subsequent to March 31, 1996, the Company received irrevocable proxies constituting a majority of the outstanding common stock of the Company which guarantee the approval of the proposed merger (see Note 15) and the LTSI Plan. Accordingly, the options issued under the LTSI Plan have been treated as outstanding at March 31, 1996 for financial reporting purposes.


The following table presents the aggregate number of options granted, exercised, and forfeited during the three-year period ended March 31, 1996.

                    Stock Options    Exercise        Stock       Exercise
                                                    Options
                        Issued         Price        Issued         Price
                     to Employees    Per Share   to Directors    Per Share


Options outstanding
  and exercisable
  at March 31, 1993  153,000       $2.00-$8.25    75,000       $2.00-$6.75


Options granted      113,000       4.25-4.68      10,000            4.25

Options forfeited    (10,000)           7.25         -                -

Options exercised     (1,000)           2.00         -                -
                     -------                     -------
Options outstanding
  and exercisable
  at March 31, 1994  255,000       2.63 - 8.25    85,000       2.00 - 6.75
                     -------                     -------

Options granted          -               -        10,000            4.38

Options exercised        -               -       (30,000)       2.00 -3.25


                     -------                     -------

Options outstanding
  and exercisable
  at March 31, 1995  255,000       2.63 - 8.25    65,000       3.25 - 6.75
                     -------                     -------

Options granted      998,000           2.00       10,000           2.00

Options forfeited    (20,000)          2.63          -               -

Options canceled    (332,000)      1.75  - 8.25      -               -
                     -------                     -------

Options outstanding
  and exercisable
  at March 31, 1996  901,000           $2.00      75,000       $2.00-$6.75
                     =======                     =======


The outstanding and exercisable options expire two to five years from the dates of grant, which is during the period April 1996 through March 2001.



(13)  DISCONTINUED OPERATIONS


On January 4, 1996, effective January 1, 1996, the Company entered into an agreement with Rex Industries Acquisition Corporation (''Rex Acquisition'') for the sale of Rex, including the right to use the name ''Rex Industries, Inc.'' Rex Acquisition is 100 percent owned by an officer, director and stockholder of the Company. Rex Acquisition acquired substantially all the assets of Rex in exchange for approximately $2,776,000 in cash, $556,000 in receivables (including $341,409 from the stockholder), and the assumption of approximately $224,000 in liabilities. A gain on the disposal of the division of approximately $349,000 (before related income tax provision) has been reflected in the accompanying consolidated statement of operations for the year ended March 31, 1996.

Where appropriate, the financial statements reflect the operating results and balance sheet items of the discontinued operations separately from continuing operations. Financial results for periods prior to the date of discontinuance have been restated to reflect continuing operations. Revenue of the discontinued operations was approximately $2,021,000 for the period from April 1, 1995 to January 1, 1996, and were approximately $3,034,000 in 1995, and $2,209,000 in 1994.

Effective September 30, 1993, the Company's board of directors approved a plan to withdraw from the industrial insulation products business. On October 4, 1993, IDI entered into an Asset Purchase Agreement (the ''Agreement'') with Milwaukee Acquisition Company ("MAC") to sell substantially all of its operating assets including the right to the use of the name ''Insulation Distributors, Inc.'' for a cash payment of $1,371,133 and the assumption of $352,875 in liabilities. This transaction resulted in a gain on disposal of discontinued divisions. At the closing, MAC withheld, under an 18-month escrow provision of the agreement, $200,000 in cash from the purchase price as security for the Company's guaranty of payment on IDI's accounts receivable and indemnification against certain liabilities. As of March 31, 1994, the Company established an allowance of $10,000 against the escrowed funds. The net amount has been classified as a note receivable in the accompanying March 31, 1995 and 1994 consolidated balance sheets.

Where appropriate, the financial statements reflect the operating results and net assets of the discontinued operations separately from continuing operations. Financial results for periods prior to the dates of discontinuance have been restated to segregate continuing and discontinued operations. Revenue of the discontinued operations was approximately $1,393,000 for the fiscal year ended March 31, 1994.


(14)  DISPOSITION OF PRODUCT LINES


Sale of Disposable Surgical Pack Product Line


On February 16, 1996, the Company and Medical Techniques, L.C. (the ''Buyer'') entered into an asset purchase agreement (the ''Kitpack Agreement'') for the sale of certain assets related to the Company's disposable surgical pack product line. The Buyer acquired all the assets related to the Company's disposable surgical pack product line in exchange for $100,000 in cash, a $150,000 promissory note due in three years bearing interest at 10 percent, and a $300,000 promissory note due in one year bearing no interest. A loss resulting from the sale of the disposable surgical pack product line of approximately $172,000 has been included in the consolidated statement of operations for the year ended March 31, 1996. In addition, the statement of operations for the year ended March 31, 1996 includes a $300,000 provision for a reserve established by the Company against the one year promissory note. In accordance with the Kitpack Agreement, collection of the $300,000 promissory note is contingent upon the ability of the Buyer to sell certain inventory, which management believes to be unlikely.

Sale of Medical Drape Product Line


On November 30, 1995, the Company and Microtek Medical, Inc. (`Microtek'') entered into an asset purchase agreement (the `Drape Agreement'') for the sale of certain assets related to the Company's medical drape product line. Microtek acquired all the assets related to the Company's medical drape product line in exchange for $325,000 in cash, and $50,000 held in escrow, payable to Surgical upon Microtek reaching certain sales levels of the medical drapes by November 30, 1996. A gain from the sale of assets related to the medical drape product line of approximately $76,000 has been included in the consolidated statement of operations for the year ended March 31, 1996.



(15)  PROPOSED MERGER WITH 4HEALTH, INC.


On February 14, 1996, the Company entered into a letter of intent and on April 10, 1996, signed an Agreement and Plan of Merger (''Merger Agreement'') with 4Health, Inc. (''4Health''). 4Health was organized in February 1993, and formulates and supplies nutritional supplements which are available nationwide through health food stores and health care providers.

The Merger Agreement between the Company and 4Health provides for the merger of 4Health with and into the Company, pursuant to which: (a) the shares of 4Health common stock and the shares of 4Health Series A preferred stock will be exchanged for approximately 9,000,000 shares of Surgical common stock, (b) each four shares of Surgical common stock issued and outstanding will be converted into two shares of Surgical common stock and one warrant to purchase a share of the surviving corporation (the ''Surviving Corporation'') common stock at $11.00 per share, (c) the board of directors of Surgical, as the Surviving Corporation, will be reconstituted to include five designees of 4Health and two designees of Surgical, and (d) the articles of incorporation of Surgical will be amended to
(i) change its name to ''4Health, Inc.'' (ii) increase the authorization of New Common Stock to 30,000,000 shares, (iii) add a ''fair price'' provision in the event of certain corporate transactions, and (iv) restrict the use of written consents of stockholders in lieu of meetings. The warrants may be redeemed by the Surviving Corporation at $0.01 per warrant, provided that the trading price of the underlying Common Stock equals $13.75 per share for 30 consecutive days.

Outstanding options to purchase an aggregate of 671,000 shares of Surgical common stock at a weighted average price of $2.26 per share will be converted into options to purchase an aggregate of 335,500 shares of Surgical common stock at a weighted average price of $4.51 per share. In addition, outstanding options to purchase an aggregate of 463,750 shares of 4Health common stock at a weighted average price of $6.55 per share will be converted into options to purchase an aggregate of 697,791 shares of Surgical common stock at a weighted average price of $4.35 per share.

The number of shares of Surgical common stock issuable to the holders of 4Health common stock and Series A preferred stock is subject to adjustment in the event that the Surviving Corporation does not realize at least $2,000,000 in earnings, before interest and income taxes, computed in accordance with generally accepted accounting principles from exploitation of Surgical's ID Technology, the sale of products based on its ID Technology, or joint venture income based on the ID Technology by increasing the number of shares of Surgical common stock issuable to the former 4Health stockholders, on a pro rata basis based on the number of shares of Surgical common stock issued to them in the merger, in an amount equal to the quotient calculated by dividing (a) the amount by which $2,000,000 exceeds the ID Technology earnings by (b) $4.00.

The merger will be accounted for under the purchase method of accounting wherein the related assets and liabilities of the Company will be adjusted to reflect their estimated fair market values at the effective date of the merger. The merger will be treated for accounting purposes as a reverse merger wherein 4Health will be treated as the acquiring entity because 4Health's current stockholders will control the Surviving Corporation.


                                 4HEALTH, INC.
                            CONDENSED BALANCE SHEETS
                                  (UNAUDITED)



                                           March          December
                                          31,1996         31, 1995
ASSETS

CURRENT ASSETS
    Cash                                $  1,097,303     $   919,935
    Accounts Receivable                    1,072,787         974,621
    Inventory                                912,945         977,890
    Other Current Assets                    218, 460         210,210

        Total Current Assets               3,301,495       3,082,656


PROPERTY AND EQUIPMENT (NET)               2,254,264       2,124,227
OTHER ASSETS                                  29,199          20,745

    Total Assets                        $  5,584,958     $ 5,227,628


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts Payable                    $    905,400     $   609,331
    Note Payable - building                1,296,271            ----
    Accrued Liabilities                     291,196         237,114

        Total Current Liabilities          2,492,867         846,445

LONG-TERM OBLIGATIONS, net of current          4,766       1,305,519
portion
OTHER LIABILITIES                             32,458          32,458

    Total Liabilities                      2,530,091       2,184,422


STOCKHOLDERS' EQUITY
    Capital Stock - Common                 1,071,305       1,071,305
    Capital Stock - Preferred                 15,000          15,000
    Paid-in Capital - Preferred            1,397,771       1,397,771
    Retained Earnings                        570,791         559,130

        Total Stockholders' Equity         3,054,867       3,043,206

        Total Liabilities and
          Stockholders' Equity          $  5,584,958     $ 5,227,628




                                 4HEALTH, INC.
                       CONDENSED STATEMENT OF OPERATIONS
                                  (UNAUDITED)



                                      For the three months
                                         ended March 31,

                                       1996          1995


NET SALES                          $  3,473,400   $ 1,549,008

COST OF SALES                         1,257,456       548,751


          Gross Profit                2,215,944     1,000,257


OPERATING EXPENSES:
     General and administrative         596,591       271,982
     Sales and marketing              1,525,613       508,319
     Research and development            59,487        26,164

                                      2,181,691       806,465


NET INCOME FROM OPERATIONS               34,253       193,792

OTHER EXPENSE                            10,429        10,990


NET INCOME BEFORE PROVISION
     FOR INCOME TAXES                    23,824       182,802



PROVISION FOR INCOME TAXES               12,162        59,375


NET INCOME                         $     11,662   $   123,427



NET INCOME PER COMMON SHARE        $      0.002   $     0.021



COMMON SHARES OUTSTANDING             6,041,786     5,784,286




                                 4HEALTH, INC.
                       CONDENSED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)



                                                For the       For the
                                                 three         twelve
                                                 months        months
                                                  ended        ended

                                               March 31,    December 31,
                                                  1996          1995

CASH FLOWS FROM OPERATING ACTIVITIES
    Net Income                                 $   11,662    $  708,679
    Adjustments to reconcile net income to net
        cash provided by operating activities-
            Depreciation and amortization          42,629       122,401
            Loss on disposal assets                  ----        33,927
    (Increase) decrease in-
        Accounts receivable                       (98,166 )    (723,462)
        Inventory                                  64,945      (584,420)
        Prepaid expenses and other                 (8,250 )     (52,118)
        Deferred Income Tax Receivable               ----       (31,005)
    Increase (decrease) in-
        Accounts Payable                          296,069       311,852
        Accrued Liabilities                        54,082        97,867


          Net cash provided by (used in)
             operating activities                 362,971      (116,279)


CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of Property and Equipment           (172,308 )    (689,030)
    Proceeds from asset dispositions                 ----        11,205


          Net cash used in investing
             activities                          (172,308 )    (677,825)


CASH FLOWS FROM FINANCING ACTIVITIES
    Repayments on capital leases                   (4,483 )      (3,413)
    Merger costs                                   (8,812 )        ----
    Proceeds from preferred stock                    ----     1,500,000
    Preferred stock issuance costs                   ----       (57,229)


          Net cash provided by (used in)
              financing activities                (13,295 )   1,439,358


NET INCREASE IN CASH AND CASH
    EQUIVALENTS                                   177,368       645,254

CASH AND CASH EQUIVALENTS, at beginning
    of period                                     919,935       274,681


CASH AND CASH EQUIVALENTS, at end of period    $1,097,303    $  919,935






                                 4HEALTH, INC.
                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)


NOTE 1


     The unaudited condensed financial statements presented herein have been prepared by the Company in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. These condensed financial statements should be read in conjunction with the Company's financial statements and notes thereto for the year ended December 31, 1995. The accompanying financial statements have not been examined by independent accountants in accordance with generally accepted auditing standards, but in the opinion of management such financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company's financial position and results of operations. The results of operations for the three months ended March 31, 1996, may not be indicative of the results that may be expected for the year ended December 31, 1996.

NOTE 2


     The note payable, dated March 25, 1994, related to the purchase of the land and corporate headquarters building in the amount of $1,296,271, was reclassified from a long-term liability to a current liability. The note is due in full plus accrued interest on March 25, 1997. It is management's intent to refinance the loan before the due date. The current interest rate on the loan is 7.5% per annum.

NOTE 3


     On February 15, 1996, the Company executed a non-binding Letter of Intent and on April 10, 1996, signed an agreement and Plan of Merger ('Merger Agreement') that provides for the merger of the Company with and into Surgical Technologies, Inc., a Utah corporation. Per the Merger Agreement, Surgical will continue as the surviving corporate entity, with its name changed to `4Health, Inc.'

     On the effective time of the merger, all outstanding shares of 4Health Common Stock and all 15,000 shares of 4Health's Preferred Stock will be converted into an aggregate of approximately 9,000,000 shares of 'New Common Stock', plus the right to receive a pro rata portion of the Contingent Shares (as discussed below). On the effective time, each four shares of Surgical Common Stock issued and outstanding will be converted into two shares of New Common Stock and one Warrant. Each Warrant will entitle the holder to purchase one share of New Common Stock at any time within 18 months after the Closing Date of the merger at $11.00 per share, subject to adjustment to prevent dilution. The warrants may be redeemed by the surviving corporation at $0.01 per warrant, provided that the trading price of the underlying Common Stock exceeds $13.75 per share for thirty (30) consecutive days.

     As part of the merger, all outstanding options to purchase shares of 4Health Common Stock will be converted, pursuant to the 4Health Conversion Ratio (1.5047:1), into options to purchase shares of New Common Stock at such converted exercise prices, such that the cash received by the surviving corporation upon exercise will be unchanged.

     The number of shares of New Common Stock issuable to the holders of 4Health Common Stock and Preferred Stock shall be adjusted in the event that the surviving corporation does not realize at least $2,000,000, as defined in the letter of intent, within twelve months of the Closing Date from exploitation or transfer of Surgical's ID Technology. The adjustment would occur by increasing the number of shares of New Common Stock issuable to the former 4Health Stockholders, on a pro rata basis, based on the number of 4Health Common and Preferred Stock, treated together as a single class, held by each 4Health Stockholder immediately prior to the effective time of the merger, in an amount equal to the quotient of dividing (a) the amount by which $2,000,000 exceeds the amount realized, as defined in the letter of intent, by (b) $4.00 (the `Contingent Shares'').

     As part of the merger, the name of the surviving corporation will be changed to 4Health, Inc., the surviving corporation's authorized shares of New Common Stock will be increased to 30,000,000 shares, par value $0.01, and an amount of New Common Stock or options, to be negotiated, will be issued to two executive officers and directors of Surgical.

     The board of directors of the surviving corporation will consist of five designees of 4Health and two designees of Surgical, and the By-Laws will provide for up to nine directors.

     Following the merger, the surviving corporation will concentrate its activities on the accelerated expansion of its nutritional supplement business, while it pursues the most effective course of action respecting Surgical's ID Technology.

     The merger will be accounted for under the purchase method of accounting. As such, the related assets and liabilities of Surgical will be adjusted to reflect their estimated fair market values at the effective date of the merger.

 The merger will be treated for accounting purposes as a reverse merger wherein the Company will be treated as the acquiring company because among other factors, the Company's stockholders will control the surviving corporation and the revenues and earnings of the Company exceed those of Surgical.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





To the Board of Directors of
   4Health, Inc.:


We have audited the accompanying balance sheets of 4HEALTH, INC. (a California corporation) as of December 31, 1995 and 1994, and the related statements of operations, stockholders' equity and cash flows for each of the years then ended and for the period from inception (February 17, 1993) to December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 4Health, Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the years then ended and for the period from inception (February 17, 1993) to December 31, 1993, in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP

Arthur Andersen LLP

Denver, Colorado,
 March 8, 1996 (except with respect to the Merger
           Agreement (Note 10), as to which
           the date is April 10, 1996).



                                 4HEALTH, INC.




                                 BALANCE SHEETS


                        AS OF DECEMBER 31, 1995 AND 1994



                   ASSETS                         1995      1994

CURRENT ASSETS:
 Cash and cash equivalents                   $   919,935 $ 274,681
 Accounts receivable, net of allowance
   for doubtful accounts of $30,859 and
   $7,004, respectively                          974,621   301,159
 Inventories                                     977,890   393,470
 Deferred tax assets                              31,005         -
 Prepaid expenses and other                      129,205    98,548
 Note receivable, related party                   50,000         -
                                               --------- ----------
       Total current assets                    3,082,656 1,067,858

PROPERTY AND EQUIPMENT, net                    2,124,227 1,602,014

OTHER ASSETS, net                                 20,745         -
                                               --------- ----------

       Total assets                           $5,227,628$2,669,872



             LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES:
 Accounts payable                            $   609,331 $ 297,479
 Accrued interest payable                         22,399    17,415
 Accrued liabilities                             102,950    18,030
 Payroll and sales tax payable                    40,567    65,062
 Note payable, related party                      71,198    71,198
                                               --------- ----------
       Total current liabilities                 846,445   469,184
                                               --------- ----------
OBLIGATIONS UNDER CAPITAL LEASES                   9,248    12,661

DEFERRED TAX LIABILITY                            32,458         -

NOTE PAYABLE                                   1,296,271 1,296,271

COMMITMENTS AND CONTINGENCIES (Notes 6, 9
 and 10)

STOCKHOLDERS' EQUITY:
 Series A convertible preferred stock, $1.00
   par value; 30,000 shares authorized, 15,000
   issued and outstanding at December
   31, 1995 (Note 6)-Par value                    15,000         -
     Additional paid-in capital                1,397,771         -
 Common stock, no par value; 10,000,000 shares
   authorized, 5,791,786 and 5,784,286
   issued and outstanding, respectively
   (Note 5)                                    1,071,305 1,041,305
 Retained earnings (deficit)                     559,130  (149,549)
                                               --------- ----------
       Total stockholders' equity              3,043,206   891,756
                                               --------- ----------
       Total liabilities and stockholders'
       equity                                 $5,227,628$2,669,872



        The accompanying notes are an integral part of these statements.






                                 4HEALTH, INC.




                            STATEMENTS OF OPERATIONS


             FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994 AND THE


         PERIOD FROM INCEPTION (FEBRUARY 17, 1993) TO DECEMBER 31, 1993


                                           1995        1994         1993


NET SALES                              $10,434,022  $2,076,902     $269,742

COST OF SALES                            3,802,877     744,584       87,461
                                        ----------   ---------    ---------
       Gross profit                      6,631,145   1,332,318      182,281
                                        ----------   ---------    ---------
OPERATING EXPENSES:
 General and administrative              1,476,986     608,182      149,052
 Sales and marketing                     3,873,466     817,766       40,752
 Research and development                  149,366      37,061          -
                                        ----------   ---------    ---------
                                         5,499,818   1,463,009      189,804
                                        ----------   ---------    ---------

INCOME (LOSS) FROM OPERATIONS            1,131,327    (130,691)      (7,523)

OTHER INCOME (EXPENSE):
 Interest income                            27,542      43,371          133
 Interest expense                          (90,467)    (48,117)      (5,922)
                                        ----------   ---------    ---------
                                           (62,925)     (4,746)      (5,789)
                                        ----------   ---------    ---------

NET INCOME (LOSS) BEFORE PROVISION
 FOR INCOME TAXES                        1,068,402    (135,437)     (13,312)

PROVISION FOR INCOME TAXES                (359,723)     (2,183)       1,383
                                        ----------   ---------    ---------

NET INCOME (LOSS)                       $  708,679 $  (137,620)    $(11,929)


NET INCOME (LOSS) PER COMMON SHARE       $.12        $(.028)        $(.003)


COMMON SHARES OUTSTANDING                5,786,793   4,874,643    4,000,000


        The accompanying notes are an integral part of these statements.



                                 4HEALTH, INC.




                       STATEMENTS OF STOCKHOLDERS' EQUITY


             FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994 AND THE


         PERIOD FROM INCEPTION (FEBRUARY 17, 1993) TO DECEMBER 31, 1993


                                                                                                        Total
                                                    Additional                          Retained    Stockholders'
                                   Preferred Stock   Paid-In         Common Stock       Earnings       Equity

                                   Shares  Amount    Capital      Shares      Amount    (Deficit)     (Deficit)

INCEPTION (February 17, 1993)           -  $     -     $     -           -     $     -    $     -         $     -
                                                                                                -
   Issuance of common stock in
     exchangefor product rights and
     assets (Note 1)                    -        -           -   4,000,000      30,000          -               -

   Net loss                             -        -           -           -           -   (11,929)        (11,929)
                                   ------  -------    --------  ----------  ----------  ---------      ----------
BALANCES, December 31, 1993             -        -           -   4,000,000      30,000   (11,929)          18,071

   Sale of common stock                 -        -           -   1,714,286     958,533          -         958,533
   Stock grants                         -        -           -      40,000      23,333          -          23,333
   Stock issued for services            -        -           -      30,000      29,439          -          29,439
   Net loss                             -        -           -           -           -  (137,620)       (137,620)
                                   ------  -------    --------  ----------  ----------  ---------      ----------
BALANCES, December 31, 1994             -        -           -   5,784,286   1,041,305  (149,549)         891,756

   Sale of preferred stock at $100                                                                      1,500,000
      per share                    15.000   15.000   1,485,000           -           -          -
   Issuance costs of preferred
      stock offering                    -        -    (87,229)       7,500      30,000          -        (57,229)
   Net income                           -        -           -           -           -    708,679         708,679
                                   ------  -------    --------  ----------  ----------  ---------      ----------
BALANCES, December 31, 1995        15,000  $15,000  $1,397,771   5,791,786  $1,071,305  $ 559,130      $3,043,206




        The accompanying notes are an integral part of these statements.



                                                                     Page 1 of 2
                                 4HEALTH, INC.




                            STATEMENTS OF CASH FLOWS


             FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994 AND THE


         PERIOD FROM INCEPTION (FEBRUARY 17, 1993) TO DECEMBER 31, 1993



                                           1995           1994         1993


CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                    $   708,679   $   (137,620)  $  (11,929)
  Adjustments to reconcile net
    income (loss) to net cash used
    in operating activities-
      Depreciation and amortization        122,401         31,927        2,018
      Loss on disposal of asset             33,927          6,420           -
  (Increase) decrease in-
    Accounts receivable                   (723,462)      (254,672)     (15,078)



    Inventories                           (584,420)      (326,867)     (53,123)
    Prepaid expenses and other             (52,118)       (85,537)     (13,011)
    Deferred income tax assets             (31,005)         2,183       (2,183)
  Increase (decrease) in-
    Accounts payable                       311,852        260,156       (6,835)
    Accrued interest payable                 4,984         11,750        5,665
    Accrued liabilities                     84,920         12,798        5,232
    Payroll and sales tax payable          (24,495)        63,845        1,217
    Deferred income tax liability           32,458             -            -
                                      ------------  -------------  -----------
        Net cash used in
          operating activities            (116,279)      (415,617)     (88,027)
                                      ------------  -------------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment      (689,030)    (1,608,958)     (17,458)
  Proceeds from asset dispositions          11,205             -            -
                                      ------------  -------------  -----------
        Net cash used in investing
          activities                      (677,825)    (1,608,958)     (17,458)
                                      ------------  -------------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from preferred stock          1,500,000             -            -
  Preferred stock issuance costs           (57,229)            -            -
  Proceeds from common stock                    -       1,011,305       30,000
  Borrowings on long-term debt                  -       1,607,368      204,636
  Repayments on borrowings                      -        (324,373)    (124,195)
  Repayments on capital leases              (3,413)            -            -
                                      ------------  -------------  -----------
        Net cash from financing
          activities                     1,439,358      2,294,300      110,441
                                      ------------  -------------  -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS  645,254        269,725        4,956

CASH AND CASH EQUIVALENTS, at beginning
  of period                                               274,681        4,956
  -
                                      ------------  -------------  -----------
CASH AND CASH EQUIVALENTS,
  at end of period                     $   919,935   $    274,681  $     4,956


SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
   Cash paid during the year for
     income taxes                         $443,769       $     -          $800
   Cash paid during the year for
     interest                            $  83,735        $25,308         $228


SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
 AND FINANCING ACTIVITIES:



   During fiscal year 1995, for services relating to the sale of preferred stock, the Company issued
     7,500 shares of common stock to a director. The fair value was estimated to be approximately
     $30,000.

   During fiscal year 1994, the Company entered into capital leases totaling $13,485 for the lease of new equipment.


        The accompanying notes are an integral part of these statements.






                                 4HEALTH, INC.




                         NOTES TO FINANCIAL STATEMENTS


                           DECEMBER 31, 1995 AND 1994

(1)ORGANIZATION AND BUSINESS ACTIVITY


   Organization

4Health, Inc. (the 'Company'' or ''4Health'') was incorporated and commenced operations in California on February 17, 1993, when 4,000,000 (Note 5) shares of common stock were issued to Lindsey Duncan, the Company's president, founder and majority stockholder.

   Business Activity

The Company wholesales vitamins and health food supplements developed by Lindsey
Duncan under the brand names of Nature's Secret and Harmony Formulas.  Nature's
Secret products are marketed through retail outlets for the health food industry, and Harmony Formulas products are marketed to health care practitioners throughout the U.S. The products are formulated to appeal to the general public and address overall health considerations.

(2)SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


   Cash and Cash Equivalents


The Company considers all highly liquid cash investments with original maturity dates of three months or less to be cash equivalents.

   Concentration of Credit Risk

The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains the majority of its cash balances with two financial institutions, in the form of demand deposits and money market accounts.

The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The Company maintains reserves for estimated credit losses. Its accounts receivable balances are primarily domestic. The Company had one principal customer which accounted for approximately 13% of its total revenue for the year ending December 31, 1995.
For the period from inception (February 17, 1993) to December 31, 1993, the
Company had one principal customer which accounted for approximately 11% of its total revenue.

   Inventories

Inventories consist primarily of vitamins and health food supplements and are valued at the lower of first-in, first-out cost or net realizable value. As of December 31, 1995 and 1994, all of the Company's inventory consisted of purchased finished goods.

   Property and Equipment

Property and equipment additions, as well as major renewals and improvements to property and equipment, are capitalized at cost while repairs and maintenance costs which do not improve or extend the life of the respective assets are expensed when incurred.  Depreciation and amortization is provided using the straight-line method at rates based on estimated useful lives which range from
3.5 to 39 years.  Property and equipment consisted of the following at December
31:
                                                1995         1994


          Land                              $   270,000    $   270,000
          Buildings and improvements          1,390,219      1,212,178
          Machinery and equipment                52,078         28,601
          Furniture, fixtures and equipment     552,772        116,415
          Construction in progress              -                9,220
                                           ------------   ------------
                                              2,265,069      1,636,414
          Less-Accumulated depreciation        (140,842)       (34,400)
                                           ------------   ------------
                                             $2,124,227     $1,602,014



   Recently Issued Accounting Standards

In October 1995, the Financial Accounting Standards Board issued Statement of
Financial Accounting Standards (''SFAS'') No. 123, ''ccounting for Stock-Based
Compensation.'' SFAS No. 123 establishes financial accounting and reporting standards for stock-based compensation. The Statement defines a fair value-based method of accounting for an employee stock option or similar equity instrument. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, 'Accounting for Stock Issued to
Employees.' Entities electing to remain with the accounting in Opinion No. 25 must make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in the Statements had been applied. The Company will be required to adopt SFAS No. 123 during 1996.
Management believes that the Company will elect to make pro forma disclosure as allowed by SFAS No. 123.

In March 1995, the Financial Accounting Standards Board issued SFAS No. 121,
'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.' This statement, effective for the Company in 1996, establishes standards for the measurement of impairment of long-lived assets to be held and used, and those to be disposed of. In the opinion of management, the adoption of SFAS No. 121 will not be material to the results of operations or net assets of the Company.


   Revenue Recognition

The Company recognizes revenue from product sales at time of shipment.



   Warraty Cost

The Company warrants satisfaction with its products and grants to its customers the right to return for full credit any product that is unsatisfactory to the customer. Returns and credit claims that result from this policy are accounted for by reducing sales by the amount refunded to the customer, generally the sales price, in the period in which the claim occurs. To date, the impact of warranty returns has not been significant.



   Fair Value of Financial Instruments

The Company's financial instruments consist of cash, short-term trade receivables and payables and long-term debt. The carrying values of cash and short-term trade receivables and payables approximate fair value. The fair value of long-term notes payable is estimated based on current rates available for debt with similar credit risk, yield and maturity and at December 31, 1995 approximates the carrying value.

   Net Income (Loss) Per Common Share

Net income (loss) per common share is computed based on the weighted average number of common shares outstanding during the period. The effect of outstanding options and other common stock equivalents are immaterial.

   Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, ''Accounting for Income Taxes.'' SFAS No. 109 requires recognition of deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets and liabilities.

   Estimates Made by Management

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


(3)NOTE PAYABLE AND LINE OF CREDIT

   Note Payable

On March 25, 1994, the Company borrowed a total of $1,296,271 for the purchase of the land and corporate headquarters building. The loan is secured by the deed of trust. Payments of interest are payable monthly at a rate of 7.5% per annum. The principal and any remaining unpaid interest will be due March 25, 1997.

   Line of Credit

The Company has a $1,000,000 line of credit available for general working capital purposes. The line of credit bears interest at Prime + .75%. Any balance outstanding is secured by the Company's working capital assets and equipment. Up to $500,000 of any balance outstanding is also secured by the guarantee of the majority shareholder. This credit line requires the bank's consent to certain transactions, including the currently proposed merger
(Note 10). Management intends to pursue such consent or seek to replace the line of credit on comparable terms. As of December 31, 1995 and 1994, the Company had no balance outstanding under the line of credit.


(4)RELATED PARTY TRANSACTIONS


   Loan Payable

The majority shareholder loaned the Company $200,000 during 1994 for the down payment required on the purchase of the corporate headquarters building. The loan is unsecured and bears interest at 7.0% and is due by March 31, 1997. At both December 31, 1995 and 1994, $71,198 was outstanding. Interest expense of $4,983 and $11,750 has been recorded during fiscal 1995 and 1994, respectively.

   Note Receivable

In January 1995, the Company loaned $50,000 to a shareholder which remained outstanding at December 31, 1995 and is due in 1996.


(5)STOCKHOLDERS' EQUITY

   Issuance of Stock

On March 14, 1994, in contemplation of an impending sale of stock, the Company authorized a stock split of 400 to 1 which resulted in the issuance of 3,990,000 shares of stock to the sole shareholder. All per share amounts and other equity accounts have been retroactively restated to give effect to the stock split in the accompanying financial statements.

   Sale of Common Stock

During 1994, the Company sold 1,714,286 shares of common stock at approximately
$.58 per share.  Stock offering costs related to this sale were approximately
$41,467.

   Stock Grants

During 1994, for services rendered to date and to provide for the continuing value of services to be rendered, the Company granted 40,000 shares of common stock to certain related parties. The fair value of this stock was estimated to be $23,333 and was expensed in 1994.

   Stock Issued for Services

During 1994, in exchange for legal services provided, the Company issued 30,000 shares of common stock to a director. The fair value of this stock was estimated to be $29,439 and was expensed during 1994.


(6)MANDATORILY CONVERTIBLE PREFERRED STOCK

During 1995, the Company sold 15,000 shares of Series A Convertible Preferred
Stock (''Preferred Stock''), $1.00 par value, at $100 per share for gross proceeds of $1,500,000. The Company used the funds for working capital and investment purposes.

In the event the Company declares a cash dividend on the outstanding shares of common stock, preferred stockholders are entitled to receive a pro-rata share of dividends on a basis equal to the number of shares received if the preferred stock were converted to common stock. Dividends must be paid before any dividend, distribution or payment may be made to holders of common stock. The
Preferred Stock is convertible, at the option of the holder, in part or in whole, at a 16.67 to 1 basis. In addition, the Preferred Stock will be converted to common stock if the Company raises in excess of $1,500,000 from a common stock offering, on the effective date of an initial public offering or on August 31, 1997, the second anniversary date of the initial Preferred Stock sale.

Preferred stockholders have a preference in liquidation over common stockholders of $100 per share plus any unpaid dividends. Preferred stockholders are entitled to vote on matters submitted to the common stockholders, such votes are equal to the number of shares received if the Preferred Stock were converted to common stock issuable upon conversion.

(7)STOCK OPTION PLAN

In 1995, the Company adopted the 1995 Stock Option Plan (the ''Option Plan''), whereby certain eligible employees may be granted options.  The Option Plan allows issuance of incentive stock options and non-qualified options.  The
Option Plan is administered by a Committee designated by the Board of Directors
(the ''Committee'').  The exercise price of incentive stock options shall not be less than the stock's fair market value on the date of grant.  The Committee may grant options to purchase up to an aggregate of 600,000 shares under the Option
Plan.  Outstanding options generally become exercisable over a one-year period.
A summary of stock options activity for the year ended December 31, 1995 is as follows:
                                                                Per Share
                                                Number of       Exercise
                                                  Shares          Price

        Balance, December 31, 1994                   -              -

          Granted                                 186,000      $5.00 to $8.75
          Exercised                                  -              -
          Canceled                                 3,000            $6.25
                                                 --------
        Balance, December 31, 1995               183,000       $5.00 to $8.75

        Exercisable at December 31, 1995               -            -



Subsequent to December 31, 1995, the Company granted an additional 32,750 options with exercise prices ranging from $6.25 to $8.50 and canceled 6,000 options with an exercise price of $6.25.

(8)INCOME TAXES


The Company is subject to corporate federal and state income taxes.  Deferred taxes are determined based on the estimated future tax effects of differences between the financial reporting and tax bases of assets and liabilities given the provisions of the enacted tax laws.  The net deferred tax asset is comprised of the following:
                                                 1995        1994


  DEFERRED TAX ASSETS:
    Allowance for bad debts                    $ 12,035     $   2,662
    Accrued liabilities                          18,970            -
    Net operating loss carryforward                  -         58,832
                                              ---------     ---------
          Total deferred tax assets              31,005        61,494

  DEFERRED TAX LIABILITIES:
    Tax over book depreciation                  (32,458)       (8,289)
                                              ---------     ---------
          Net deferred tax (liability) asset,
           before valuation reserve              (1,453)       53,205

    Valuation allowance                              -        (53,205)
                                              ---------     ---------
          Net deferred tax (liability) asset  $  (1,453)     $     -



As of December 31, 1994, the Company had net operating loss carryforwards of approximately $155,000 and net deferred assets of approximately $53,205. The
Company provided a valuation allowance to fully offset its 1994 net deferred tax assets primarily due to its history of operating losses. Because of taxable income generated during 1995, the carryforwards were fully utilized, and the valuation allowance is no longer necessary.
The components of the provision (benefit) for income taxes are as follows:

                                               December 31

                                  -------------------------------------

                                     1995         1994         1993
   Current-
     Federal                        $319,568    $     -       $     -
     State                            38,702      2,183            -
   Deferred                            1,453          -        (1,383)
                                  ----------    -------      --------
        Total                       $359,723     $2,183       $(1,383)


A reconciliation between the Company's effective tax rate and the statutory federal income tax rate on the income (loss) from continuing operations is as follows:

                                          1995       1994           1993


   Statutory federal income tax rate      34.0%     (34.0)%        (34.0)%
   State income taxes                      3.6       (4.0)          (4.0)
   Change in valuation allowance          (5.5)      38.0           28.0
   Other                                   1.6        -              -
                                         ------     ------         ------
   Effective income tax rate              33.7%        .1%          10.0%


(9)COMMITMENTS AND CONTINGENCIES

The Company leased office space under an operating lease agreement from the date of inception through May of 1994. Rental expense for this agreement was $6,000 for the year ended December 31, 1994. The lease was terminated in May 1994 when the purchase of the new building was finalized.

Additionally, the Company entered into certain leases which have various expiration dates. Rental expense was $13,612, $5,141 and $428 for the years ended December 31, 1995 and 1994, and the period from inception (February 17, 1993) to December 31, 1993, respectively. Future minimum rental payments applicable to these noncancellable operating leases are as follows for the years ending December 31:

       1996                                    $  41,818
       1997                                       39,285
       1998                                       30,049
       1999                                       27,108
       2000                                       25,315
       Thereafter                                      -
                                              ----------
                                                $163,575


The Company is involved in various legal matters that arise out of the normal course of business. The Company's management believes it has meritorious defenses to all lawsuits and that such matters will not have a material adverse affect on the Company's financial position or results of its operations.

(10) SUBSEQUENT EVENT--PROPOSED MERGER

On February 14, 1996, the Company executed a non-binding Letter of Intent and on April 10, 1996, signed an Agreement and Plan of Merger (''Merger Agreement'') that provides for the merger of the Company with and into Surgical Technologies, Inc., a Utah corporation. Per the Merger Agreement Surgical will continue as the surviving corporate entity, with its name changed to ''4Health, Inc.''

On the effective time of the merger, all outstanding shares of 4Health Common
Stock and all 15,000 shares of 4Health's Preferred Stock outstanding will be converted into an aggregate of approximately 9,000,000 shares of ''New Common
Stock'' plus the right to receive a pro rata portion of the Contingent Shares
(as discussed below).  On the effective time, each four shares of Surgical
Common Stock issued and outstanding will be converted into two shares of New
Common Stock and one warrant. Each warrant will entitle the holder to purchase one share of New Common Stock at any time within 18 months after the closing date of the merger at $11.00 per share, subject to adjustment to prevent dilution. The warrants may be redeemed by the surviving corporation at $0.01 per warrant, provided that the trading price of the underlying Common Stock exceeds $13.75 per share for thirty (30) consecutive days.

As part of the merger, all outstanding options to purchase shares of 4Health
Common Stock will be converted, pursuant to the 4Health Conversion Ratio
(1.5047:1), into options to purchase shares of New Common Stock at such converted exercise prices, such that the cash received by the surviving corporation upon exercise will be unchanged.

The number of shares of New Common Stock issuable to the holders of 4Health
Common Stock and Preferred Stock shall be adjusted in the event that the surviving corporation does not realize at least $2,000,000, as defined in the letter of intent, within twelve months of the closing date from exploitation or transfer of Surgical's ID Technology. The adjustment would occur by increasing the number of shares of New Common Stock issuable to the former 4Health stockholders, on a pro rata basis, based on the number of shares of 4Health
Common and Preferred Stock, treated together as a single class, held by each 4Health stockholder immediately prior to the effective time of the merger, in an amount equal to the quotient of dividing (a) the amount by which $2,000,000 exceeds the amount realized, as defined in the letter of intent, by (b) $4.00
(the ''Contingent Shares'').

As part of the merger, the name of the surviving corporation will be changed to 4Health, Inc., the surviving corporation's authorized shares of New Common Stock will be increased to 30,000,000 shares, par value $0.01, and an amount of New
Common Stock or options, to be negotiated, will be issued to two executive officers and directors of Surgical.

The board of directors of the surviving corporation will consist of five designees of 4Health and two designees of Surgical, and the By-Laws will provide for up to nine directors.

Following the merger, the surviving corporation will concentrate its activities on the accelerated expansion of its nutritional supplement business, while it pursues the most effective course of action respecting Surgical's ID Technology.

The merger will be accounted for under the purchase method of accounting. As such, the related assets and liabilities of Surgical will be adjusted to reflect their estimated fair market values at the effective date of the merger.

The merger will be treated for accounting purposes as a reverse merger wherein the Company will be treated as the acquiring company because the Company's stockholders will control the surviving corporation.


                                            APPENDIX A TO REGISTRATION STATEMENT
                                                    AGREEMENT AND PLAN OF MERGER



                                    between



                                 4HEALTH, INC.


                                      and





                          SURGICAL TECHNOLOGIES, INC.

                                 April 10, 1996

ARTICLE I THE MERGER.............................................     2

       SECTION 1.01 The Merger...................................     2
       SECTION 1.02 Closing; Closing Date; Effective Time........     2
       SECTION 1.03 Effect of the Merger.........................     3
       SECTION 1.04 Articles of Incorporation; Bylaws............     3
       SECTION 1.05Directors and Officers .......................     3

ARTICLE II CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES....     4

       SECTION 2.01 Merger Consideration; Conversion and
       Cancellation of Securities ...............................     4
       SECTION 2.02 Exchange and Surrender of Certificates.......     7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SURGICAL...........     9

       SECTION 3.01. Organization and Qualification; Subsidiaries     9
       SECTION 3.02 Articles of Incorporation and Bylaws.........    10
       SECTION 3.03 Capitalization...............................    10
       SECTION 3.04 Authority....................................    11
       SECTION 3.05 No Conflict; Required Filings and Consents...    12
       SECTION 3.06 Permits; Compliance..........................    13
       SECTION 3.07 Reports; Financial Statements................    13
       SECTION 3.08 Absence of Certain Changes or Events.........    14
       SECTION 3.09 Absence of Litigation........................    15
       SECTION 3.10 Employee Benefit Plans; Labor Matters........    15
       SECTION 3.11 Taxes........................................    18
       SECTION 3.12 Tax Matters..................................    22
       SECTION 3.13 Certain Business Practices...................    23
       SECTION 3.14 Environmental Matters........................    23
       SECTION 3.15 Vote Required................................    26
       SECTION 3.16 Brokers......................................    26
       SECTION 3.17 Insurance....................................    26
       SECTION 3.18 Properties...................................    26
       SECTION 3.19 Certain Contracts and Restrictions...........    27
       SECTION 3.20 Easements....................................    27
       SECTION 3.21 Futures Trading and Fixed Price Exposure.....    27
       SECTION 3.22 Information Supplied.........................    27
       SECTION 3.23 NNM Listing..................................    27
       SECTION 3.24 Intellectual Property........................    28

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF 4HEALTH.............    28

       SECTION 4.01 Organization and Qualifications; Subsidiaries    28
       SECTION 4.02 Articles and Bylaws..........................    29
       SECTION 4.03 Capitalization...............................    29
       SECTION 4.04 Authority....................................    30
       SECTION 4.05 No Conflict: Required Filings and Consents...    31
       SECTION 4.06 Permits; Compliance..........................    31
       SECTION 4.07 Financial Statements.........................    32
       SECTION 4.08 Absence of Certain Changes or Events.........    32
       SECTION 4.09 Absence of Litigation........................    32
       SECTION 4.10 Tax Matters..................................    32
       SECTION 4.11 Taxes........................................    33
       SECTION 4.12 Vote Required................................    34
       SECTION 4.13 Brokers......................................    34
       SECTION 4.14 Information Supplied.........................    35
       SECTION 4.15 Employee Benefit Plans; Labor Matters........    35
       SECTION 4.16 Certain Business Practices...................    36
       SECTION 4.17 Environmental Matters........................    36
       SECTION 4.18 Insurance....................................    37
       SECTION 4.19 Certain Contracts and Restrictions...........    37
       SECTION 4.20 Properties...................................    38
       SECTION 4.21 Easements....................................    38
       SECTION 4.22 Futures Trading and Fixed Price Exposure.....    38
       SECTION 4.23 Intellectual Property........................    38

ARTICLE V COVENANTS  ............................................    39

       SECTION 5.01 Affirmative Covenants of Surgical............    39
       SECTION 5.02 Negative Covenants of Surgical...............    40
       SECTION 5.03 Affirmative and Negative Covenants
                     of 4Health..................................    44
       SECTION 5.04 Access and Information.......................    47

ARTICLE VI ADDITIONAL AGREEMENTS.................................    48

       SECTION 6.01 Meetings of Stockholders.....................    48
       SECTION 6.02 Registration Statement.......................    48
       SECTION 6.03 Appropriate Action; Consents; Filings........    49
       SECTION 6.04 Tax Treatment................................    51
       SECTION 6.05 Public Announcements.........................    51
       SECTION 6.06 NNM Listing..................................    51
       SECTION 6.07 Indemnification..............................    51
       SECTION 6.08 Stock Resale Agreement.......................    51
       SECTION 6.09 SEC Reports and Registration Statements......    52

ARTICLE VII CLOSING CONDITIONS...................................    52

       SECTION 7.01 Conditions to Obligations of Each Party
        Under This Agreement ....................................    52
       SECTION 7.02 Additional Conditions to Obligations of 4Health  53
       SECTION 7.03 Additional Conditions to Obligations of Surgical.55

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER...................    57

       SECTION 8.01 Termination..................................    57
       SECTION 8.02 Effect of Termination........................    58
       SECTION 8.03 Amendment....................................    58
       SECTION 8.04 Waiver.......................................    59
       SECTION 8.05 Fees, Expenses and Other Payments............    59

ARTICLE IX GENERAL PROVISIONS....................................    61

       SECTION 9.01. Effectiveness of Representations, Warranties
        and Agreements ..........................................    61
       SECTION 9.02 Notices......................................    62
       SECTION 9.03 Certain Definitions..........................    62
       SECTION 9.04 Headings.....................................    64
       SECTION 9.05 Severability.................................    64
       SECTION 9.06 Entire Agreement.............................    64
       SECTION 9.07 Assignment...................................    64
       SECTION 9.08 Parties in Interest..........................    64
       SECTION 9.09 Specific Performance.........................    64
       SECTION 9.10 Failure or Indulgence Not Waiver;
         Remedies Cumulative ....................................    65
       SECTION 9.11 Governing Law................................    65
       SECTION 9.12 Counterparts.................................    65




SCHEDULES

Schedule 1.05            Directors of Surviving Corporation
Schedule 2.01(b)(i)      Surgical Optionees
Schedule 2.01(b)(ii)     Surgical LTSIP Optionees

Surgical Disclosure Schedule

Schedule 3.01            Subsidiaries
Schedule 3.03(a)         Reservation of Surgical Common Stock
Schedule 3.03(b)(i)      Options, Warrants and Rights
Schedule 3.03(b)(ii)     Repurchase and Redemption Obligations, etc.
Schedule 3.03(b)(iii)    Investments
Schedule 3.03(b)(iv)     Revenue Sharing Agreements
Schedule 3.03(c)         Outstanding Stock Awards
Schedule 3.05            Conflicts
Schedule 3.06            Notifications from Governmental Entities
Schedule 3.08            Certain Changes
Schedule 3.09            Litigation
Schedule 3.10(a)         Employee Benefit Plans
Schedule 3.10(b)         Exceptions to Benefit Plan Compliance
Schedule 3.10(c)         Collective Bargaining Agreements
Schedule 3.10(d)         Severance Agreements
Schedule 3.10(e)         Retiree Benefits
Schedule 3.10(f)         Multiemployer Contributions
Schedule 3.10(g)         Amendments to Employee Benefit Plans
Schedule 3.11            Tax Liens
Schedule 3.11(b)         Tax Proceedings
Schedule 3.11(c)         Tax Elections and Consents, etc.
Schedule 3.14            Environmental Matters
Schedule 3.16            Brokers
Schedule 3.17            Insurance
Schedule 3.18            Properties
Schedule 3.19            Material Contracts
Schedule 3.23            NASD Notices
Schedule 3.24            Intellectual Property
Schedule 5.02            Exceptions to Negative Covenants
Schedule 5.02(f)         Asset Depositions


 4Health Disclosure Schedule
Schedule 4.01            Subsidiaries
Schedule 4.03(a)         Reservation of 4Health Common Stock
Schedule 4.03(b)(i)      Options, Warrants and Rights
Schedule 4.03(b)(ii)     Repurchase and Redemption Obligations, etc.
Schedule 4.03(b)(iii)    Investments
Schedule 4.03(b)(iv)     Revenue Sharing Agreements
Schedule 4.03(b)(v)      Voting Trusts, Proxies
Schedule 4.03(c)         Outstanding Stock Awards
Schedule 4.05            Conflicts
Schedule 4.06            Notifications from Governmental Entities
Schedule 4.08            Certain Changes
Schedule 4.09            Litigation
Schedule 4.11            Taxes
Schedule 4.13            Brokers
Schedule 4.15(a)         Employee Benefit Plans
Schedule 4.15(c)         Multiemployer Plans
Schedule 4.17            Environmental Matters
Schedule 4.19            Material Contracts
Schedule 4.23            Intellectual Property
Schedule 5.03(b)(v)      Asset Dispositions
Schedule 5.03(b)(xiv)    Affiliate Transactions

EXHIBITS

Exhibit A      Articles of Merger
Exhibit B      Warrant Agreement and Form of Warrant
Exhibit C      This Exhibit is Intentionally Omitted
Exhibit D      Employment Agreement
Exhibit E      Form of Surgical Irrevocable Proxy
Exhibit F      Form of 4Health Irrevocable Proxy
Exhibit G      Proprietary Information, Inventions and Non-Competition Agreement
Exhibit H      Form of Sale Restriction Agreements
Exhibit I      KL&M Opinion
Exhibit J      SSB&B Opinion









                          AGREEMENT AND PLAN OF MERGER





     THIS AGREEMENT AND PLAN OF MERGER, dated as of April 10, 1996 (this
"Agreement'), is by and between 4health Inc., a California corporation
("4Health") and Surgical Technologies, Inc., a Utah corporation ("Surgical").


                                    RECITALS

     A. 4Health, upon the terms and subject to the conditions of this Agreement and in accordance with the Revised Business Corporation Act of the State of Utah ("Utah Law"), will merge with and into Surgical (the "Merger"), and pursuant thereto, the shares of common stock, no par value, of 4Health
("4Health Common Stock") and the shares of Series A Convertible Preferred Stock, par value $1.00 per share ("4Health Series A Stock"), issued and outstanding immediately prior to the Effective Time (as defined herein) of the Merger, not owned directly or indirectly by 4Health or Surgical or their respective subsidiaries, will be converted at the Effective Time into the right to receive an aggregate of 9,000,000 shares of common stock, par value $.01 per share, of the surviving corporation in the Merger ("New Common Stock"), subject to the right of holders of such shares of 4Health Common Stock (each, a "Dissenting
4Health Stockholder") to seek an appraisal of the fair value thereof as provided in Section 1300 of the General Corporation Law of the State of California
("California Law"), each 4 shares of common stock, $.01 per share par value, of Surgical ("Surgical Common Stock") issued and outstanding immediately prior the Effective Time, not owned directly or indirectly by 4Health or Surgical or their respective subsidiaries, will be converted at the Effective Time into two shares of New Common Stock and a warrant to purchase one share of New Common Stock, subject to the right of holders of Surgical Common Stock (each, a "Dissenting
Surgical Stockholder") to seek an appraisal of the fair value thereof as provided in Part 13 of Utah Law, the name of Surgical will be changed to "4Health, Inc." and the number of authorized shares of New Common Stock will be increased to 30,000,000 shares.

     B. The Board of Directors of Surgical has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Surgical and is fair to, and in the best interests of, Surgical and its stockholders and has approved and adopted this Agreement, including the issuance of New Common Stock, and the other transactions contemplated hereby, and has recommended approval of this Agreement by the stockholders of Surgical.

     C. The Board of Directors of 4Health has determined that the Merger is consistent with and in furtherance of the long-term business strategy of 4Health and is fair to, and in the best interests of, 4Health and its stockholders and has approved and adopted this Agreement and the transactions contemplated hereby, and has recommended approval of this Agreement by the stockholders of 4Health.

     D. For federal income tax purposes, it is intended that the Merger qualify as a tax-free reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986 as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, the parties hereto agree as follows:


                                   ARTICLE 1.

                                   THE MERGER

     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Utah Law, at the Effective
Time, 4Health shall be merged with and into Surgical (each a "Constituent
Corporation"). As a result of the Merger, the separate corporate existence of 4Health shall cease and Surgical shall continue as the surviving corporation of the Merger (the "Surviving Corporation") and its name shall be changed to "4Health, Inc." Certain terms used in this Agreement are defined in Section
9.03 hereof.

     SECTION 1.02.  Closing; Closing Date; Effective Time.  Unless this
Agreement shall have been terminated pursuant to Section 8.01, and subject to the satisfaction or, if permissible, waiver of the conditions set forth in
Article VII, the consummation of the Merger and the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kruse, Landa & Maycock, L.L.C., Eighth Floor, Bank One Tower, 50 West
Broadway (300 South), Salt Lake City, Utah as soon as practicable (but in any event within two business days) after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, or at such other date, time and place as 4Health and Surgical may agree. The date on which the Closing takes place is referred to herein as the "Closing Date". As promptly as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Articles of Merger, in the form of Exhibit A attached hereto, with the Division of Corporations and Commercial Code of the State of Utah (the date and time of such filing, or such later date or time agreed upon by 4Health and Surgical and set forth therein, being the "Effective Time"). For all tax purposes, the Closing shall be effective at the end of the day on the Closing Date.

     SECTION 1.03. Effect of the Merger. At the Effective Time, to the full extent provided under Utah Law, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and any and all rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as stock subscriptions and all other things in action belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent
Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     SECTION 1.04. Articles of Incorporation; Bylaws. At the Effective Time, the articles of incorporation of Surgical, as amended as provided in the Articles of Merger attached hereto as Exhibit A, inter alia, to change the name of Surgical to "4Health, Inc.", to increase the authorized number of shares of New Common Stock to 30,000,000 shares, to provide for a "fair price" provision, to provide for a super-majority vote requirement in order to remove directors without cause and to restrict the use of written consents of stockholders in lieu of meetings, shall be the articles of incorporation of the Surviving
Corporation and thereafter shall continue to be its articles of incorporation until amended as provided therein and pursuant to Utah Law. The bylaws of Surgical, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation and thereafter shall continue to be its bylaws until amended as provided therein and in the articles of incorporation and pursuant to Utah Law.

     SECTION 1.05.  Directors and Officers.  The directors of the Surviving
Corporation immediately after the Effective Time shall be the individuals identified in Schedule 1.05, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation, and the officers of the Surviving Corporation immediately after the Effective Time shall be the officers of 4Health immediately prior to the Effective Time, each to hold office in accordance with the bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE 2.

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     SECTION 2.01.  Merger Consideration; Conversion and Cancellation of
Securities. At the Effective Time, by virtue of the Merger and without any action on the part of 4Health, Surgical, or their respective stockholders:

          (a) Subject to the other provisions of this Article II, each share of 4Health Common Stock issued and outstanding immediately prior to the Effective
Time (excluding any 4Health Common Stock described in Section 2.01(c) of this
Agreement and shares held by Dissenting 4Health Stockholders) shall be converted into the right to receive 1.50467 shares of New Common Stock (the "4Health
Common Stock Exchange Ratio"); each share of 4Health Series A Stock, issued and outstanding immediately prior to the Effective Time (excluding any 4Health
Series A Stock described in Section 2.01(c) of this Agreement and shares held by Dissenting 4Health Stockholders) shall be converted into the right to receive
25.07782 shares of New Common Stock (the "4Health Series A Stock Exchange
Ratio") and each 4 shares of Surgical Common Stock issued and outstanding at the Effective Time (excluding any Surgical Common Stock described in Section 2.01(c) of this Agreement and shares held by Dissenting Surgical Stockholders) will be converted into two shares of New Common Stock and one warrant to purchase one share of New Common Stock at any time within eighteen (18) months after the Effective Time at an exercise price of $11.00 per share, subject to adjustment
(collectively, the "Warrants"), each Warrant to be issued pursuant to a Warrant
Agreement in substantially in the form of Exhibit B attached hereto (the
"Surgical Exchange Ratio," together with the 4Health Common Stock Exchange
Ratio, and the 4Health Series A Stock Exchange Ratio, the "Exchange Ratios").
Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of 4Health Common Stock or Surgical Common
Stock or the 4Health Series A Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, conversion, recapitalization, split, combination or exchange of shares, the Exchange Ratios and the Warrants shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, conversion, recapitalization, split, combination or exchange of shares.

          (b) (i) Subject to the other provisions of this Article II, the right to acquire an aggregate of 121,000 shares of Surgical Common Stock previously granted pursuant to the Surgical Option Plans (as hereinafter defined) to the individuals identified in Schedule 2.01(b)(i) of the Surgical
Disclosure Schedule (as hereinafter defined) shall be adjusted as of and at the Effective Time to reflect the Surgical Exchange Rate and such individuals shall thereafter be entitled to receive the number of shares of New Common Stock at the exercise prices during the option terms set forth opposite their names on
Schedule 2.01(b)(i). The holders of such rights, as such, will not be entitled to receive Warrants at the Effective Time or on the exercise of their rights.

               (ii) Subject to the other provisions of this Article II, the continuing directors of Surgical identified in Schedule 2.01(b)(ii) of the Surgical Disclosure Schedule shall have been granted stock purchase options under Surgical's Long Term Stock Incentive Plan by the board of directors of Surgical to purchase the number of shares of New Common Stock at the exercise price and during the option term set forth opposite their respective names on
Schedule 2.01(b)(ii) pursuant to the form of Stock Option Agreement included in such Schedule, which options shall, subject to the approval of the Long Term
Stock Incentive Plan by the stockholders of Surgical, be issued to such directors at the Effective Time.

               (iii) Subject to the other provisions of this Article II, the former directors, officers, and employees of 4Health identified in Schedule
4.03(c) of the 4Health Disclosure Schedule (as hereinafter defined) shall, at the Effective Time, be granted stock purchase options under the Long Term Stock
Incentive Plan, in lieu of their existing options, to purchase the number of shares of New Common Stock at the exercise prices and during the option terms set forth opposite their respective names on Schedule 4.03(c).

          (c) Notwithstanding any provision of this Agreement to the contrary, each share of 4Health Common Stock and 4Health Series A Stock held in the treasury of 4Health, each share of Surgical Common Stock held in the treasury of Surgical and each share of 4Health Common Stock, 4Health Series A Stock and
Surgical Common Stock owned by 4Health or Surgical or any direct or indirect wholly owned subsidiary of 4Health or of Surgical immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          (d) Subject to the provisions of Section 2.01(f), all shares of 4Health Common Stock, 4Health Series A Stock and Surgical Common Stock shall cease to be outstanding and shall automatically be canceled and retired, and each certificate previously evidencing 4Health Common Stock, 4Health Series A
Stock and Surgical Common Stock immediately prior to the Effective Time (other than 4Health Common Stock, 4Health Series A Stock and Surgical Common Stock described in Section 2.01(c) of this Agreement) (the "Converted Shares" or
"Converted Share Certificates," as the case may be) shall thereafter represent the right to receive, subject to Section 2.02(e) of this Agreement, that number of shares of New Common Stock and Warrants determined pursuant to Section
2.01(a) hereof or, if applicable, cash pursuant to Sections 2.01(f) or 2.02(f) of this Agreement (the "Merger Consideration"). The holders of Converted Share
Certificates shall cease to have any rights with respect to such Converted
Shares except as otherwise provided herein or by law.  Such Converted Share
Certificates shall be exchanged for certificates evidencing whole shares of New
Common Stock and Warrants upon the surrender of such Converted Share
Certificates in accordance with the provisions of Section 2.02 of this Agreement, without interest. No fractional shares of New Common Stock or Warrants shall be issued in connection with the Merger and, in lieu thereof, a cash payment shall be made pursuant to Section 2.02(f) of this Agreement.

          (e)  All shares of New Common Stock issued to holders of 4Health
Common Stock, 4Health Series A Stock and Surgical Common Stock and all Warrants and shares of New Common Stock to be issued upon exercise of the Warrants
("Warrant Shares") in the Merger shall be registered under the Securities Act of 1933, as amended (the "Securities Act").

          (f) Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of capital stock of 4Health or Surgical held by a Dissenting 4Health Stockholder or a Dissenting Surgical Stockholder, respectively, who has not voted in favor of nor consented to the Merger and who complies with all the provisions of California Law or Utah Law, respectively, concerning the right of holders of such stock to dissent from the Merger and require appraisal of their shares, shall not be converted as described in
Section 2.01(a) but shall become, at the Effective Time, by virtue of the Merger and without any further action, the right to receive such consideration as may be determined to be due to such Dissenting 4Health Stockholder or Dissenting
Surgical Stockholder pursuant to California Law or Utah Law, respectively;
provided, however, that shares of 4Health Common Stock and 4Health Series A
Stock or Surgical Common Stock outstanding immediately prior to the Effective
Time and held by a Dissenting 4Health Stockholder or Dissenting Surgical
Stockholder, respectively, who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to California Law or Utah Law, as the case may be, shall be deemed to be converted as of the Effective Time, into the right to receive New Common Stock or New
Common Stock and Warrants, as the case may be.

          (g) Notwithstanding anything in this Agreement to the contrary, in the event that within the period commencing on the date hereof and ending twelve
(12) months subsequent to the Closing Date, Surgical has not realized at least two million dollars ($2,000,000) in earnings before interest and federal and state income taxes computed in accordance with generally accepted accounting principles consistently applied ("IDT Earnings") from the exploitation of its inflation device technology (the "ID Technology"), the sale of products based on its ID Technology or joint venture income received on the sale of products based on the ID Technology, then the former shareholders of 4Health shall be entitled to receive, as additional Merger Consideration, on a pro rata basis based upon such shareholders' record holdings of 4Health Common Stock at the Effective
Time, additional shares of New Common Stock in an aggregate amount equal to the quotient of (a) the amount by which $2,000,000 exceeds the aggregate amount of IDT Earnings attributable to the ID Technology divided by (b) $4.00. Solely for purposes of the foregoing, the holders of 4Health Series A Stock shall be deemed to have converted their shares of 4Health Series A Stock into an aggregate of 250,000 shares of 4Health Common Stock at the Effective Time.

     SECTION 2.02.  Exchange and Surrender of Certificates.

          (a) As of the Effective Time, Surgical shall deposit, or shall cause to be deposited with Zions First National Bank, 2200 South Highland Drive, Salt
Lake City, Utah 84106 (the "Exchange Agent"), for the benefit of the holders of Converted Share Certificates, for exchange in accordance with this Article II, the Merger Consideration, together with any dividends or distributions with respect thereto (hereinafter referred to as the "Exchange Fund").

          (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of shares of 4Health Common
Stock and 4Health Series A Stock and Surgical Common Stock immediately prior to the Effective Time a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Converted Share
Certificates shall pass, only upon delivery of the Converted Share Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as 4Health and Surgical may reasonably specify) and instructions for use in effecting the surrender of the Converted Share Certificates in exchange for certificates representing shares of New Common Stock and Warrants issuable pursuant to Section 2.01 in exchange for such Converted Share Certificates.
Upon surrender of a Converted Share Certificate for cancellation to the Exchange
Agent, together with such letter of transmittal, duly executed, the holder of such Converted Share Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of New Common
Stock and Warrants which such holder has the right to receive in exchange for the Converted Share Certificate surrendered pursuant to the provisions of this
Article II (after taking into account all Converted Shares then held by such holder), and the Converted Share Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of 4Health Common Stock or 4Health Series A Stock or Surgical Common Stock which is not registered in the transfer records of 4Health or Surgical, a certificate representing the proper number of shares of New Common Stock may be issued to a transferee if the Converted Share Certificate representing such 4Health Common Stock or 4Health
Series A Stock or Surgical Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Converted Share
Certificate shall be deemed at any time after the Effective Time to represent only the New Common Stock and Warrants into which the Converted Shares represented by such Converted Share Certificate have been converted as provided in this Article II and the right to receive upon such surrender cash in lieu of any fractional shares of New Common Stock or Warrants as contemplated by Section
2.02(f).

          (c) After the Effective Time, there shall be no further registration of transfers of 4Health Common Stock and 4Health Series A Stock. If, after the
Effective Time, certificates representing shares of 4Health Common Stock and 4Health Series A Stock are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger
Consideration provided for in this Agreement in accordance with the procedures set forth herein.

          (d) Any portion of the Merger Consideration or the Exchange Fund made available to the Exchange Agent pursuant to Section 2.02(a) that remains unclaimed by the holders of shares of 4Health Common Stock, 4Health Series A
Stock or Surgical Common Stock one year after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged its shares of 4Health Common Stock or 4Health Series A Stock in accordance with this Section 2.02 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of its shares of 4Health Common Stock or 4Health Series A Stock.
Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of Converted Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (e) No dividends, interest or other distributions with respect to shares of New Common Stock shall be paid to the holder of any unsurrendered
Converted Share Certificates unless and until such Converted Share Certificates are surrendered as provided in this Section 2.02. Upon such surrender, the Surviving Corporation shall pay, without interest, all dividends and other distributions payable in respect of such shares of New Common Stock on a date subsequent to, and in respect of a record date after, the Effective Time.

          (f)  No certificates or scrip evidencing fractional shares of New
Common Stock or Warrants shall be issued upon the surrender for exchange of Converted Share Certificates, and such fractional share interests and Warrants shall not entitle the owner thereof to any rights as a stockholder of the Surviving Corporation. In lieu of any such fractional interests, each holder of a Converted Share Certificate shall, upon surrender of such certificate for exchange pursuant to this Article II, be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying the last sale price of the Surgical Common Stock on the National Market System ("NMS") of the National Association of Securities Dealers Automated Quotation System ("NASDAQ") prior to the Closing Date by 2 and multiplying the product by the fractional share of New Common Stock to which such holder would otherwise be entitled
(after taking into account all Converted Shares held of record by such holder at the Effective Time).

          (g) The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of 4Health Common Stock, 4Health Series A Stock or Surgical
Common Stock, such amounts as the Surviving Corporation (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the 4Health Common Stock, 4Health Series A
Stock or Surgical Common Stock in respect of which such deduction and withholding was made. In the event the amount withheld is insufficient so to satisfy the withholding obligations of the Surviving Corporation, (or any affiliate thereof), such former stockholder shall reimburse the Surviving
Corporation (or such affiliate), at its request, the amount of any such insufficiency.


                                   ARTICLE 3.

                   REPRESENTATIONS AND WARRANTIES OF SURGICAL

     Surgical hereby represents and warrants to 4Health that:

     SECTION 3.01.  Organization and Qualification; Subsidiaries.  Each of
Surgical and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Surgical Material
Adverse Effect.  The term "Surgical Material Adverse Effect" as used in this
Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects, would be reasonably likely to be materially adverse to the assets, liabilities, financial condition, results of operations or current or future business of Surgical and its subsidiaries, taken as a whole. Schedule 3.01 of the disclosure schedule delivered to 4Health by Surgical and attached hereto and made a part hereof (the "Surgical Disclosure
Schedule") sets forth, as of the date hereof, a true and complete list of all Surgical's directly or indirectly owned subsidiaries, together with (A) the jurisdiction of incorporation or organization of each subsidiary and the percentage of each subsidiary's outstanding capital stock or other equity interests owned by Surgical or another subsidiary of Surgical, and (B) an indication of whether each such subsidiary is a "Significant Subsidiary" as defined in Section 9.03(g) of this Agreement. Except as set forth in Schedule
3.01 to the Surgical Disclosure Schedule, neither Surgical nor any of its subsidiaries owns an equity interest in any other partnership or joint venture arrangement or other business entity that is material to the assets, liabilities, financial condition, results of operations or current or future business of Surgical and its subsidiaries, taken as a whole.

     SECTION 3.02. Articles of Incorporation and Bylaws. Surgical has heretofore furnished to 4Health complete and correct copies of the articles of incorporation and the bylaws or the equivalent organizational documents as presently in effect of Surgical and each of its subsidiaries. Neither Surgical nor any of its subsidiaries is in violation of any of the provisions of its articles or any material provision of its bylaws (or equivalent organizational documents).

     SECTION 3.03.  Capitalization.

          (a)  The authorized capital stock of Surgical consists of  20,000,000 shares of Surgical Common Stock, of which 4,539,550 shares are issued and outstanding, 4,391 shares are held in treasury by Surgical and 671,000 shares are reserved for future issuance pursuant to outstanding stock options or other contractual arrangements of which 651,000 will be reserved for issuance as at the Effective Time; and  5,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding.  Except as described in this Section 3.03 or in Schedule 3.03(a) to the Surgical Disclosure Schedule, no
shares of capital stock of Surgical are reserved for any purpose.  Each of the outstanding shares of capital stock of, or other equity interests in, each of
Surgical and its subsidiaries is duly authorized, validly issued, and, in the case of shares of capital stock, fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock of, or other equity interests in, such entities subject to) any preemptive or similar rights created by statute, the charter or bylaws (or the equivalent organizational documents) of Surgical or any of its subsidiaries, or any agreement to which Surgical or any of its subsidiaries is a party or bound, and such outstanding shares or other equity interests owned by Surgical or a subsidiary of Surgical are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on Surgical's or such subsidiaries' voting rights, charges or other encumbrances of any nature whatsoever.

          (b)  Except as set forth in Schedule 3.03(b)(i) to the Surgical
Disclosure Schedule, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which Surgical or any of its subsidiaries is a party relating to the issued or unissued capital stock of Surgical or any of its subsidiaries or obligating
Surgical or any of its subsidiaries to grant, issue or sell any shares of the capital stock of Surgical or any of its subsidiaries, by sale, lease, license or otherwise. Except as set forth in Schedule 3.03(b)(ii) to the Surgical
Disclosure Schedule, there are no obligations, contingent or otherwise, of Surgical or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Surgical Common Stock or other capital stock of Surgical, or the capital stock or other equity interests of any subsidiary of Surgical; or provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any subsidiary of Surgical or any other person. Except as described in Schedule 3.03(b)(iii) to the Surgical Disclosure Schedule, neither Surgical nor any of its subsidiaries (x) directly or indirectly owns,
(y) has agreed to purchase or otherwise acquire or (z) holds any interest convertible into or exchangeable or exercisable for, 5% or more of the capital stock of any corporation, partnership, joint venture or other business association or entity (other than the subsidiaries of Surgical set forth in Schedule 3.01 to the Surgical Disclosure Schedule). Except as set forth in
Schedule 3.03(b)(iv) to the Surgical Disclosure Schedule, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of Surgical or any of its subsidiaries. Except as contemplated hereby, there are no voting trusts, proxies or other agreements or understandings to which Surgical or any of its subsidiaries is or will be a party or by which Surgical or any of its subsidiaries is or will be bound with respect to the voting of any shares of capital stock of Surgical or any of its subsidiaries.

          (c) Surgical has made available to 4Health complete and correct copies of its Pinnacle Environmental, Inc. 1989 Stock Option and Stock Award
Plan; Pinnacle Environmental, Inc. 1991 Directors' Stock Option Plan; Surgical
Technologies, Inc. 1992 Directors' Stock Option Plan and the Long Term Stock
Incentive Plan (collectively, the "Surgical Option Plans") and the forms of options issued pursuant to the Surgical Option Plans, including all amendments thereto, and all options and warrants that are not in the form specified under clause (i) above. Schedule 3.03(c) to the Surgical Disclosure Schedule sets forth a complete and correct list of all outstanding warrants and options, restricted stock or any other stock awards (the "Surgical Stock Awards") granted under the Surgical Option Plans or otherwise, setting forth as of the date hereof (i) the number and type of Surgical Stock Awards, (ii) the exercise price of each outstanding stock option or warrant, (iii) the number of stock options and warrants presently exercisable, and (iv) any other material terms and conditions thereof.

          (d) The shares of New Common Stock to be issued pursuant to the Merger, the Warrants and the Warrant Shares (upon exercise and issuance in accordance with the Warrants) will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Surgical's articles of incorporation or bylaws or any agreement to which Surgical is a party or by which it is bound, will be registered under the Securities Act and the Securities Exchange Act of 1934, as amended (the
"Exchange Act") and will be registered or exempt from registration under applicable state securities or blue sky laws ("Blue Sky Laws").

     SECTION 3.04. Authority. Surgical has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (subject to, with respect to the Merger and the issuance of the New Common Stock and Warrants pursuant to the Merger, the approval thereof by the stockholders of Surgical as described in Section 3.15 hereof). The execution and delivery of this Agreement by Surgical and the consummation by Surgical of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Surgical are necessary to authorize this Agreement or to cons the New Common Stock and Warrants, the adoption of this Agreement by the stockholders of Surgical as described in Section 3.15 hereof).
This Agreement has been duly executed and delivered by Surgical and, assuming the due authorization, execution and delivery thereof by 4Health, constitutes the legal, valid and binding obligation of Surgical enforceable against Surgical in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     SECTION 3.05.  No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by Surgical does not, and the consummation of the transactions contemplated hereby in accordance with its terms will not conflict with or violate the articles of incorporation or bylaws, or the equivalent organizational documents, in each case as amended or restated, of Surgical or any of its subsidiaries, conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to Surgical or any of its subsidiaries or by or to which any of their respective properties is bound or subject or except as described in Schedule 3.05 to the Surgical
Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of Surgical or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Surgical or any of its subsidiaries is a party or by or to which Surgical or any of its subsidiaries or any of their respective properties is bound or subject, except for any such conflicts or violations described in clause (ii) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause (iii) that would not have a Surgical Material Adverse
Effect. Surgical has taken all actions necessary under Utah Law to elect out of the provisions of the Control Share Acquisitions Act, Section 61-6-1 et seq., of Utah Law to ensure that the restrictions on business combinations set forth in such sections do not, and will not, apply with respect to or as a result of the transactions contemplated by this Agreement.

          (b) The execution and delivery of this Agreement by Surgical does not, and consummation of the transactions contemplated hereby will not, require
Surgical to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any governmental or regulatory authority, domestic or foreign (collectively, "Governmental
Entities"), except  for filing (A) a registration statement on Form S-4 (the
"Form S-4") under the Securities Act, (B) preliminary and definitive proxy materials under the Exchange Act, (C) registrations, qualifications and claims for exemptions under Blue Sky Laws, and (D) appropriate merger documents as required by Utah Law; and where the failure to obtain such consents, licenses, permits, approvals, waivers, authorizations or orders, or to make such filings or notifications, would not, either individually or in the aggregate, materially interfere with Surgical's performance of its obligations under this Agreement and would not have a Surgical Material Adverse Effect.

     SECTION 3.06. Permits; Compliance. Each of Surgical and its subsidiaries and, to Surgical's knowledge, each third party operator of any of Surgical's properties, is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Surgical
Permits"), and there is no action, proceeding or investigation pending or, to the knowledge of Surgical, threatened regarding suspension or cancellation of any of the Surgical Permits, except where the failure to possess, or the suspension or cancellation of, such Surgical Permits would not have a Surgical
Material Adverse Effect. Neither Surgical nor any of its subsidiaries is in conflict with, or in default or violation of any Law applicable to Surgical or any of its subsidiaries or by or to which any of their respective properties is bound or subject or any of the Surgical Permits, except for any such conflicts, defaults or violations that would not have a Surgical Material Adverse Effect.
During the period commencing on April 1, 1995 and ending on the date hereof, neither Surgical nor any of its subsidiaries has received from any Governmental
Entity any written notification with respect to possible conflicts, defaults or violations of Laws, except as set forth in Schedule 3.06 of the Surgical
Disclosure Schedule and except for written notices relating to possible conflicts, defaults or violations that would not have a Surgical Material
Adverse Effect.

     SECTION 3.07.  Reports; Financial Statements.


          (a) Since March 31, 1991, Surgical and its subsidiaries have filed all forms, reports, statements and other documents required to be filed with (A) the Securities and Exchange Commission (the "SEC") including, without limitation, (1) all Registration Statements filed under the Securities Act, (2) all Annual Reports on Form 10-K, (3) all Quarterly Reports on Form 10-Q, (4) all proxy statements relating to meetings of stockholders (whether annual or special), (5) all Current Reports on Form 8-K and (6) all other reports, schedules, registration statements or other documents (collectively referred to as the "Surgical SEC Reports") and (B) any applicable state securities authorities and all forms, reports, statements and other documents required to be filed with any other applicable federal or state regulatory authorities, except where the failure to file any such forms, reports, statements or other documents would not have a Surgical Material Adverse Effect (all such forms, reports, statements and other documents in clauses (i) and (ii) of this Section
3.07(a) being referred to herein, collectively, as the "Surgical Reports").  The
Surgical Reports, including all Surgical Reports filed after the date of this Agreement and prior to the Effective Time, including, without limitation, the Form S-4 relating to the Merger, (x) were or will be prepared in accordance with the requirements of applicable Law (including, with respect to Surgical SEC
Reports, the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Surgical SEC
Reports) and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Surgical SEC Reports filed prior to the Effective Time, including, without limitation, the Form S-4 (as regards
Surgical), have been or will be prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods involved (except (a) to the extent required by changes in generally accepted accounting principles; (b) with respect to Surgical SEC Reports filed prior to the date of this Agreement, as may be indicated in the notes thereto; and (c) with respect to interim financial statements as may be permitted by Article 10 of Regulation S-X) and fairly present or will fairly present the consolidated financial position of Surgical and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (including reasonable estimates of normal and recurring year-end adjustments), except that
(x) any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments and (y) any pro forma financial statements contained in such consolidated financial statements are not necessarily indicative of the consolidated financial position of Surgical and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

     SECTION 3.08. Absence of Certain Changes or Events. Except as disclosed in Surgical SEC Reports filed prior to the date of this Agreement or as contemplated by this Agreement or as set forth in Schedule 3.08 to the Surgical
Disclosure Schedule, since March 31, 1995 Surgical and its subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and there has not been: any material damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of Surgical or any of its subsidiaries; any material change by Surgical or any of its subsidiaries in their accounting methods, principles or practices; any declaration, setting aside or payment of any dividends or distributions in respect of shares of Surgical Common Stock or the shares of stock of, or other equity interests in, any subsidiary of Surgical, or any redemption, purchase or other acquisition by Surgical or any of its subsidiaries of any of Surgical's securities or any of the securities of any subsidiary of Surgical; any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers or employees of Surgical or its subsidiaries;
any revaluation by Surgical or any of its subsidiaries of any of their assets, including the writing down of the value of inventory or the writing down or off of notes or accounts receivable, other than in the ordinary course of business and consistent with past practices; any entry by Surgical or any of its subsidiaries into any commitment or transaction material to Surgical and its subsidiaries, taken as a whole (other than this Agreement and the transactions contemplated hereby); any material increase in indebtedness for borrowed money;
or  a Surgical Material Adverse Effect.

     SECTION 3.09.  Absence of Litigation.  Except as disclosed in the Surgical
SEC Reports filed prior to the date of this Agreement or as set forth in
Schedule 3.09 to the Surgical Disclosure Schedule, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of Surgical, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of Surgical, threatened against Surgical or any of its subsidiaries or any properties or rights of Surgical or any of its subsidiaries (except for claims, actions, suits, litigation, proceedings, arbitrations or investigations which would not have a Surgical Material Adverse Effect), and neither Surgical nor any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Surgical, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Government Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except for matters that would not have a Surgical Material Adverse Effect.

     SECTION 3.10.  Employee Benefit Plans; Labor Matters.


          (a)  Schedule 3.10(a) to the Surgical Disclosure Schedule sets forth each employee benefit plan (as such term is defined in ERISA section 3(3))
maintained or contributed to during the past five years by Surgical or any member of its ERISA Group or with respect to which Surgical or any member of its
ERISA Group could incur liability under Sections 4063, 4069, 4212(c) or 4204 of
ERISA, and any other retirement, pension, stock option, stock appreciation rights, profit sharing, incentive compensation, deferred compensation, savings, thrift, vacation pay, severance pay, or other employee compensation or benefit plan, agreement,  practice, or arrangement, whether written or unwritten, whether or not legally binding (collectively, the "Surgical Benefit Plans").
For purposes of this Agreement, "ERISA Group" means a controlled or affiliated group within the meaning of Code section 414(b), (c), (m), or (o) of which
Surgical is a member.  Surgical has made available to 4Health correct and complete copies of all Surgical Benefit Plans (including a detailed written description of any Surgical Benefit Plan that is unwritten, including a description of eligibility criteria, participation, vesting, benefits, funding arrangements and assets and any other provisions relating to Surgical) and, with respect to each Surgical Benefit Plan, a copy of each of the following, to the
extent each is applicable to each Surgical Benefit Plan:   the most recent
favorable determination letter,  materials submitted to the Internal Revenue
Service in support of a pending determination letter request,  the most recent letter issued by the Internal Revenue Service recognizing tax exemption,  each insurance contract, trust agreement, or other funding vehicle,  the three most recently filed Forms 5500 plus all schedules and attachments,  the three most recent actuarial valuations, and  each summary plan description or other general explanation or communication distributed or otherwise provided to employees with respect to each Surgical Benefit Plan that describes the terms of the Surgical
Benefit Plan.

          (b) With respect to the Surgical Benefit Plans, no event has occurred and, to the knowledge or Surgical, there exists no condition or set of circumstances, in connection with which Surgical or any member of its ERISA
Group could be subject to any liability under the terms of such Surgical Benefit
Plans, ERISA, the Code or any other applicable Law which would have a Surgical
Material Adverse Effect. Except as otherwise set forth on Schedule 3.10(b) to the Surgical Disclosure Schedule:

               (i) As to any Surgical Benefit Plan intended to be qualified under Section 401 of the Code, such Surgical Benefit Plan satisfies the requirements of such Section and there has been no termination or partial termination of such Surgical Benefit Plan within the meaning of Section
411(d)(3) of the Code and Surgical has administered all such Plans in accordance with all applicable Laws;

               (ii) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Surgical, threatened against, or with respect to, any of the Surgical Benefit Plans or their assets, any plan sponsor, or any fiduciary (as such term is defined in Section 3(21) of ERISA), and Surgical has no knowledge of any facts that could give rise to any actions, suits or claims;

               (iii)     All contributions required to be made to the Surgical
Benefit Plans pursuant to their terms and provisions have been made timely;

               (iv) As to any Surgical Benefit Plan subject to Title IV of
ERISA, there has been no event or condition which presents the material risk of plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, no reportable event within the meaning of Section 4043 of ERISA has occurred, no notice of intent to terminate the Surgical Benefit Plan has been given under Section 4041 of ERISA, no proceeding has been instituted under
Section 4042 of ERISA to terminate the Surgical Benefit Plan, and no liability to the Pension Benefit Guaranty Corporation or to the Plan has been incurred;

               (v) Neither Surgical nor any party in interest (as such term is defined in ERISA section 3(14)) nor any disqualified person has engaged in any prohibited transaction within the meaning of ERISA section 406 or Code section
4975 that would subject Surgical to any liability; and

               (vi) The consummation of the transactions contemplated by this Agreement will not give rise to any acceleration of vesting of payments or options, the acceleration of the time of making any payments, or the making of any payments, which in the aggregate would result in an "excess parachute payment" within the meaning of Section 280G of the Code and the imposition of the excise under Section 4999 of the Code.

          (c)  Except as set forth in Schedule 3.10(c) to the Surgical
Disclosure Schedule, neither Surgical nor any member of its ERISA Group, including, without limitation, any of its subsidiaries, is or has ever been a party to any collective bargaining or other labor union contracts. No collective bargaining agreement is being negotiated by Surgical or any of its subsidiaries. There is no pending or threatened labor dispute, strike or work stoppage against Surgical or any of its subsidiaries which may interfere with the respective business activities of Surgical or any of its subsidiaries. None of Surgical, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practices in connection with the operation of the respective businesses of Surgical or its subsidiaries, and there is no pending or threatened charge or complaint against Surgical or any of its subsidiaries by the National Labor Relations Board or any comparable state agency.

          (d)  Except as disclosed in Schedule 3.10(d) to the Surgical
Disclosure Schedule and as contemplated by this Agreement, neither Surgical nor any of its subsidiaries is a party to or is bound by any severance agreements, programs or policies. Schedule 3.10(d) to the Surgical Disclosure Schedule sets forth, and Surgical has made available to 4Health true and correct copies of, all employment agreements with officers or Surgical or its subsidiaries; all agreements with consultants of Surgical or its subsidiaries obligating Surgical or any subsidiary to make annual cash payments in an amount exceeding $25,000;
all non-competition agreements with Surgical or a subsidiary executed by officers of Surgical; and all plans, programs, agreements and other arrangements of Surgical or its subsidiaries with or relating to its directors.

          (e)  Except as provided in Schedule 3.10(e) to the Surgical Disclosure
Schedule, (x) no Surgical Benefit Plan provides retiree medical or retiree life insurance benefits to any person and (y) neither Surgical nor any of its subsidiaries is contractually or otherwise obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections
601 through 608 of ERISA and Section 4980B of the Code and each such Surgical
Benefit Plan or arrangement may be amended or terminated by Surgical or its subsidiaries at any time without liability.

          (f)  Except as set forth in Schedule 3.10(f) to the Surgical
Disclosure Schedule, neither Surgical nor any member of its ERISA Group including, without limitation, any of its subsidiaries, contributes to or has an obligation to contribute to, and has not within six years prior to the date of this Agreement contributed to or had an obligation to contribute to or has any secondary liability under ERISA Section 4204 to, a multiemployer plan within the meaning of Section 3(37) of ERISA.

          (g)  Except as contemplated by this Agreement or as set forth in
Schedule 3.10(g), Surgical has not amended, or taken any actions with respect to, any of the Surgical Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in Section 3.10(d) of this Agreement since March 31, 1995.

          (h) With respect to each Surgical Benefit Plan that is a "group health plan" within the meaning of Section 5000(b) of the Code, each such Surgical Benefit Plan complies and has complied with the requirements of Part 6 of Title I of ERISA and Sections 4980B and 5000 of the Code, except where the failure to so comply would not have a Surgical Material Adverse Effect.

     SECTION 3.11. Taxes. Except when a failure of any representation made in this Section 3.11 to be true and correct would not result in a liability to Surgical in excess of $10,000 in the case of a representation known to Surgical to be untrue or incorrect or $25,000 in the case of a representation not known to Surgical to be untrue or incorrect:

          (a) (1) Except to the extent that the applicable statute of limitations has expired, all Returns required to be filed by or on behalf of Surgical have been duly filed on a timely basis with the appropriate
Governmental Entities and such Returns (including all attached statements and schedules) are true, correct and complete. Except to the extent that the applicable statute of limitations with respect thereto has expired, all Taxes
(as defined in (f) below) have been paid in full on a timely basis, and no other
Taxes are payable by Surgical with respect thereto for items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the Effective Time;

               (2)  Surgical has complied in all respects with all applicable
Laws relating to the payment and withholding of Taxes (including any estimated
Taxes and withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign laws) and has, within the time and in the manner prescribed by Law, withheld from employee wages and paid over all amounts withheld under applicable Laws.

               (3) Surgical has disclosed on its income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662;

               (4) There are no liens on any of the assets of Surgical with respect to Taxes, other than liens for Taxes not yet due and payable or as set forth in Schedule 3.11 of the Surgical Disclosure Schedule for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established;

               (5)  Surgical does not have any liability under Treasury
Regulation Section 1.1502-6 or any analogous state, local or foreign law by reason of having been a member of any consolidated, combined or unitary group, other than in the current affiliated group of which Surgical is the common parent corporation;

               (6) Except to the extent that the applicable statute of limitations has expired, Surgical has made available to 4Health complete copies of: (i) all federal, state and local, as well as any other taxing authority, income tax, sales and use tax, employment tax and franchise tax returns of Surgical for all periods since the formation of Surgical (or any predecessor in interest), and (ii) all tax audit reports, work papers statements of deficiencies, closing or other agreements received by Surgical or on its behalf or relating to Taxes; and

               (7) Surgical does not do business in or derive income from any state, local, territorial or foreign taxing jurisdiction so as to be subject to Return filing requirements of such jurisdiction, other than those for which Returns have been furnished to 4Health.

          (b)  Except as disclosed in Schedule 3.11(b) of the Surgical
Disclosure Schedule:

               (1) There is no audit of any Returns of Surgical by a governmental or taxing authority in process, pending or, to the knowledge of Surgical, threatened (formally or informally);

               (2) Except to the extent that the applicable statute of limitations has expired and except as to matters that have been resolved, no deficiencies exist or have been asserted (either formally or informally) or are expected to be asserted with respect to Taxes of Surgical, and no notice (either formally or informally) has been received by Surgical that it has not filed a Return or paid Taxes required to be filed or paid by it;

               (3) Surgical is not a party to any pending action or proceeding for assessment or collection of Taxes, nor has such action or proceeding been asserted or threatened (either formally or informally) against it or any of its assets, except to the extent that the applicable statute of limitations has expired and except as to matters that have been resolved;

               (4) No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Surgical;

               (5) No action has been taken that would have the effect of deferring any liability for Taxes for Surgical from any period prior to the Effective Time to any period after the Effective Time;

               (6) There are no requests for rulings, subpoenas or requests for information pending with respect to the Taxes of Surgical;

               (7) No power of attorney has been granted by Surgical, with respect to any matter relating to Taxes;

               (8) Surgical has never been included in an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than in the current affiliated group of which Surgical is the common parent corporation;

               (9) Surgical is not (nor has it ever been) a party to any tax sharing agreement between affiliated corporations; and

               (10) The amount of liability for unpaid Taxes of Surgical for all periods ending on or before the Effective Time will not, in the aggregate, materially exceed the amount of the liability accruals for Taxes reflected on the consolidated balance sheet of Surgical as of the Closing Date.

          (c)  Except as disclosed on Schedule 3.11(c) of the Surgical
Disclosure Schedule:

               (1) Surgical is not required to treat any of its assets as owned by another person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code;

               (2) Surgical has not issued or assumed any corporate acquisition indebtedness that is subject to Sections 279(a) and (b) of the Code;

               (3) Surgical has not entered into any compensatory agreements with respect to the performance of services under which payment would result in a nondeductible expense pursuant Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code;

               (4) No election has been made under Section 338 of the Code with respect to Surgical and no action has been taken that would result in any income tax liability to Surgical as a result of a deemed election within the meaning of
Section 338 of the Code;

               (5) No consent under Section 341(f) of the Code has been filed with respect to Surgical;

               (6) Surgical has not agreed, nor is it required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise;

               (7) Surgical has not disposed of any property that is presently being accounted for under the installment method;

               (8) Surgical is not a party to any interest rate swap or currency swap;

               (9) Surgical has not participated in any international boycott as defined in Code Section 999;

               (10) There are no outstanding balances of deferred gain or loss accounts related to deferred intercompany transactions with respect to Surgical under Treasury Regulations Section Section 1.1502-13 or 1.1502-13T;

               (11) Surgical has not made and will not make any election under Treasury Regulations Section 1.1502-20(g)(1) (or any similar provision) with respect to the reattribution of net operating losses of Surgical;

               (12) There is no excess loss account under Treasury Regulation
Section1.1502-19 with respect to the stock of Surgical or any subsidiary;

               (13) Surgical is not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for federal income tax purposes;

               (14) Surgical has not made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state, local or foreign income tax provisions;

               (15) Surgical does not have and has never had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country; and

               (16) Except as required with respect to cash paid for fractional shares and to dissenting stockholders or otherwise contemplated by this Agreement, Surgical does not intend to withhold any amount from the Merger
Consideration pursuant to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of law.

          (d) The books and records of Surgical, including the Returns of Surgical made available to 4Health, contain accurate and complete information with respect to:

               (1) All material tax elections in effect with respect to Surgical;

               (2)  The current tax basis of the assets of Surgical;

               (3) The current and accumulated earnings and profits of Surgical;

               (4)  The net operating losses of Surgical by taxable year;

               (5)  The net capital losses of Surgical;

               (6)  The tax credit carry overs of Surgical; and

               (7) The overall foreign losses of Surgical under Section 904(f) of the Code that are subject to recapture.

          (e) The Returns provided by Surgical to 4Health contain accurate and complete information with respect to the net operating losses, net operating loss carry forwards and other tax attributes of Surgical, and the extent to which they are subject to any limitation under Code Sections 381, 382, 383, or 384, or any other provision of the Code or the federal consolidated return regulations (or any predecessor provision of any Code section or the regulations) and, apart from any such limitations and apart from any limitation that would be imposed as a result of the Merger, there is nothing that would prevent Surgical from utilizing these net operating losses, net operating loss carry forwards or other tax attributes as so limited if it has sufficient income.

          (f) (1) For purposes of this Agreement the term "Taxes" shall mean all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profit taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, required to be paid, withheld or collected.

               (2) For the purposes of this Agreement, the term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

               (3) All references to "Surgical" in this Section 3.11 shall include all subsidiaries of Surgical and where appropriate in this Section 3.11, the singular shall include the plural.

     SECTION 3.12.  Tax Matters.

          (a) Neither Surgical nor, to the knowledge of Surgical, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a tax-free reorganization qualifying under the provisions of
Section 368(a) of the Code.

          (b)  Surgical has no plan or intention to reacquire the New Common
Stock issued in the Merger.

          (c) Surgical and the holders of Surgical Common Stock will each pay their respective expenses, if any, incurred in connection with the Merger.

          (d) There is no intercorporate indebtedness existing between Surgical and 4Health that was issued, acquired or will be settled at a discount.

          (e)  Surgical is not an investment company as defined in section
368(a)(2)(F)(iii) and (iv) of the Code.

          (f) Except as contemplated by this Agreement, Surgical will take no action prior to the Effective Time to cease operations or dispose of any of the stock or, except in the ordinary course of business, any assets of any of its subsidiaries or current lines of business.

     SECTION 3.13. Certain Business Practices. None of Surgical, any of its subsidiaries or any directors, officers, agents or employees of Surgical or any of its subsidiaries has used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any other unlawful payment.

     SECTION 3.14.  Environmental Matters.

          (a)  Except for matters disclosed in Schedule 3.14 to the Surgical
Disclosure Schedule and except for matters that would not result individually in liability to Surgical or any of its subsidiaries in excess of (i) $10,000 in the case of matters known to Surgical or in the aggregate with all other such matters, in liability to Surgical or any of its subsidiaries in excess of $25,000, or (ii) $25,000 in the case of matters not known to Surgical or in the aggregate with all other such matters, in liability to Surgical or any of its subsidiaries in excess of $50,000.

               (i) The properties, operations and activities of Surgical and its subsidiaries are in compliance with all applicable Environmental Laws and there are no circumstances which could reasonably be expected to prevent or interfere with their continued compliance with applicable Environmental Laws.

               (ii) Surgical and its subsidiaries and the properties and operations of Surgical and its subsidiaries are not subject to any existing, pending, or, to Surgical's knowledge, threatened civil, criminal or administrative action, suit, claim, notice of violation, investigation, notice of potential liability, request for information, inquiry, demand or proceeding under applicable Environmental Laws, and to Surgical's knowledge no basis exists therefor.

               (iii) Surgical and its subsidiaries have not agreed, whether by contract or by consent agreement with Governmental Entities or private persons, to undertake investigation, clean up, or remedial activities.

               (iv) All notices, permits, licenses, or similar authorizations required to be obtained or filed by Surgical or any of its subsidiaries under any Environmental Laws in connection with any aspect of the business of Surgical or any of its subsidiaries, including without limitation those relating to the treatment, storage, disposal or discharge of Hazardous Materials, have been duly obtained or filed and will remain valid and in effect after the Merger, and Surgical and its subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.

               (v) Surgical and its subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any Governmental Entity under Environmental Laws, and Surgical and its subsidiaries have not received any notice of noncompliance with respect to any such financial responsibility requirements.

               (vi) There are no physical or environmental conditions existing on any property of Surgical or its subsidiaries or resulting from Surgical's or such subsidiaries' operations or activities, past or present, at any location, including without limitation, releases and disposal of Hazardous Materials, that would give rise to any on-site or off-site investigation, reporting, or remedial obligations or other Environmental Liability.

               (vii)     To the extent required by applicable Environmental
Laws, all Hazardous Materials generated by Surgical and its subsidiaries have been transported only by persons authorized under applicable Environmental Laws to transport such materials, and disposed of only at treatment, storage and disposal facilities authorized under applicable Environmental Laws to treat, store or dispose of such Hazardous Materials.

               (viii) There has been no exposure of any person or property to Hazardous Materials or any release of Hazardous Materials into the environment by Surgical or its present or prior subsidiaries or in connection with their present or prior properties or operations that could reasonably be expected to give rise to any Environmental Liability. All employees of Surgical and its subsidiaries with exposure to asbestos in connection with Surgical's or such subsidiaries' operations or activities, past or present, have received annual physicals with pulmonary and respiratory examinations and chest x-rays without the manifestation of asbestos-related conditions and Surgical is not aware of any pulmonary or respiratory illnesses suffered or incurred by any such employee related to exposure to asbestos caused by such employee's employment with Surgical or any of its subsidiaries.

               (ix) No release or clean up of Hazardous Materials has occurred at Surgical and its subsidiaries' properties which could reasonably be expected to result in the assertion or creation of any lien on the properties by any governmental body or agency or other Governmental Entity with respect thereto, nor has any such lien been asserted or made by any governmental body, agency or entity with respect thereto.

               (x) To Surgical's knowledge, the operations of each third party operator of any of Surgical or its subsidiaries' properties are in compliance with the terms of this Section 3.14.

               (xi) Surgical and its subsidiaries have complied with all Environmental Protection Agency guidelines relating to the removal of asbestos and all such asbestos removal activities were scheduled with Surgical's or its subsidiaries' insurers and were (and continue to be) insured under insurance policies maintained with reputable insurers (which are current, in full force and effect and which name Surgical as an insured).

          (b) Surgical and its subsidiaries have made available to 4Health all internal and external environmental audits, studies, documents and correspondence on environmental matters in the possession of Surgical or its subsidiaries relating to any of the present or prior properties or operations of Surgical and its subsidiaries.

          (c) For purposes of this Agreement, the following terms shall be defined as follows:

               (i) "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations or orders of any Governmental Entity pertaining to pollution, health, safety, or the environment, including, without limitation, the Clean Air Act, the Comprehensive Environmental, Response, Compensation, and
Liability Act ("CERCLA"), the Clean Water Act, the Occupational Safety and
Health Act, the Resource Conservation and Recovery Act, the Solid Waste Disposal
Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking
Water Act, the Toxic Substances Control Act, the Hazardous Materials
Transportation Act, the Oil Pollution Act, all as amended, any state laws implementing the foregoing federal laws, any state laws pertaining to, health, safety and waste management including, without limitation, the handling of asbestos, medical waste or disposable products, hydrocarbon products, PCBs or other Hazardous Materials or processing or disposing of wastes or the use, maintenance and closure of pits and impoundments, all other federal, state or local environmental conservation or protection and health and safety laws, and any common law creating liability for environmental conditions. Environmental
Laws shall include, without limitation, all restrictions, conditions, standards, limitations, prohibitions, requirements, guidelines, obligations, schedules and timetables contained in Environmental Laws or contained in any regulation, plan, code, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

               (ii) "Hazardous Materials" shall mean any materials that are regulated by or form the basis of liability under Environmental Laws, and include, without limitation, asbestos, wastes, including, without limitation, medical wastes or disposable products, hazardous substances, pollutants or contaminants, hazardous or solid wastes, hazardous constituents, hazardous materials, toxic substances, petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas).

               (iii) "Environmental Liability" shall mean liabilities, fines, penalties, obligations, consequential damages, responsibilities, response costs, natural resource damages, corrective action costs, reclamation costs, and costs and expenses, known or unknown, absolute or contingent, past, present or future, resulting from any requirement, claim or demand under Environmental Laws or contract.

     SECTION 3.15. Vote Required. The only vote of the holders of any class or series of Surgical capital stock necessary to approve the Merger and adopt this Agreement is the affirmative vote of the holders of at least a majority of the outstanding shares of Surgical Common Stock.

     SECTION 3.16. Brokers. Except as set forth in Schedule 3.16 to the Surgical Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Surgical. Prior to the date of this Agreement, Surgical has made available to 4Health a complete and correct copy of all agreements referenced in
Schedule 3.16 to the Surgical Disclosure Schedule pursuant to which such firm will be entitled to any payment relating to the transactions contemplated by this Agreement.

     SECTION 3.17.  Insurance.  Schedule 3.17 to the Surgical Disclosure
Schedule sets forth a true and complete listing of all material policies currently in force, and all other policies under which a claim could be made as of the date hereof (i.e., all incurrence-based policies), for fire, products and environmental or pollution control liability, general liability, vehicle, workers' compensation, directors and officers' liability, title and other insurance owned or held by or covering Surgical or any of its property, assets, or activities, past or present. As of the date hereof, all of such policies are in full force and effect, and Surgical has not received any outstanding notice of cancellation or termination with respect to any policy of fire, products or environmental or pollution control liability, general liability, vehicle, workers' compensation, directors' and officers' liability, title and other insurance owned or held by or covering Surgical or any of its property, assets, or activities, past or present. Neither the Merger nor any of the transactions contemplated hereby shall cause the termination or may form the basis for terminating any such insurance policies or insurance coverages presently maintained by Surgical.

     SECTION 3.18. Properties. Except as set forth in Schedule 3.18 to the Surgical Disclosure Schedule, with respect to Surgical and its subsidiaries' properties, except for liens arising in the ordinary course of business after the date hereof and properties and assets disposed of in the ordinary course of business after the date of the most recent balance sheet contained in the Form
10-Q referred to below, Surgical and its subsidiaries have good and marketable title free and clear of all liens, except for easements, rights-of-way, servitudes and permits on, over or in respect of any of such properties that are not such as to materially interfere with the operation, value or use thereof, to all their material properties and assets, whether tangible or intangible, real personal or mixed, reflected in Surgical's most recent consolidated balance sheet contained in Surgical's most recent Surgical SEC Report on Form 10-Q filed prior to the date hereof as being owned by Surgical and its subsidiaries as of the date thereof or purported to be owned on the date hereof. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, are held under valid instruments enforceable by Surgical or its subsidiaries in accordance with their respective terms. Substantially all of Surgical's and its subsidiaries' equipment in regular use has been well maintained and is in good and serviceable condition, reasonable wear and tear excepted.

     SECTION 3.19. Certain Contracts and Restrictions. Other than agreements, contracts or commitments listed elsewhere in the Surgical Disclosure Schedule,
Schedule 3.19 to the Surgical Disclosure Schedule lists, as of the date hereof, each agreement, contract or commitment (including any amendments thereto) to which Surgical or any of its subsidiaries is a party or by which Surgical or any of its subsidiaries is bound (i) involving consideration during the next twelve months in excess of $10,000 or (ii) which is otherwise material to the assets, liabilities, financial condition, results of operations or current or future business of Surgical and its subsidiaries, taken as a whole. As of the date of this Agreement and except as indicated on the Surgical Disclosure Schedule, (i)
Surgical has fully complied with all material terms and conditions of all agreements, contracts and commitments listed in the Surgical Disclosure Schedule and all such agreements, contracts and commitments are in full force and effect,
(ii) Surgical has no knowledge of any defaults thereunder or any cancellations or modifications thereof, and (iii) such agreements, contracts and commitments are not subject to any memorandum or other written document or understanding permitting cancellation.

     SECTION 3.20. Easements. Except when a failure of any representation made in this Section 3.20 to be true an correct would not result in a liability to Surgical in excess of (i) $10,000 in the case of a representation known to Surgical to be untrue or incorrect or (ii) $25,000 in the case of a representation not known to Surgical to be untrue or incorrect, the business of Surgical and its subsidiaries has been operated in a manner that does not violate the material terms of any easements, rights of way, permits, servitudes, licenses and similar rights relating to real property used by Surgical and its subsidiaries in its business (collectively, "Surgical Easements"), and all material Surgical Easements are valid and enforceable and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of such business.

     SECTION 3.21. Futures Trading and Fixed Price Exposure. None of Surgical or any of its subsidiaries is presently engaged in any futures or options trading or is a party to any price, interest rate or currency swaps, hedges, futures or other derivative instruments.

     SECTION 3.22. Information Supplied. Without limiting any of the representations and warranties contained herein, the representations and warranties of Surgical contained in this Agreement and the information set forth in the Surgical Disclosure Schedule is complete and accurate and does not contain any untrue statement of material fact, or omit a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or were made, not misleading.

     SECTION 3.23. NNM Listing. The Surgical Common Stock is traded in the over-the-counter market on the NASDAQ National Market ("NNM"), and, except as set forth in Schedule 3.23 to the Surgical Disclosure Schedule, Surgical has not received any current notice from NASDAQ or the National Association of Securities Dealers Inc. ("NASD") that it intends to delist the Surgical Common
Stock from the NNM.

     SECTION 3.24. Intellectual Property. Schedule 3.24 lists all the registered patents, trademarks, service marks, copyrights, trade names and applications for any of the foregoing owned by Surgical or any of its subsidiaries as of the date of this Agreement (the "Registered Intellectual
Property").  Surgical has good and marketable title to the Registered
Intellectual Property and has good and marketable title to, or valid licenses or rights to use, all patents, copyrights, trademarks, trade names, brand names, proprietary and other technical information, technology and software
(collectively, "Intellectual Property") which are used in the operation of its business as presently conducted, free from any liens and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments or conditions or restrictions, whatsoever, except as set forth on Schedule 3.24. Immediately after the Effective Time, the Surviving
Corporation will own or will have the right to use all Intellectual Property free from liens and on the same terms and conditions as in effect prior to the Effective Time. There are no claims or proceedings pending or, to the Surgical's knowledge, threatened, against Surgical asserting that Surgical or any of its subsidiaries is infringing or engaging in the unauthorized use of any Intellectual Property of any other person or entity. Schedule 3.24 sets forth all agreements and arrangements (i) pursuant to which Surgical or any of its subsidiaries has licensed Intellectual Property to, or the use of Intellectual
Property in other areas permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other person and (ii) pursuant to which Surgical or any of its subsidiaries has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise). All of the agreements or arrangements to the extent set forth on Schedule 3.24 (w) are in full force and effect in accordance with their terms and Surgical is not aware that any default exists thereunder by Surgical or any of its subsidiaries or by any other party thereto; (x) are free and clear of liens; and (y) do not contain any change of control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the Merger and the transactions contemplated by this Agreement. Surgical has delivered to 4Health true and complete copies of all agreements and arrangements set forth on
Schedule 3.24. There are no royalties, license fees, charges or other amounts payable by, or on behalf of Surgical or any of its subsidiaries in respect of any Intellectual Property other than as set forth on Schedule 3.24.


                                   ARTICLE 4.

                   REPRESENTATIONS AND WARRANTIES OF 4HEALTH

     4Health hereby represents and warrants to Surgical that:

     SECTION 4.01. Organization and Qualifications; Subsidiaries. 4Health is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a 4Health Material Adverse Effect. The term "4Health
Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all such other changes or effects, would be reasonably likely to be materially adverse to the assets, liabilities, financial condition, results of operations or current or future business of 4Health. 4Health does not own, directly or indirectly, any subsidiaries and except as set forth in Schedule 4.01 to the disclosure schedule delivered to Surgical by 4Health and which is attached hereto and is made a part hereof (the "4Health Disclosure Schedule"), 4Health does not own an equity interest in any other partnership or joint venture arrangement or other business entity that is material to the assets, liabilities, financial condition, results of operations or current or future business of 4Health and its subsidiaries, taken as a whole.

     SECTION 4.02. Articles and Bylaws. 4Health has heretofore furnished to Surgical a complete and correct copy of the articles of incorporation and bylaws or the equivalent organizational documents as presently in effect of 4Health.
4Health is not in violation of any of the provisions of its articles or any material provision of its bylaws.

     SECTION 4.03.  Capitalization.

          (a)  The authorized capital stock of 4Health consists of (i)
10,000,000 shares of 4Health Common Stock, of which 5,731,381 shares are issued and outstanding, 60,405 shares are held in treasury by 4Health and 600,000 shares are reserved for future issuance pursuant to outstanding stock options and warrants; and (ii) 1,000,000 shares of series preferred stock, par value
$1.00 per share, of which 15,000 shares have been designated "Series A
Convertible Preferred Stock" and are issued and outstanding. Except as described in this Section 4.03 or Schedule 4.03(a) of the 4Health Disclosure
Schedule, no shares of capital stock of 4Health are reserved for any purpose.
Each of the outstanding shares of capital stock of, or other equity interests in, 4Health is duly authorized, validly issued, and, in the case of shares of capital stock, fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock of, or other equity interests in, such entities subject to) any preemptive or similar rights created by statue, the charter or bylaws (or the equivalent organizational documents) of 4Health, or any agreement to which 4Health is a party or bound, and such outstanding shares or other equity interests owned by 4Health are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on 4Health's voting rights, charges or other encumbrances of any nature whatsoever.

          (b)  Except as set forth in Schedule 4.03(b)(i) to the 4Health
Disclosure Schedule, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which 4Health is a party relating to the issued or unissued capital stock of 4Health or obligating 4Health to grant, issue or sell any shares of the capital stock of 4Health, by sale, leases, license or otherwise. Except as set forth in
Schedule 4.03(b)(ii) to the 4Health Disclosure Schedule, there are no obligations, contingent or otherwise, of 4Health to (i) repurchase, redeem or otherwise acquire any shares of 4Health Common Stock or other capital stock of 4Health; or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other person. Except as described in Schedule 4.03(b)(iii) to the 4Health Disclosure Schedule, 4Health
(x) does not directly or indirectly own, (y) has not agreed to purchase or otherwise acquire or (z) does not holds any interest convertible into or exchangeable or exercisable for, 5% or more of the capital stock of any corporation, partnership, joint venture or other business association or entity.
Except as set forth in Schedule 4.03(b)(iv) to the 4Health Disclosure Schedule, there are no agreements, arrangements or commitments of any character
(contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings or calculated in accordance therewith, of 4Health. Except as set forth in Schedule 4.03(b)(v), there are no voting trusts, proxies or other agreements or understanding to which 4Health is a party or by which 4Health is bound with respect to the voting of any shares of capital stock of 4Health.

          (c) 4Health has made available to Surgical complete and correct copies of (i) its 1995 Stock Option Plan (The "4Health Option Plan") and the forms of options issued pursuant to the 4Health Option Plan, including all amendments thereto and (ii) all options and warrants that are not in the form specified under clause (i) above. Schedule 4.03(c) to the 4Health Disclosure
Schedule sets forth a complete and correct list of all outstanding warrants and options, restricted stock or any other stock awards and shares of stock reserved for issuance under such stock options, the form thereof provided under clause
(i) above. Schedule 4.03(c) to the 4Health Disclosure Schedule sets forth a complete and correct list of al outstanding warrants and options, restricted stock or any other stock awards (the "4Health Stock Awards") granted under the 4Health Option Plan or otherwise, setting forth as of the date hereof (i) the number of type of 4Health Stock Awards, (ii) the exercise price of each outstanding stock option or warrants, and (iii) the number of stock options and warrants presently exercisable.

     SECTION 4.04. Authority. 4Health has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (subject to, with respect to the Merger, the adoption of this Agreement by the stockholders of 4Health as described in Section 4.12 hereof). The execution and delivery of this Agreement by 4Health and the consummation by 4Health of the transactions contemplated hereby had been duly authorized by all necessary corporate action and no other corporate proceedings on the part of 4Health are necessary to authorize this Agreement or to consummate the transactions contemplated hereby
(subject to, with respect to the approval and adoption of this Agreement and the Merger, the approval thereof by the holders of 4Health Common Stock and the 4Health Series A Stock as described in Section 4.12). This Agreement has been duly executed and delivered by 4Health and, assuming the due authorization, execution and delivery thereof by Surgical, constitutes the legal, valid and binding obligation of 4Health enforceable against 4Health in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect. affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     SECTION 4.05.  No Conflict: Required Filings and Consents.


          (a)  Except as set forth in Schedule 4.05 to the 4Health Disclosure
Schedule, the execution and delivery of this Agreement by 4Health does not, and the consummation of the transaction contemplated hereby will not (i) conflict with or violate the articles of incorporation or bylaws, or the equivalent organizational documents, in each case as amended or restated, of 4Health, (ii) conflict with or violate any Laws applicable to 4Health or by which any of its properties is bound or subject, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of 4Health pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which 4Health is a party or by or to which 4Health or any of its respective properties is bound or subject, except for any such conflicts or violations described in clause (ii) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payments obligations or liens or encumbrances described in clause
(iii) that would not have a 4Health Material Adverse Effect.

          (b) The execution and delivery of this Agreement by 4Health does not, and consummation of the transactions contemplated hereby will not, require
4Health to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any Governmental
Entity, except for filing (A) preliminary and definitive proxy materials under the Exchange Act, and (B) appropriate merger documents as required by California and Utah Law; and where the failure to obtain such consents, licenses, permits, approvals, waivers, authorizations or orders, or to make such filings or notifications, would not, either individually or in the aggregate, materially interfere with 4Health's performance of its obligations under this Agreement and would not have a 4Health Material Adverse Effect.

     SECTION 4.06. Permits; Compliance. 4Health and to 4Health's knowledge each third party operator of any of 4Health's properties, is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents. certificates, approvals and orders necessary to won, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "4Health Permits"), and there is no action, proceeding or investigation pending or, to the knowledge of 4Health, threatened regarding suspension or cancellation of any of the 4Health Permits, except where the failure to possess, or the suspension or cancellation of, such 4Health
Permits would not have a 4Health Material Adverse Effect. Except as set forth in Schedule 4.06 to the 4Health Disclosure Schedule, 4Health has not received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws, except for written notices relating to possible conflicts, defaults or violations that would not have a 4Health
Material Adverse Effect.

     SECTION 4.07. Financial Statements. 4Health's audited consolidated financial statements (including the related notes thereto) for the year ended
December 31, 1995 (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except (A) to the extent required by changes in generally accepted accounting principles and (B) as may be indicated in the notes thereto) and (ii) fairly present the financial position of 4Health as of the respective dates thereof and the result of operations and cash flows for the periods indicated
(including reasonable estimates of normal and recurring year-end adjustments), except that (x) any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments and (y) any pro forma financial information contained in such financial statements is not necessarily indicative of the financial position of 4Health as of the respective dates thereof and the results of operations and cash flows for the periods indicated.

     SECTION 4.08. Absence of Certain Changes or Events. Except as disclosed in the 4Health Disclosure Schedule or as contemplated by this Agreement or as set forth in Schedule 4.08 to the 4Health Disclosure Schedule, since December
31, 1995, 4Health has conducted its business in the ordinary course of business consistent with past practice. Since December 31, 1995, there has not been (i) any event, change, or effect (including the occurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, individually or in the aggregate, a 4Health
Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of 4Health or any redemption, purchase or other acquisition by 4Health of any of 4Health's; (iii) any revaluation by 4Health of its assets, including the writing down of the value of inventory or the writing down or off of notes or accounts receivable, other than in the ordinary course of business and consistent with past practices; (iv) any change by 4Health in accounting principles or methods, except insofar as may be required by a change in generally accepted accounting principles;(v) a fundamental change in the nature of 4Health's business; or (vi) a 4Health Material Adverse Effect.

     SECTION 4.09. Absence of Litigation. Except as set forth in Schedule 4.09 to the 4Health Disclosure Schedule, there is no claim, suit, litigation, proceeding, arbitration or, to the knowledge of 4Health, investigation of any kind, at law or in equity (including actions or proceedings against 4Health or any of its properties (except for claims, actions, suits, litigation, proceedings, arbitrations or investigations which would not have a 4Health
Material Adverse Effect), and 4Health is not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of 4Health, continuing investigation by, any Governmental
Entity, or any judgment, order, writ, injunction, decree or award of any Government Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except for matters that would not have a 4Health Material
Adverse Effect.

     SECTION 4.10.  Tax Matters.  Neither 4Health nor, to the knowledge of
4Health, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a tax-free reorganization qualifying under the provisions of section 368(a) of the Code.

     SECTION 4.11.  Taxes.   Except as set forth in Schedule 4.11 of the 4Health
Disclosure Schedule and except as such failure of any representation or warranty made in this Section 4.11 to be true and correct which would not have a 4Health
Material Adverse Effect:

          (a) Except to the extent that the applicable statute of limitations has expired, all Returns required to be filed by or on behalf of 4Health have been (i) duly filed on a timely basis with the appropriate governmental authorities and such Returns are true, correct and complete, and (ii) duly paid in full or made a provision in accordance with generally accepted accounting principles for the payment of all Taxes for all periods covered by such Returns or with respect to any period prior to the Effective Time.

          (b) 4Health has complied in all respect with all applicable laws, rules and regulations relating to the payment and withholding of Taxes
(including any estimated Taxes and the withholding of Taxes pursuant to Sections
1441 and 1442 of the Code or similar provisions under any foreign laws) and have, within the time and the manner prescribed by law, withheld from employee wages and paid over all amounts withheld under applicable laws.

          (c) There is no plan or intention by an stockholder of 4Health who owns one percent or more of 4Health Common Stock, and to the knowledge of 4Health there is no plan or intention on the part of any of the remaining stockholders of 4Health, to sell, exchange or otherwise dispose of a number of shares of New Common Stock to be received in the Merger that would reduce the 4Health stockholders' ownership of New Common Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all of the 4Health Common Stock (including shares of 4Health Common Stock exchanged for cash in lieu of fractional shares of Common Stock) outstanding immediately prior to the Effective Time.

          (d) 4Health (A) has not been a member of an affiliated group filing a consolidated federal income tax return other than a group the common parent of which was 4Health, (B) does not have any liability under Treas. Reg. Section
1.1502-6 or any analogous state, local or foreign law by reason of having been a member of any consolidated, combined or unitary group, other than in the current affiliated group of which 4Health is the common parent corporation, and (C) is not a party to any tax sharing agreement with any person other than current members of the consolidated group of which 4Health is the common parent corporation.

          (e) There is no material dispute or claim concerning any liabilities for Taxes of 4Health either raised or reasonably expected to be raised by any taxing authority.

          (f) 4Health has made available to Surgical complete copies of (i) all federal income tax returns of 4Health for all periods since the formation of 4Health for all periods open under the statute of limitations for assessments and (ii) examination reports, and statements of deficiencies assessed by 4Health.
          (g) No consent under Section 341(f) of the Code has been filed with respect to 4Health.

          (h) 4Health has not entered into any compensatory agreements with respect to the performance of services under which payment would result in a nondeductible expense pursuant to Section 280G of the Code.

          (i) 4Health has not agreed, nor is it required to make, prior to the Effective Time, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

          (j) 4Health has not issued or assumed any corporate acquisition indebtedness that is subject to Sections 279(a) and (b) of the Code.

          (k) The amount of liability for unpaid Taxes of 4Health for all periods ending on or before the Effective Time will not, in the aggregate, materially exceed the amount of the liability accruals for Taxes reflected on the balance sheet of 4Health as of the Closing Date.

          (l) The tax returns provided by 4Health to Surgical contain accurate and complete information with respect to the net operating losses, net operating loss carryforwards and other tax attributes of 4Health, and the extent to which they are subject to any limitation under Code Sections 381, 382, 383 or 384, or any other provision of the Code or the federal consolidated return regulations (or any predecessor provision of any Code section or the regulations) and, apart from any such limitations and apart from any limitation that would be imposed as a result of the Merger, there is nothing that would prevent Surgical from utilizing these net operating losses, net operating loss carryforwards or other tax attributes as so limited if sufficient income were realized.

          (m) 4Health is not disposed of any property in a transaction that is presently accounted for under the installment method.

          (n) 4Health is not required to treat any of their assets as owned by another person for federal income tax purposes or as tax-exempt bond property or as tax-exempt use property within the meaning of Section 168 of the Code.

     SECTION 4.12. Vote Required. The only vote of the holders of any class or series of 4Health capital stock necessary to approve the Merger is the affirmative vote of the holders of (i) 2,865,691 of the shares of 4Health Common
Stock and (ii) 10,001 of the shares of 4Health Series A Stock outstanding.

     SECTION 4.13. Brokers. Except as set forth in Schedule 4.13 of the 4Health Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of 4Health. Prior to the date of this Agreement, 4Health has made available to Surgical a complete and correct copy of all agreements referenced in Schedule 4.13 pursuant to which any such firm will be entitled to any payment related to the transactions contemplated by this Agreement.

     SECTION 4. 14. Information Supplied. Without limiting any of the representations and warranties contained herein, no representation or warranty of 4Health and no statement by 4Health or other information contained in or documents referred to in the 4Health Disclosure Schedule, as of the date of such representation, warranty, statement or document, contains or contained any untrue statement of material fact, or, at the date thereof, omits or omitted to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are or were made, not misleading.

     SECTION 4. 15. Employee Benefit Plans; Labor Matters.   (a) Except as set
forth in Schedule 4.15(a) to the 4Health Disclosure Schedule, 4Health does not maintain nor has it contributed during the past five years to any employee benefit plan (as such term is defined in ERISA section 3(s) or with respect to which 4Health or any member of its ERISA Group would incur liability under
Sections 4065, 4069, 4212 (c) or 4204 of ERISA, and any other retirement, pension, stock option, stock application rights, profit sharing, incentive compensation, deferred compensation, savings, thrift, vacation pay, severance pay, or other employee compensation or benefit plan, agreement, practice or arrangement, whether written or unwritten, whether or not legally binding
(collectively, the "4Health Benefit Plans").  As of the date of this Agreement, except as would not have a 4Health Material Adverse Effect, the material 4Health
Benefit Plans maintained by 4Health, or any member of its ERISA Group, or with respect to which 4Health has or may have a liability are in substantial compliance with applicable laws, including ERISA and the Code.  Schedule 4.15(a)
sets forth a list of all 4Health Plans, true and complete copies of which have been furnished to Surgical.

          (b) With respect to the 4Health Plans, no event has occurred and, to the knowledge of 4Health, there exists no condition or set of circumstances, in connection with which 4Health or any member of its ERISA Group could be subject to any liability under the terms of such 4Health Plans, ERISA, the Code or any other applicable Law which would have a 4Health Material Adverse Effect.

          (c)  Except as otherwise set forth on Schedule 4.15(c) to the 4Health
Disclosure Schedule, neither 4Health nor any member of its ERISA Group contributes to or has an obligation to contribute to, and has not within five years prior to the date of this Agreement contributed to or had an obligation to contribute to or has any secondary liability under ERISA Section 4204 to, a multiemployer plan within the meaning of Section 3(37) of ERISA.

          (d) Neither 4Health nor any member of its ERISA Group, is or has ever been a party to any collective bargaining or other labor union contracts. No collective bargaining agreement is being negotiated by 4Health. There is no pending or threatened labor dispute, strike or work stoppage against 4Health or any of its subsidiaries which may interfere with the business activities of 4Health. None of 4Health or any of its representatives or employees has committed any unfair labor practices in connection with the operation of the business of 4Health, and there is no pending or threatened charge or complaint against 4Health by the National Labor Relations Board or any comparable state agency.

          (e) With respect to each 4Health Benefit Plan that is a "group health plan" within the meaning of Section 5000(b) of the Code, each such 4Health
Benefit Plan complies and has complied with the requirements of Part 6 of Title
I of ERISA and Sections 4980B and 5000 of the Code, except where the failure to so comply would not have a 4Health Material Adverse Effect.

     SECTION 4. 16. Certain Business Practices. None of 4Health, or any directors, offices, agents or employees of 4Health has used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any other unlawful payment.

     SECTION 4. 17. Environmental Matters.    Except as disclosed in Schedule
4.17 to the 4Health Disclosure Schedule and except for matters that would not have or are reasonably not likely to have a 4Health Material Adverse Effect, to the best knowledge of 4Health:

               (i) the properties, operations and activities of 4Health are in compliance with all applicable Environmental Laws and there are no circumstances which could reasonably be expected to prevent or interfere with their continued compliance with applicable Environmental Laws;

               (ii) 4Health and the properties and operations of 4Health are not subject to any existing, pending, or, to 4Health's knowledge, threatened civil, criminal or administrative action, suit, claim, notice of violation, investigation, notice of potential lability, request for information, inquiry, demand or proceeding under applicable Environmental Laws;

               (iii) 4Health has have not agreed, whether by contract or by consent agreement with governmental authorities or private persons, to undertaken investigation, clean up, or remedial activities;

               (iv) All notices, permits, licenses, or similar authorizations required to be obtained or filed by 4Health under any Environmental Law in connection with any aspect of the business of 4Health, including without limitation those relating to the treatment, storage, disposal or discharge of Hazardous Materials, have been duly obtained or filed and will remain valid and in effect after the Merger, and 4Health is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

               (v) 4Health has satisfied and is currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any governmental authority under Environmental Laws, and 4Health has not received any notice of noncompliance with respect to any such financial responsibility requirements;

               (vi) There are no physical or environmental conditions existing on any property of 4Health or resulting from 4Health's operations or activities, past or present, at any location, including without limitation, releases and disposal of Hazardous Materials, that would give rise to any on-site or off-site investigation, reporting, or remedial obligations or other Environmental
Liability;

               (vii)     To the extent required by applicable Environmental
Laws, all Hazardous Materials generated by 4Health have been transported only by persons authorized under applicable Environmental Laws to transport such materials, and disposed of only at treatment, storage and disposal facilities authorized under applicable Environmental Laws to treat, store or dispose of such Hazardous Materials;

               (viii) There has been no exposure of any person or property to Hazardous Materials or any lease of Hazardous Materials into the environment by 4Health or in connection with their present or prior properties or operations that could reasonably be expected to give rise to any Environmental Liability;

               (ix) No release or clean up of Hazardous Materials has occurred at 4Health's properties which could reasonably be expected to in the assertion or creation of any lien on the properties by any governmental body or agency with respect thereto, nor has any such lien been asserted or made by any governmental body or agency with respect thereto; and

               (x) The operations of each third party operator of any of 4Health's properties are in compliance with the terms of this Section 4.17.

          (b) 4Health has made available to Surgical all material internal and external environmental audits, studies, documents and correspondence on environmental matters in the possession of 4Health relating to any of the present or prior properties or operations of 4Health.

     SECTION 4. 18. Insurance. 4Health is currently insured, and during each of the past five calendar years has been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.

     SECTION 4.19. Certain Contracts and Restrictions. Other than agreements, contracts or commitments listed elsewhere in the 4Health Disclosure Schedule,
Schedule 4.19 to the 4Health Disclosure Schedule lists, as of the date hereof, each agreement, contract or commitment (including any amendments thereto) to which 4Health is a party or by which 4Health is bound involving consideration during the next twelve months in excess of $10,000 or which is otherwise material to the assets, liabilities, financial condition, results of operations or current or future business of 4Health, taken as a whole. As of the date of this Agreement and except as indicated on the 4Health Disclosure Schedule, 4Health has fully complied with all material terms and conditions of all agreements, contracts and commitments that will be listed in the 4Health
Disclosure Schedule and all such agreements, contracts and commitments are in full force and effect, 4Health has no knowledge of any defaults thereunder or any cancellations or modifications thereof, and such agreements, contracts and commitments are not subject to any memorandum or other written document or understanding permitting cancellation.

     SECTION 4.20. Properties. Except for liens arising in the ordinary course of business after the date hereof and properties and assets disposed of in the ordinary course of business after the date of 4Health's most recent balance sheet, 4Health has good and marketable title free and clear of all liens, the existence of which would have a 4Health Material Adverse Effect, to all their material properties and assets, whether tangible or intangible, real, personal or mixed, reflected in 4Health's most recent balance sheet as being owned by 4Health as of the date thereof or purported to be owned on the date hereof. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases by any of 4Health are held under valid instruments enforceable by 4Health in accordance with their respective terms. Substantially all of 4Health's equipment in regular use has been well maintained and is in good and serviceable condition, reasonable wear an tear excepted.

     SECTION 4.21. Easements. The business of 4Health has been operated in a manner that does not violate the material terms of any easements, rights of way, permits, servitude, licenses and similar rights relating to real property used by 4Health in its business (collectively, "4Health Easements") except for violations that have not resulted and will not result in a 4Health Material
Adverse Effect. All material 4Health Easements are valid and enforceable and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of such business.

     SECTION 4.22. Futures Trading and Fixed Price Exposure. 4Health is not presently engaged in any futures or options trading nor is it a party to any price, interest rate or currency swaps, hedges, futures or other derivative instruments.

     SECTION 4.23. Intellectual Property. Schedule 4.23 lists all the registered patents, trademarks, service marks, copyrights, trade names and applications for any of the foregoing owned by 4Health as of the date of this Agreement (the "4Health Registered Intellectual Property"). 4Health has good and marketable title to the 4Health Registered Intellectual Property and has good and marketable title to, or valid licenses or rights to use, all patents, copyrights, trademarks, trade names, brand names, proprietary and other technical information, technology and software (collectively, "4Health
Intellectual Property") which are used in the operation of its business as presently conducted, free from any liens and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments or conditions or restrictions, whatsoever, except as set forth on
Schedule 4.23. Immediately after the Effective Time, the Surviving Corporation will own or will have the right to use all 4Health Intellectual Property free from liens and on the same terms and conditions as in effect prior to the Effective Time. Except as set forth in Schedule 4.23, there are no claims or proceedings pending or, to the 4Health's knowledge, threatened, against 4Health asserting that 4Health is infringing or engaging in the unauthorized use of any 4Health Intellectual Property of any other person or entity. Section 4.23 sets forth all agreements and arrangements (i) pursuant to which 4Health has licensed
4Health Intellectual Property to, or the use of 4Health Intellectual Property in other areas permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other person and (ii) pursuant to which 4Health has had 4Health Intellectual Property licensed to it, or has otherwise been permitted to use 4Health Intellectual Property (through non-assertion, settlement or similar agreements or otherwise). All of the agreements or arrangements to the extent set forth on Schedule 4.23 (x) are in full force and effect in accordance with their terms and 4Health is not aware that any default exists thereunder by 4Health or by any other party thereto; (y) are free and clear or liens; (z) do not contain any change of control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the Merger and the transactions contemplated by this Agreement. 4Health has delivered to 4Health true and complete copies of all agreements and arrangements set forth on
Schedule 4.23. There are no royalties, license fees, charges or other amounts payable by, or on behalf of 4Health in respect of any 4Health Intellectual
Property other than as set forth on Schedule 4.23. Included in Schedule 4.23 is a complete and correct copy of the Assignment executed by R. Lindsey Duncan assigning all of his rights, title and interest in and to the formulae, manufacturing technology and other proprietary technical data used in the manufacture of 4Health products currently manufactured and sold in 4Health's business.


                                   ARTICLE 5.

                                   COVENANTS

     SECTION 5.01. Affirmative Covenants of Surgical. Surgical hereby covenants and agrees that, at or prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by 4Health, Surgical will and will cause its subsidiaries to:

          (a) continue to operate its business based on its ID Technology while seeking to enter into agreements or arrangements with third parties to manufacture and market, joint venture, or otherwise exploit such Technology and/or the products based on such Technology;

          (b) use all reasonable efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the services of its respective officers and employees and maintain its relationships with its material customers and suppliers;

          (d) maintain and keep its material properties and assets in as good repair and conditions as at present, ordinary wear and tear excepted, and maintain supplies and inventories of products based on its ID Technology in quantities consistent with its customary business practice;

          (e) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained;

          (f)  enter into a three year employment agreement with Rockwell D.
Schutjer ("Schutjer") in substantially the form attached as Exhibit D hereto;

          (g)  secure the irrevocable proxies from Messrs. Crosland, Rex
Crosland, and Schutjer, constituting a majority of the directors and the principal shareholders of Surgical, representing at least forty percent (40%) of the outstanding shares of capital stock entitled to vote on the Merger and the other matters contemplated hereby, to vote in favor of the Merger and such matters as may be presented at the meeting of Surgical stockholders to be convened to approve the Merger, each in substantially the form of Exhibit E hereto;

          (h) take all such steps as are commercially reasonable in order to consummate the Merger and all other transactions contemplated hereby, including, without limitation, securing all requisite consents thereto; and

          (i) file and seek the effectiveness of a registration statement on Form S-8 registering the shares of Surgical Common Stock subject to the Long
Term Stock Incentive Plan and options to acquire Surgical Common Stock issued and outstanding immediately prior to the Effective Time.

     SECTION 5.02. Negative Covenants of Surgical. Except as expressly contemplated by this Agreement or otherwise consented to in writing by 4Health, from the date of this Agreement until the Effective Time, Surgical will not do, and will not permit any of its subsidiaries to do, any of the foregoing:

          (a)  except as set forth on in Schedule 5.02 to the Surgical
Disclosure Schedule, increase the compensation payable to or to become payable to any director or executive officer; grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or employee; establish, adopt or enter into any employee benefit plan or arrangement; or except as may be required by applicable law, amend, or take any other actions with respect to, any of the Surgical Benefit
Plans or any of the plans, programs, agreements, policies or other arrangements described in Section 3.10(d) of this Agreement;

          (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock, except for dividends by a wholly owned subsidiary of Surgical to Surgical or another owned subsidiary of Surgical;

          (c)  except as contemplated by this Agreement or as described in
Schedule 3.03(b)(ii) to the Surgical Disclosure Schedule, (i) redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock (other than any such acquisitions directly from any wholly owned subsidiary of Surgical in exchange for capital contributions or loans to such subsidiary), or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries' capital stock or any such securities or obligations (except in connection with the exercise of outstanding stock options in accordance with their terms);
effect any reorganization or recapitalization; or split, combine or reclassify any of its or its subsidiaries' capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or its subsidiaries' capital stock;

          (d)  except as described in Schedule 3.03(b)(i) to the Surgical
Disclosure Schedule or as contemplated by this Agreement, issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its or its subsidiaries' capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except as permitted pursuant to Sections 2.01(a), 2.01(b) and 5.01(f) of this Agreement or for the issuance of shares upon the exercise of outstanding stock options or the vesting of restricted stock in accordance with the terms of outstanding Surgical Stock Awards); amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof; or take any action to accelerate the exercisability of stock options;

          (e) acquire or agree to acquire, by merging or consolidating with, by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

          (f)  except as disclosed in Schedule 5.02(f) to the Surgical
Disclosure Schedule, sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets or any material assets of any of its subsidiaries, except for the sale of inventory or other dispositions in the ordinary course;

          (g) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of Surgical or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by Surgical or any of Surgical's subsidiaries to take any such action, and Surgical shall promptly notify 4Health of all relevant terms of any such inquiries and proposals received by Surgical or any of its subsidiaries or by any such officer, director, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, Surgical shall promptly deliver or cause to be delivered to 4Health a copy of such inquiry or proposal. For purposes of this Agreement, "Competing Transaction" shall mean any of the following (other than the transactions contemplated by this Agreement) involving a party hereto or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of a party hereto and its subsidiaries, taken as a whole, (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of a party hereto or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person (other than stockholders as of the date of this Agreement) having acquired beneficial ownership of, or any group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding shares of capital stock of a party hereto; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing; provided, however, transactions involving the ID Technology or the products based on the ID Technology shall not be deemed to be a "Competing Transaction;"

          (h) release any third party from its obligations, or grant any consent, under any existing standstill provision relating to a Competing
Transaction or otherwise under any confidentiality or other agreement, or fail to fully enforce any such agreement;

          (i) adopt or propose to adopt any amendments to its articles of incorporation or bylaws, which would alter the terms of its capital stock or would have an adverse impact on the consummation of the transactions contemplated by this Agreement;

          (j)  (A)  change any of its methods of accounting in effect at March
31, 1995, or (B) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed $10,000), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended March 31, 1995, except in each case, as may be required by Law or generally accepted accounting principles;

          (k) incur any obligations for borrowed money or purchase money indebtedness or guarantee, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice and in no event in excess of $10,000 in the aggregate;

          (l) enter into any material arrangement, agreement or contract with any third party which provides for an exclusive arrangement with that third party or is substantially more restrictive on Surgical or substantially less advantageous to Surgical than arrangements, agreements or contracts existing on the date hereof;

          (m) take any action, other than actions required by this Agreement, which would result in a failure to maintain the listing of the Surgical Common
Stock on the NMS;

          (n) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Surgical or any of its subsidiaries;

          (o)  pay, discharge or satisfy any claims, liabilities or obligations
(absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, (x) reflected on, or reserved against in, or contemplated by, the financial statements (or the notes thereto) of Surgical and its subsidiaries,
(y) incurred in the ordinary course of business consistent with past practice or
(z) which are legally required to be paid, discharged or satisfied;

          (p) knowingly take, or agree to commit to take, any action that would make any representation or warranty of Surgical contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time;

          (q) other than between or among wholly-owned subsidiaries of Surgical which remain wholly-owned or between Surgical and its wholly-owned subsidiaries which remain wholly-owned, neither Surgical nor any of its subsidiaries will engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of Surgical's affiliates, including, without limitation, any transactions, agreements, arrangements or understanding with any affiliate or other person covered under Item 404 of Regulation S-K promulgated under the Securities Act, other than pursuant to such agreement, arrangements or understandings existing on the date of this Agreement
(which are set forth on Section 5.01 of the Surgical Disclosure Schedule) or as disclosed in writing to 4Health on the date hereof or which are contemplated under this Agreement; provided, that Surgical provides 4Health with all information concerning any such agreement, arrangement or understanding that 4Health may reasonably request;

          (r) agree to or approve any commitment, including any authorization for expenditure or agreement to acquire property, obligating Surgical for an amount in excess of $10,000;

          (s) engage in any futures or options trading or be a party to any price or currency swaps, hedges, futures or derivative instruments; or

          (t)  agree in writing or otherwise to do any of the foregoing.

     SECTION 5.03.  Affirmative and Negative Covenants of 4Health.

          (a)  Health hereby covenants and agrees that, prior to the Effective
Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Surgical, 4Health will:

               (i) operate its business in all material respects in the usual and ordinary course, consistent with past practice;


               (ii) use all reasonable efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the serves of its respective officers and 4Health employees and maintain its relationships with its material customers and suppliers;

               (iii) maintain and keep its material properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice;

               (iv) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained;

               (v)  secure irrevocable proxies from Messrs. R. Lindsey Duncan,
Richard B. Carlock, Cheryl Wheeler, Henry S. Stone, David A. Melman, and Ivory &
Sime Enterprise Capital PLC constituting all of the directors and principal shareholders of 4Health owning in excess of fifty percent (50%) of the votes entitled to be cast on the Merger by the outstanding shares of capital stock and the other matters contemplated hereby, to vote in favor of the Merger and such other matters as may be presented at the meeting of 4Health stockholders to be convened to approve the Merger, each in substantially the form of Exhibit F hereto;

               (vi) enter into a Proprietary Information, Inventions and Non-
Competition Agreement in substantially the form of Exhibit G hereto; and

               (vii) take all such steps as are commercially reasonable in order to consummate the Merger and all other transactions contemplated hereby, including, without limitation, securing all requisite consents thereto.

          (b) Except as expressly contemplated by this Agreement or otherwise consented to in writing by 4Health, from the date of this Agreement until the Effective Time, 4Health will not do any of the foregoing:

               (i) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

               (ii) except as contemplated by this Agreement or as described in
Schedule 4.03(b)(ii) to the 4Health Disclosure Schedule, (i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its or any such securities or obligations (except in connection with the exercise of outstanding stock options in accordance with their terms); (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

               (iii) except as described in Schedule 4.03(b)(i) to the 4Health Disclosure Schedule or as contemplated by this Agreement, (i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares
(except as permitted pursuant to Sections 2.01(a), 2.01(b) and 5.01(f) of this Agreement or for the issuance of shares upon the exercise of outstanding stock options or the vesting of restricted stock in accordance with the terms of outstanding 4Health Stock Awards); (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof; or (iii) take any action to accelerate the exercisability of stock options;

               (iv) acquire or agree to acquire, by merging or consolidating with, by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than pursuant to this Agreement or for the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

               (v)    except as discussed in Schedule 5.03(b)(v) to the 4Health
Disclosure Schedule, sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets;

               (vi) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction, or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing
Transaction, or authorize or permit any of the officers, directors or employees of 4Health or any investment banker, financial advisor, attorney, accountant or other representative retained by 4Health to take any such action, and 4Health shall promptly notify Surgical of all relevant terms of any such inquiries and proposals received by 4Health or any of its subsidiaries or by any such officer, director, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, 4Health shall promptly deliver or cause to be delivered to Surgical a copy of such inquiry or proposal;

               (vii) release any third party from its obligations, or grant any consent, under any existing standstill provision relating to a Competing
Transaction or otherwise under any confidentiality or other agreement, or fail to fully enforce any such agreement;

               (viii) adopt or propose to adopt any amendments to its articles of incorporation or bylaws, which would alter the terms of its capital stock or would have an adverse impact on the consummation of the transactions contemplated by this Agreement;

               (ix) (A) change any of its methods of accounting in effect at December 31, 1995, or (B) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed
$10,000), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1995, except in each case, as may be required by Law or generally accepted accounting principles;

               (x) incur any obligations for borrowed money or purchase money indebtedness or guarantee, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice and in no event in excess of $10,000 in the aggregate;

               (xi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of 4Health;

               (xii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, (x) reflected on, or reserved against in, or contemplated by, the financial statements (or the notes thereto) of 4Health, (y) incurred in the ordinary course of business consistent with past practice or (z) which are legally required to be paid, discharged or satisfied;

               (xiii) knowingly take, or agree to commit to take, any action that would make any representation or warranty of 4Health contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time;

               (xiv) Except to the extent described in Schedule 5.03(b) (xiv), 4Health will not engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of 4Health's affiliates, including, without limitation, any transactions, agreements, arrangements or understanding with any affiliate or other person covered under
Item 404 of Regulation S-K promulgated under the Securities Act, other than pursuant to such agreement, arrangements or understandings existing on the date of this Agreement (which are set forth on Section 5.03(b)(xiv) of the 4Health
Disclosure Schedule) or as disclosed in writing to Surgical on the date hereof or which are contemplated under this Agreement; provided, that 4Health provides
Surgical with all information concerning any such agreement, arrangement or understanding that Surgical may reasonably request;

               (xv) engage in any futures or options trading or be a party to any price or currency swaps, hedges, futures or derivative instruments; or

               (xvi) agree in writing or otherwise to do any of the foregoing.


     SECTION 5.04.  Access and Information.

          (a)  Surgical shall, and shall cause its subsidiaries to,  afford
4Health and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "4Health
Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of Surgical and its subsidiaries and to the books and records thereof and furnish promptly to 4Health and the 4Health Representatives such information concerning the business, properties, contracts, records and personnel of Surgical and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by 4Health or such Representatives.

          (b) 4Health shall (i) afford to Surgical and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Surgical Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the officers, employees, accountants, agents, properties, offices and other facilities of 4Health and to its books and records and (ii) furnish promptly to Surgical and Surgical
Representatives such information concerning the business, properties, contracts, records and personnel of 4Health (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Surgical or such Representatives.

          (c) Notwithstanding the foregoing provisions of this Section 5.04, neither party shall be required to grant access or furnish information to the other party to the extent that such access to or the furnishing of such information is prohibited by Law. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are herein contained and each such representation and warranty shall survive such investigation.

          (d) The information received pursuant to Section 5.04(a) and (b) shall be deemed to be "confidential information" for purposes of paragraph 13 of that certain Letter Agreement, as amended, dated February 15, 1996 between Surgical and 4Health (the "Letter Agreement"), the provisions of which shall survive the execution, delivery and termination of this Agreement.


                                   ARTICLE 6.

                             ADDITIONAL AGREEMENTS

     SECTION 6.01.  Meetings of Stockholders.

          (a) Surgical shall, promptly after the effectiveness of the Form S-4, take all actions necessary in accordance with Utah Law and its articles of incorporation and bylaws to convene a special meeting of Surgical's stockholders to act on this Agreement (the "Surgical Stockholders Meeting"), and Surgical shall consult with 4Health in connection therewith. Surgical shall use its best efforts to solicit from stockholders of Surgical proxies in favor of the approval and adoption of this Agreement and to secure the vote of stockholders required by Utah Law and its articles of incorporation and bylaws to approve and adopt this Agreement and the Merger.

          (b) 4Health shall, promptly after the effectiveness of the Form S-4, take all action necessary in accordance with California Law and its articles of incorporation and bylaws to convene a special meeting of 4Health's stockholders to act on this Agreement (the "4Health Stockholders Meeting"). 4Health shall use its best efforts to solicit from stockholders of 4Health proxies in favor of the approval and adoption of this Agreement and to secure the vote of stockholders required by California Law and its articles of incorporation and bylaws to approve and adopt this Agreement and the Merger.

     SECTION 6.02.  Registration Statement.


          (a) As promptly as practicable after the execution of this Agreement, 4Health and Surgical shall prepare and file with the SEC the Form S-4, including a proxy statement for stockholders of Surgical and 4Health in connection with the transactions contemplated by this Agreement and a prospectus for the issuance by Surgical of the New Common Stock, Warrants and Warrant Shares (the
"Proxy Statement/Prospectus"). Each of 4Health and Surgical shall use its best efforts to cause the Form S-4 to be declared effective by the SEC as promptly as practicable, and shall take any action required to be taken under any applicable federal or state securities laws in connection with the issuance of shares of New Common Stock, Warrants and upon exercise thereof, Warrant Shares, in the Merger. Each of 4Health and Surgical shall furnish to the other all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions. As promptly as practicable after the Form S-4 shall have been declared effective by the SEC, Surgical shall mail the Proxy Statement/Prospectus to its stockholders entitled to notice of and to vote at the Surgical Stockholders Meeting and to the stockholders of 4Health entitled to notice of and to vote at the 4Health Stockholders Meeting. The Proxy
Statement/Prospectus shall include the recommendation of Surgical's Board of Directors in favor of the Merger and adoption of this Agreement. The Proxy
Statement/Prospectus shall include the recommendation of 4Health's Board of Directors in favor of approval of the Merger and adoption of this Agreement.

          (b)  The information supplied by Surgical for inclusion in the Form S-
4 shall not, at the time the Proxy Statement/Prospectus is mailed to the stockholders of Surgical and 4Health, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Surgical or any of its affiliates, or its or their respective officers or directors, is discovered by Surgical that should be set forth in a supplement to the Proxy
Statement/Prospectus, Surgical shall promptly inform 4Health thereof in writing.
All documents that Surgical is responsible for filing with the SEC in connection with the transactions contemplated herein shall comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

          (c) The information supplied by 4Health for inclusion in the Form S-4 shall not, at the time the Proxy Statement/Prospectus is mailed to the stockholders of Surgical and 4Health, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to 4Health or any of its affiliates, or to their respective officers or directors, is discovered by 4Health that should be set forth in a supplement to the Proxy
Statement/Prospectus, 4Health shall promptly inform Surgical thereof in writing.

     SECTION 6.03.  Appropriate Action; Consents; Filings.

          (a) Surgical and 4Health shall each use, and Surgical shall cause each of its subsidiaries to use, all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by 4Health or Surgical or any of its subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger,
(iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, and (B) any other applicable Law; provided that 4Health and Surgical shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to such filings and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith. Surgical and 4Health shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Form S-4) in connection with the transactions contemplated by this Agreement.

          (b) 4Health and Surgical agree to cooperate with respect to, and shall cause each of their respective subsidiaries to cooperate with respect to, and agree to use all reasonable efforts vigorously to contest and resist, any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") of any Governmental Entity that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action. Each of 4Health and Surgical also agree to take any and all actions, including, without limitation, the disposition of assets or the withdrawal from doing business in particular jurisdictions, required by regulatory authorities as a condition to the granting of any approvals required in order to permit the consummation of the Merger or as may be required to avoid, lift, vacate or reverse any legislative or judicial action which would otherwise cause any condition to Closing not to be satisfied; provided, however, that in no event shall 4Health be required to take any action that would or could reasonably be expected to have a 4Health Material Adverse Effect, and Surgical shall not be required to take any action which would or could reasonably be expected to have a Surgical Material Adverse Effect.

          (c) (i) Each of Surgical and 4Health shall give (or Surgical shall cause its subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, all reasonable efforts to obtain any third party consents (A) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (B) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated hereby or (C) required to prevent a Surgical Material
Adverse Effect from occurring prior to the Effective Time or a 4Health Material
Adverse Effect from occurring after the Effective Time.

               (ii) In the event that any party shall fail to obtain any third party consent described in subsection (c)(i) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party, to limit the adverse effect upon 4Health and Surgical and its subsidiaries, and their respective businesses resulting or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

          (d)  Each of 4Health and Surgical shall promptly notify the other of
(w) any material change in its current or future business, assets, liabilities, financial condition or results of operations, (x) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entities with respect to its business or the transactions contemplated hereby, (y) the institution or the threat of material litigation involving it or any of its subsidiaries or (z) any event or condition that might reasonably be expected to cause any of its representations, warranties, covenants or agreements set forth herein not to be true and correct at the Effective Time. As used in the preceding sentence, "material litigation" means any case, arbitration or adversary proceeding or other matter which would have been required to be disclosed on the Surgical Disclosure Schedule pursuant to
Section 3.09 or the 4Health Disclosure Schedule pursuant to Section 4.09, as the case may be, if in existence on the date hereof, or in respect of which the legal fees and other costs to Surgical (or its subsidiaries) might reasonably be expected to exceed $10,000 over the life of the matter or to 4Health (or its subsidiaries) might reasonably be expected to exceed $10,000 over the life of the matter.

     SECTION 6.04. Tax Treatment. Each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any affiliate of such party from taking, any actions that could prevent the Merger from qualifying, as a reorganization under the provisions of section 368(a) of the Code

     SECTION 6.05. Public Announcements. Neither party shall issue any press release or otherwise make any public statements with respect to the Merger without the approval of the other. [The press release announcing the execution and delivery of this Agreement shall be a joint press release of 4Health and Surgical].

     SECTION 6.06. NNM Listing. Each party hereto shall use all reasonable efforts to cause the shares of New Common Stock and Warrants to be issued in the Merger to be approved for listing (subject to official notice of issuance) on the NNM or other national securities exchange prior to the Effective Time.

     SECTION 6.07. Indemnification. For a period of six years after the Effective Time, Surgical shall not amend or otherwise modify Article VI of the articles of incorporation of Surgical or Article V of the bylaws of Surgical (as in effect at the Effective Time) in a manner that would adversely affect the rights thereunder of any individuals, who at any time prior to and at the Effective Time were or are directors or officers of Surgical, in respect of their terms of office or acts or omissions occurring at or prior to or after the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such amendment or modification is required by Law. This
Section 6.07 is intended to be for the benefit of, and shall be enforceable by, the persons referred to in the foregoing sentence, their heirs and personal representatives, and shall be binding on Surgical and its successors and assigns.

     SECTION 6.08. Stock Resale Agreement. The Constituent Corporations each agree to deliver, on or prior to the Effective Time, agreements in substantially the form of Exhibit H attached hereto of each stockholder who is a director or executive officer of a Constituent Corporation not to effect any sales of the New Common Stock in excess of the volume limitations specified in Rule 145(d) promulgated under the Securities Act and each stockholder who owns, directly or indirectly (including shares owned by affiliates), immediately prior to the effectiveness of the Merger, such number of shares of Constituent Corporation common stock (or securities convertible into such common stock) as will equal at least 5% of the outstanding shares of Constituent Corporation common stock, not to effect any sales of the New Common Stock for a period 180 days subsequent to the Closing Date and thereafter not to effect any sales of the New Common Stock in excess of the lesser of (x) the volume limitations specified in Rule 145(d) or (y) an amount of shares equal to 2% of the total issued and outstanding shares of the Surviving Corporation in cumulative sales effected during the preceding 12 months, subject to the provisions of Exhibit H relating to "block" transactions by such stockholders; such restriction to continue in force and effect for a period of 12 months from the Effective Time. Thereafter, "affiliates" of the Constituent Corporations will continue to be subject to the requirements of Rule 145 as provided therein.

     SECTION 6.09. SEC Reports and Registration Statements. Surgical shall use all reasonable efforts, including the timely filing of all Surgical SEC Requests that may be due subsequent to the date hereof and obtaining any consents required from Surgical's auditors necessary to include such auditor's reports in such Surgical SEC Reports, the Form S-4 and a registration statement or Form S-8
(the "Form S-8") with respect to stock options issued and to be issued by Surgical, to maintain the effectiveness of the Form S-8 registering the issuance of Surgical Common Stock or exercise of rights guaranteed under the Long Term
Stock Incentive Plan or existing immediately prior to the Effective Time for a period of three years subsequent to the Closing Date. This Section 6.09 is intended for the benefit of, and shall be enforceable by, the persons holding the rights referred to in the foregoing sentence, their heirs and legal representatives and shall be binding on Surgical and its successors and assigns.

                                   ARTICLE 7.

                               CLOSING CONDITIONS

     SECTION 7.01.  Conditions to Obligations of Each Party Under This
Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the parties hereto, in whole or in part, to the extent permitted by applicable Law:

          (a) Securities Laws. The Form S-4 shall have been declared effective by the SEC and Surgical shall have received all Blue Sky permits and other authorizations necessary to consummate the transactions contemplated by this Agreement.

          (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Surgical, and this Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of 4Health.

          (c) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

     SECTION 7.02. Additional Conditions to Obligations of 4Health. The obligations of 4Health to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by 4Health, in whole or in part, to the extent permitted by applicable law:

          (a) Representations and Warranties. Each of the representations and warranties of Surgical contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date). 4Health shall have received a certificate of the President and the Chief Financial Officer of Surgical, dated the Closing
Date, to such effect.

          (b) Agreements and Covenants. Surgical shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. 4Health shall have received a certificate of the President and the Chief Financial Officer of Surgical, dated the Closing Date, to such effect.

          (c) Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the current or future business, assets, liabilities, financial condition or results of operations of Surgical or any of its subsidiaries having or reasonably likely to have, individually or in the aggregate, a Surgical Material Adverse Effect. 4Health shall have received a certificate of the President and the Chief Financial
Officer of Surgical, dated the Closing Date, to such effect.

          (d) Absence of Regulatory Conditions. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity in connection with the grant of a regulatory approval necessary, in the reasonable business judgment of 4Health, to the continuing operation of the current or future business of Surgical, which imposes any condition or restriction upon 4Health or the business or operations of Surgical which, in the reasonable business judgment of 4Health, would be materially burdensome in the context of the transactions contemplated by this Agreement.

          (e)  Tax Opinion.  4Health shall have received the written opinion of
Messrs. Satterlee Stephens Burke & Burke LLP, dated the Closing Date, to the
effect that:   the Merger will constitute a reorganization within the meaning of section 368(a) of the Code;  4Health and Surgical will each be a party to that reorganization within the meaning of section 368(b) of the Code;  4Health will not recognize any gain or loss for federal income tax purposes as a result of the Merger; and  for federal income tax purposes no gain or loss will be recognized by the holders of 4Health Common Stock and 4Health Series A Stock upon receipt of shares of New Common Stock in the Merger, except with respect to any cash received in lieu of a fractional share interest in the New Common
Stock; and such tax opinion shall not have been withdrawn or modified in any material respect prior to the Closing Date.  Counsel may rely on representations from the parties and the 4Health stockholders in rendering its opinion.

          (f)  KL&M Opinion.  4Health shall have received from Kruse, Landa &
Maycock, L.L.C., counsel to Surgical, an opinion dated the Closing Date in substantially the form set forth in Exhibit I hereto.

          (g) Withholding. Surgical must not have determined to withhold any amount from the Merger Consideration pursuant to the tax withholding provisions of section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code, or of any other provision of law, except with respect to cash paid for fractional shares and to dissenting stockholders.

          (h)  Comfort Letter.  4Health shall have received a letter from Arthur
Andersen LLP stating that they are independent public accountants, within the meaning of the Securities Act and the rules and regulations thereunder and that on the basis of a reading of the unaudited interim financial statements prepared by Surgical and inquiries of officers of Surgical responsible for financial and accounting matters and such other procedures and inquiries as may be specified in such letter, nothing has come to their attention which gives them reason to believe that (i) the [unaudited] financial statements included in the Form S-4 were not prepared in accordance with the related requirements under Securities
Act or the Exchange Act and generally accepted accounting principles and practices applied on a basis substantially consistent with those followed in the preparation of the audited financial statements included in such Form S-4, and
(ii) during the period from March 31, 1995 to a specified date not more than five days prior to the Closing Date, there was any change in the capital stock or increase in the indebtedness for borrowed money of Surgical.

          (i)  Dissenters' Rights.  The number of shares of Surgical Common
Stock for which valid notices of intention to demand payment pursuant to the applicable provisions of Utah Law have been provided and remain outstanding immediately prior to the effectiveness of the Merger does not exceed 225,000 of the issued and outstanding shares of Surgical Common Stock immediately prior to the Effective Time.

          (j) Resignation of Directors. The Surviving Corporation shall have received letters of resignation effective as of the Closing Date addressed to the Company from those members of Surgical's board of directors other than Messrs. Crosland and Schutjer.

          (k) Maintenance of Listing. Surgical shall have maintained its listing on the NNM or is listed on another national securities exchange or in the NASDAQ SmallCap Market.


     SECTION 7.03. Additional Conditions to Obligations of Surgical. The obligations of Surgical to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by Surgical, in whole or in part, to the extent permitted by applicable law:

          (a) Representations and Warranties. Each of the representations and warranties of 4Health contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date). Surgical shall have received a certificate of the President and the Chief Financial Officer of 4Health, dated the Closing
Date, to such effect.

          (b) Agreements and Covenants. 4Health shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Surgical shall have received a certificate of the President and the Chief Financial
Officer of 4Health, dated the Closing Date, to such effect.

          (c) Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the current or future business, assets, liabilities, financial condition or results of operations of 4Health or any of its subsidiaries having or reasonably likely to have, individually or in the aggregate, a 4Health Material Adverse Effect. Surgical shall have received a certificate of the President and the Chief Financial
Officer of 4Health, dated the Closing Date, to such effect.

          (d) Absence of Regulatory Conditions. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity in connection with the grant of a regulatory approval necessary, in the reasonable business judgment of Surgical, to the continuing operation of the current or future business of 4Health, which imposes any condition or restriction upon Surgical or the business or operations of 4Health which, in the reasonable business judgment of Surgical, would be materially burdensome in the context of the transactions contemplated by this Agreement.

          (e) Tax Opinion. Messrs. Kruse, Landa & Maycock, L.L.C. shall have delivered its written opinion to Surgical, to the effect that: the receipt of shares of New Common Stock and Warrants for shares of Surgical Common Stock (the
"Recapitalization") will be treated for federal income tax purposes as a reorganization meeting the requirements of Section 368(a)(1)(E) of the Code;
Surgical will be a "party to the reorganization," within the meaning of Section
368(b) of the Code, with respect to the Recapitalization; no gain or loss will be recognized by Surgical as a result of the Recapitalization; assuming the fair market value of the Warrants is zero, no gain or loss will be recognized for federal income tax purposes by the holders of the Surgical Common Stock on receipt by them pursuant to the Recapitalization of New Common Stock and Warrants in exchange for their Surgical Common Stock; the basis of the New
Common Stock received by the holders of the Surgical Common Stock in exchange for their Surgical Common Stock pursuant to the Recapitalization will, in the aggregate, be the same as the aggregate basis for the Surgical Common Stock surrendered in exchange therefor, reduced by the fair market value, if any, of the Warrants received by such shareholder and increased by the amount of any gain recognized by such shareholder on the exchange; and the holding period for federal income tax purposes of the New Common Stock received by the holders of the Surgical Common Stock in exchange for their Surgical Common Stock pursuant to the Recapitalization will include the period during which the Surgical Common
Stock exchanged therefor was held, assuming that the Surgical Common Stock was held as a capital asset; and such tax opinion shall not have been withdrawn or modified in any material respect prior to the Closing Date. Counsel may rely on representations from the parties and the Surgical stockholders in rendering its opinion.

          (f)  SSB&B Opinion.  Surgical shall have received from Messrs.
Satterlee Stephens Burke & Burke LLP, counsel to 4Health, an opinion dated the
Closing Date, in substantially the form set forth in Exhibit J hereto. In rendering their opinion, Messrs. Satterlee Stephens Burke & Burke LLP shall be entitled to rely on the opinion of Messrs. Lorenz Alhadeff Cannon & Rose as to matters involving California Law.

          (g) Comfort Letter. Surgical shall have received a letter from Arthur Andersen LLP stating that they are independent public accountants, within the meaning of the Securities Act and the rules and regulations thereunder, and that on the basis of a reading of the unaudited interim financial statements prepared by 4Health and inquiries of officers of 4Health responsible for financial and accounting matters and such other procedures and inquiries as may be specified in such letter, nothing has come to their attention which gives them reason to believe that the unaudited financial statements included in the Form S-4 were not prepared in accordance with the related requirements under the Securities Act or Exchange Act and generally accepted accounting principles and practices applied on a basis substantially consistent with those followed in the preparation of the audited financial statements included in such Form S-4, and
(ii) during the period from December 31, 1995 to a specified date not more than five days prior to the Closing Date, there was any change in the capital stock or increase in the indebtedness for borrowed money of 4Health, or any decrease in the total net sales and total net income of 4Health compared with the corresponding period of the prior year.

          (h) Dissenters Rights. The number of shares of 4Health Common Stock for which valid notices of intention to demand payment pursuant to the applicable provisions of California Law have been provided and remain outstanding immediately prior to the effectiveness of the Merger does not exceed five percent (5%) of the issued and outstanding Surgical Common Stock immediately prior to the Effective Time.


                                   ARTICLE 8.

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of Surgical and 4Health:

          (a)  by mutual consent of 4Health and Surgical;

          (b) by 4Health, upon a material breach of any representation, warranty, covenant or agreement on the part of Surgical set forth in this Agreement, or if any representation or warranty of Surgical shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) or
Section 7.02(b) of this Agreement, as the case may be, would be incapable of being satisfied by June 30, 1996 (or as otherwise extended as described in Section 8.01(e)); provided, that in any case, a wilful breach shall be deemed to cause such condition as to be incapable of being satisfied for purposes of this
Section 8.01(b);

          (c) by Surgical, upon a material breach of any representation, warranty, covenant or agreement on the part of 4Health set forth in this Agreement, or if any representation or warranty of 4Health shall have become untrue, in either case such that the conditions set forth in Section 7.03, would be incapable of being satisfied by June 30, 1996 (or as otherwise extended as described in Section 8.01(e)); provided, that in any case, a wilful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of Section 8.01(c);

          (d) by either 4Health or Surgical, if there shall be any Order which is final and nonappealable preventing the consummation of the Merger, except if the party relying on such Order to terminate this Agreement has not complied with its obligations under Section 6.03(b) of this Agreement;

          (e) by either 4Health or Surgical, if the Merger shall not have been consummated before June 30, 1996; provided, however, that this Agreement may be extended by written notice of either 4Health or Surgical to a date not later than September 30, 1996, if the Merger shall not have been consummated as a direct result of Surgical or 4Health having failed by June 30, 1996 to receive all required regulatory approvals or consents with respect to the Merger;

          (f) by either 4Health or Surgical, if this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of Surgical at the Surgical Stockholders Meeting or by the stockholders of 4Health at the 4Health Stockholders Meeting;

          (g) by 4Health, if the Board of Directors of Surgical withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to 4Health or shall resolved to do any of the foregoing; the Board of Directors of Surgical shall have recommended to the stockholders of Surgical any Competing Transaction or shall have resolved to do so; a tender offer of exchange offer for 20% or more of the outstanding shares of capital stock of Surgical is commenced, and the Board of Directors of Surgical does not recommend that stockholders not tender their shares into such tender or exchange offer; any person (other than 4Health or an affiliate thereof, or any stockholder of Surgical as of the date of this Agreement) shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term if defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder), shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of Surgical; or (v)
Surgical fails to satisfy the condition to 4Health's obligation set forth in
Section 7.02(k).

          (h) by Surgical, if the Board of Directors of 4Health withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Surgical or shall resolve to do any of the foregoing; the Board of Directors of 4Health shall have recommended to the stockholders of 4Health any Competing Transaction involving 4Health or shall have resolved to do so.

          The right of any party hereto to terminate this Agreement pursuant to this Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

     SECTION 8.02. Effect of Termination. Except as provided in Section 8.05 or Section 9.01 of this Agreement, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability on the part of 4Health or Surgical to the other and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party of any liability for any breach of such party's covenants or agreements contained in this Agreement, or any willful breach of such party's representations or warranties contained in this Agreement.

     SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of Surgical and 4Health, no amendment, which under applicable Law may not be made without the approval of the stockholders of Surgical or 4Health, may be made without such approval, and no amendment, which under the applicable rules of the NMS or NASDAQ, may not be made without the approval of the stockholders of Surgical, may be made without such approval.
This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.04. Waiver. At any time prior to the Effective Time, any party hereto may extend the time for the performance of any of the obligations or other acts of the other party hereto, waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 8.05.  Fees, Expenses and Other Payments.


          (a) Except as provided in Section 8.05(c) of this Agreement, in the event the Merger is not consummated all Expenses (as defined in paragraph (b) of this Section 8.05) incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such Expenses; it being agreed that all Expenses incurred in connection with the Form S-4 shall be borne by Surgical and all amounts due Rockefeller, Rothschild & Steele shall be borne by 4Health;
provided, however, in the event the Merger is consummated, all Expenses incurred in connection with the Merger and the transactions contemplated thereby will be paid by the Surviving Corporation.

          (b) "Expenses" as used in this Agreement shall include all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Form S-4 and the Proxy Statement/Prospectus, the solicitation of stockholder approvals and all other matters related to the consummation of the transactions contemplated hereby.

          (c)  Surgical agrees that if this Agreement is terminated pursuant to:

               (i) Section 8.01(b) and (x) such termination is the result of a wilful breach of any representation, warranty, covenant or agreement of Surgical contained herein, (y) Surgical shall have had contacts or entered into negotiations relating to a Competing Transaction prior to or on the date of termination of this Agreement, and (z) within twelve months after the date of termination of this Agreement, and with respect to any person or group with whom the contacts or negotiations referred to in clause (y) have occurred, a Business
Combination (as defined in Section 8.05(f)) shall have occurred or Surgical shall have entered into a definitive agreement providing for a Business
Combination; or

               (ii) Section 8.01(f) because this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of 4Health at the 4Health Stockholders Meeting and at the time of such meeting there shall exist a Competing Transaction; or

               (iii) Section 8.01(g)(i) and at the time of the withdrawal, modification or change (or resolution to do so) of its recommendation by the Board of Directors of Surgical, there shall exist a Competing Transaction; or

               (iv) Sections 8.01(g)(ii), (iii) or (v);

then Surgical shall pay to 4Health an amount equal to $100,000, which amount is inclusive of all of 4Health's Expenses.

          (d)  4Health agrees that if this Agreement is terminated pursuant to:

               (i) Section 8.01(c) and (x) such termination is the result of a wilful breach of any representation, warranty, covenant or agreement of 4Health contained herein, (y) 4Health shall have had contacts or entered into negotiations relating to a Competing Transaction prior to or on the date of termination of this Agreement, and (z) within twelve months after the date of termination of this Agreement, and with respect to any person or group with whom the contacts or negotiations referred to in clause (y) have occurred, a Business
Combination (as defined in Section 8.05(f)) shall have occurred or 4Health shall have entered into a definitive agreement providing for a Business Combination;
or

               (ii) Section 8.01(f) because this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of Surgical at the Surgical Stockholders Meeting and at the time of such meeting there shall exist a Competing Transaction; or

               (iii) Section 8.01(h)(i) and at the time of the withdrawal, modification or change (or resolution to do so) of its recommendation by the Board of Directors of 4Health, there shall exist a Competing Transaction; or

               (iv) Sections 8.01(h)(ii);

then 4Health shall pay to Surgical an amount equal to $100,000, which amount is inclusive of all of Surgical's Expenses.

          (d)  Any payment required to be made pursuant to Section 8.05(c) or
Section 8.05(d) of this Agreement shall be made as promptly as practicable but not later than three business days after termination of this Agreement, and shall be made by wire transfer of immediately available funds to an account designated by Surgical or 4Health, as the case may be, except that any payment to be made as the result of an event described in Section 8.05(c)(i) or Section
8.05(d)(i) shall be made as promptly as practicable but not later than three business days after the occurrence of the Business Combination or the execution of the definitive agreement providing for a Business Combination.

          (e)  For purposes of this Section 8.05, the term "Business
Combination" means a merger (other than pursuant to this Agreement), consolidation, share exchange, business combination or similar transaction involving Surgical or 4Health, a sale, lease, exchange, transfer or other disposition of 20% or more of the assets of Surgical and its subsidiaries, or 4Health, taken as a whole, in a single transaction or a series of transactions, or the acquisition, by a person (other than 4Health or any affiliate thereof) or group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of the Surgical or 4Health
Common Stock, as the case may be, whether by tender or exchange offer or otherwise.


                                   ARTICLE 9.

                               GENERAL PROVISIONS

     SECTION 9.01.  Effectiveness of Representations, Warranties and Agreements.


          (a) Except as set forth in Section 9.01(b) of this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

          (b) The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Articles I and II and V and Sections 6.04, 6.07 and 6.09 shall survive the Effective Time and those set forth in Sections 5.04(d), 8.02 and 8.05 and Article IX hereof shall survive termination.

     SECTION 9.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally or by air courier, or mailed by registered or certified mail (postage prepaid, return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below (to be followed promptly by personal or air courier delivery or mailing as hereinafter provided):

          (a)  If to 4Health, to:

                         5485 Conestoga Court
                         Boulder, Colorado 80301
                         Attn: R. Lindsey Duncan, President
                         Facsimile Number: (303) 546-6416

          with copy to:  Satterlee Stephens Burke & Burke LLP
                         230 Park Avenue, Suite 1130
                         New York, NY 10169
                         Attn: Peter A. Basilevsky, Esq.
                         Facsimile Number: (212) 818-9606

          (b)  If to Surgical, to:

                         6241 South Shenandoah Park Avenue
                         Salt Lake City, Utah 84121
                         Attn: Todd R. Crosland
                         Facsimile Number: (801) 355-0904

          with copy to:  Kruse, Landa & Maycock, L.L.C.
                         Eighth Floor, Bank One Tower
                         50 West Broadway (300 South)
                         Salt Lake City, Utah 84101-2034
                         Attn: James R. Kruse, Esq.
                         Facsimile Number: (801) 359-3954

     SECTION 9.03. Certain Definitions. For the purposes of this Agreement, the term:

          (a). "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (b) a person shall be deemed a "beneficial owner" of or to have "beneficial ownership" of Surgical Common Stock or 4Health Common Stock, as the case may be, in accordance with the interpretation of the term "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act, as in effect on the date hereof; provided that a person shall be deemed to be the beneficial owner of, and to have beneficial ownership of, Surgical Common Stock or 4Health Common
Stock, as the case may be, that such person or any affiliate of such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

          (c) "business day" means any day other than a day on which banks in the State of Utah are authorized or obligated to be closed;

          (d)  "control" (including the terms "controlled," "controlled by" and
"under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

          (e) "knowledge" or "known" shall mean, with respect to any matter in question, if an executive officer of Surgical or 4Health, as the case may be, has actual knowledge of such matter;

          (f) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

          (g) "Significant Subsidiary" means any subsidiary of Surgical that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC; and

          (h)  "subsidiary" or "subsidiaries" of Surgical, the Surviving
Corporation or any other person, means any corporation, partnership, joint venture or other legal entity of which Surgical, the Surviving Corporation or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, currently or in the past, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 9.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Section references herein are, unless the context otherwise requires, references to sections of this Agreement.

     SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 9.06.  Entire Agreement.  This Agreement (together with the
Exhibits, the Surgical Disclosure Schedule and the 4Health Disclosure Schedule) constitutes the entire agreement of the parties, and supersede all prior agreements and undertakings, including the Letter Agreement (except for the provisions of Paragraph 13 thereof), both written and oral, among the parties or between any of them, with respect to the subject matter hereof. Surgical and 4Health agree that nothing contained in this Agreement, the proxies granted by certain stockholders of Surgical and 4Health on or about the date hereof or the transactions contemplated hereby or thereby shall be deemed to violate the Letter Agreement.

     SECTION 9.07. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

     SECTION 9.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied (other than as contemplated by Section 6.07 or Section 6.09), is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.09. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

     SECTION 9.10. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 9.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Utah, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

     SECTION 9.12. Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                   4HEALTH INC.


                                   By:/s/
                                     Name:R. Lindsey Duncan
                                     Title:President




                                   SURGICAL TECHNOLOGIES, INC.


                                   By:/s/
                                     Name:Todd B. Crosland
                                     Title:Vice-President, Finance






                                  June 4, 1996




Surgical Technologies, Inc.
2801 South Decker Lake Lane
Salt Lake City, Utah 84119

Dear Sirs:

     Due to the timing of the Securities and Exchange Commission's review and comment process as regards the Registration Statement on Form S-4 filed by 4health, Inc. ("4Health"), and Surgical Technologies, Inc. ("Surgical"), with respect to the proposed merger of 4Health with and into Surgical (the "Merger"), it appears likely that the Merger will not be consummated before June 30, 1996.

     In light of this circumstance, it is our understanding that both parties to the Agreement and Plan of Merger dated April 10, 1996 (the "Merger Agreement") between 4Health and Surgical agree to amend (i) subsections (b), (c) and (e) of
Section 8.01 of the Merger Agreement to replace each reference to "June 30, 1996" in each such subsection with "September 30, 1996" in such subsection with "December 31, 1996." All of the other provisions of the Merger Agreement shall remain in full force and effect as currently provided.

     If the foregoing represents your understanding of the agreement between the parties, please execute the enclosed copy of this letter in the space indicated below, returning the same to the undersigned.

     Upon execution by both parties, this letter agreement shall be effective and binding and enforceable upon the parties hereto.


                                   4HEALTH, INC.

                                   By:  /s/
                                      Name:  Richard B. Carlock
                                      Title:  CFO

AGREED AND ACCEPTED
AS OF THIS 4TH DAY OF JUNE, 1996.

SURGICAL TECHNOLOGIES, INC.


By:  /s/
   Name:  Todd B. Crosland
   Title:  Vice-President Finance





                                            APPENDIX B TO REGISTRATION STATEMENT













                                  4HEALTH INC.

                                      AND

                           ZIONS FIRST NATIONAL BANK





                               WARRANT AGREEMENT





                            Dated as of      , 1996
                                        -----




     AGREEMENT, dated this     day of     , 1996, between 4HEALTH INC., a Utah
                           ---        ----
corporation (the "Company"), and ZIONS FIRST NATIONAL BANK, a [          ]
                                                               ----------
banking corporation, as Warrant Agent (the "Warrant Agent").

                              W I T N E S S E T H

     WHEREAS, in connection with (i) the merger of 4Health, Inc., a California corporation with and into the Company (previously known as Surgical
Technologies, Inc.) (the "Merger") and (ii) the recapitalization of the issued and outstanding shares of common stock, par value $.01 per share of Surgical
Technologies, Inc. (the "Surgical Common Stock") pursuant to which each four shares of Surgical Common Stock issued and outstanding immediately prior to the
Effective Time (as defined hereinafter) of the Merger will be converted at the
Effective Time into two shares of common stock, par value $.01 per share, of the
Company ("New Common Stock") and a warrant to purchase one share of New Common
Stock upon the terms and conditions hereinafter set forth (the "Warrants"), the
Company will issue up to [        ] Warrants; and

     WHEREAS, the Company desires to provide for the issuance of certificates representing the Warrants; and

     WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer and exchange of certificates representing the Warrants and the exercise of the Warrants.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth and for the purpose of defining the terms and provisions of the Warrants and the certificates representing the Warrants and the respective rights and obligations thereunder of the Company, the holders of certificates representing the Warrants and the Warrant Agent, the parties hereto agree as follows:

     SECTION 1.  Definitions.  As used herein, the following terms shall have
                 -----------

the following meanings, unless the context shall otherwise require:

     (a) "Common Stock" shall mean stock of the Company of any class, whether now or hereafter authorized, which has the right to participate in the voting and in the distribution of earnings and assets of the Company without limit as to amount or percentage.

     (b)       "Corporate Office" shall mean the office of the Warrant Agent (or its successor) at which at any particular time its principal business in Salt
Lake City, Utah, shall be administered, which office is located on the date
hereof at [             ].
           -------------

     (c) "Effective Time" shall mean the date and time of filing of the Articles of Merger (relating to the Merger) with the Division of Corporations and Commercial Code of the State of Utah.

     (d)       "Exercise Date" shall mean, subject to the provisions of Section
5(b) hereof, as to any Warrant, the date on which the Warrant Agent shall have received both (i) the Warrant Certificate representing such Warrant, with the exercise form thereon duly executed by the Registered Holder thereof or his attorney duly authorized in writing, and (ii) payment in cash or by check made payable to the Warrant Agent for the account of the Company, of the amount in lawful money of the United States of America in good funds equal to the applicable Exercise Price.

     (e) "Exercise Price" shall mean, subject to modification and adjustment as provided in Section 8, $11.00 per share of Common Stock, and further subject to the Company's right, in its sole discretion, to decrease the Exercise Price or increase the number of shares of Common Stock issuable on exercise on not less the 30 days' prior written notice to the Registered
Holders.

     (f) "Registered Holder" shall mean the person in whose name any certificate representing the Warrants shall be registered on the books maintained by the Warrant Agent pursuant to Section 6.

     (g) "Subsidiary" or "Subsidiaries" shall mean any corporation or corporations, as the case may be, of which stock having ordinary power to elect a majority of the Board of Directors of such corporation (regardless of whether or not at the time stock of any other class or classes of such corporation shall have or may have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the Company or by one or more
Subsidiaries, or by the Company and one or more Subsidiaries.

     (h)       "Transfer Agent" shall mean Zions First National Bank, Salt Lake
City, Utah, or its authorized successor.

     (i)       "Warrant Agent" shall mean Zions First National Bank, Salt Lake
City, Utah or its authorized successor.


     (j) "Warrant Certificate" shall mean a certificate representing a Warrant or Warrants substantially in the form annexed hereto as Exhibit A.

     (k)       "Warrant Expiration Date" shall mean, unless the Warrants are redeemed as provided in Section 9 hereof prior to such date, 5:00 p.m. (Salt
Lake City time) on      , 1997 or, if such date shall in the State of Utah be a
                   -----
holiday or a day on which banks are authorized to close, then 5:00 p.m. (Salt
Lake City time) on the next following day which in the State of Utah is not a holiday or a day on which banks are authorized to close, subject to the
Company's right, prior to the Warrant Expiration Date, in its sole discretion, to extend such Warrant Expiration Date on not less than ten business days prior written notice to the Registered Holders.

     SECTION 2.  Warrants and Issuance of Warrant Certificates.
                 ---------------------------------------------


     (a) One Warrant shall initially entitle the Registered Holder of the Warrant Certificate representing such Warrant to purchase, at the Exercise Price therefor from the Effective Time until the Warrant Expiration Date, one share of Common Stock upon the exercise thereof, subject to modification and adjustment as provided in Section 8.

     (b)       Upon execution of this Agreement, Warrant Certificates
representing [        ] Warrants to purchase up to an aggregate of [        ]
shares of Common Stock (subject to modification and adjustment as provided in
Section 8) shall be executed by the Company and delivered to the Warrant Agent.

     (c)       From time to time, up to the Warrant Expiration Date, the Warrant
Agent shall countersign and deliver Warrant Certificates in required denominations of one or whole number multiples thereof to the person entitled thereto in connection with any transfer or exchange permitted under this Agreement. Except as provided in Section 7 hereof, no Warrant Certificates shall be issued except (i) Warrant Certificates initially issued hereunder, (ii)
Warrant Certificates issued upon any transfer or exchange of Warrants, (iii)
Warrant Certificates issued in replacement of lost, stolen, destroyed or mutilated Warrant Certificates pursuant to Section 7, and (iv) at the option of the Company, Warrant Certificates in such form as may be approved by its Board of Directors, to reflect any adjustment or change in the Exercise Price, the number of shares of Common Stock purchasable upon exercise of the Warrants or the Redemption Price therefor made pursuant to Section 8 hereof.

     SECTION 3.  Form and Execution of Warrant Certificates.
                 ------------------------------------------


     (a) The Warrant Certificates shall be substantially in the form annexed hereto as Exhibit A (the provisions of which are hereby incorporated herein), and may have such letters, numbers or other marks of identification or designation and such legends, summaries or endorsements printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation of any stock exchange on which the Warrants may be listed, or to conform to usage. The Warrants Certificates shall be dated the date of issuance thereof (whether upon initial issuance, transfer, exchange or in lieu of mutilated, lost, stolen or destroyed Warrant Certificates).

     (b) Warrant Certificates shall be executed on behalf of the Company by its Chairman of the Board, President or any Vice President and by its Treasurer or an Assistant Treasurer or its Secretary or an Assistant Secretary,


by manual signatures or by facsimile signatures printed thereon, and shall have imprinted thereon a facsimile of the Company's seal. Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer of the Company before the date of issuance of the Warrant Certificates or before countersignature by the Warrant Agent and issue and delivery thereof, such Warrant Certificates, nevertheless, may be countersigned by the Warrant Agent, issued and delivered with the same force and effect as though the person who signed such Warrant Certificates had not ceased to be such officer of the Company.

     SECTION 4.  Exercise.
                 --------


     (a) Warrants in denominations of one or whole number multiples thereof may be exercised commencing at any time on or after the Effective Time, but not after the Warrant Expiration Date, upon the terms and subject to the conditions set forth herein (including the provisions set forth in Sections 5 and 9 hereof) and in the applicable Warrant Certificate. A Warrant shall be deemed to have been exercised immediately prior to the close of business on the Exercise Date; provided that the Warrant Certificate representing such Warrant, with the exercise form thereon duly executed by the Registered Holder thereof or his attorney duly authorized in writing, together with payment in cash or by check made payable to the Warrant Agent for the account of the Company, of an amount in lawful money of the United States of America equal to the applicable
Exercise Price has been received in good funds by the Warrant Agent. The person entitled to receive the securities deliverable upon such exercise shall be treated for all purposes as the Registered Holder of such securities as of the close of business on the Exercise Date. If Warrants in denominations other than two or whole number multiples thereof shall be exercised at one time by the same
Registered Holder, the number of full shares of Common Stock which shall be issuable upon exercise thereof shall be computed on the basis of the aggregate number of full shares of Common Stock issuable upon such exercise. As soon as practicable on or after the Exercise Date and the confirmation of receipt of good funds by the Warrant Agent and, in any event, within five business days after the Exercise Date or the confirmation of the receipt of good funds, whichever is later, the Warrant Agent, on behalf of the Company, shall cause to be issued to the person or persons entitled to receive the same a Common Stock certificate or certificates for the shares of Common Stock deliverable upon such exercise, and the Warrant Agent shall deliver the same to the person or persons entitled thereto. Upon the exercise of any Warrant, the Warrant Agent shall promptly notify the Company in writing of such fact and of the number of securities delivered upon such exercise and shall cause all payments of an amount in cash or by check made payable to the order of the Company, equal to the Exercise Price, to be deposited promptly in the Company's bank account.

     (b) The Company shall not be obligated to issue any fractional share interests or fractional warrant interests upon the exercise of any Warrant or Warrants, nor shall it be obligated to issue scrip or pay cash in lieu of fractional interests. In lieu of any such fractional interest, the Registered
Holder shall, upon surrender of the Warrant Certificate (as herein provided), be paid an amount in cash (without interest) rounded to the nearest cent determined by multiplying the Exercise Price as then in effect by the fractional interest;
provided, however, that the Company shall not be required to pay any amount which is less than $2.00.


     (c) Prior to exercise of any Warrant, the Registered Holder shall not be entitled to any rights of a shareholder of the Company, including, without limitation, the right to vote or to receive dividends or other distributions, and shall not be entitled to receive any notice of any proceedings of the Company, except as otherwise provided herein.

     SECTION 5.  Reservation of Shares; Listing; Payment of Taxes, etc.
                 -----------------------------------------------------


     (a) The Company covenants that, so long as any Warrants are outstanding, it will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issue upon exercise of Warrants, such number of shares of Common Stock as shall then be issuable upon the exercise of all outstanding Warrants. The Company covenants that upon the exercise of the Warrants and payment of the Exercise Price all shares of Common
Stock which shall be issuable upon such exercise, shall, at the time of delivery thereof, be duly and validly issued and fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof. The Company shall use its best efforts to list such shares on each securities exchange, if any, on which the other shares of outstanding
Common Stock of the Company are then listed.

     (b) The Company covenants that if any securities to be reserved for the purpose of exercise of Warrants hereunder require registration with, or approval of, any governmental authority under any federal securities law before such securities may be validly issued or delivered upon such exercise, the Company will file a registration statement under the federal securities laws or a post-effective amendment, use its best efforts to cause the same to become effective, keep such registration statement current while any of the Warrants are outstanding and deliver a prospectus which complies with Section 10(a)(3) of the Securities Act of 1993, as amended (the "Act"), to the Registered Holder exercising the Warrant (except, if in the opinion of counsel to the Company, such registration is not required under the federal securities law or if the Company receives a letter from the staff of the Securities and Exchange
Commission ("Commission") stating that it would not take any enforcement action if such registration is not effected). The Company will use its best efforts to obtain appropriate approvals or registrations under state "blue sky" securities laws. With respect to any such securities, however, Warrants may not be exercised by, or shares of Common Stock issued to, any Registered Holder in any state in which such exercise or issuance would be unlawful.

     (c) The Company shall pay all documentary, stamp or similar taxes and other governmental charges that may be imposed with respect to the issuance of Warrants, or the issuance or delivery of any shares of Common Stock upon exercise of the Warrants; provided, however, that if shares of Common Stock are to be delivered in a name other than the name of the Registered Holder of the Warrant Certificate representing any Warrant being exercised, then no such delivery shall be made unless the person requesting the same has paid to the Warrant Agent the amount of transfer taxes or charges incident thereto, if any.

     (d) The Warrant Agent is hereby irrevocably authorized as the Transfer Agent to requisition from time to time certificates representing shares of Common Stock or other securities required upon exercise of the Warrants, and the Company will comply with all such requisitions.

     SECTION 6.  Exchange and Registration of Transfer.
                 -------------------------------------


     (a)       Warrant Certificates may be exchanged for other Warrant
Certificates representing an equal aggregate number of Warrants or may be transferred in whole or in part. Warrant Certificates to be so exchanged shall be surrendered to the Warrant Agent at its Corporate Office, and the Company shall execute and the Warrant Agent shall countersign, issue and deliver in exchange therefor the Warrant Certificate or Certificates which the Registered
Holder making the exchange shall be entitled to receive.

     (b) The Warrant Agent shall keep, at the Corporate Office, books in which, subject to such reasonable regulations as it may prescribe, it shall register Warrant Certificates and the transfer thereof. Upon due presentment for registration of transfer of any Warrant Certificate at such office, the Company shall execute and the Warrant Agent shall issue and deliver to the transferee or transferees a new Warrant Certificate or Certificates representing an equal aggregate number of Warrants.

     (c) With respect to any Warrant Certificates presented for registration of transfer, or for exchange or exercise, the reverse of the exercise form shall be duly endorsed or be accompanied by a written instrument or instruments of transfer and subscription, in form satisfactory to the Company and the Warrant Agent, duly executed by the Registered Holder thereof or his attorney duly authorized in writing.

     (d) No service charge shall be made for any exchange or registration of transfer of Warrant Certificates. However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.


     (e) All Warrant Certificates surrendered for exercise or for exchange shall be promptly cancelled by the Warrant Agent.

     (f) Prior to due presentment for registration or transfer thereof, the Company and the Warrant Agent may deem and treat the Registered Holder of any Warrant Certificate as the absolute owner thereof and of each Warrant represented thereby (notwithstanding any notations of ownership or writing thereon made by anyone other than the Company or the Warrant Agent) for all purposes and shall not be affected by any notice to the contrary.

     SECTION 7.  Loss or Mutilation.  Upon receipt by the Company and the
                 ------------------

Warrant Agent of evidence satisfactory to them of the ownership of and the loss, theft, destruction or mutilation of any Warrant Certificate and (in the case of loss, theft or destruction) of indemnity satisfactory to them, and (in case of mutilation) upon surrender and cancellation thereof, the Company shall execute and the Warrant Agent shall countersign and deliver in lieu thereof a new
Warrant Certificate representing an equal aggregate number of Warrants.
Applicants for a substitute Warrant Certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Warrant Agent may prescribe.

     SECTION 8.  Adjustment of Exercise Price and Number of Shares of Common
                 -----------------------------------------------------------

Stock Deliverable.
- -----------------


     (a) (i) Except as hereinafter provided, in the event the Company shall, at any time or from time to time after the date hereof, sell any shares of Common Stock for a consideration per share less than the average of the highest and lowest quoted selling price of a share of Common Stock as reported on the composite tape for securities listed on such national securities exchange on which the Common Stock is then listed for trading as may be designated by the Compensation Committee of the Board of Directors of the Company, or, in the event that the Common Stock is not listed for trading on a national securities exchange but is quoted on an automated quotation system, on such automated quotation system, or, in the event that the Common Stock is not quoted on an automated quotation system, the average of the highest bid and lowest asked price of a share of Common Stock as quoted by a member firm of the National
Association of Securities Dealers, Inc., in any such case on the valuation date
(or, if there were no sales on the valuation date, the average of the highest and lowest quoted selling prices or bid and asked price as reported on said composite tape or automated quotation system or by such member firm, as the case may be, for the most recent day during which a sale occurred (hereinafter
"Market Price"), or issue any shares of Common Stock as a stock dividend to the holders of Common Stock, or subdivide or combine the outstanding shares of Common Stock into a greater or lesser number of shares (any such sale, issuance, subdivision or combination being herein called a "Change of Shares"), then, and thereafter upon each further Change of Shares, the Exercise Price for the Warrants (whether or not the same shall be issued and then outstanding) in effect immediately prior to such Change of Shares shall be changed to a price
(including any applicable fraction of a cent to the nearest cent) determined by dividing (i) the sum of (a) the total number of shares of Common Stock outstanding immediately prior to such Change of Shares, multiplied by the Exercise Price in effect immediately prior to such Change of Shares, and (b) the consideration, if any, received by the Company upon such sale, issuance, subdivision or combination by (ii) the total number of shares of Common Stock outstanding immediately after such Change of Shares; provided, however, that in no event shall the Exercise Price be adjusted pursuant to this computation to an amount in excess of the Exercise Price in effect immediately prior to such computation, except in the case of a combination of outstanding shares of Common
Stock.

     For the purposes of any adjustment to be made in accordance with this
Section 8(a), the following provisions shall be applicable:

          (A)       In case of the issuance or sale of shares of Common Stock
(or of other securities deemed hereunder to involve the issuance or sale of shares of Common Stock) for a consideration part or all of which shall be cash, the amount of the cash portion of the consideration therefor deemed to have been received by the Company shall be (i) the subscription price, if shares of Common
Stock are offered by the Company for subscription, or (ii) the public offering price (before deducting therefrom any compensation paid or discount allowed in the sale, underwriting or purchase thereof by underwriters or any expenses incurred in connection therewith), if such securities are sold to the underwriters or dealers for public offering without a subscription offering, or
(iii) the gross amount of cash actually received by the Company for such securities, in any other case.

          (B) In case of the issuance or sale (otherwise than as a dividend or other distribution on any stock of the Company, and otherwise than on the exercise of options, rights or warrants or the conversion or exchange of convertible or exchangeable securities) of shares of Common Stock (or of other securities deemed hereunder to involve the issuance or sale of shares of Common
Stock) for a consideration part or all of which shall be other than cash, the amount of the consideration therefor other than cash deemed to have been received by the Company shall be the value of such consideration as determined in good faith by the Board of Directors of the Company.



          (C) Shares of Common Stock issuable by way of dividend or other distribution on any stock of the Company shall be deemed to have been issued immediately after the opening of business on the day following the record date for the determination of shareholders entitled to receive such dividend or other distribution and shall be deemed to have been issued without consideration.

          (D) The reclassification of securities of the Company other than shares of Common Stock into securities including shares of Common Stock shall be deemed to involve the issuance of such shares of Common Stock for a consideration other than cash immediately prior to the close of business on the date fixed for the determination of security holders entitled to receive such shares, and the value of the consideration allocable to such shares of Common
Stock shall be determined as provided in subsection (B) of this Section 8(a).

          (E) The number of shares of Common Stock at any one time outstanding shall be deemed to include the aggregate maximum number of shares issuable (subject to readjustment upon the actual issuance thereof) upon the exercise of options, rights or warrants and upon the conversion or exchange of convertible or exchangeable securities.

     (ii)      Upon each adjustment of the Exercise Price pursuant to this
Section 8, the number of shares of Common Stock purchasable upon the exercise of each Warrant shall be the number derived by multiplying the number of shares of Common Stock purchasable immediately prior to such adjustment by the Exercise
Price in effect prior to such adjustment and dividing the product so obtained by the applicable adjusted Exercise Price.


     (b) Subject to the provisions of Section 8(f), in case the Company shall at any time after the date hereof issue options, rights or warrants to subscribe for shares of Common Stock, or issue any securities convertible into or exchangeable for shares of Common Stock to all Common Stockholders for a consideration per share (determined as provided in Section 8(a) and as provided below) less than the Market Price in effect immediately prior to the issuance of such options, rights or warrants, or such convertible or exchangeable securities, or without consideration (including the issuance of any such securities by way of dividend or other distribution), the Exercise Price for the Warrants (whether or not the same shall be issued and outstanding) in effect immediately prior to the issuance of such options, rights or warrants, or such convertible or exchangeable securities, as the case may be, shall be reduced to a price determined by making the computation in accordance with the provisions of Section 8(a) hereof; provided that:

          (A) The aggregate maximum number of shares of Common Stock, as the case may be, issuable or that may become issuable under such options, rights or warrants (assuming exercise in full even if not then currently exercisable or currently exercisable in full) shall be deemed to be issued and outstanding at the time such options, rights or warrants were issued, for a consideration equal to the minimum purchase price per share provided for in such options, rights or warrants at the time of issuance, plus the consideration, if any, received by the Company for such options, rights or warrants; provided, however, that upon the expiration or other termination of such options, rights or warrants, if any thereof shall not have been exercised, the number of shares of Common Stock deemed to be issued and outstanding pursuant to this subsection (A) (and for the purposes of subsection (E) of Section 8(a) hereof) shall be reduced by the number of shares as to which options, warrants and/or rights shall have expired, and such number of shares shall no longer be deemed to be issued and outstanding, and the Exercise Price then in effect shall forthwith be readjusted and thereafter be the price that it would have been had adjustment been made on the basis of the issuance only of the shares actually issued plus the shares remaining issuable upon the exercise of those options, rights or warrants as to which the exercise rights shall not have expired or terminated unexercised.

          (B) The aggregate maximum number of shares of Common Stock issuable or that may become issuable upon conversion or exchange of any convertible or exchangeable securities (assuming conversion or exchange in full even if not then currently convertible or exchangeable in full) shall be deemed to be issued and outstanding at the time of issuance of such securities, for a consideration equal to the consideration received by the Company for such securities, plus the minimum consideration, if any receivable by the Company upon the conversion or exchange thereof; provided, however, that upon the termination of the right to convert or exchange such convertible or exchangeable securities (whether by reason of redemption or otherwise), the number of shares of Common Stock deemed to be issued and outstanding pursuant to this subsection
(B) (and for the purposes of subsection (E) of Section 8(a) hereof) shall be reduced by the number of shares as to which the conversion or exchange rights shall have expired or terminated unexercised, and such number of shares shall no longer be deemed to be issued and outstanding, and the Exercise Price then in effect shall forthwith be readjusted and thereafter be the price that it would have been had adjustment been made on the basis of the issuance only of the shares actually issued plus the shares remaining issuable upon conversion or exchange of those convertible or exchangeable securities as to which the conversion or exchange rights shall not have expired or terminated unexercised.

          (C) If any change shall occur in the price per share provided for in any of the options, rights or warrants referred to in subsection (A) of this Section 8(b), or in the price per share or ratio at which the securities referred to in subsection (B) of this Section 8(b) are convertible or exchangeable, such options, rights or warrants or conversion or exchange rights, as the case may be, to the extent not theretofore exercised, shall be deemed to have expired or terminated on the date when such price change became effective in respect of shares not theretofore issued pursuant to the exercise or conversion or exchange thereof, and the Company shall be deemed to have issued upon such date new options, rights or warrants or convertible or exchangeable securities.

     (c) In case of any reclassification or change of outstanding shares of Common Stock issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination), or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with a Subsidiary in which merger the Company is the continuing corporation and which does not result in any reclassification or change of the then outstanding shares of Common Stock or other capital stock issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of subdivision or combination) or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, then, as a condition of such reclassification, change, consolidation, merger, sale or conveyance, the Company, or such successor or purchasing corporation, as the case may be, shall make lawful and adequate provision whereby the Registered Holder of each Warrant then outstanding shall have the right thereafter to receive on exercise of such Warrant the kind and amount of securities and property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of securities issuable upon exercise of such Warrant immediately prior to such reclassification, change, consolidation, merger, sale or conveyance and shall forthwith file at the Corporate Office of the Warrant Agent a statement signed by its President or a Vice President and by its Treasurer or an Assistant Treasurer or its Secretary or an Assistant Secretary evidencing such provision. Such provisions shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 8(a) and (b). The above provisions of this Section 8(c) shall similarly apply to successive reclassifications and changes of shares of Common
Stock and to successive consolidations, mergers, sales or conveyances.

     (d) Irrespective of any adjustments or changes in the Exercise Price or the number of shares of Common Stock purchasable upon exercise of the Warrants, the Warrant Certificates theretofore and thereafter issued shall, unless the Company shall exercise its option to issue new Warrant Certificates pursuant to Section 2(e) hereof, continue to express the Exercise Price per share and the number of shares purchasable thereunder as the Exercise Price per share and the number of shares purchasable thereunder were expressed in the Warrant Certificates when the same were originally issued.

     (e)       After each adjustment of the Exercise Price pursuant to this
Section 8, the Company will promptly prepare a certificate signed by the Chairman or President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, of the Company setting forth: (i) the Exercise Price as so adjusted, (ii) the number of shares of Common Stock purchasable upon exercise of each Warrant, after such adjustment, and (iii) a brief statement of the facts accounting for such adjustment. The Company will promptly file such certificate with the Warrant Agent and cause a brief summary thereof to be sent by ordinary first class mail to each Registered Holder at his or her last address as it shall appear on the registry books of the Warrant


Agent. No failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity thereof except as to the holder to whom the Company failed to mail such notice, or except as to the holder whose notice was defective. The affidavit of an officer of the Warrant Agent or the Secretary or an Assistant Secretary of the Company that such notice has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

     (f) No adjustment of the Exercise Price shall be made as a result of or in connection with (A) the issuance or sale of shares of Common Stock pursuant to options, warrants, stock purchase agreements and convertible or exchangeable securities outstanding or in effect on the date hereof, (B) the issuance and sale of the Company's securities pursuant to this Agreement, or (C) the grant, issuance or sale of options or warrants or issuance of securities upon the exercise thereof or the grant, issuance or sale of any other security, pursuant to the provisions of the Company's Long Term Stock Incentive Plan or
(D) the issuance or sale of shares of Common Stock, if the amount of said adjustment shall be less that $.10; provided, however, that in such case, any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment that shall amount, together with any adjustment so carried forward, to at least $.10.

     SECTION 9.  Redemption.
                 ----------


     (a) The Company may, at any time after the Effective Time, on 30 days prior written notice (the "Notice of Redemption") redeem all (but not part) of the Warrants then outstanding at the price of $0.01 per Warrant (the "Redemption
Price"); provided, however, that before any such call for redemption of Warrants can take place, the Market Price for the Common Stock in the primary market in which the Common Stock is traded shall have, for thirty (30) consecutive trading days subsequent to the Effective Time and ending no more than ten (10) days prior to the date of the Notice of Redemption, equalled or exceeded $13.75 per share (subject to adjustment in the event of any stock splits or other similar events as provided in Section 8 hereof).

     (b) In case the Company shall exercise its right to redeem all of the Warrants, it shall mail or cause to be mailed to the Registered Holders of the Warrants a Notice of Redemption, by first class, postage prepaid, within ten
(10) calendar days of the aforementioned thirty (30) consecutive trading days and not later than the fortieth (40th) day before the date fixed for redemption, at their last address as shall appear on the records of the Warrant Agent. Any notice mailed in the manner provided herein shall be conclusively presumed to have been duly given whether or not the Registered Holder receives such notice.

     (c)       The Notice of Redemption shall specify (i) the Redemption Price,
(ii) the date fixed for redemption, (iii) the place where the Warrant
Certificate shall be delivered and the Redemption Price shall be paid, and (iv) that the right to exercise the Warrant shall terminate at 5:00 p.m. (Salt Lake
City time) on the business day immediately preceding the date fixed for redemption. The date fixed for the redemption of the Warrants shall be the Redemption Date. No failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption except as to a holder (a) to whom notice was not mailed or (b) whose notice was defective. An affidavit of the Warrant Agent or the Secretary or Assistant
Secretary of the Company that notice of redemption has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.


     (d)       Any right to exercise a Warrant shall terminate at 5:00 p.m.
(Salt Lake City time) on the business day immediately preceding the Redemption
Date. The redemption price payable to the Registered Holders shall be mailed to such persons at their addresses of record.

     SECTION 10.  Concerning the Warrant Agent.
                  ----------------------------


     (a) The Warrant Agent acts hereunder as agent and in a ministerial capacity for the Company, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not, by issuing and delivering
Warrant Certificates or by any other act hereunder, be deemed to make any representations as to the validity or value or authorization of the Warrant
Certificates or the Warrants represented thereby or of any securities or other property delivered upon exercise of any Warrant or whether any stock issued upon exercise of any Warrant is fully paid and non-assessable.

     (b) The Warrant Agent shall not at any time be under any duty or responsibility to any holder of Warrant Certificates to make or cause to be made any adjustment of the Exercise Price provided in this Agreement, or to determine whether any fact exists which may require any such adjustment, or with respect to the nature or extent of any such adjustment, when made, or with respect to the method employed in making the same. It shall not (i) be liable for any recital or statement of fact contained herein or for any action taken, suffered or omitted by it in reliance on any Warrant Certificate or other document or instrument believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties, (ii) be responsible for any failure on the part of the Company to comply with any of its covenants and obligations contained in this Agreement or in any Warrant Certificate, or (iii) be liable for any act or omission in connection with this Agreement except for its own gross negligence or willful misconduct.

     (c) The Warrant Agent may at any time consult with counsel satisfactory to it (who may be counsel for the Company) and shall incur no liability or responsibility for any action taken, suffered or omitted by it in good faith in accordance with the opinion or advice of such counsel.

     (d) Any notice, statement, instruction, request, direction, order or demand of the Company shall be sufficiently evidenced by an instrument signed by the Chairman of the Board of Directors, President or any Vice President (unless other evidence in respect thereof is herein specifically prescribed). The
Warrant Agent shall not be liable for any action taken, suffered or omitted by it in accordance with such notice, statement, instruction, request, direction, order or demand.

     (e) The Company agrees to pay the Warrant Agent reasonable compensation for its services hereunder and to reimburse it for its reasonable expenses hereunder. The Company further agrees to indemnify the Warrant Agent and save it harmless against any and all losses, expenses and liabilities, including judgments, costs and counsel fees, for anything done or omitted by the Warrant Agent in the execution of its duties and powers hereunder except losses, expenses and liabilities arising as a result of the Warrant Agent's gross negligence or willful misconduct.

     (f) The Warrant Agent may resign its duties and be discharged from all further duties and liabilities hereunder (except liabilities arising as a result of the Warrant Agents's own gross negligence or willful misconduct), after giving 30 days' prior written notice to the Company. At least 15 days prior to the date such resignation is to become effective, the Warrant Agent shall cause a copy of such notice of resignation to be mailed to the Registered
Holder of each Warrant Certificate at the Company's expense. Upon such resignation the Company shall appoint in writing a new warrant agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation by the resigning Warrant Agent, then the Registered Holder of any Warrant Certificate may apply to any court of competent jurisdiction for the appointment of a new warrant agent. Any new warrant agent, whether appointed by the Company or by such a court, shall be a bank or trust company having a capital and surplus, as shown by its last published report to its stockholders, of not less than $10,000,000, or a stock transfer company doing business in New York, New York. After acceptance in writing of such appointment by the new warrant agent is received by the Company, such new warrant agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the warrant agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the resigning Warrant
Agent. The Warrant Agent shall promptly transfer the books and records relating to the Warrants to such successor warrant agent. Not later than the effective date of any such appointment the Company shall file notice thereof with the resigning Warrant Agent and shall forthwith cause a copy of such notice to be mailed to the Registered Holder of each Warrant Certificate.

     (g) Any corporation into which the Warrant Agent or any new warrant agent may be converted or merged, any corporation resulting from any consolidation to which the Warrant Agent or any new warrant agent shall be a party, or any corporation succeeding to the corporate trust business of the


Warrant Agent or any new warrant agent shall be a successor warrant agent under this Agreement without any further act; provided that such corporation is eligible for appointment as successor to the Warrant Agent under the provisions of the preceding paragraph. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed to the Company and to the Registered Holders of each Warrant Certificate.

     (h) The Warrant Agent, its subsidiaries and affiliates, and any of its or their officers or directors, may buy and hold or sell Warrants or other securities of the Company and otherwise deal with the Company in the same manner and to the same extent and with like effect as though it were not Warrant Agent.
Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

     (i) The Company may, on 30 business days' notice to the Warrant Agent and the Registered Holders, replace the Warrant Agent with a successor warrant agent meeting the requirements set forth in subsection (f) hereof.

     (j) The Warrant Agent shall retain for a period of two years from the date of exercise any Warrant Certificate received by it upon such exercise.

     SECTION 11.  Modification of Agreement.
                  -------------------------


     The Warrant Agent and the Company may by supplemental agreement make any changes or corrections in this Agreement (i) that they shall deem appropriate to cure any ambiguity or to correct any defective or inconsistent provision or manifest mistake or error herein contained; (ii) that they may deem necessary or desirable and which shall not adversely affect the interests of the holders of Warrant Certificates; or (iii) which are required by law; provided, however, that this Agreement shall not otherwise be modified, supplemented or altered in any other respect except with the consent in writing of the Registered Holders representing not less than 66-2/3% of the Warrants then outstanding; provided, further, that no change in the number or nature of the securities purchasable upon the exercise of any Warrant, or the Exercise Price therefor, shall be made without the consent in writing of the Registered Holder of the Warrant
Certificate, other than such changes as are specifically prescribed by this Agreement as originally executed, including, without limitation, the changes permitted by Section 1(e) hereof, or as so consented to.

     SECTION 12.  Notices.
                  -------


     All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid, or delivered to a telegraph office for transmission if to the Registered Holder of a Warrant Certificate, at the address of such holder as shown on the registry books maintained by the Warrant Agent; if to the Company at 5485 Conestoga Court, Boulder, Colorado 80301, Attention: President, or at such other addresses as may have been furnished to the Warrant Agent in writing by the Company; and if to the Warrant Agent, at its Corporate Office.

     SECTION 13.  Governing Law.
                  -------------


     This Agreement shall be governed by and construed in accordance with the laws of the State of Utah without giving effect to conflicts of laws.


     SECTION 14.  Binding Effect.
                  --------------


     This Agreement shall be binding upon and inure to the benefit of the Company, the Warrant Agent and their respective successors and assigns and the holders from time to time of Warrant Certificates or any of them. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim or to impose upon any other person any duty, liability or obligation.

     SECTION 15.  Counterparts.
                  ------------


     This Agreement may be executed in several counterparts, which taken together shall constitute a single document.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the first date first above written.

[SEAL]

4HEALTH INC.                       ZIONS FIRST NATIONAL BANK
                                   As Warrant Agent


By:                                By:
     -------------------------         --------------------------
  Name:                            Name:
       -----------------------          -------------------------
  Title:                           Title:
        ----------------------           ------------------------


                                                                       EXHIBIT A
                                                        to the Warrant Agreement

No. W                                                  VOID AFTER       , 1997
      --------                                                    ------

WARRANTS


                       REDEEMABLE WARRANT CERTIFICATE TO
                       PURCHASE ONE SHARE OF COMMON STOCK

                                  4HEALTH INC.

                                                            CUSIP NO.
                                                                      ----------

THIS CERTIFIES THAT, FOR VALUE RECEIVED

or registered assigns (the "Registered Holder") is the owner of the number of
Redeemable Warrants (the "Warrants") specified above.  Each Warrant initially entitles the Registered Holder to purchase, subject to the terms and conditions set forth in this Certificate and the Warrant Agreement (as hereinafter defined), one fully paid and non-assessable share of Common Stock, $.01 par value, of 4Health Inc, a Utah corporation (the "Company"), at any time from
     , 1996 and prior to the Expiration Date (as hereinafter defined) upon the
- -----
presentation and surrender of this Warrant Certificate with the Subscription
Form on the reverse hereof duly executed, at the corporate office of Zions First
National Bank, [           ], as Warrant Agent, or its successor (the "Warrant
                -----------
Agent"), accompanied by payment of $11.00, subject to adjustment (the "Exercise


Price"), in lawful money of the United States of America in cash or by check made payable to the Warrant Agent for the account of the Company.

     This Warrant Certificate and each Warrant represented hereby are issued pursuant to and are subject in all respects to the terms and conditions set
forth in the Warrant Agreement (the "Warrant Agreement"), dated       , 1996, by
                                                                ------
and between the Company and the Warrant Agent.

     In the event of certain contingencies provided for in the Warrant
Agreement, the Exercise Price and the number of shares of Common Stock subject to purchase upon the exercise of each Warrant represented hereby are subject to modification or adjustment.

     Each Warrant represented hereby is exercisable at the option of the Registered Holder, but no fractional interests will be issued. In the case of the exercise of less than all the Warrants represented hereby, the Company shall cancel this Warrant Certificate upon the surrender hereof and shall execute and deliver a new Warrant Certificate or Warrant Certificates of like tenor, which the Warrant Agent shall countersign, for the balance of such Warrants.

     The term "Expiration Date" shall mean 5:00 P.M. (Salt Lake City time) on
     , 1997.  If such date shall in the State of Utah be a holiday or a day on
- -----
which the banks are authorized to close, the Expiration Date shall mean 5:00
P.M. (Salt Lake City time) the next following day which in the State of Utah is not a holiday or a day on which banks are authorized to close.

     The Company shall not be obligated to deliver any securities pursuant to the exercise of this Warrant unless a registration statement under the Securities Act of 1933, as amended (the "Act"), with respect to such securities is effective or an exemption thereunder is available. The Company has covenanted and agreed that, if required by the Act, it will file a registration statement under the Act, use its best efforts to cause the same to become effective, to keep such registration statement current, if required under the Act, while any of the Warrants are outstanding, and deliver a prospectus which complies with Section 10(a)(3) of the Act to the Registered Holder exercising this Warrant. This Warrant shall not be exercisable by a Registered Holder in any state where such exercise would be unlawful.

     This Warrant Certificate is exchangeable, upon the surrender hereof by the Registered Holder at the corporate office of the Warrant Agent, for a new
Warrant Certificate or Warrant Certificates of like tenor representing an equal aggregate number of Warrants, each of such new Warrant Certificates to represent such number of Warrants as shall be designated by such Registered Holder at the time of such surrender. Upon due presentment and payment of any tax or other charge imposed in connection therewith or incident thereto, for registration of transfer of this Warrant Certificate at such office, a new Warrant Certificate of Warrant Certificates representing an equal aggregate number of Warrants will be issued to the transferee in exchange therefor, subject to the limitations provided in the Warrant Agreement.

     Prior to the exercise of any Warrant represented hereby, the Registered
Holder shall not be entitled to any rights of a shareholder of the Company, including, without limitation, the right to vote or to receive dividends or other distributions, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided in the Warrant Agreement.

     Subject to the provisions of the Warrant Agreement, this Warrant may be redeemed at the option of the Company, at a redemption price of $0.01 per


Warrant, at any time commencing after      , 1996; provided that the Market
                                      -----
Price (as defined in the Warrant Agreement) for the Common Stock in the primary market in which the Common Stock is traded shall have for thirty (30)
consecutive trading days and ending no more than (10) days prior to the Notice of Redemption, as defined below, equalled or exceeded $13.75 per share (subject to adjustment in the event of any stock splits or other similar events)
(hereinafter referred to as the "Redemption Period").  Notice of redemption (the
"Notice of Redemption") shall be given not later than the fortieth (40th) day before the date fixed for redemption (the "Redemption Date"), all as provided in the Warrant Agreement.  The Registered Holder may exercise the Warrants pursuant to and in accordance with the terms of this Warrant Certificate and the Warrant
Agreement at any time during the Redemption Period up to but excluding the
Redemption Date.  On and after the Redemption Date, the Registered Holder shall have no rights with respect to the Warrants except to receive $0.01 per Warrant upon surrender of this Certificate.

     Prior to due presentment for registration of transfer hereof, the Company and the Warrant Agent may deem and treat the Registered Holder as the absolute owner hereof and of each Warrant represented hereby (notwithstanding any notations of ownership or writing hereon made by anyone other than a duly authorized officer of the Company or the Warrant Agent) for all purposes and shall not be affected by any notice to the contrary, except as provided in the Warrant Agreement.

     This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of Utah without giving effect to conflicts of laws.

     This Warrant Certificate is not valid unless countersigned by the Warrant
Agent.



     IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed, manually or in facsimile by two of its officers thereunto duly authorized and a facsimile of its corporate seal to be imprinted hereon.

Dated:         ,1996
                                   4HEALTH INC.
[SEAL]


                                   By:
                                      ---------------------------
                                     Name:
                                          -----------------------
                                     Title:
                                           ----------------------



                                   By:
                                      ---------------------------
                                     Name:
                                          -----------------------
                                     Title:
                                           ----------------------

COUNTERSIGNED:

ZIONS FIRST NATIONAL BANK,
as Warrant Agent

By:
     ------------------------------
  Authorized Officer


                               SUBSCRIPTION FORM

                    To Be Executed by the Registered Holder
                          in Order to Exercise Warrant

     The undersigned Registered Holder hereby irrevocably elects to exercise
           Warrants represented by this Warrant Certificate, and to purchase the
- ----------
securities issuable upon the exercise of such Warrants, and requests that certificates for such securities shall be issued in name of

                            PLEASE INSERT SOCIAL SECURITY
                             OR OTHER IDENTIFYING NUMBER


                  ================================================


                  ------------------------------------------------
                       (please print or type name and address)

and be delivered to


                  ------------------------------------------------



                  ------------------------------------------------
                       (please print or type name and address)


and if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Registered Holder at the address stated below.

     IMPORTANT: PLEASE COMPLETE THE FOLLOWING

          1.   The exercise of this Warrant was solicited by          [ ]
                                                      .
               ---------------------------------------

          2.   If the exercise of this Warrant was not
               solicited, please check the following box.             [ ]

Dated:               199      X
       -------------    --     =======================================


                          ---------------------------------------
                          Address

                          Social Security or Taxpayer
                          Identification Number



                          Signature Guaranteed

     ASSIGNMENT

     To Be Executed by the Registered Holder
     in Order to Assign Warrants

          FOR VALUE RECEIVED,                                       , hereby
                              --------------------------------------
sells, assigns and transfers unto

     PLEASE INSERT SOCIAL SECURITY
     OR OTHER IDENTIFYING NUMBER


     ==================================================


     --------------------------------------------------
     (please print or type name and address)

                                      of the Warrants represented by this
- -------------------------------------
Warrant Certificate, and hereby irrevocably constitutes and appoints


Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

Dated:               199      x
       -------------    --     ---------------------------------------
                              Signature Guaranteed

THE SIGNATURE TO THE ASSIGNMENT OR THE SUBSCRIPTION FORM MUST CORRESPOND TO THE
NAME AS WRITTEN UPON THE FACE OF THIS WARRANT CERTIFICATE IN EVERY PARTICULAR,
WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER AND MUST BE
GUARANTEED BY A COMMERCIAL BANK OR TRUST COMPANY OR A MEMBER FIRM OF THE
AMERICAN STOCK EXCHANGE, NEW YORK STOCK EXCHANGE, PACIFIC STOCK EXCHANGE,
MIDWEST STOCK EXCHANGE OR BOSTON STOCK EXCHANGE.



                                            APPENDIX C TO REGISTRATION STATEMENT

                             SALE RESTRICTION AGREEMENT




- -------------------
- -------------------
- -------------------

Ladies and Gentlemen:

          In order to induce                          ("         ") to enter
                             ------------------------   ---------
into that certain Agreement and Plan of Merger, dated as of April 10, 1996 (the
"Merger Agreement"), with              ("         "), and to consummate the
                          ------------   ---------
transactions contemplated thereby, pursuant to which, inter alia, 4Health will
                                                      ----- ----
be merged with and into Surgical (the "Merger") for shares of common stock, par value $.01 per share, of the surviving corporation ("New Common Stock") and the issued and outstanding shares of common stock, par value $.01, of Surgical
("Surgical Common Stock") will be combined and exchanged for shares of New
Common Stock and warrants to purchase New Common Stock, all as further described in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned shareholder of 4Health hereby acknowledges and agrees as follows:

          1. As a result of the Merger, the undersigned may receive shares of
New Common Stock (the shares of New Common Stock issued in the Merger are referred to herein collectively as the "New Securities") in exchange for the
number of shares of             ,     par value, of           ("           ")
                    ------------  ---               ---------   -----------
specified on the signature page hereof which the undersigned hereby represents and warrants are owned by the undersigned.

          2. The undersigned hereby represents, warrants and covenants to Surgical and 4Health that in the event the undersigned receives any New
Securities as a result of the Merger:

               THE UNDERSIGNED SHALL NOT MAKE ANY SALE, TRANSFER OR OTHER
DISPOSITION OF THE NEW SECURITIES IN VIOLATION OF THE UNITED STATES SECURITIES
ACT OF 1933, AS AMENDED (THE "ACT") OR THE RULES AND REGULATIONS PROMULGATED
THEREUNDER (THE "RULES AND REGULATIONS");

               THE UNDERSIGNED HAS CAREFULLY READ THIS LETTER AND THE MERGER
AGREEMENT AND DISCUSSED THE REQUIREMENTS OF SUCH DOCUMENTS AND OTHER APPLICABLE
LIMITATIONS UPON THE UNDERSIGNED'S ABILITY TO SELL, TRANSFER OR OTHERWISE
DISPOSE (A "DISPOSITION") OF THE NEW SECURITIES TO THE EXTENT THE UNDERSIGNED
FELT NECESSARY, WITH ITS COUNSEL OR COUNSEL FOR THE COMPANY;

               THE UNDERSIGNED HAS BEEN ADVISED THAT THE ISSUANCE OF NEW
SECURITIES TO IT PURSUANT TO THE MERGER IS INTENDED TO BE REGISTERED WITH THE
COMMISSION UNDER THE ACT ON A REGISTRATION STATEMENT ON FORM S-4.  THE
UNDERSIGNED HAS ALSO BEEN ADVISED THAT AS A CONDITION TO THE CONSUMMATION OF THE
MERGER, THE MERGER AGREEMENT CONTEMPLATES THAT SHAREHOLDERS OF             WHO
                                                               -----------
OWN, DIRECTLY OR INDIRECTLY, IMMEDIATELY PRIOR TO THE EFFECTIVENESS OF THE
MERGER, SUCH NUMBER OF SHARES OF               , OR SECURITIES CONVERTIBLE INTO
                                 --------------
              (INCLUDING SHARES OR SECURITIES OWNED BY AFFILIATES), AS SHALL
- -------------
EQUAL AT LEAST 5% OF THE OUTSTANDING SHARES OF           COMMON STOCK ARE
                                               ---------
REQUIRED TO AGREE THAT THEY WILL NOT EFFECT A DISPOSITION OF SHARES OF NEW


SECURITIES FOR A PERIOD OF 180 DAYS SUBSEQUENT TO THE CLOSING DATE (AS DEFINED
IN THE MERGER AGREEMENT) OF THE MERGER AND THEREAFTER THE UNDERSIGNED WILL NOT
EFFECT A DISPOSITION OF THE NEW SECURITIES IN EXCESS OF THE LESSER OF (X) THE
VOLUME LIMITATIONS SPECIFIED IN RULE 145(D) OF THE RULES AND REGULATIONS (THE
"RULE 145(D) LIMITATIONS") OR (Y) AN AMOUNT OF SECURITIES EQUAL TO 2% OF THE
TOTAL ISSUED AND OUTSTANDING SHARES OF NEW COMMON STOCK OF THE SURVIVING
CORPORATION IN CUMULATIVE SALES EFFECTED DURING THE PRECEDING 12 MONTHS;
PROVIDED, HOWEVER, IN THE EVENT THE UNDERSIGNED IS NOT AN "AFFILIATE" OF
- --------  -------

        , AS DEFINED IN THE RULES AND REGULATIONS, NOTWITHSTANDING THE FOREGOING
- --------
THE UNDERSIGNED SHALL BE ENTITLED TO EFFECT DISPOSITIONS OF NEW COMMON STOCK IN
"BLOCK" TRANSACTIONS THROUGH ONE BROKER OR DEALER APPROVED IN WRITING BY THE
SURVIVING CORPORATION, IN ITS REASONABLE JUDGMENT, TO "QUALIFIED INSTITUTIONAL
BUYERS" IN TRANSACTIONS WHICH MEET THE FOLLOWING REQUIREMENTS:

                         Time of Sales.  The Disposition shall be
                         -------------

               effected through the broker or dealer (I) such that the sale would not constitute the opening transaction in the security on any exchange or reported in the consolidated transaction reporting system contemplated by Rule 11Aa3-1 of the Rules and Regulations as to which last sale information is reported regarding the New Securities; (II) at a time other than during the one-half hour before the scheduled close of trading on the principal market for the New Securities if such market is a national securities exchange; (III) if the transaction is effected through the facilities of an exchange, at a time other than during the one-


               half hour before the scheduled close of trading on the national securities exchange in which the transaction is reported; (IV) if the sale is to be made otherwise than on a national securities exchange, at a time other than during the one-half hour before the termination of the period in which last sales prices are reported in the consolidated system; or (V) otherwise than on a national securities exchange if a current independent offer quotation for the security is reported in Level 2 of the automated quotation system ("NASDAQ") operated by the National Association of Securities
               Dealers, Inc.

                    Sales Price.  The Disposition effected
                    -----------

               through the broker or dealer shall be effected at a price per share (I) if the New Securities are exchange traded or are reported securities, exclusive of any commission paid to a broker acting as agent, or commission equivalent, mark-up, or differential paid to a dealer or (II) if the New Securities are NASDAQ securities, or are not reported securities, otherwise than on a national securities exchange, inclusive of any commission equivalent, mark-up, or differential paid to a dealer, in either case which is no less than ninety percent (90%) of (w) for a reported security, the published offer price, as that term is defined in Rule 11Ac1-1(a)(9), that is the lowest current independent published offer or the last independent sale price reported in the consolidated system, which ever is higher; (x) on a national securities exchange, for an exchange traded security, the price per security that is not lower than the current independent offer quotation or the last independent sale price on that exchange, which ever is higher; (y) otherwise than on a national securities exchange for a NASDAQ security, the price per security that is not lower than the lowest current independent offer quotation reported in Level 2 of NASDAQ; or
               (z) otherwise than on a national securities exchange, for a security that is not a reported security or a NASDAQ security, the price per security that is not lower than the lowest current independent offer quotation, determined on the basis of reasonable inquiry.

At the request of 4Health and in order to induce Surgical to enter into the
Merger Agreement, the undersigned agrees to be bound by the provisions of this
Paragraph C and as regards the undersigned, as used herein the Rule 145(d)
Limitations involve the Disposition, in any fiscal quarter of the Surviving
Corporation, of the greater of (i)            shares of New Common Stock  or
                                   ----------
(ii) the average weekly volume of trading in the New Common Stock as provided in
Rule 145(e)(1)(ii) or (1)(iii)(as the applicable case may be);


          (2) As used herein, the term "block" shall have the meaning ascribed to such term in Rule 10b-18(a)(14) and the term "Qualified Institutional Buyer" shall have the meaning ascribed to such term in Rule 144A of the Rules and Regulations.

          (3) If the undersigned stockholder is not an "affiliate" of 4Health, the restrictions of this Paragraph C shall expire and be of no further force and effect on the first anniversary of the Closing Date of the Merger.

               THE UNDERSIGNED UNDERSTANDS THAT THE SURVIVING CORPORATION IS
UNDER NO OBLIGATION TO REGISTER THE DISPOSITION OF THE NEW SECURITIES BY IT OR
ON ITS BEHALF UNDER THE ACT OR TO TAKE ANY OTHER ACTION NECESSARY IN ORDER TO
MAKE COMPLIANCE WITH AN EXEMPTION FROM SUCH REGISTRATION AVAILABLE;

               THE UNDERSIGNED ALSO UNDERSTANDS THAT STOP TRANSFER INSTRUCTIONS
WILL BE GIVEN TO THE SURVIVING CORPORATION'S TRANSFER AGENTS WITH RESPECT TO THE
NEW SECURITIES AND THAT THERE WILL BE PLACED ON THE CERTIFICATES FOR THE NEW
SECURITIES ISSUED TO IT, OR ANY SUBSTITUTIONS THEREFOR, A LEGEND STATING IN
SUBSTANCE:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED
          IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE
          SECURITIES ACT OF 1933 APPLIES.  THE SECURITIES REPRESENTED
          BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE
          WITH THE TERMS OF AN AGREEMENT DATED                   ,
                                               ------------------
          1996 BETWEEN THE REGISTERED HOLDER HEREOF AND          , A
                                                        ---------
          COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES
          OF           "; and
             ----------


               THE UNDERSIGNED ALSO UNDERSTANDS THAT UNLESS THE TRANSFER BY IT
OF ITS NEW SECURITIES HAS BEEN REGISTERED UNDER THE ACT, THE SURVIVING
CORPORATION RESERVES THE RIGHT TO PUT THE FOLLOWING LEGEND ON THE CERTIFICATES
ISSUED TO MY TRANSFEREE:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
          REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE
          ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A
          TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE
          SECURITIES ACT OF 1933 APPLIES.  THE SHARES HAVE  BEEN
          ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN
          CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING
          OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED
          OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE
          REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION
          FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF
          1933."


 the New Common Stock has not been registered under the Act and the applicable period provided in Rule 145(d)(2) shall have elapsed from the date the undersigned acquired the New Securities received in the Merger and a sale of the New Securities has been effected in accordance with the provisions of the Act and the Rules and Regulations, (ii) the applicable period provided in Rule
145(d)(3) shall have elapsed from the date the undersigned acquired the New
Securities received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned, or (iii) the Surviving Corporation has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Surviving Corporation, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act do not apply to the undersigned.

          Execution of this letter should not be considered an admission on the
undersigned's part that the undersigned is an "affiliate" of         as
                                                             -------
described in the Act or the Rules and Regulations or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

          This letter may be executed in counterparts each copy of which shall be deemed to be an original and all of which together constitute a single instrument. This letter embodies our entire understanding of the subject matter hereof and may not be amended except by an instrument in writing signed by the parties hereto. The provisions of this letter inure to the benefit of Surgical
Technologies, Inc., its successors and assigns and are binding upon the undersigned stockholder and such stockholder's heirs, legal representatives, successors, and assigns. All pronouns used herein shall include the masculine, feminine and neuter gender as the identity of the stockholder may require and the singular shall include the plural.




The Undersigned Owns                    Very truly yours,
                Shares of
===============
                                        [NAME OF SHAREHOLDER]


                                   By:
                                        -----------------------------
                                   Name:
                                   Title:


Accepted this           day of
              ---------
                       , 1996 by
=======================

By:
     Name:
     Title:


                                            APPENDIX D TO REGISTRATION STATEMENT

                               ARTICLES OF MERGER
                                       OF
                                  4HEALTH INC.
                           (A CALIFORNIA CORPORATION)
                                 WITH AND INTO
                          SURGICAL TECHNOLOGIES, INC.
                              (A UTAH CORPORATION)


     The undersigned corporations, desiring to merge under the laws of the state of Utah, do hereby sign and deliver to the Division of Corporations and Commercial Code these Articles of Merger merging 4health Inc., a California corporation, with and into Surgical Technologies, Inc., a Utah corporation, and changing the name of the surviving corporation to 4Health, Inc.

                                   ARTICLE I
                              AGREEMENT OF MERGER

     The Plan of Merger in the form attached hereto and incorporated herein by this reference sets forth the following terms and conditions:

     1.   The constituent corporations to this merger are:

          (a) 4health Inc. ("4Health"), which is incorporated under the laws of the state of California.


          (b) Surgical Technologies, Inc. ("Surgical"), which is incorporated under the laws of the state of Utah.

     2. Surgical shall continue in existence after the merger as the surviving corporation.

     3. The articles of incorporation of Surgical, shall, on the merger becoming effective, be and constitute the articles of incorporation of the surviving corporation with the following amendments:

     The provisions of the Articles of Incorporation of Surgical Technologies, Inc., shall be revised to amend Articles I, III, IV, and VII thereof to read in their entirety as follows and to add a new Article X.

                                   Article I
                                      Name

     The name of the Corporation shall be:  4Health, Inc.

                                   Article IV
               Control Share Acquisition and Fair Price Provision

     B.   For the purposes of this Article IV:

          (1) A "person" shall mean any individual, firm, corporation, partnership, trust, or other entity.

          (2) "Net Assets" shall mean the difference between the aggregate amount of all assets and the aggregate amount of all liabilities of the


     Corporation as they appear on the Corporation's most recent audited financial statements.

          (3) "Voting Stock" means then outstanding shares of stock of all classes and series of the Corporation entitled to vote in the election of directors.

          (4) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1996.

          (5) "Subsidiary" means any corporation of which more than a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for purposes of the definition of Interested Stockholder set forth in Paragraph B(7) of this Article IV, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned by the Corporation, by a Subsidiary, or by the Corporation and one or more Subsidiaries.

          (6)  A person shall be a "Beneficial Owner" of any Voting Stock:

               (A) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

               (B)  which such person or any of its Affiliates or Associates has
          (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote or to direct the vote pursuant to any agreement, arrangement, or understanding; or

               (C) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of any shares of Voting Stock.

          (7) "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

               (A) shall become a Beneficial Owner, directly or indirectly, of more than 20% of the combined voting power of the then outstanding
          Voting Stock at any time after the provisions of this Article IV shall first become effective; or

               (B) shall become an Affiliate of the Corporation at any time after the provisions of this Article IV shall first become effective, and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner, directly or indirectly, of 20% or more of the combined voting power of the then outstanding
          Voting Stock; or


               (C) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or a series of transactions not involving a public offering within the meaning of the Securities
          Act of 1933.

          (8) "Disinterested Director" means any member of the board of directors of the Corporation who is unaffiliated with, and not a nominee of, an Interested Stockholder and was a member of the board of directors prior to the time that the Interested Stockholder became an Interested
     Stockholder and any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, an Interested Stockholder and who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the board of directors.

          (9)  "Fair Market Value" means:

               (A) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-
          Listed Stocks, or, if such stock is not quoted on such Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations
          System or any automated quotation system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and

               (B) In the case of stock of any class of securities not traded on any securities exchange or in the over-the-counter market or in the case of property other than cash or stock, the fair market value of such securities or property on the date in question as determined by a majority of the Disinterested Directors in good faith.

          (10) "Business Combination" means any transaction which is referred to in any one or more of Paragraphs C(1) through (5) below.

          (11) In the event of any Business Combination in which the Corporation survives, the phrase "consideration to be received" as used in Paragraphs
     D(2)(A) and (B) shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

          (12) For the purposes of determining whether a person is an Interested
     Stockholder pursuant to Paragraph B(7), the number of shares of Voting
     Stock deemed to be outstanding shall include shares deemed owned through application of Paragraph B(6)(B)(i) but shall not include any other shares of Voting Stock which may be issuable to other persons pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.



     C.   In addition to any affirmative vote required by law or any other
Article of these Articles of Incorporation, and except as otherwise expressly provided in Paragraph D of this Article IV:

          (1) any merger or consolidation of the Corporation or any Subsidiary with (i) any Interested Stockholder or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested
     Stockholder; or

          (2) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate or Associate of any Interested
     Stockholder of any assets of the Corporation, or of any Subsidiary, having an aggregate Fair Market Value equal to ten percent (10%) or more of the Net Assets of the Corporation;

          (3) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder in exchange for cash, securities, or other property (or a combination thereof) having an aggregate Fair Market Value equal to ten percent (10% or more of the Net
     Assets of the Corporation, other than the issuance of securities by the Corporation or any Subsidiary upon the conversion of convertible securities of the Corporation or any Subsidiary which were not acquired from the Corporation or any Subsidiary by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

          (4) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested
     Stockholder or any Affiliate or Associate of any Interested Stockholder; or

          (5) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding stock of any class of equity or convertible securities of the Corporation or any Subsidiary directly or indirectly owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder;

shall require the affirmative vote of the holders of at least (i) 67% of the then outstanding shares of Voting Stock, and (ii) a majority of the then outstanding shares of Voting Stock held by persons who are not Interested
Stockholders or Affiliates or Associates of Interested Stockholders; provided, however, that the majority vote requirement of this clause (ii) shall not be applicable if the Business Combination is approved by the affirmative vote of the holders of note less than 80% of the then outstanding shares of Voting
Stock. The foregoing affirmative vote requirements are hereinafter referred to as the "Special Vote Requirements." The Special Vote Requirement shall be applicable notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.



     D. The provisions of Paragraph C shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other Article of these Articles of Incorporation, if all of the conditions specified in either of the following Paragraphs (1) and (2) are met:

          (1) Approval by Disinterested Directors. The Business Combination shall have been approved by a majority of the Disinterested Directors.

          (2) Price and Procedural Requirements. All of the following conditions shall have been met:

               (A) The aggregate amount of the cash and the Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of Common Stock and any series of Preferred Stock of the Corporation in such Business Combination shall be at least equal to the higher of (i) the highest price paid for any share (including brokerage commissions transfer taxes, and soliciting dealers' fees) of such class or series of stock by any person who is an Interested Stockholder, or by any of his Affiliates or Associates, within the two-year period immediately prior to the time of the first public announcement of the proposed
          Business Combination (the "Announcement Date") or in the transaction in which such person became an Interested Stockholder, whichever price is the higher; or (ii) the Fair Market Value per share of such class or series of stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (the
          "Determination Date"), whichever is higher; provided, however, that if the Interested Stockholder has not previously paid for shares of series of Preferred Stock or if the highest preferential amount per share of a series of Preferred Stock to which the holders thereof would be entitled in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation (regardless of whether the Business Combination to be consummated constitutes such an event) is greater than such aggregate amount, holders of such series of Preferred Stock shall receive an amount for each such share at least equal to the highest preferential amount applicable to such series of Preferred Stock. The provisions of this Paragraph D(2)(A) shall be required to be met with respect to every class or series of Preferred Stock, whether or not the Interested Stockholder has previously become the Beneficial Owner of any shares of a particular class or series of Preferred Stock prior to proposing the Business Combination. The price paid for any share of any such class or series of stock shall be the amount of cash plus the Fair Market Value of any consideration to be received therefor, determined at the time of payment thereof.

               (B) The consideration to be received by holders of a particular class of outstanding Voting Stock shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting
          Stock shall be either cash or the form of consideration used to acquire the largest number of shares of such class of Voting Stock previously acquired by it. The prices determined in accordance with Paragraph D(2)(A) above shall be subject to an appropriate adjustment in the event of any stock dividend, stock split, subdivision, combination of shares, or similar event.

               (C)  After such Interested Stockholder has become an Interested
          Stockholder and through the date of consummation of such Business
          Combination: (i) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (2) no failure to increase such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization, or any similar transaction which has the effect of reducing the number of outstanding shares of the Common
          Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (ii) such Interested
          Stockholder shall not have become the beneficial owner of any additional shares of Voting Stock, except as part of the transaction which results in such Interested Stockholder becoming an Interested
          Stockholder.

               (D)  After such Interested Stockholder has become an Interested
          Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.


               (E)  A proxy or information statement describing the proposed
          Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules, or regulations) shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination
          (whether or not such proxy or information statements is required to be mailed pursuant to such Act or subsequent provisions).

     E. The majority of the Disinterested Directors of the Corporation shall have the power and duty to determine for the purposes of this Article IV, on the basis of information known to them after reasonable inquiry, all facts necessary to determine the applicability of the various provisions of this Article IV, including, (i) whether a person is an Interested Stockholder, (ii) the number of shares of Voting Stock of which any person is the Beneficial Owner, (iii) whether a person is an Affiliate or Associate of another, (iv) whether the requirements of Paragraph C(2) have been met with respect to any Business
Combination, and (v) whether the assets which are the subject of any Business
Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business
Combination has, an aggregate Fair Market Value equal to ten percent (10%) or more of the Net Assets of the Corporation; and the good faith determination of a majority of the Disinterested Directors shall be conclusive and binding for all purposes of this Article IV.

     F. Nothing contained in this Article IV shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.


     G. Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the Corporation), any proposal to amend or repeal, or adopt any provisions inconsistent with, this Article IV of these Articles of Incorporation shall be approved by the affirmative vote of at least
(1) 67% of the then outstanding shares of Voting Stock and (2) a majority of the then outstanding shares of Voting Stock held by persons who are not Interested
Stockholders; provided that, the majority vote requirement of this clause (2) shall not be applicable if the proposal is approved by the affirmative vote of not less than 80% of the then outstanding shares of Voting Stock.

                                  Article VII
                               Board of Directors

     A. The board of directors shall have authority to exercise all such powers and to do all such other lawful acts and things which the Corporation or its stockholders might do, unless prohibited from doing so by applicable laws, by the Articles of Incorporation or by the Bylaws of the Corporation.

     B. Unless and until otherwise provided in the Bylaws, all of the corporate powers of this Corporation shall be vested in, and managed by, a board of not less than three nor more than nine directors, except that when all of the outstanding shares are held of record by fewer than three stockholders, then there need be only as many directors as there are stockholders, but this shall not prevent a greater number of directors as aforementioned.

     C.   The board of directors shall be and is divided into three classes:
Class I, Class II, and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected; provided, however, that each initial director in Class I shall hold office until the annual meeting of stockholders in 1997; each initial director in Class II shall hold office until the annual meeting of stockholders in 1998; and each initial director in Class III shall hold office until the annual meeting of stockholders in 1999. Notwithstanding the foregoing provisions in this Article VII, each director shall serve until his successor is duly elected and qualified or until his death, resignation, or removal.

     D. The number of directors may be increased or decreased within the limits above provided by a majority vote of the directors. In the event of any increase or decrease in the authorized number of directors, the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the board of directors among the three classes of directors so as to maintain such classes as nearly equal as possible. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

     E. Newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal, or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office (and not by stockholders), even though less than a quorum of the board of directors.
Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of director's successor shall have been elected and qualified.


     F. Directors may be removed from office with or without cause, except upon the affirmative vote of the holders of not less than a majority of the outstanding shares of stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class. Any amendment, change, or repeal of this Article VII shall require the favorable vote of the holders of at least a majority of the outstanding shares of stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

     G.   The board of directors shall have authority to adopt, amend, or repeal
Bylaws, including the right to adopt, amend, or repeal Bylaws fixing their qualifications, or fixing or increasing their compensation.

                                   Article X
                                Written Consents

     Except with respect to the removal, with or without cause, of no more than up to three directors in any fiscal year of the Corporation or unless authorized by a majority of the Disinterested Directors (as defined in Article IV), no action required to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. In the event of any such removal or if a majority of the Disinterested Directors authorizes the Corporation to take action upon such written consent, the consent in writing to such action signed by stockholders holding at least that portion of the total voting power on the question which is required by law or these Articles of Incorporation shall be sufficient for the purpose, without the necessity for a meeting of the stockholders. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date by majority vote, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors. Any amendment, change, or repeal of this Article X, or any other amendment of the Articles of Incorporation that will have the effect of permitting circumvention of or modifying this Article X, shall require the favorable vote, at a stockholders' meeting, of the holders of at least sixty-seven percent (67%) of the outstanding shares of stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

     4.   The outstanding shares of                  shall be converted into
                                    ----------------
shares of                      , on the merger becoming effective, as set forth
          ---------------------
in the Plan of Merger.


                                   ARTICLE II
                              SHAREHOLDER APPROVAL

     The foregoing Plan of Merger was approved:

     1.   By the holders of the            issued and outstanding shares of
                                ----------
common stock, par value $0.01, of Surgical, with            shares voting in
                                                 ----------
favor of the merger,            shares voted against, and            shares
                     ----------                           ----------
abstaining; and


     2.   By the holders of the            issued and outstanding shares of
                                ----------
common stock, par value $     , of 4Health, with            shares voting in
                         -----                   ----------
favor of the merger,            against, and            abstaining.
                     ----------              ----------

     The number of votes cast for the Plan of Merger by each voting group of each constituent corporation was sufficient for approval of the Plan of Merger by such voting group.



     The undersigned affirm and acknowledge, under penalties of perjury, that the foregoing instrument is their act and deed and that the facts stated herein are true.

     DATED this       day of           , 1996.
                -----        ----------

                                   4HEALTH INC.
Attest:

By                                 By
  -----------------------------      ----------------------------
                               , Secretary                             ,
      -------------------------                ------------------------
President


                                   SURGICAL TECHNOLOGIES, INC.
Attest:

By                                 By
  -----------------------------      ----------------------------
                              , Secretary    Rex Crosland, President
     -------------------------


                                                Attachment to Articles of Merger

                                 PLAN OF MERGER


     THIS PLAN OF MERGER (the "Plan") dated as of the       day of           ,
                                                      -----        ----------
1996, is entered into by and between 4HEALTH, INC., a California corporation
("4Health"), and SURGICAL TECHNOLOGIES, INC., a Utah corporation ("Surgical"), which are collectively referred to as the "Constituent Corporations."

                                    Recitals

     WHEREAS, 4Health is a corporation duly organized and existing under the laws of the state of California, having authorized capital of 10,000,000 shares of common stock, no par value (the "4Health Common Stock"), of which 5,731,381 shares are outstanding as of the date hereof, and 1,000,000 shares of preferred stock, par value $1.00 per share, of which 15,000 shares of Series A Convertible
Preferred Stock (the "4Health Series A Stock") are issued and outstanding as of the date hereof;

     WHEREAS Surgical is a corporation duly organized and existing under the laws of the state of Utah, having an authorized capital of 20,000,000 shares of common stock, par value $0.01 (the "Surgical Common Stock"), of which 4,542,216 shares are issued and outstanding as of the date hereof, and 5,000,000 shares of preferred stock, par value $0.01 per share (the "Surgical Preferred Stock"), of which no shares are issued and outstanding as of the date hereof;

     WHEREAS, 4Health and Surgical have entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of April 10, 1996, setting forth certain representations, warranties, covenants, agreements, and conditions in connection with said merger; and

     WHEREAS, the respective boards of directors and shareholders of the Constituent Corporations have each duly approved this Plan providing for the merger of 4Health with and into Surgical; with Surgical, after changing its name of "4Health, Inc.," as the surviving corporation, all as authorized by the statutes of the state of Utah and California.

                                   Agreement

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for the purpose of setting forth the terms and conditions of said merger and the manner and basis of causing the shares of 4Health Common and Preferred Stock to be converted into shares of Surgical
Common Stock, and such other provisions as are deemed necessary or desirable, the parties hereto have agreed and do hereby agree, subject to the conditions hereinafter set forth, as follows:

                                   Article I
                    Merger and Name of Surviving Corporation

     On the Effective Date of the merger (as hereinafter defined), 4Health and Surgical shall cease to exist separately and 4Health shall be merged with and into Surgical, which is hereby designated as the "Surviving Corporation," the name of which on and after the Effective Date of the merger shall be "4Health, Inc."



                                   Article II
                         Terms and Conditions of Merger

     1. The terms and conditions of the merger (in addition to those set forth elsewhere in this Plan) are as follows:

          (a)  On the Effective Date of the merger:

               (i) 4Health shall be merged into Surgical to form a single corporation, and Surgical shall be designated herein as the Surviving
          Corporation.

               (ii) The separate existence of 4Health shall cease.

               (iii) The Surviving Corporation shall have all the rights, privileges, immunities, and powers and shall be subject to all duties and liabilities of a corporation organized under the laws of the state of Utah.

               (iv) The Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities, and franchises, of a public as well as of a private nature, of each of the Constituent
          Corporations; all property, real, personal, and mixed, and all debts due of whatever account, including subscriptions to shares, and all other closes in action, and all and every other interest, of or belonging to or due to each of the Constituent Corporations, shall be taken and deemed to be transferred to and vested in the Surviving
          Corporation without further act or deed; the title to any real estate,


          or any interest therein, vested in either Constituent Corporation shall not revert or be in any way impaired by reason of the merger;
          the Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the Constituent
          Corporations; any claim existing or action or proceeding pending by or against either of such Constituent Corporations may be prosecuted as if the merger had not taken place, or the Surviving Corporation may be substituted in place of the Constituent Corporation; and neither the rights of creditors nor any liens on the property of either of the Constituent Corporations shall be impaired by the merger.

          (b) On the Effective Date of the merger, the board of directors of the Surviving Corporation shall consist of R. Lindsey Duncan, Richard B.
     Carlock, Cheryl M. Wheeler, Henry S. Stone, David A. Melman, Todd B.
     Crosland, and Rockwell D. Schutjer, to serve thereafter in accordance with the bylaws of the Surviving Corporation and until their respective successors shall have been duly elected and qualified in accordance with such bylaws and the laws of the state of Utah.

          (c) On the Effective Date of the merger, the officers of the Surviving Corporation shall be the officers of 4Health immediately prior to the merger, with such officers to serve thereafter in accordance with the bylaws of the Surviving Corporation and until their respective successors shall have been duly elected and qualified in accordance with such bylaws and the laws of the state of Utah.

          (d) If on the Effective Date of the merger, a vacancy shall exist in the board of directors or in any of the offices of the Surviving


     Corporation, such vacancy may be filled in the manner provided for in the bylaws of the Surviving Corporation.


                                  Article III
                     Manner and Basis of Converting Shares

     1.   The manner and basis of converting the shares of the Constituent
Corporations and the mode of carrying the merger into effect are as follows:

          (a)  Each share of 4Health Common Stock outstanding on the Effective
     Date of the merger shall, without any action on the part of the holder thereof, be converted into 1.50467 fully paid and nonassessable shares of the Surviving Corporation (the "New Common Stock"), which shall be, upon such conversion, validly issued and outstanding, fully paid, and nonassessable.

          (b) Each share of 4Health Preferred Stock outstanding on the Effective Date of the merger shall, without any action on the part of the holder thereof, be converted into 25.07782 fully paid and nonassessable shares of New Common Stock, which shall be, upon such conversion, validly issued and outstanding, fully paid, and nonassessable.

          (c) Each four shares of Surgical Common Stock outstanding on the Effective Date of the merger shall, without any action on the part of the holder thereof, be converted into two shares of New Common Stock and one warrant to purchase a share of New Common Stock at an exercise price of $11.00 per share (the "Warrants"), which shall be, upon such conversion, validly issued and outstanding, fully paid, and nonassessable.

          (d) All shares held by 4Health as treasury stock shall be cancelled and of no further force and effect.

          (e) All shares held by Surgical as treasury stock shall be cancelled and returned to the status of authorized but unissued.

          (f) After the Effective Date of the merger, each holder of a certificate which prior thereto represented outstanding shares of 4Health
     Common or Preferred Stock shall be entitled, upon surrender thereof to the transfer and exchange agent of Surgical, to receive in exchange therefor a certificate or certificates representing the number of whole shares of the New Common Stock into which the shares of 4Health Common or Preferred Stock so surrendered shall have been converted as set forth above. After the Effective Date of the Merger, each holder of a certificate which prior thereto represented outstanding shares of Surgical Common Stock shall be entitled, on surrender thereof to the transfer and exchange agent of Surgical, to receive in exchange therefor a certificate or certificates representing the number of whole shares of New Common Stock and the number of whole Warrants to which the holder is entitled as set forth above.
     Until so surrendered, each such outstanding certificate shall for all purposes evidence the ownership of the shares of New Common Stock into which the shares of 4Health Common and Preferred Stock and Surgical Common
     Stock shall have been converted; provided that, dividends or other distributions which are payable with respect to the shares of New Common
     Stock shall be set aside and shall not be paid to the holders of such certificates until the certificates shall have been surrendered in exchange for certificates representing shares of New Common Stock. On surrender, such holder shall be entitled to receive the dividends or other distributions previously withheld, without payment of interest.

          (g) In lieu of any fractional interest in a share of New Common Stock or Warrant, each holder shall be entitled, on surrender of all certificates previously held in exchange for certificates representing shares of New
     Common Stock, be paid an amount in cash (without interest) rounded to the nearest cent, determined by multiplying the last sale price of the Surgical
     Common Stock, as reported by the Nasdaq National Market ("NNM") prior to the Effective Date, by two and multiplying the product by the fractional share of New Common Stock to which the holder would otherwise be entitled.

          (h)  The shares of New Common Stock into which shares of the 4Health
     Common and Preferred Stock and Surgical Common Stock shall have been converted pursuant to this Plan shall be issued in full satisfaction of all of the holder's rights as a shareholder of 4Health or Surgical, as the case may be.

          (i) If any certificate for shares of New Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requested such exchange pay to the registrar and transfer agent of the Surviving Corporation any transfer or other taxes required by reason of the issuance of a certificate of shares of New Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of the registrar and transfer agent that such tax has been paid or is not payable.




                                   Article IV
                      Articles of Incorporation and Bylaws

     1. The articles of incorporation of Surgical, as amended by the Articles of Merger, shall, on the merger becoming effective, be and constitute the articles of incorporation of the Surviving Corporation until amended in the manner provided by law.

     2. The bylaws of Surgical shall, on the merger becoming effective, be and constitute the bylaws of the Surviving Corporation until amended in the manner provided by law.


                                   Article V
                   Approval and Effective Date of the Merger;
                             Miscellaneous Matters

     1. The merger shall become effective when all the following actions shall have been taken:

          (a) This Plan shall be authorized, adopted, and approved by and on behalf of each Constituent Corporation in accordance with the laws of the states of California and Utah; and

          (b) This Plan, or articles of merger in the form required, executed and verified in accordance with the laws of the states of California and


     Utah, shall be filed with the California Secretary of State and the Division of Corporations and Commercial Code of the state of Utah.

The date on which such actions are completed and such merger is effected is herein referred to as the "Effective Date."

     2. If at any time the Surviving Corporation shall deem or be advised that any further grants, assignments, confirmations, or assurances are necessary or desirable to vest, perfect, or confirm title in the Surviving Corporation, of record or otherwise, to any property of 4Health acquired or to be acquired by, or as a result of, the merger, the officers and directors of 4Health or any of them shall be severally and fully authorized to execute and deliver any and all such deeds, assignments, confirmations, and assurances and to do all things necessary or proper so as to best prove, confirm, and ratify title to such property in the Surviving Corporation and otherwise carry out the purposes of the merger and the terms of this Plan.

     3. For the convenience of the parties and to facilitate the filing and recording of this Plan, any number of counterparts hereof may be executed, each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall be considered one instrument.

     4. This Plan shall be governed by and construed in accordance with the laws of the state of Utah.

     5. This Plan cannot be altered or amended, except pursuant to an instrument in writing signed on behalf of the parties hereto.


     The foregoing Plan of Merger, having been approved by the board of directors of each Constituent Corporation, and having been adopted separately by the stockholders of each Constituent Corporation thereto in accordance with the laws of the states of California and Utah, respectively, the president and secretary of 4Health and Surgical do hereby execute this Plan of Merger as of the date first above written.

                                   4HEALTH, INC.
                                   a California corporation
Attest:

By                                 By
  -------------------------          ----------------------------
                 , Secretary                                    ,  President
     ------------                    ---------------------------


                                   SURGICAL, INC.
                                   a Utah corporation
Attest:

By                                 By
  -------------------------          ----------------------------
                Secretary            Rex Crosland, President
     ----------


                                            APPENDIX E TO REGISTRATION STATEMENT

                               CORPORATIONS CODE
                             TITLE 1. CORPORATIONS
                      DIVISION 1. GENERAL CORPORATION LAW
                        CHAPTER 13.  Dissenters'  Rights

 Section 1300.  Reorganization or short-form merger; dissenting shares;
corporate purchase at fair market value; definitions

   (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

   (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

   (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or(B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

   (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph
(1)(without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph
(B) of this paragraph applies in any case where the approval required by Section
1201 is sought by written consent rather than at a meeting.

   (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

   (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

   (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.



 Section 1301. Notice to holder of dissenting shares in reorganizations; demand for purchase; time; contents

   (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections.
The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section
1300, unless they lose their status as dissenting shares under Section 1309.

   (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

   (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.


 Section 1302. Submission of share certificates for endorsement; uncertificated securities

   Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.



 Section 1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

   (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

   (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.


 Section 1304. Action to determine whether shares are dissenting shares or fair market value; lmitation; joinder; consolidation; determination of issues;
appointment of appraisers

   (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

   (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

   (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.



 Section 1305.  Report of appraisers; confirmation; determination by court;
judgment; payment; appeal; costs

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.


   (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

   (c) Subject to the provisions of Section 1306, judgment shall be rendred against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

   (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

   (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).


 Section 1306.  Prevention of immediate payment; status as creditors; interest



   To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.


 Section 1307.  Dividends on dissenting shares

   Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

 Section 1308. Rights of dissenting shareholders; withdrawal of demand for payment

   Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.


 Section 1309.  Termination of dissenting share and shareholder status


   Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

   (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

   (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

   (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

   (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.


 Section 1310.  Suspension of right to compensation or valuation proceedings;
litigation of shareholders' approval

   If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.



 Section 1311.  Exempt shares

   This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.


 Section 1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

   (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.


   (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

   (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.


                                            APPENDIX F TO REGISTRATION STATEMENT

                             UTAH REVISED BUSINESS
                                CORPORATION ACT
                                                  PART 13
                      DISSENTERS' RIGHTS


16-10a-1301.  Definitions.

     For purposes of Part 13:

          (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 16-10a-1302 and who exercises that right when and in the manner required by Sections 16-10a-1320 through 16-10a-
     1328.

          (4) "Fair value" with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

          (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the statutory rate set forth in Section 15-1-1, compounded annually.

          (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent the beneficial owner is recognized by the corporation as the shareholder as provided in Section 16-10a-723.

          (7) "Shareholder" means the record shareholder or the beneficial shareholder.


16-10a-1302.  Right to dissent.

    (1) A shareholder, whether or not entitled to vote, is entitled to dissent from, and obtain payment of the fair value of shares held by him in the event of, any of the following corporate actions:

          (a) consummation of a plan of merger to which the corporation is a party if:

                    (i)  shareholder approval is required for the merger by
               Section 16-10a-1103 or the articles of incorporation; or


                    (ii) the corporation is a subsidiary that is merged with its parent under Section 16-10a-1104;

          (b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

          (c) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under Subsection 16-10a-1202(1), but not including a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale; and

          (d) consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to Subsection 16-10a-1202(2).

     (2) A shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of any other corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors so provides.

     (3) Notwithstanding the other provisions of this part, except to the extent otherwise provided in the articles of incorporation, bylaws, or a resolution of the board of directors, and subject to the limitations set forth in Subsection (4), a shareholder is not entitled to dissent and obtain payment under Subsection (1) of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers
Automated Quotation System, or were held of record by more than 2,000 shareholders, at the time of:

          (a) the record date fixed under Section 16-10a-707 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

          (b) the record date fixed under Section 16-10a-704 to determine shareholders entitled to sign writings consenting to the proposed corporate action; or

          (c) the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

     (4) The limitation set forth in Subsection (3) does not apply if the shareholder will receive for his shares, pursuant to the corporate action, anything except:

          (a) shares of the corporation surviving the consummation of the plan of merger or share exchange;

          (b) shares of a corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal Securities Exchange
          Act of 1934, as amended, or on the National Market System of the


          National Association of Securities Dealers Automated Quotation System, or will be held of record by more than 2,000 shareholders;

          (c)  cash in lieu of fractional shares; or

          (d)any combination of the shares described in Subsection (4), or cash in lieu of fractional shares.

     (5) A shareholder entitled to dissent and obtain payment for his shares under this part may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to him or to the corporation.


16-10a-1303.  Dissent by nominees and beneficial owners.

     (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if the shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states the dissent and the name and address of each person on whose behalf dissenters' rights are being asserted.
The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the other shares held of record by him were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:


          (a) the beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b) the beneficial shareholder dissents with respect to all shares of which he is the beneficial shareholder.

     (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each beneficial shareholder must certify to the corporation that both he and the record shareholders of all shares owned beneficially by him have asserted, or will timely assert, dissenters' rights as to all the shares unlimited on the ability to exercise dissenters' rights. The certification requirement must be stated in the dissenters' notice given pursuant to Section 16-10a-1322.


16-10a-1320.  Notice of dissenters' rights.

     (1)  If a proposed corporate action creating dissenters' rights under
Section 16-10a-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must be sent to all shareholders of the corporation as of the applicable record date, whether or not they are entitled to vote at the meeting.
The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this part. The notice must be accompanied by a copy of this part and the materials, if any, that under this chapter are required to be given the shareholders entitled to vote on the proposed action at the meeting.
Failure to give notice as required by this subsection does not affect any action taken at the shareholders' meeting for which the notice was to have been given.


     (2)  If a proposed corporate action creating dissenters' rights under
Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to
Section 16-10a-704, any written or oral solicitation of a shareholder to execute a written consent to the action contemplated by Section 16-10a-704 must be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this part, by a copy of this part, and by the materials, if any, that under this chapter would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give written notice as provided by this subsection does not affect any action taken pursuant to Section 16-10a-704 for which the notice was to have been given.


16-10a-1321.  Demand for payment - Eligibility and notice of intent.

     (1)  If a proposed corporate action creating dissenters' rights under
Section 16-10a-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (a) must cause the corporation to receive, before the vote is taken, written notice of his intent to demand payment for shares if the proposed action is effectuated; and

          (b)  may not vote any of his shares in favor of the proposed action.

     (2)  If a proposed corporate action creating dissenters' rights under
Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to


Section 16-10a-704, a shareholder who wishes to assert dissenters' rights may not execute a writing consenting to the proposed corporate action.

     (3) In order to be entitled to payment for shares under this part, unless otherwise provided in the articles of incorporation, bylaws, or a resolution adopted by the board of directors, a shareholder must have been a shareholder with respect to the shares for which payment is demanded as of the date the proposed corporate action creating dissenters' rights under Section 16-10a-1302 is approved by the shareholders, if shareholder approval is required, or as of the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

     (4) A shareholder who does not satisfy the requirements of Subsections (1) through (3) is not entitled to payment for shares under this part.


16-10a-1322.  Dissenters' notice.

     (1)  If proposed corporate action creating dissenters' rights under Section
16-10a-1302 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this part.

     (2) The dissenters' notice required by Subsection (1) must be sent no later than ten days after the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302, and shall:

          (a) state that the corporate action was authorized and the effective date or proposed effective date of the corporate action;



          (b) state an address at which the corporation will receive payment demands and an address at which certificates for certificated shares must be deposited;

          (c) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (d) supply a form for demanding payment, which form requests a dissenter to state an address to which payment is to be made;

          (e) set a date by which the corporation must receive the payment demand and by which certificates for certificated shares must be deposited at the address indicated in the dissenters' notice, which dates may not be fewer than 30 nor more than 70 days after the date the dissenters' notice required by Subsection (1) is given;

          (f) state the requirement contemplated by Subsection 16-10a-1303(3), if the requirement is imposed; and

          (g)  be accompanied by a copy of this part.


16-10a-1323.  Procedure to demand payment.

     (1)  A shareholder who is given a dissenters' notice described in Section
16-10a-1322, who meets the requirements of Section 16-10a-1321, and wishes to assert dissenters' rights must, in accordance with the terms of the dissenters' notice:



          (a) cause the corporation to receive a payment demand, which may be the payment demand form contemplated in Subsection 16-10a-1322(2)(d), duly completed, or may be stated in another writing;

          (b) deposit certificates for his certificated shares in accordance with the terms of the dissenters' notice; and

          (c) if required by the corporation in the dissenters' notice described in Section 16-10a-1322, as contemplated by Section 16-10a-
          1327, certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters' rights acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under
          Section 16-10a-1302.

     (2) A shareholder who demands payment in accordance with Subsection (1) retains all rights of a shareholder except the right to transfer the shares until the effective date of the proposed corporate action giving rise to the exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of the corporate action.

     (3) A shareholder who does not demand payment and deposit share certificates as required, by the date or dates set in the dissenters' notice, is not entitled to payment for shares under this part.


16-10a-1324.  Uncertificated shares.

     (1) Upon receipt of a demand for payment under Section 16-10a-1323 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer of the shares until the proposed corporate action is taken or the restrictions are released under Section 16-10a-1326.

     (2) In all other respects, the provisions of Section 16-10a-1323 apply to shareholders who own uncertificated shares.


16-10a-1325.  Payment.

     (1) Except as provided in Section 16-10a-1327, upon the later of the effective date of the corporate action creating dissenters' rights under Section
16-10a-1302, and receipt by the corporation of each payment demand pursuant to
Section 16-10a-1323, the corporation shall pay the amount the corporation estimates to be the fair value of the dissenter's shares, plus interest to each dissenter who has complied with Section 16-10a-1323, and who meets the requirements of Section 16-10a-1321, and who has not yet received payment.

     (2)  Each payment made pursuant to Subsection (1) must be accompanied by:

          (a) (i) (A)    the corporation's balance sheet as of the end of its
              most recent fiscal year, or if not available, a fiscal year ending not more than 16 months before the date of payment;

               (B)  an income statement for that year;



               (C) a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, if the corporation customarily provides such statements to shareholders; and

               (D)  the latest available interim financial statements, if any;

            (ii) the balance sheet and statements referred to in Subsection (i) must be audited if the corporation customarily provides audited financial statements to shareholders;

          (b) a statement of the corporation's estimate of the fair value of the shares and the amount of interest payable with respect to the shares;

          (c)  a statement of the dissenter's right to demand payment under
        Section 16-10a-1328; and

          (d)  a copy of this part.


16-10a-1326.  Failure to take action.

     (1) If the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302 does not occur within 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, the corporation shall return all deposited certificates and release the transfer restrictions imposed on uncertificated shares, and all shareholders who submitted a demand for payment pursuant to Section 16-10a-1323 shall thereafter have all rights of a shareholder as if no demand for payment had been made.

     (2) If the effective date of the corporate action creating dissenters' rights under Section 16-10a-1302 occurs more than 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, then the corporation shall send a new dissenters' notice, as provided in Section 16-10a-1322, and the provisions of Sections 16-10a-1323 through 16-10a-1328 shall again be applicable.


16-10a-1327    Special provisions relating to shares acquired after announcement of proposed corporate action.

     (1)  A corporation may, with the dissenters' notice given pursuant to
Section 16-10a-1322, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under Section 16-10a-1302 and state that a shareholder who asserts dissenters' rights must certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters' rights acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not certify in writing, in or with the payment demand that he or the person on whose behalf the dissenters' rights are being asserted, acquired beneficial ownership of the shares before that date, the corporation may, in lieu of making the payment provided in Section 16-10a-1325, offer to make payment if the dissenter agrees to accept it in full satisfaction of his demand.

     (2) An offer to make payment under Subsection (1) shall include or be accompanied by the information required by Subsection 16-10a-1325(2).


16-10a-1328.  Procedure if shareholder dissatisfied with payment or offer.

     (1)  A dissenter who has not accepted an offer made by a corporation under
Section 16-10a-1327 may notify the corporation in writing of his own estimate of the fair value of his shares and demand payment of the estimated amount, plus interest, less any payment made under Section 16-10a-1325, if:

          (a)  the dissenter believes that the amount paid under Section 16-10a-
     1325 or offered under Section 16-10a-1327 is less than the fair value of the shares;

          (b) the corporation fails to make payment under Section 16-10a-1325 within 60 days after the date set by the corporation as the date by which it must receive the payment demand; or

          (c) the corporation, having failed to take the proposed corporate action creating dissenters' rights, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by Section 16-10a-1326.

     (2) A dissenter waives the right to demand payment under this section unless he causes the corporation to receive the notice required by Subsection
(1) within 30 days after the corporation made or offered payment for his shares.


16-10a-1330.  Judicial appraisal of shares - Court action.

     (1) If a demand for payment under Section 16-10a-1328 remains unresolved, the corporation shall commence a proceeding within 60 days after receiving the payment demand contemplated by Section 16-10a-1328, and petition the court to determine the fair value of the shares and the amount of interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unresolved the amount demanded.


     (2)  The corporation shall commence the proceeding described in Subsection
(1) in the district court of the county in this state where the corporation's principal office, or if it has no principal office in this state, the county where its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with, or whose shares were acquired by, the foreign corporation was located.

     (3) The corporation shall make all dissenters who have satisfied the requirements of Sections 16-10a-1321, 16-10a-1323, and 16-10a-1328, whether or not they are residents of this state whose demands remain unresolved, parties to the proceeding commenced under Subsection (2) as an action against their shares.
All such dissenters who are named as parties must be served with a copy of the petition. Service on each dissenter may be by registered or certified mail to the address stated in his payment demand made pursuant to Section 16-10a-1328.
If no address is stated in the payment demand, service may be made at the address stated in the payment demand given pursuant to Section 16-10a-1323. If no address is stated in the payment demand, service may be made at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares. Service may also be made otherwise as provided by law.

     (4) The jurisdiction of the court in which the proceeding is commenced under Subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (5) Each dissenter made a party to the proceeding commenced under Subsection (2) is entitled to judgment:


          (a) for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount paid by the corporation pursuant to Section 16-10a-1325; or


          (b) for the fair value, plus interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under
     Section 16-10a-1327.


16-10a-1331.  Court costs and counsel fees.

     (1)  The court in an appraisal proceeding commenced under Section 16-10a-
1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 16-10a-1328.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 16-10a-1320 through 16-10a-1328; or

          (b) against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this part.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.


                                            APPENDIX G TO REGISTRATION STATEMENT




                           SURGICAL TECHNOLOGIES, INC.

                         LONG-TERM STOCK INCENTIVE PLAN


     1.   Purpose.  The purpose of the Surgical Technologies, Inc. Long-Term
Stock Incentive Plan (the "Plan") is to promote the interests of Surgical
Technologies, Inc. ("Surgical"), and its shareholders by strengthening the ability of the Company (as hereinafter defined) to attract and retain directors, officers, and key employees, and certain other individuals whom the Company deems can render a valuable contribution to the direction and success of the Company's efforts by helping create an entrepreneurial environment in which such individuals are encouraged to maximize shareholder value. The Plan permits the granting of Incentive Stock Option, Nonqualified Stock Options, Reload Options,
Restricted Stock, and Performance Units, all as hereinafter defined.

     2.   Definitions; Construction.

          (a) As used in the Plan the defined terms "Plan," and "Surgical" shall have the meanings ascribed to them above and the following defined terms shall have the following meanings:

               (i) "Affiliate" shall mean any parent corporation or subsidiary corporation of Surgical as defined in sections 425(e) and (f) of the Code as the same may be in effect from time to time.

               (ii) "Agreement" shall mean an agreement between the Company and a participant setting forth the terms and conditions of an Award.

               (iii)     "Award" shall mean an Incentive Stock Option,
          Nonqualified Stock Option, Reload Option, Restricted Stock or
          Performance Unit as described in and granted under the Plan.

               (iv) "Board" shall mean the Board of Directors of Surgical.

               (v) "Code" shall mean the Internal Revenue Code of 1986, as amended.

               (vi) "Committee" shall mean the Compensation Committee of the Board, as the same may be constituted from time to time.

               (vii)"Common Stock" shall mean shares of capital stock of Surgical designated as "Common Stock" pursuant to Surgical's Articles of Incorporation.

               (viii)"Company" shall mean Surgical and its Affiliates.

               (ix) "Fair Market Value" shall mean the average of the highest and lowest quoted selling price of a share of Common Stock as reported on the composite tape for securities listed on such national securities exchange on which the Common Stock is then listed for trading as may be designated by the Committee, or in the event that the Common Stock is not listed for trading on a national securities exchange but is quoted on an automated quotation system, on such automated quotation system, or in the event that the Common Stock is not quoted on an automated quotation system, the average of the highest bid and lowest asked price of a share of Common Stock as quoted by a member firm of the National Association of Securities
          Dealers, Inc., in any such case on the valuation date or, if there were no sales on the valuation date, the average of the highest and the lowest quoted selling prices or bid and asked price as reported on said composite tape or automated quotation system or by such member firm, as the case may be, for the most recent day during which a sale occurred.

               (x) "Incentive Stock Option" shall mean an option granted pursuant to the provisions of this Plan that meets the requirements of section 422 of the Code, as the same may be in effect from time to time.

               (xi) "Non Employee Director" shall mean any member of the Board of the Company who is not also an employee of the Company.

               (xii)"Nonqualified Stock Option" shall mean any option granted pursuant to the provisions of the Plan that is not an Incentive Stock
          Option.

               (xiii)"Performance Unit" shall mean a grant described in section
          8.

               (xiv)"Reload Option" shall mean any Nonqualified Stock Option granted pursuant to the provisions of section 6(i).

               (xv) "Restricted Stock" shall mean any stock delivered subject to the restrictions set forth in section 7.

               (xvi)"Stockholder Employee" shall mean any employee owning stock
          (using the attribution rules of section 425(d) of the Code, as the same may be in effect from time to time) possessing more than 10% of the total combined voting power of all classes of stock of Surgical or any of its Affiliates.

          (b) References in the Plan to sections are to sections of the Plan unless otherwise indicated. The words "hereof," "herein," "hereunder," and comparable terms refer to the entirety of the Plan and not to any particular section or other subdivision hereof. Words in the singular include the plural and vice versa. Words in the masculine gender shall include the feminine and neuter and vice versa. The word ''or" is not exclusive. The word "including" shall be deemed to mean ''including, without limitation." The section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan.

     3.   Stock Available Under the Plan.  The stock subject to Awards shall be
Common Stock. Subject to adjustment as provided in section 9, the total number of shares of Common Stock with respect to which Awards may be granted may equal but shall not exceed 3,250,000 shares; (provided, however, that the maximum number of shares that may be available for Awards to directors of the Company under this Plan shall be limited to 2,450,000; and, provided, further, that the maximum number of shares that shall be available for Awards to Non-employee
Directors is limited to 120,000. For purposes of computing the number of shares of Common Stock available for Awards at any time, there shall be debited against the total number of shares (i) the number of shares of Common Stock issuable upon exercise of any options, (ii) the number of shares of Restricted
Stock awarded, and (iii) and the maximum number of shares of Common Stock that may be issued under Performance Unit Awards. Any shares represented by Awards which are canceled, forfeited, terminated or expire unexercised shall again be available for grant and issuance under the Plan.

     4. Participants. Persons eligible for Awards under the Plan shall be limited to such key employees of the Company, including directors of the Company, who have substantial responsibility in the direction and management of the Company and certain other individuals who, while not employees of the Company, are identified by the Committee or the Board as persons who can render a valuable contribution to the direction end success of the Company's efforts.
Except in the case of Non-employee Directors, the Committee shall have the sole discretion to select those persons eligible for Awards. Non-employee Directors shall be eligible to participate in the Plan only to the extent provided in section 5.

     5.   Non-Employee Director Award.

          (a) Upon assuming office, each Non-employee Director shall be granted a Nonqualified Stock Option to acquire 10,000 shares of Common
     Stock at an exercise price equal to 100% of the Fair Market Value of such Common Stock on the date of grant.

          (b)  The Nonqualified Stock Options to be granted to all Non-employee
     Directors upon assuming office shall become exercisable one-half upon completion of one year of service as a director and the remaining balance upon completion of two years of service as a director after such Option is granted (subject to the provisions of section 10) and shall expire five years from the date the Option is granted (the "Option Period"), unless ended sooner due to termination of service or death or disability of the optionee or if fully exercised prior to the end of such Option Period. If the directorship of an optionee is terminated within the Option Period for any reason other than (i) death or disability or (ii) on account of any act of (1) fraud or intentional misrepresentation, or (2) embezzlement, misappropriation or conversion of assets or opportunities of the Company
     (any such act resulting in the automatic termination of the Option), the Option may be exercised, to the extent the optionee was able to do so at the date of termination of the directorship, within three months (or such longer period as the Board may determine, but not to exceed one year) after such termination (if otherwise within the Option Period). If an optionee dies or becomes disabled while a director of the Company, the Option may be exercised, to the extent the optionee was entitled to exercise such Option at the date of his death or disability, within one year after such death or disability (if otherwise within the Option
     Period), whether or not one year of service as a director has elapsed, by the executor or administrator of the estate of the optionee, or by the legal representative of an incapacitated director, or by the person or persons who shall have acquired the Option directly from the optionee by a bequest or pursuant to the laws of descent or distribution or pursuant to a qualified domestic relations order.

          (c) The Nonqualified Stock Options granted to Non-employee Directors shall be exercisable in the manner provided in section 6(d); shall be non-transferable except as provided in section 6(f); shall not confer any rights as a stockholder as provided in section 6(j); and shall not give rise to any right to receive fractional shares as provided in section 6(k).

     6. Terms and Conditions of Options. Options granted pursuant to the Plan shall be evidenced by Agreements in such form, not inconsistent with the Plan, as the Committee shall determine. The following terms and conditions shall apply to all Incentive Stock Options, Nonqualified Stock Options and Reload
Options.

          (a) Option Price. The Committee shall determine the option price of all Nonqualified Stock Options and all Incentive Stock Options; provided, however, in the case of Incentive Stock Options, the option price shall not be less than the Fair Market Value of the Common Stock on the date the Option is granted and, provided further, that in the case of an individual who is a Stockholder Employee on the date of grant, the option price of an Incentive Stock Option shall be at least 110% of the then Fair Market Value of the Common Stock.

          (b) Option Term. The Committee shall determine the expiration date of a Nonqualified Stock Option and an Incentive Stock Option; provided, however, in the case of Incentive Stock Options, the term shall expire no later than one day prior to the end of ten years after the date the option was granted, and, provided, further, that Incentive Stock Options granted to employees who are Stockholder Employees on the date of grant shall expire no later than one day prior to the end of five years after the date of grant. Options may terminate earlier as provided herein.

          (c)  Exercise of Options.  The Committee shall determine when
     Incentive Stock Options and Nonqualified Stock Options are exercisable, in whole or in part, provided, however, that under no circumstances will an option be exercisable within six months (or such greater or lesser period prescribed or permitted by any applicable rule promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including without limitation Rule 16(b)-3), as in effect from time to time, from its date of grant. Options may be exercised at an earlier date as provided herein.
          (d) Manner of Exercise. Each Agreement shall specify whether, upon exercise of Options, shares of Common Stock shall be paid for in full with
     (i) cash (including a certified or official bank check or the equivalent acceptable to Surgical), (ii) the equivalent Fair Market Value of shares of Common Stock, properly endorsed, (iii) the equivalent fair market value of any other property acceptable to Surgical, or (iv) any combination of (i),
     (ii), or (iii). Options may be exercised by written notice to Surgical in the manner provided in the applicable Agreement, accompanied by payment of the exercise price in the manner provided in the applicable Agreement or in such other manner as may be acceptable to the Committee, in its absolute discretion. In the event the Common Stock issuable upon exercise of an option is not registered under the Securities Act of 1933, as amended (the
     "Securities Act''), then Surgical will require that the registered owner deliver an investment representation in form acceptable to Surgical and its counsel and Surgical will place a legend on the certificate for such Common
     Stock restricting the transfer of the same.

          (e) Limitation on Amount. In the case of Incentive Stock Options only, no employees may be granted Incentive Stock Options to the extent the aggregate Fair Market Value (as of the date of grant) of the Common Stock subject to Incentive Stock Options that are first exercisable during any calendar year exceeds $100,000.

          (f) Non-Transferability. All options granted under this Plan shall be non-assignable and non-transferable otherwise that by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order. During the lifetime of the optionee, the option is exercisable only by him, or, in the case of his incapacity, by his legal representative.

          (g)  Termination of Employment.  In the case of Nonqualified Stock
     Options, the Committee shall determine the applicable provisions for death, disability and termination of employment In the case of Incentive Stock
     Options, (i) on termination of an optionee's employment with the Company other than by reason of death or disability, the optionee shall have the right to exercise his then outstanding Incentive Stock Option within three months of such termination to the extent he was entitled to exercise the same immediately prior to termination; and (ii) on termination of employment by reason of death or disability within the meaning of section
     22(e)(3) of the Code, as the same may be in effect from time to time, the optionee, his estate, personal representative, or beneficiary shall have the right to exercise his then outstanding Incentive Stock Options at any time within 12 months from the date of death or termination of employment by reason of disability for the full number of shares subject to Incentive
     Stock Options at the date of termination of employment by reason of death or disability, irrespective of any vesting provisions except as provided in the first sentence of section 6(c) above.

          (h) Time of Grant. The grant of an option shall occur only when a written Agreement shall have been duly executed and delivered by or an behalf of Surgical and the employee to whom the option is granted.

          (i) Reload Options. If the applicable Agreement so provides or upon the approval of the Committee at the time of exercise of an Option, in the event an optionee exercises a Nonqualified Stock Option by payment of all or a portion of the exercise price with shares of Common Stock which the optionee has owned for at least six months, the optionee may receive a Reload Option in the form a new Nonqualified Stock Option to purchase a number of shares of Common Stock equal to the number of shares of Common
     Stock used in payment of the exercise price of the original option

          (j) No Stockholder Rights. Nothing contained in the Plan or in any Agreement shall be construed to confer upon the holder of an option the right to vote or to receive dividends or subscription rights, or to consent or to receive notice as a stockholder in respect of the meetings of stockholders of Surgical or the election of directors of Surgical or any other matter, or any other rights whatsoever as a stockholder of Surgical.

          (k) No Fractional Shares. Surgical shall not be required to issue fractional shares of Common Stock upon exercise of any options.

     7. Restricted Stock. Except as otherwise provided herein, the Committee shall have the sole discretion to determine the restrictions that shall apply to each award of Restricted Stock hereunder (including, without limitation, the time and manner of voting, provisions applicable on death, disability or other termination of employment, conditions of forfeiture, and whether any consideration should be paid by the grantee). Any such restrictions shall be embodied in the applicable Agreement and in a legend placed on the certificate for Restricted Stock. As soon as practicable following a grant of Restricted
Stock, Surgical shall transfer to the name of the grantee any and all awarded shares. A certificate or certificates for all shares of Restricted Stock registered in the name of a grantee shall be promptly drawn and held for the grantee by Surgical. The grantee shall thereupon be a stockholder and shall have all the rights of a stockholder with respect to such shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such shares. As the restrictions specified by the Committee and as set forth in the applicable Agreement are released, a certificate (without the legend described above) for the number of shares with respect to which restrictions have been released will be delivered to the grantee as soon as practicable. Any new, additional, or different securities, cash, or other property the grantee may become entitled to receive shall be subject to the same restrictions applicable to the Restricted Stock with respect to which such new, additional, or different securities or property are received. Shares of Restricted Stock may not be sold, exchanged, transferred. pledged, hypothecated, or otherwise disposed of until such time as the stated restrictions lapse.

     8. Performance Units. The Committee may grant Performance Units entitling the holder to receive a fixed or variable number of share-denominated units subject to such conditions of vesting and time of payment as the Committee may determine and as set forth in the applicable Agreement. Performance Units may be paid in cash or in a combination of cash and shares of Common Stock, as the Committee shall determine. Such Performance Units shall represent an unsecured and unfunded promise to pay the Fair Market Value of the shares of Common Stock represented by the Units and the holder shall have no rights other than as a general creditor of the Company. Performance Units may not be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of except as provided in the applicable Agreement.

     9.   Recapitalization or Reorganization.

          (a) The aggregate number of shares of Common Stock for which Awards may be granted under the Plan, the number of shares covered by outstanding
     Awards and Awards to be granted to Directors and Non-employee Directors, and the exercise price per share for each outstanding option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from the subdivision or consolidation of shares, or the payment of a stock dividend after the effective date of the Plan, or other increase or decrease in such shares effected without receipt of consideration by Surgical; provided, however, that any adjustment to Awards resulting in the right to receive fractional shares shall be eliminated.

          (b) If Surgical shall at any time merge or consolidate with or into another corporation, the holder of each Award will thereafter receive, upon exercise or transfer of shares, the securities or property to which a holder of an equivalent number of shares of Common Stock would have been entitled upon such merger or consolidation, and Surgical shall take such steps in connection with such merger or consolidation as may be necessary to assure that the provisions of this Plan shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or property thereafter deliverable. A sale of all or substantially all of the assets of Surgical for a consideration (apart from the assumption of obligations) consisting primarily of securities shall be deemed a merger or consolidation for the foregoing purposes.

     10. Change In Control. Notwithstanding any provision In the Plan to the contrary, but subject to the first sentence of section 6(c) hereof, (i) each option granted under the Plan shall become immediately exercisable in whole or in part, at the election of the optionee, (ii) the restrictions applicable to each share of Restricted Stock shall immediately lapse, and (iii) payment of Performance Units shall be immediately due upon the occurrence of an event which constitutes a change in control of Surgical. For purposes of this section 10, a "change in control of Surgical" shall mean a change in control of a nature that would be required to be reported in response to Item 1 of Form 8-K promulgated under the Exchange Act or a sale of all or substantially all of the assets of Surgical; provided that, without limitation, such a change in control shall (i) not be deemed to have occurred upon the merger of 4Health, Inc., a California corporation ("4Health") with and into Surgical, and (ii) be deemed to have occurred if:

          (a) any "person'' (as such term is used in sections 13(d) and 14(d) of the Exchange Act), other than Surgical or any person who on the effective date the Merger is an officer or director of Surgical, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
     Act, as such Rule is in effect from time to time), directly or indirectly, of securities of Surgical representing 30% or more of the combined voting power of Surgical's then outstanding securities, unless such person owns, directly or indirectly, as of such effective date of the Merger, more than 25% of the combined voting power of Surgical's then outstanding securities, in which case, if any such person (a "Major Stockholder") becomes the beneficial owner, directly or indirectly, of 33-1/3% or more of the combined voting power of Surgical's then outstanding securities (otherwise than pursuant to the Merger); provided, further, however, that acquisition of 33-1/3% or more of such combined voting power shall not constitute a "change in control of Surgical'' if (1) such combined voting power does not exceed 37-1/2% or more of the combined voting power of the Surgical's then outstanding securities, or (2) either (i) any such increase in a Major
     Stockholder's beneficial ownership results from redemption of purchase by Surgical of its securities, or (ii) the Board, by vote of a majority of the full Board, in good faith, determines (hereinafter referred to as a "Determination") both (X) that such acquisition does not constitute, in fact, a change in control of Surgical and (Y) that such Major Stockholder does not and cannot then control Surgical; or (iii) any such shares were acquired in the Merger; and

          (b) during any period of two consecutive years prior to the date of such Determination, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof, unless the election of such director who was not a director at the beginning of such period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the Period.

     11.  Administration.

          (a) The Plan shall be administered by the Committee. The Committee shall consist of at least two (2) directors, appointed by the Board, who are "disinterested persons" within the meaning of Rule 16b-3(c)(2)(i) promulgated under the Exchange Act, as such Rule or any other comparable
     Rule may be in effect from time to time, such that during the one year period prior to becoming a member of such Committee and during such service as a Committee member, respectively, he will not have been granted and will not be granted options, Restricted Stock, Performance Units, or other equity securities of the Company under any other plan of the Company, except pursuant to a "formula plan" as defined in Rule 16b-3(c)(2)(ii) promulgated under the Exchange Act, as such Rule or any other comparable
     Rule may be in effect from time to time (including, for this purpose, an Award pursuant to section 5). The Board may from time to time remove members from or add members to the Committee. Vacancies in the Committee, however caused, shall be filled by the Board. The Committee shall select one of its members chairman and shall hold meetings at such time and places as it may determine. The Committee may appoint a secretary and, subject to the provisions of the Plan and to policies determined by the Board, may make such rules and regulations for the conduct of its business as it shall deem advisable. A majority of the Committee shall constitute a quorum.
     All action of the Committee shall be taken by a majority of its members.
     Any action may be taken by a written instrument signed by at least a majority of the members or at a meeting conducted by means of telephone or similar communications equipment pursuant to which all persons participating in the meeting can hear each other, and action so taken shall be as fully effective as if it had been taken at a meeting duly called and held.

          (b) Subject to the express terms and conditions of the Plan, the Committee shall have full power to make Awards, to construe or interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for its administration.

          (c) Except as otherwise provided herein, the Committee may determine which persons shall be granted Awards and the number of shares subject to Awards and the time at which Awards shall be made.

          (d) The Committee shall report to the Board the names of persons granted Awards, the number of shares involved, and the terms and conditions of each Award.

          (e) No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option or award and service on the Committee shall constitute service as a director, entitling such Committee member to indemnification and reimbursement for such service to the same extent as for service rendered as a director.

     12. Tax Withholding. The Committee may require any person entitled to receive payment in respect of an Award to remit to the Company, prior to such payment, an amount sufficient to satisfy any Federal, state or local tax withholding requirements. The Committee shall also have the exclusive right to permit an individual to satisfy, in whole or in part, such obligation to remit taxes by directing the Company to withhold shares of Common Stock that would otherwise be received by such individual, pursuant to such rules as the Committee may determine from time to time in compliance with the provisions of Rule 16b-3(e) promulgated under the Exchange Act, as such Rule or any other comparable Rule may be in effect from time to time.

     13. Effective Date and Termination, This Plan shall become effective immediately on adoption by the Board. However, any Awards under the Plan shall be conditioned on the approval of the Plan within 12 months after adoption by the Board by holders of a majority of the issued and outstanding shares of Common Stock in attendance, in person, or by proxy at a meeting of shareholders.
This Plan shall terminate on March 1, 2006, but the Board of Directors may terminate the Plan at any time prior thereto. Termination of the Plan shall not alter or impair, without the consent of the optionee or grantee, any of the rights or obligations and any Award made under the Plan.

     14. Amendments. The Board may from time to time alter, amend, suspend or discontinue the Plan; provided, however, that no such action of the Board may alter the provisions of the Plan so as to alter any outstanding Awards to the detriment of the optionee or grantee without his consent, and, no amendment to the Plan shall be made without stockholder approval which shall (i) increase
(except as provided in section 9) the total number of shares reserved for issuance pursuant to the Plan; (ii) change the class of individuals entitled to participate under the Plan; or (iii) withdraw the administration of the Plan from a committee consisting of at least two "disinterested persons" as defined in section 11 (a). The Committee may, from time to time, alter, amend, cancel, or terminate any outstanding award, in any manner not inconsistent with the Plan; provided, however, that no such action of the Committee may alter, amend, cancel, or terminate an Award to the detriment of the optionee or grantee without his consent, including, (i) to change the date or dates as of which an Award becomes exercisable, is deemed earned, or becomes nonforfeitable, or (ii) to cancel and reissue an Award under such different terms and conditions as the Committee determines appropriate. The provisions of section 5 of the Plan may not be amended more than once every six months except to comport with changes to the Code, the Employee Retirement Income Security Act, or the rules thereunder. Notwithstanding anything in the Plan to the contrary, the Board shall have the power to amend the Plan to conform the Plan to all applicable requirements of law.

     15. No Right to Employment. No person shall have any claim or right to receive grants of Awards under the Plan. Neither the Plan, the grant of Awards under the Plan, nor any action taken or omitted to be taken under the Plan shall be deemed to create or confer on any employee any right to be retained in the employ of the Company or to interfere with or to limit in any way the right of the Company to terminate the employment of such individual at any time.

     16. Registration. There shall be no obligation or duty for the Company to register under the Securities Act or any state securities law at any time the Awards that may be granted hereunder or the Common Stock that may be issuable upon grant or exercise of such Awards. The Company shall not be required be issue or deliver any shares of stock prior to completion of such registration or other qualification of such shares under any state or federal law, rule, or regulation as Surgical shall determine to be necessary or desirable.

     17. Prior Options. Any individual who, on the effective date of the Merger, holds an unexpired and unexercised option under 4Health's stock option plan (a "Prior Option"), shall be entitled to replace his Prior Option with a new option issued under this Plan such New Option to be of substantially like tenor for an equivalent number of shares after adjustment for the conversion ratio under which outstanding shares of Common Stock of 4Health shall be converted into shares of Common Stock of the Company pursuant to the Merger.











                                     Proxy
                          Surgical Technologies, Inc.

Special Meeting in Lieu of an Annual Meeting
of the Stockholders of Surgical Technologies, Inc.,
to be Held on             , 1996
              ------------

(This Proxy is Solicited on Behalf
of the Board of Directors)

     The undersigned hereby appoints Todd B. Crosland and Rockwell D. Schutjer proxies, with full power of substitution, to vote the shares of common stock of
Surgical Technologies, Inc. (the "Company"), which the undersigned is entitled to vote at the special meeting in lieu of an annual meeting of stockholders of the Company (the "Stockholders' Meeting") to be held at
                                                    , on                  ,
- ----------------------------------------------------     -----------------
1996, at   :   p.m., local time, or any adjournment(s) thereof, such proxies
         -- --
being directed to vote as specified below.  If no instructions are specified, such proxy will be voted "FOR" each proposal.

     To vote in accordance with the board of directors' recommendations, sign below. The "FOR" boxes may, but need not, be checked. To withhold authority for the proxies to vote for any of the recommendations, check the appropriate box(es) marked "WITHHOLD AUTHORITY" below.

     The board of directors recommends votes "FOR" the following proposals, each of which has been proposed by the board of directors:

     1.   To approve an Agreement and Plan of Merger (the "Merger") between the
          Company and 4Health, Inc., a California corporation ("4Health"), pursuant to which 4Health would be merged with and into the Company;
          FOR    /  /    AGAINST   /  /      WITHHOLD AUTHORITY /  /
                  --                --                           --

     2.   To approve the 1996 Long-Term Stock Incentive Plan;

          FOR    /  /    AGAINST   /  /      WITHHOLD AUTHORITY /  /
                  --                --                           --

     3. If the Merger is not completed, to elect Todd B. Crosland to serve as a director until the 1999 annual meeting and until a successor is elected and qualified;

          FOR    /  /                        WITHHOLD AUTHORITY /  /
                  --                                             --

     4. If the Merger is not completed, to elect Rockwell D. Schutjer to serve as a director until the 1999 annual meeting and until a successor is elected and qualified; and

          FOR    /  /                        WITHHOLD AUTHORITY /  /
                  --                                             --

     5. To transact such other business as may properly come before the Stockholders' Meeting.

          FOR    /  /    AGAINST   /  /      WITHHOLD AUTHORITY /  /
                  --                --                           --

PLEASE PRINT YOUR NAME AND SIGN EXACTLY AS YOUR NAME APPEARS IN THE RECORDS OF
THE COMPANY.  WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN.   IF YOUR
SHARES ARE HELD AT A BROKERAGE HOUSE, PLEASE INDICATE IN THE SPACE PROVIDED THE
NAME OF THE BROKERAGE HOUSE AND THE NUMBER OF SHARES HELD.

Dated:                             Number of Shares Held of Record
      ========================

Number of Shares Held at a Brokerage     Name of Brokerage or Clearing House
or Clearing House

Signature                          Signature (if held jointly)

Print Name                                             Print Name

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY TO:

     SURGICAL TECHNOLOGIES, INC.
     2801 South Decker Lake Lane
     Salt Lake City, Utah 84119

<R/>






                                     Proxy
                                 4Health, Inc.

Special Meeting in Lieu of an Annual Meeting
of the Stockholders of 4Health, Inc.
to be Held on             , 1996
              ------------

(This Proxy is Solicited on Behalf
of the Board of Directors)

     The undersigned hereby appoints R. Lindsey Duncan and Richard B. Carlock proxies, with full power of substitution, to vote the shares of common stock of
4Health, Inc. (the "Company"), which the undersigned is entitled to vote at the special meeting in lieu of an annual meeting of shareholders of the Company (the
"Stockholders' Meeting") to be held at
                                                    , on                  ,
- ----------------------------------------------------     -----------------
1996, at   :   p.m., local time, or any adjournment(s) thereof, such proxies
         -- --
being directed to vote as specified below.  If no instructions are specified, such proxy will be voted "FOR" each proposal.

     To vote in accordance with the board of directors' recommendations, sign below. The "FOR" boxes may, but need not, be checked. To withhold authority for the proxies to vote for any of the recommendations, check the appropriate box(es) marked "WITHHOLD AUTHORITY" below.

     The board of directors recommends votes "FOR" the following proposals, each of which has been proposed by the board of directors:

     1.   To approve an Agreement and Plan of Merger (the "Merger") between the
          Company and Surgical Technologies, Inc., a Utah corporation
          ("Surgical"), pursuant to which the Company would be merged with and into Surgical; and

          FOR    /  /    AGAINST   /  /      WITHHOLD AUTHORITY /  /
                  --                --                           --

     2. To transact such other business as may properly come before the Stockholders' Meeting.

          FOR    /  /    AGAINST   /  /      WITHHOLD AUTHORITY /  /
                  --                --                           --

PLEASE PRINT YOUR NAME AND SIGN EXACTLY AS YOUR NAME APPEARS IN THE RECORDS OF
THE COMPANY.  WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN.   IF YOUR
SHARES ARE HELD AT A BROKERAGE HOUSE, PLEASE INDICATE IN THE SPACE PROVIDED THE
NAME OF THE BROKERAGE HOUSE AND THE NUMBER OF SHARES HELD.

Dated:                             Number of Shares Held of Record
      ========================

Number of Shares Held at a         Name of Brokerage or Clearing House
Brokerage or Clearing House

Signature                          Signature (if held jointly)

Print Name                         Print Name

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY TO:

     4HEALTH, INC.
     5485 Conestoga Court
     Boulder, Colorado 80301


<R/>



                                    PART  II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


              ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Part 9 of the Utah Revised Business Corporation Act, article VI of
Surgical's articles of incorporation, and article V of Surgical's bylaws provide for indemnification of Surgical's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended.

              ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a)  Exhibit Table

     Copies of the following documents are included as exhibits to this
Registration Statement, pursuant to item 601 of regulation S-K.  The index to
exhibits required by such item appears at page    .
                                               ---

             SEC
 Exhibit  Reference
 Number     Number                           Title of Document                               Location
 ------     ------                           -----------------                               --------

Item 2.              Plan of Acquisition, Reorganization, Liquidation, or Succession



2.01          2      Agreement and Plan of Merger dated April 10, 1996, by and between  Amendment No. 1* at
                     4Health, Inc., and Surgical Technologies, Inc., as amended June             Appendix A
                     4, 1996

2.02          2      Asset Purchase Agreement dated November 30, 1995, by and between       Incorporated by
                     Microtek Medical, Inc., and Surgical Technologies, Inc.                   Reference(7)
2.03          2      Acquisition Agreement dated effective January 1, 1996, by and          Incorporated by
                     between Rex Industries Acquisition Corporation and Rex                    Reference(7)
                     Industries, Inc.

Item 3.              Articles of Incorporation and Bylaws

3.01          3      Articles of Incorporation of Surgical Subsidiary, Inc., a Utah         Incorporated by
                     Corporation now known as Surgical Technologies, Inc.                      Reference(5)
3.02          3      Articles of Merger and related Plan of Merger                          Incorporated by
                                                                                               Reference(5)
3.03          3      Bylaws                                                                 Incorporated by
                                                                                               Reference(5)
3.04          3      Form of Articles of Merger and related Plan of Merger              Amendment No. 1* at
                                                                                                 Appendix D

Item 4.              Instruments Defining the Rights of Security Holders

4.01          4      Form of Warrant Agreement between 4Health, Inc., and Zions First   Amendment No. 1* at
                     National Bank with related form of Warrant                                  Appendix B
4.02          4      Form of Sale Restriction Agreement respecting shareholders of      Amendment No. 1* at
                     both Surgical Technologies, Inc., and 4Health, Inc.                         Appendix C
4.03          4      Form of Consent, Approval, and Irrevocable Proxy respecting           Amendment No. 1*
                     certain Surgical stockholders with related schedule
4.04          4      Form of Consent, Approval, and Irrevocable Proxy respecting            Initial Filing*
                     certain 4Health stockholders with related schedule
4.05          4      Specimen Common Stock Certificate                                      Amendment No. 1
4.06          4      Specimen Warrant Certificate                                           Amendment No. 1

Item 5.              Opinion re:  Legality

5.01          5      Opinion of Kruse, Landa & Maycock, L.L.C.                              Initial Filing*

Item 8.              Opinion re:  Tax Matters

8.01          8      Form of Opinion of Kruse, Landa & Maycock, L.L.C.                      Amendment No. 1
8.02          8      Form of Opinion of Satterlee Stephens Burke & Burke LLP                Amendment No. 1

Item 10.             Material Contracts

10.01         10     Form of Directors' Options                                             Incorporated by
                                                                                               Reference(1)
10.02         10     Stock Option and Stock Award Plan                                      Incorporated by
                                                                                               Reference(1)
10.03         10     1991 Directors' Stock Option Plan                                      Incorporated by
                                                                                               Reference(1)
10.04         10     Directors' Stock Option Plan                                           Incorporated by
                                                                                               Reference(2)
10.05         10     Technology Purchase Agreement between Ellis E. Williams,               Incorporated by
                     Professional Medical, Inc., and Surgical Technologies, Inc.,              Reference(3)
                     February 4, 1993
10.06         10     Patent Cross-License Agreement between Utah Medical Products,          Incorporated by
                     Inc., and Professional Medical, Inc., dated February 9, 1993              Reference(3)
10.07         10     Form of Promissory Note in the amount of $1,000,000 payable to         Incorporated by
                     First Interstate Bank, dated August 16, 1994                              Reference(6)
10.08         10     Deed of Trust Note and related Deed of Trust, Assignment of            Incorporated by
                     Rents, Security Agreement, and Fixture Filing, dated April 8,             Reference(5)
                     1994, in the principal amount of $1,000,000 due Standard
                     Insurance Company
10.09         10     Stock Purchase Agreement dated May 6, 1994, between Surgical           Incorporated by
                     Technologies, Inc., and Benitex, A.G.                                     Reference(5)
10.10         10     Real Estate Contract dated February 2, 1994, between Surgical          Incorporated by
                     Technologies, Inc., and Rex Crosland related to the facilities at         Reference(5)
                     2801 South Decker Lake Lane, Salt Lake City, Utah
10.11         10     Asset Purchase Agreement between Milwaukee Acquisition Company,        Incorporated by
                     Insulation Distributors, Inc., and Surgical Technologies, Inc.,           Reference(5)
                     effective September 30, 1993
10.12         10     All-Inclusive Promissory Note and related All-Inclusive Trust          Incorporated by
                     Deed, relating to sale of building and property, dated March 31,          Reference(6)
                     1995, in the principal amount of $981,375.32

10.13         10     1996 Long-Term Stock Incentive Plan                                 Amendment No. 1 at
                                                                                                 Appendix G
10.14         10     Form of $2.00 option granted to Surgical directors, officers, and      Initial Filing*
                     employees with related schedule
10.15         10     Form of Option granted to Todd B. Crosland                             Initial Filing*
10.16         10     Form of Option granted to Rockwell D. Schutjer                         Initial Filing*
10.17         10     Form of Proprietary Information, Inventions, and Non-Competition       Initial Filing*
                     Agreement between 4Health and R. Lindsey Duncan
10.18         10     Form of Employment Agreement between the Surviving Corporation         Initial Filing*
                     and Rockwell D. Schutjer

Item 22.             Subsidiaries of Registrant

22.01         22     Schedule of Subsidiaries of the Company                                Incorporated by
                                                                                               Reference(5)

Item 24.             Consents of Experts and Counsel

24.01         24     Consent of Arthur Andersen LLP                                        Amendment No. 1*
24.02         24     Consent of Kruse, Landa & Maycock, L.L.C.                             See Exhibit 5.01
24.03         24     Consent of Satterlee Stephens Burke & Burke, LLP                       Amendment No. 1
Item 27.             Financial Data Schedule

27.01         27     Financial Data Schedule                                                Initial Filing*


[FN]
(1) Incorporated by reference from Surgical's registration statement on form S-1 filed with the Commission, SEC file number 33-31863.
(2) Incorporated by reference from Surgical's report on form 10-K for the year ended March 31, 1992.
(3) Incorporated by reference from Surgical's report on form 10-K for the year ended March 31, 1993.
(4) Incorporated by reference from Surgical's report on form 8-K for the event of March 9, 1994.
(5) Incorporated by reference from Surgical's report on form 10-K for the year ended March 31, 1994.
(6) Incorporated by reference from Surgical's report on Form 10-Q for the quarter ended December 31, 1995.
(7) Incorporated by reference from Surgical's report on Form 10-K for the year ended March 31, 1995.

* Identifies each management contract or compensatory plan or arrangement required to be filed as an exhibit.

(b)  Financial Statement Schedules

     The following financial statement schedules required by regulation S-X are included as part of the financial statements.


                             ITEM 22.  UNDERTAKINGS
Rule 415 Offerings [Regulation S-K, Item 512(a)]

     The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any factors or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement including (but not limited to) addition or deletion of a managing underwriter; and

          (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Registration on Form S-4 [Regulation S-K, Item 512(g)]

     (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to rule 415 (section 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes:

     (1) to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

     (2) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake, state of Utah, on the 17th day of June, 1996.

                                   SURGICAL TECHNOLOGIES, INC.
                                   (Registrant)


                                   By     /s/  Rex Crosland
                                     Rex Crosland, President



     Pursuant to the requirements of the Securities Act, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the 17th day of June, 1996.


               /s/  Rex Crosland

Rex Crosland, Chairman, President, Director, and Chief Executive Officer (principal executive officer)


               /s/  Rockwell D. Schutjer

Rockwell D. Schutjer, Vice-President Operations,
Treasurer, Director (principal operations officer)


               /s/  Todd B.  Crosland

Todd B. Crosland, Vice-President-Finance,
Director (principal financial and accounting officer)



Reed Fogg, Director



Donald A. Spring, Director